Exhibit 10.1 Execution Version 1009969882_15.doc FIFTH AMENDMENT FIFTH AMENDMENT TO CASH FLOW CREDIT AGREEMENT (this “Fifth Amendment”), dated as of May 15, 2024, among CORNERSTONE BUILDING BRANDS, INC., a Delaware corporation (together with its successors and assigns, the “Borrower”), the several banks and other financial institutions party hereto, JPMorgan Chase Bank, N.A., as the resigning administrative agent (in such capacity, the “Predecessor Administrative Agent”), the resigning collateral agent (in such capacity, the “Predecessor Collateral Agent” and, together with the Predecessor Administrative Agent, the “Predecessor Agents”) and the resigning Swing Line Lender (in such capacity, the “Predecessor Swing Line Lender”), and Deutsche Bank AG New York Branch, as the successor administrative agent (in such capacity, the “Successor Administrative Agent”), the successor collateral agent (in such capacity, the “Successor Collateral Agent” and, together with the Successor Administrative Agent, the “Successor Agents”) and the successor Swing Line Lender (in such capacity, the “Successor Swing Line Lender”). W I T N E S S E T H : WHEREAS, the Borrower entered into that certain Cash Flow Credit Agreement, dated as of April 12, 2018 (as amended by the First Amendment, dated as of November 14, 2018, the Lender Joinder Agreement, dated as of November 16, 2018, the Second Amendment, dated as of April 15, 2021, the Third Amendment, dated as of April 15, 2021, and the Fourth Amendment, dated as of April 11, 2023, and as the same may be further amended, supplemented, waived or otherwise modified prior to the date hereof, the “Existing Credit Agreement”; the Existing Credit Agreement, as amended by the Incremental Term Amendments (as defined below), the Revolver Extension Amendments (as defined below), the Agent Replacement (as defined below), the Swing Line Replacement (as defined below) and the Benchmark Amendments (as defined below), the “Amended Credit Agreement”), among the Borrower, the several banks and other financial institutions from time to time party thereto (the “Lenders”) and the Predecessor Agents. WHEREAS, pursuant to and in accordance with Subsection 2.8 of the Existing Credit Agreement, the Borrower has requested that Incremental Term Loan Commitments in an aggregate principal amount of $500,000,000 be made available to the Borrower, and the Tranche C Term Lenders (as defined in Section 2(b)(i) hereof) and the Predecessor Administrative Agent have agreed, upon the terms and subject to the conditions set forth herein, (a) that each Tranche C Term Lender with a Tranche C Term Loan Commitment (as defined in Section 2(b)(i) hereof) will make Incremental Term Loans in the form of Tranche C Term Loans (as defined in Section 2(b)(i) hereof) to the Borrower on the Fifth Amendment Effective Date (as defined in Section 6 hereof) in the amount of such Tranche C Term Lender’s Tranche C Term Loan Commitment, (b) that the proceeds of the Tranche C Term Loans shall be used by the Borrower to (i) pay fees, premiums and expenses incurred in connection herewith and (ii) finance the working capital, capital expenditures, business requirements of the Borrower and its Subsidiaries and for other purposes not prohibited by the Amended Credit Agreement and (c) to amend the 2 1009969882_15.doc Existing Credit Agreement as may be necessary or appropriate, in the opinion of the Borrower and the Predecessor Administrative Agent, to effect the Incurrence of the Tranche C Term Loans, as set forth in Section 2 hereof (such amendments, the “Incremental Term Amendments”); WHEREAS, pursuant to Subsection 2.10 of the Existing Credit Agreement, the Borrower has requested that the Initial Revolving Commitment outstanding immediately prior to the Fifth Amendment Effective Date (the “Existing Revolving Commitment”) of each Person set forth on Annex II hereto (the “Extending Revolving Lenders”) be converted to extend the scheduled termination date of such Existing Revolving Commitments and each Extending Revolving Lender has agreed to extend the scheduled termination date of such Existing Revolving Commitments (such Existing Revolving Commitments as extended, the “Extended Initial Revolving Commitments”), and the Borrower and the Extending Revolving Lenders agree to amend the Existing Credit Agreement as set forth in Section 3 hereof (such amendments, the “Revolver Extension Amendments”), in each case subject to the terms and conditions set forth herein; WHEREAS, each Extending Revolving Lenders’ Existing Revolving Commitment shall be terminated upon the effectiveness of this Fifth Amendment, and shall be replaced by an Extended Initial Revolving Commitment in an aggregate amount as set forth on Annex II hereto; WHEREAS, effective as of the Fifth Amendment Effective Date, immediately after giving effect to the Incremental Term Loan Amendments and the Revolver Extension Amendments, the Lenders party hereto shall constitute Required Lenders (such Lenders, the “Consenting Lenders”), and pursuant to and in accordance with Subsection 10.9 of the Existing Credit Agreement and, the Predecessor Administrative Agent and the Predecessor Collateral Agent shall resign, and the Successor Administrative Agent and the Successor Collateral Agent shall be appointed by the Consenting Lenders as the Administrative Agent and the Collateral Agent, respectively, under the Amended Credit Agreement (such resignation and appointment, collectively, the “Agent Replacement”), as further provided in Section 4 below; WHEREAS, simultaneously with the Agency Transfer Effective Time (as defined below), the Predecessor Swing Line Lender desires to resign as the Swing Line Lender under the Amended Credit Agreement and the Successor Swing Line Lender desires to be appointed the Swing Line Lender under the Amended Credit Agreement, and, pursuant to and in accordance with Subsection 11.1(a)(ix) and Subsection 11.1(d)(vii) of the Existing Credit Agreement, the Borrower, the Extending Revolving Lenders (which shall constitute 100% of the Revolving Lenders), the Predecessor Swing Line Lender and the Successor Swing Line Lender agree to amend the Existing Credit Agreement as set forth in Section 4(c) below (such resignation and appointment, collectively, the “Swing Line Replacement”); 3 1009969882_15.doc WHEREAS, pursuant to and in accordance with Subsection 11.1(d)(vii) of the Existing Credit Agreement, the Existing Credit Agreement may be amended, supplemented or modified in a manner that by its terms affects the rights or duties under the Existing Credit Agreement of Lenders holding Loans or Commitments of a particular Tranche (but not the Lenders holding Loans or Commitments of any other Tranche), by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the Lenders with respect to such Tranche that would be required to consent thereto under Subsection 11.1 of the Existing Credit Agreement if such Lenders were the only Lenders hereunder at the time; WHEREAS, pursuant to and in accordance with Subsection 11.1(d)(vii) of the Existing Credit Agreement, the Borrower and each Extending Revolving Lender agree to amend the Existing Credit Agreement as set forth in Section 5 below (the “Benchmark Amendments”); and WHEREAS, Deutsche Bank Securities Inc., UBS Securities LLC, JPMorgan Chase Bank, N.A., Barclays Bank PLC, BNP Paribas Securities Corp., Goldman Sachs Bank USA, Royal Bank of Canada, Jefferies Finance LLC, Crédit Agricole Corporate and Investment Bank, Société Genéralé, U.S. Bank National Association, Regions Capital Markets, Mizuho Bank, Ltd., MUFG Bank, Ltd., Natixis, New York Branch and Sumitomo Mitsui Banking Corporation are the joint lead arrangers and joint bookrunners for this Fifth Amendment (in such capacity, the “Fifth Amendment Lead Arrangers”). NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows: SECTION 1. Defined Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Amended Credit Agreement. SECTION 2. Incremental Term Amendments. (a) Establishment of Tranche C Term Loans. The Tranche C Term Loans shall be deemed to be “Incremental Term Loans”, the Tranche C Term Lenders shall be deemed to be “Incremental Lenders”, the Tranche C Term Loan Commitments shall be deemed to be “Incremental Term Loan Commitments” and this Fifth Amendment shall be deemed to be an “Incremental Commitment Amendment” and a “Loan Document”, in each case, for all purposes of the Existing Credit Agreement, as amended by this Fifth Amendment, and the other Loan Documents. (b) Incremental Term Loan Amendments. Subject to the satisfaction or waiver of the conditions set forth in Section 6 hereof, the Existing Credit Agreement is hereby amended as follows: 4 1009969882_15.doc (i) by adding the following new definitions to Subsection 1.1 of the Existing Credit Agreement, to appear in proper alphabetical order: “Fifth Amendment”: the Fifth Amendment to Cash Flow Credit Agreement, dated as of May 15, 2024, by and among the Borrower, the Lenders and Issuing Banks party thereto and the Administrative Agent. “Fifth Amendment Effective Date”: May 15, 2024. “Fifth Amendment Transactions”: collectively, any or all of the following (whether taking place prior to, on or following the Fifth Amendment Effective Date): (i) the entry into the Fifth Amendment, the Incurrence of Tranche C Term Loans thereunder and the obtaining of Extended Initial Revolving Commitments thereunder, (ii) the entry into an amendment to the Senior ABL Agreement to, among other things, extend the maturity of the commitments thereunder and (iii) all other transactions relating to any of the foregoing (including payment of fees, premiums and expenses related to any of the foregoing). “Tranche C Installment Date”: as defined in Subsection 2.2(b)(iii). “Tranche C Repricing Transaction”: the prepayment, refinancing, substitution or replacement of all or a portion of the Tranche C Term Loans (including, without limitation, as may be effected through any amendment, waiver or modification to this Agreement relating to the interest rate for, or weighted average yield of, the Tranche C Term Loans), (a) if the primary purpose of such prepayment, refinancing, substitution, replacement, amendment, waiver or modification is (as determined by the Borrower in good faith, which determination shall be conclusive) to refinance the Tranche C Term Loans at a lower “effective yield” (taking into account, among other factors, margin, upfront or similar fees or original issue discount shared with all providers of such financing, but excluding the effect of any arrangement, commitment, underwriting, structuring, syndication or other fees payable in connection therewith that are not shared with all providers of such financing, and without taking into account any fluctuations in the Term SOFR Rate, but including any Term SOFR Rate floor or similar floor that is higher than the then applicable Term SOFR Rate), (b) if the prepayment, refinancing, substitution, replacement, amendment, waiver or modification is effectuated by the incurrence by the Borrower or any Restricted Subsidiary of new Indebtedness, such new Indebtedness is broadly marketed or syndicated first lien secured bank financing, and (c) if such prepayment, refinancing, substitution, replacement, amendment, waiver or modification results in first lien secured bank financing having an “effective yield” (as reasonably determined by the Administrative Agent, in consultation with the Borrower, consistent with generally accepted financial practices, after giving effect to, among other factors, margin, upfront or similar fees or original issue discount shared with all providers of such financing (calculated based on assumed four-year average life), but excluding the effect of any arrangement, commitment, underwriting, structuring, syndication or other

5 1009969882_15.doc fees payable in connection therewith that are not shared with all providers of such financing, and without taking into account any fluctuations in the Term SOFR Rate, but including any Term SOFR Rate floor or similar floor that is higher than the then applicable Term SOFR Rate) that is less than the “effective yield” (as reasonably determined by the Administrative Agent, in consultation with the Borrower, on the same basis) of the Tranche C Term Loans prior to being so prepaid, refinanced, substituted or replaced or subject to such amendment, waiver or modification to this Agreement. “Tranche C Term Lender”: any Lender having a Tranche C Term Loan Commitment and/or a Tranche C Term Loan outstanding hereunder. “Tranche C Term Loan”: as defined in Subsection 2.1(d). “Tranche C Term Loan Commitment”: as to any Lender, its obligation to make Tranche C Term Loans to the Borrower pursuant to Subsection 2.1(d) in an aggregate amount not to exceed at any one time outstanding the amount set forth opposite such Lender’s name in Schedule A-2 under the heading “Tranche C Term Loan Commitment”; collectively, as to all the Lenders, the “Tranche C Term Loan Commitments”. The original aggregate amount of the Tranche C Term Loan Commitments on the Fifth Amendment Effective Date is $500,000,000. “Tranche C Term Loan Maturity Date”: May 15, 2031; provided that, (i) if more than $650,000,000 in aggregate principal amount of Tranche B Term Loans are outstanding on the Tranche B Term Loan Maturity Date, the “Tranche C Term Loan Maturity Date” shall be the Tranche B Term Loan Maturity Date, (ii) if more than $275,000,000 in aggregate principal amount (calculated collectively across both instruments described in the immediately following clauses (1) and (2)) of (1) the August 2028 Term Loans and (2) the August 2028 Secured Notes are outstanding on the date that is the Stated Maturity of the August 2028 Term Loans and the August 2028 Secured Notes (the “August 2028 Debt Stated Maturity Date”), the “Tranche C Term Loan Maturity Date” shall be the August 2028 Debt Stated Maturity Date and (iii) if more than $100,000,000 in aggregate principal amount of the January 2029 Senior Notes are outstanding on the date that is 91 days prior to the Stated Maturity of the January 2029 Senior Notes (such 91st day, the “January 2029 Senior Notes Term Loan Springing Maturity Date”), the “Tranche C Term Loan Maturity Date” shall be the January 2029 Senior Notes Term Loan Springing Maturity Date. (ii) by amending and restating the following definitions in their entirety appearing in Subsection 1.1 of the Existing Credit Agreement as follows: “Facility”: each of (a) the Original Initial Term Loan Commitments and the Extensions of Credit made thereunder (the “Initial Term Loan Facility”), (b) the Tranche 6 1009969882_15.doc B Term Loan Commitments and the Extensions of Credit made thereunder, (c) the Tranche C Term Loan Commitments and the Extensions of Credit made thereunder, (d) the Initial Revolving Commitments and the Extensions of Credit made thereunder, (e) Incremental Term Loans of the same Tranche, (f) Incremental Revolving Commitments of the same Tranche and Extensions of Credit made thereunder, (g) any Extended Term Loans of the same Extension Series, (h) any Extended Revolving Commitments of the same Extension Series and Extensions of Credit made thereunder, (i) any Specified Refinancing Term Loans of the same Tranche (other than Tranche B Term Loans) and (j) any Specified Refinancing Revolving Commitments of the same Tranche and Extensions of Credit made thereunder, and collectively the “Facilities.” “MFN Threshold Amount”: the greater of (i) $2,212,500,000 and (ii) 250.0% of Four Quarter Consolidated EBITDA. “Tranche”: (i) with respect to Term Loans or commitments, refers to whether such Term Loans or commitments are (1) Original Initial Term Loans or Original Initial Term Loan Commitments, (2) Tranche B Term Loans or Tranche B Term Loan Commitments and any 2021 Supplemental Term Loans added to such Tranche pursuant to the 2021 Term Increase Supplement, (3) Tranche C Term Loans or Tranche C Term Loan Commitments, (4) Incremental Loans or Incremental Term Loan Commitments with the same terms and conditions made on the same day and any Supplemental Term Loans added to such Tranche pursuant to Subsection 2.8, (5) Extended Term Loans (of the same Extension Series) or (6) Specified Refinancing Term Loan Facilities with the same terms and conditions made on the same day and any Supplemental Term Loans added to such Tranche pursuant to Subsection 2.8 (excluding Tranche B Term Loans and Tranche B Term Loan Commitments), and (ii) with respect to Revolving Loans or commitments, refers to whether such Revolving Loans or commitments are (1) Initial Revolving Commitments or Initial Revolving Loans, (2) Incremental Revolving Commitments or Incremental Revolving Loans with the same terms and conditions made on the same day and any Supplemental Revolving Commitments and Loans in respect thereof added to such Tranche pursuant to Subsection 2.8, (3) Extended Revolving Loans or Extended Revolving Commitments (of the same Extension Series) or (4) Specified Refinancing Revolving Facilities with the same terms and conditions made on the same day and any Supplemental Revolving Commitments and Loans in respect thereof added to such Tranche pursuant to Subsection 2.8.” (iii) by amending the definition of “Applicable Margin” by (x) deleting the reference to “and” before clause (c) of the first sentence thereof and replacing it with “,” and (y) adding “and (d) Tranche C Term Loans, (i) with respect to ABR Loans, 3.50% per annum, and (ii) with respect to Term SOFR Rate Loans, 4.50% per annum” at the end of the first sentence thereof. 7 1009969882_15.doc (iv) by amending the definition of “Commitment” by inserting the words “, Tranche C Term Loan Commitments” after the words “Initial Term Loan Commitments” therein; (v) by amending the definition of “Extension of Credit” by inserting the words “, a Tranche C Term Loan (excluding any Supplemental Term Loans being made under the Tranche C Term Loan Tranche)” after the words “the Tranche B Term Loan Tranche)” therein; (vi) by amending clause (a) of the definition of “Interest Period” by (x) deleting the reference to “or” before subclause (y) thereof and replacing it with “,” and (y) adding “or (z) solely with respect to the initial borrowing of Tranche C Term Loans on the Fifth Amendment Effective Date, June 15, 2024” at the end thereof; (vii) by amending the definition of “Loan” by inserting the words “, Tranche C Term Loan” after the words “Initial Term Loan” therein; (viii) by amending the definition of “Maturity Date” by inserting the words “, the Tranche C Term Loan Maturity Date” after the words “Initial Term Loan Maturity Date” therein; (ix) by amending the definition of “Term Loan Commitment” by inserting the words “, Tranche C Term Loan Commitments” after the words “Initial Term Loan Commitments” therein; (x) by amending the definition of “Term Loans” by inserting the words “, Tranche C Term Loans” after the words “Initial Term Loans” therein; (xi) by amending the definition of “Term SOFR Rate” by (x) deleting the reference to “and” before clause (ii) in the first proviso and replacing it with “,” and (y) adding “and (iii) in the case of Tranche C Term Loans, if Term SOFR Rate determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than 0.50%, then Term SOFR Rate shall be deemed to be 0.50%” at the end of the first proviso thereof; (xii) by amending Subsection 2.1 of the Existing Credit Agreement to add a new subclause (d) as follows: “(d) Subject to the terms and conditions hereof, each Lender holding a Tranche C Term Loan Commitment severally agrees to make, in Dollars, in a single draw on 8 1009969882_15.doc the Fifth Amendment Effective Date, one or more term loans (each, a “Tranche C Term Loan”) to the Borrower in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name in Schedule A-2 under the heading “Tranche C Term Loan Commitment”, as such amount may be adjusted or reduced pursuant to the terms hereof, which Tranche C Term Loans: (i) except as hereinafter provided, shall, at the option of the Borrower be incurred and maintained as, and/or converted into, ABR Loans or Term SOFR Rate Loans; and (ii) shall be made by each such Lender in an aggregate principal amount which does not exceed the Tranche C Term Loan Commitment of such Lender. Without limitation of Subsections 2.8 and 8.1(b)(i), once repaid, Tranche C Term Loans incurred hereunder may not be reborrowed. On the Fifth Amendment Effective Date (after giving effect to the incurrence of Tranche C Term Loans on such date), the Tranche C Term Loan Commitments of each Tranche C Term Lender shall terminate.”; (xiii) by amending and restating in its entirety Subsection 2.2(a) of the Existing Credit Agreement as follows: “(a) The Borrower agrees that, upon the request to the Administrative Agent by any Lender made on or prior to the Closing Date (in the case of requests relating to Loans other than the Tranche B Term Loans or the Tranche C Term Loans), the Third Amendment Effective Date (in the case of requests relating to the Tranche B Term Loans) or the Fifth Amendment Effective Date (in the case of requests relating to the Tranche C Term Loans) or in connection with any assignment pursuant to Subsection 11.6(b), in order to evidence such Lender’s Loan, the Borrower shall execute and deliver to such Lender a promissory note substantially in the form of Exhibit A-1, A-2 or A-3, as applicable (each, as amended, supplemented, replaced or otherwise modified from time to time, a “Note”, and, collectively, the “Notes”), in each case with appropriate insertions therein as to payee, date and principal amount, payable to such Lender and in a principal amount equal to the unpaid principal amount of the applicable Loans made (or acquired by assignment pursuant to Subsection 11.6(b)) by such Lender to the Borrower. Each Note shall be dated the Closing Date; provided, that each Note in respect of a Tranche B Term Loan shall be dated the Third Amendment Effective Date and each Note in respect of a Tranche C Term Loan shall be dated the Fifth Amendment Effective Date. Each Note shall be payable as provided in Subsection 2.2(b) and provide for the payment of interest in accordance with Subsection 4.1.”;

9 1009969882_15.doc (xiv) by amending Subsection 2.2(b) of the Existing Credit Agreement to add a new subclause (iii) as follows: “(iii) The Tranche C Term Loans of all the Lenders shall be payable in consecutive quarterly installments beginning on December 31, 2024 up to and including the Tranche C Term Loan Maturity Date (subject to reduction as provided in Subsection 4.4), on the dates (each such date, a “Tranche C Installment Date”) (or if such Tranche C Installment Date is not a Business Day, on the immediately preceding Business Day) and in the principal amounts, subject to adjustment as set forth below, equal to the respective amounts set forth below (together with all accrued interest thereon) opposite the applicable installment dates (or, if less, the aggregate amount of such Tranche C Term Loans then outstanding): Date Amount Each March 31, June 30, September 30 and December 31 ending on or after the Fifth Amendment Effective Date and prior to the Tranche C Term Loan Maturity Date 0.25% of the aggregate initial principal amount of the Tranche C Term Loans on the Fifth Amendment Effective Date Tranche C Term Loan Maturity Date all unpaid aggregate principal amounts of any outstanding Tranche C Term Loans ”; (xv) by amending Subsection 2.3 of the Existing Credit Agreement by (u) deleting the first reference to “or” in the first sentence thereof and replacing it with “,”, (v) deleting the second reference to “or” in the third sentence thereof and replacing it with “,”, (w) adding the words “or the Fifth Amendment Effective Date” after the words “the Third Amendment Effective Date” in the first and the third sentence thereof, (y) adding the words “or the Tranche C Term Loans, as applicable,” after the words “Initial Term Loans ” in the first sentence thereof and (z) (1) adding the words “or a Tranche C Term Loan Commitment, as applicable,” after the words “Initial Term Loan Commitment ” and (2) adding the words “or the Tranche C Term Loan Commitments, as applicable,” after the words “Initial Term Loan Commitments ”, in each case in the third sentence thereof; (xvi) by amending Subsection 2.5 of the Existing Credit Agreement by amending and restating clause (a) thereof as follows: 10 1009969882_15.doc “The Borrower hereby unconditionally promises to pay to the Administrative Agent in the currency in which the applicable Loans are denominated for the account of: (i) each Lender the then unpaid principal amount of each Initial Term Loan of such Lender made to the Borrower, on the Initial Term Loan Maturity Date (or such earlier date on which the Initial Term Loans become due and payable pursuant to Section 9), (ii) each Lender the then unpaid principal amount of each Tranche C Term Loan of such Lender made to the Borrower, on the Tranche C Term Loan Maturity Date (or such earlier date on which the Initial Term Loans become due and payable pursuant to Section 9), (iii) each Lender the then unpaid principal amount of each Initial Revolving Loan of such Lender made to the Borrower, on the Initial Revolving Maturity Date (or such earlier date on which the Initial Revolving Loans become due and payable pursuant to Section 9) and (iv) the Swing Line Lender, the then unpaid principal amount of the Swing Line Loans made to the Borrower, on the Initial Revolving Maturity Date (or such earlier date on which the Swing Line Loans become due and payable pursuant to Section 9). The Borrower hereby, further agrees to pay interest (which payments shall be payable in the same currency in which the respective Loan is denominated) on the unpaid principal amount of such Loans from time to time outstanding from the Closing Date or the Fifth Amendment Effective Date, as applicable, until payment in full thereof at the rates per annum, and on the dates, set forth in Subsection 4.1.”; (xvii) by amending Subsection 2.8(d) of the Existing Credit Agreement by amending and restating the first proviso to subclause (v) thereof as follows: “provided that in the event that the applicable interest rate margins for any broadly syndicated floating rate Incremental Term Loans initially incurred pursuant to the Ratio Incremental Facility (and not any Incremental Term Loans Incurred thereunder by operation of Subsection 8.1(c)(ii)) denominated in Dollars, the principal amount of which exceeds the MFN Threshold Amount, that are pari passu in right of payment and secured on a pari passu basis by the Collateral securing the Cash Flow Facilities Obligations and with a Stated Maturity that is the same or earlier than the Tranche C Term Loan Maturity Date Incurred by the Borrower under any Incremental Term Loan Commitment, made on or prior to the 6-month anniversary of the Fifth Amendment Effective Date and not Incurred to finance or refinance, or otherwise in connection with, any acquisition of assets (including Capital Stock), business or Person, or any merger or consolidation of any Person with or into the Borrower or any Restricted Subsidiary or any other Investment or any refinancing of any other Indebtedness or a dividend recapitalization are higher than the applicable interest rate margin for the Tranche C Term Loans by more than 100 basis points, then the effective interest rate margin for the applicable Tranche C Term Loans at the time such Incremental Commitments become effective (the “Existing Interest Rate”) shall be increased to the extent necessary so that the Existing Interest Rate is equal to the applicable interest rate margins for such Incremental Term Loan Commitment minus 100 11 1009969882_15.doc basis points (the “Adjusted Interest Rate”, and the number of basis points by which the Existing Interest Rate is increased, the “Increased Amount”)”; (xviii) by amending Subsection 2.10(a) of the Existing Credit Agreement by inserting the words “, Tranche C Term Loans” after the words “Initial Term Loans”; (xix) by amending Subsection 4.4(a) of the Existing Credit Agreement by (x) replacing the reference to “4.5(b)” in the second-to-last and last sentences thereof with “4.5(b)(i)” and (y) inserting the following as the new last sentence thereof: “Each prepayment of Tranche C Term Loans pursuant to this Subsection 4.4(a) made prior to the date that is six months after the Fifth Amendment Effective Date in an amount equal to the Net Cash Proceeds received by the Borrower or any Restricted Subsidiary from its incurrence of new Indebtedness under first lien secured bank financing in a Tranche C Repricing Transaction shall be accompanied by the payment of the fee required by Subsection 4.5(b)(ii).”; (xx) by amending Subsection 4.4(e) of the Existing Credit Agreement by (x) replacing the reference to “4.5(b)” in the second-to-last sentence thereof with “4.5(b)(i)” and (y) inserting the following new sentence before the last sentence thereof: “Each prepayment of the Tranche C Term Loans pursuant to this Subsection 4.4(e)(ii)(A), but not any other prepayment of Tranche C Term Loans pursuant to Subsection 4.4(e) made prior to the date that is six months after the Fifth Amendment Effective Date in an amount equal to the Net Cash Proceeds received by the Borrower or any Restricted Subsidiary from its incurrence of new Indebtedness under first lien secured bank financing in a Tranche C Repricing Transaction shall be accompanied by the payment of the fee required by Subsection 4.5(b)(ii).”; (xxi) by amending Subsection 4.4(g) of the Existing Credit Agreement by inserting the words “the Tranche C Term Loans,” after the words “Initial Term Loans,” in the first sentence thereof; (xxii) by amending Subsection 4.5(b) of the Existing Credit Agreement to designate Subsection 4.5(b) as a new subclause (i); (xxiii) by amending Subsection 4.5(b) of the Existing Credit Agreement to add a new subclause (ii) as follows: 12 1009969882_15.doc “(ii) If, prior to the date that is six months after the Fifth Amendment Effective Date, the Borrower makes an optional prepayment or mandatory prepayment pursuant to Subsection 4.4(e)(ii)(A) of all or a portion of the Tranche C Term Loans in an amount equal to the Net Cash Proceeds received by the Borrower or any Restricted Subsidiary from its incurrence of new Indebtedness under first lien secured bank financing in a Tranche C Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each applicable Lender, a prepayment premium of 1.0% of the aggregate principal amount of such Tranche C Term Loans being prepaid. If, prior to the date that is six months after the Fifth Amendment Effective Date, any Tranche C Term Lender is replaced pursuant to Subsection 11.1(g) in connection with any amendment of this Agreement (including in connection with any refinancing transaction permitted under Subsection 11.6(g) to replace the Tranche C Term Loans) that results in a Tranche C Repricing Transaction, such Tranche C Term Lender (and not any Person who replaces such Tranche C Term Lender pursuant to Subsection 2.10(e) or 11.1(g)) shall receive a fee equal to 1.0% of the principal amount of the Tranche C Term Loans of such Tranche C Term Lender assigned to a replacement Tranche C Term Lender pursuant to Subsection 2.10(e) or 11.1(g).”; (xxiv) by amending Subsection 5.16 of the Existing Credit Agreement by deleting the reference to “and (iii)” in the first sentence thereof and replacing it with “(iii) in the case of the Tranche C Term Loans, to effect, in part, the Fifth Amendment Transactions, to pay certain fees, premiums and expenses relating thereto, to finance the working capital, capital expenditures, business requirements of the Borrower and its Subsidiaries and for other purposes not prohibited by this Agreement and (iv)” (xxv) by amending Subsection 11.2(a) of the Existing Credit Agreement by deleting the reference to “Schedule A and A-1” and replacing it with “Schedules A, A-1 and A-2”; and (xxvi) by amending the Schedules to the Existing Credit Agreement by adding Annex I hereto as new Schedule A-2. SECTION 3. Revolver Extension Amendments (a) Certain Agreements. (i) Any commitment fees under Subsection 4.5(c) of the Existing Credit Agreement and any Letter of Credit fees under Subsection 2.6 of the Existing Credit Agreement, in each case, accrued to, but not including, the Fifth Amendment Effective Date, shall be paid in full in cash on the Fifth Amendment Effective Date, it being understood and agreed that such fees pursuant to such Subsections shall accrue for the

13 1009969882_15.doc account of the Extending Revolving Lenders from and after the Fifth Amendment Effective Date. Any accrued and unpaid interest on Revolving Loans outstanding immediately prior to the Fifth Amendment Effective Date, accrued to, but not including the Fifth Amendment Effective Date, shall be paid in full in cash on the Fifth Amendment Effective Date, it being understood and agreed that interest shall accrue for the account of the Extending Revolving Lenders from and after the Fifth Amendment Effective Date. (ii) Unless the context shall otherwise require, the Extending Revolving Lenders shall constitute “Revolving Lenders” and “Lenders,” the Extended Initial Revolving Commitments shall constitute “Initial Revolving Commitments”, “Extended Revolving Commitments” and “Commitments” and revolving loans made pursuant to the Extended Initial Revolving Commitments shall constitute “Initial Revolving Loans” and “Loans,” in each case for all purposes of the Existing Credit Agreement and the other Loan Documents. (iii) Each Issuing Bank and each Extending Revolving Lender hereby agrees that, notwithstanding the termination of the Existing Revolving Commitments, the Letters of Credit outstanding on the Fifth Amendment Effective Date shall remain outstanding, and each Extending Revolving Lender further agrees that it shall be bound by the applicable provisions of Subsection 2.6 of the Existing Credit Agreement in respect thereof. (b) Initial Amendments. Each Extending Revolving Lender, Issuing Bank, Swing Line Lender and the Predecessor Administrative Agent hereby agrees that the Existing Credit Agreement is hereby amended as follows: (i) Subsection 1.1 of the Existing Credit Agreement is hereby amended by adding the following new definitions to Subsection 1.1 of the Existing Credit Agreement, to appear in proper alphabetical order: “August 2028 Secured Notes”: as defined in the definition of “Initial Revolving Maturity Date”. “August 2028 Term Loans”: as defined in the definition of “Initial Revolving Maturity Date”. “January 2029 Senior Notes”: as defined in the definition of “Initial Revolving Maturity Date”. 14 1009969882_15.doc “Specified 2028 Refinancing Indebtedness”: any Refinancing Indebtedness in respect of the Tranche B Term Loans, the August 2028 Term Loans or the August 2028 Secured Notes that (x) is pari passu in right of payment and secured on a pari passu basis by the Collateral securing the Cash Flow Facilities Obligations and (y) has a final Stated Maturity at the time of initial Incurrence that is earlier than the Initial Revolving Maturity Date; provided that Specified 2028 Refinancing Indebtedness shall not include (1) customary bridge financings, which, subject to customary conditions (as determined by the Borrower in good faith, which determination shall be conclusive), would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier Stated Maturity than the Initial Revolving Maturity Date, (2) any Indebtedness with an earlier Stated Maturity than the Initial Revolving Maturity Date pursuant to an escrow or similar arrangement with respect to the proceeds of such Refinancing Indebtedness, (3) any Indebtedness in an aggregate principal amount at the time of initial Incurrence thereof that is less than or equal to the greater of $443,000,000 and 50.0% of Four Quarter Consolidated EBITDA, (4) any Indebtedness Incurred in connection with any acquisition of assets (including Capital Stock), business or Person, or any merger, amalgamation or consolidation of any Person with or into the Borrower or any Restricted Subsidiary, or any other Investment permitted by this Agreement or (5) any Indebtedness with an earlier Stated Maturity than the Initial Revolving Maturity Date arising on account of any mandatory principal redemption or payment by the Borrower or any Restricted Subsidiary pursuant to an “AHYDO saver” provision, and the Borrower’s determination in good faith (which determination shall be conclusive) of the amount of any such “AHYDO saver” mandatory principal redemption or prepayment shall be conclusive and binding for all purposes under this Agreement. “Specified Incremental Secured Indebtedness”: any series of Additional Obligations or Incremental Term Loan Commitments that (x) is pari passu in right of payment and secured on a pari passu basis by the Collateral securing the Cash Flow Facilities Obligations and (y) has a final Stated Maturity at the time of initial Incurrence that is earlier than the Initial Revolving Maturity Date; provided that Specified Incremental Secured Indebtedness shall not include (1) customary bridge financings, which, subject to customary conditions (as determined by the Borrower in good faith, which determination shall be conclusive), would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier Stated Maturity than the Initial Revolving Maturity Date, (2) any Indebtedness with an earlier Stated Maturity than the Initial Revolving Maturity Date pursuant to an escrow or similar arrangement with respect to the proceeds of such Additional Obligations or Incremental Term Loan Commitments, (3) any Indebtedness in an aggregate principal amount at the time of initial Incurrence thereof that is less than or equal to the greater of $443,000,000 and 50.0% of Four Quarter Consolidated EBITDA, (4) any Indebtedness Incurred in connection with any acquisition of assets (including Capital Stock), business or Person, or any merger, amalgamation or consolidation of any Person with or into the Borrower or any Restricted Subsidiary, or any other Investment permitted by this Agreement or (5) any Indebtedness with an earlier Stated Maturity than the Initial Revolving Maturity Date arising on account of any mandatory principal redemption or payment by the Borrower or any Restricted Subsidiary pursuant to an “AHYDO saver” provision, and the Borrower’s determination in good faith (which determination shall be conclusive) of the amount of any such “AHYDO saver” 15 1009969882_15.doc mandatory principal redemption or prepayment shall be conclusive and binding for all purposes under this Agreement. “Specified Indebtedness Threshold Amount”: an amount equal to 10% of the aggregate principal amount of a series of Specified Incremental Secured Indebtedness or Specified 2028 Refinancing Indebtedness, in each case, at the time of initial Incurrence of such series. (ii) Subsection 1.1 of the Existing Credit Agreement is hereby amended by amending and restating in its entirety the definition of “Extended Initial Revolving Commitments” as follows: ““Extended Initial Revolving Commitments”: as defined in the Fifth Amendment. As of the Fifth Amendment Effective Date, immediately after giving effect to the Fifth Amendment, the aggregate amount of the Extended Initial Revolving Commitments of the Lenders is $92,000,000. Unless the context shall otherwise require, Extended Initial Revolving Commitments shall constitute “Initial Revolving Commitments” and “Commitments” and revolving loans made pursuant to the Extended Initial Revolving Commitments shall constitute “Initial Revolving Loans” and “Loans,” in each case for all purposes of this Agreement and the other Loan Documents.” (iii) Subsection 1.1 of the Existing Credit Agreement is hereby amended by amending and restating in its entirety the definition of “Initial Revolving Maturity Date” as follows: ““Initial Revolving Maturity Date”: the date that is the fifth year anniversary of the Fifth Amendment Effective Date; provided that if the fifth year anniversary of the Fifth Amendment Effective Date is not a Business Day, the “Initial Revolving Maturity Date” shall be the next succeeding Business Day after the fifth year anniversary of the Fifth Amendment Effective Date; provided further that, (i) if more than $250,000,000 in aggregate principal amount of Tranche B Term Loans are outstanding on the date that is 91 days prior to the Tranche B Term Loan Maturity Date (such 91st day, the “Tranche B Springing Maturity Date”), the “Initial Revolving Maturity Date” shall be the Tranche B Springing Maturity Date, (ii) if more than $200,000,000 in aggregate principal amount (calculated collectively across both instruments described in the immediately following clauses (1) and (2)) of (1) Initial Term Loans (as defined in that certain Term Loan Credit Agreement, dated as of July 25, 2022, among the Borrower, the several banks and other financial institutions from time to time party thereto and Deutsche Bank AG New York Branch, as administrative agent and collateral agent, the “August 2028 Term Loans”) and (2) 8.750% senior secured notes due 2028 issued by the Borrower (the “August 2028 Secured Notes”) are outstanding on the date that is 91 days prior to the Stated Maturity of the August 2028 Term Loans and the August 2028 Secured Notes (each such 91st day, the “August 2028 Debt Springing Maturity Date”), the “Initial Revolving Maturity Date” 16 1009969882_15.doc shall be the August 2028 Debt Springing Maturity Date, (iii) if more than $100,000,000 in aggregate principal amount of 6.125% senior notes due 2029 issued by the Borrower (the “January 2029 Senior Notes”) are outstanding on the date that is 182 days prior to the Stated Maturity of the January 2029 Senior Notes (such 182nd day, the “January 2029 Senior Notes Springing Maturity Date”), the “Initial Revolving Maturity Date” shall be the January 2029 Senior Notes Springing Maturity Date, (iv) in the case of any Specified Incremental Secured Indebtedness, if more than the Specified Indebtedness Threshold Amount in aggregate principal amount of such Specified Incremental Secured Indebtedness is outstanding on the date that is 91 days prior to the Stated Maturity of such Specified Incremental Secured Indebtedness (each such 91st day, the “Specified Incremental Secured Indebtedness Springing Maturity Date”), the “Initial Revolving Maturity Date” shall be the Specified Incremental Secured Indebtedness Springing Maturity Date and (v) in the case of any Specified 2028 Refinancing Indebtedness, if more than the Specified Indebtedness Threshold Amount in aggregate principal amount of such Specified 2028 Refinancing Indebtedness is outstanding on the date that is 91 days prior to the Stated Maturity of such Specified 2028 Refinancing Indebtedness (each such 91st day, the “Specified 2028 Refinancing Indebtedness Springing Maturity Date”), the “Initial Revolving Maturity Date” shall be the Specified 2028 Refinancing Indebtedness Springing Maturity Date.” (iv) Section 8.8(b) of the Existing Credit Agreement is hereby amended and restated in its entirety as follows: “(1) Amend, supplement, waive or otherwise modify any of the provisions of any Senior Notes Documents in a manner that shortens the maturity date of the Senior Notes to a date prior to the Tranche C Term Loan Maturity Date or provides for a shorter weighted average life to maturity than the weighted average life to maturity of the Tranche C Term Loans at such time and (2) if an Event of Default under Subsection 9.1(a) or (f) is continuing, amend, supplement, waive or otherwise modify any of the provisions of any indenture, instrument or agreement evidencing Subordinated Obligations or Guarantor Subordinated Obligations in a manner that (i) changes the subordination provisions of such Indebtedness or (ii) shortens the maturity date of such Indebtedness to a date prior to the Tranche C Term Loan Maturity Date or provides for a shorter weighted average life to maturity than the remaining weighted average life to maturity of the Tranche C Term Loans; provided that, notwithstanding the foregoing, the provisions of this Subsection 8.8(b) shall not restrict or prohibit any refinancing of Indebtedness (in whole or in part) permitted pursuant to Subsection 8.1 (v) The Schedules to the Existing Credit Agreement are hereby amended by deleting Schedule A in its entirety and replacing it with Annex II hereto. (c) Further Agreements and Amendments. For the avoidance of doubt, following the Fifth Amendment Effective Date, the Extended Initial Revolving Commitments shall be deemed to constitute a separate and distinct Tranche of Revolving Commitments from

17 1009969882_15.doc the Initial Revolving Commitments as in effect immediately prior to the Fifth Amendment Effective Date, and, on the Fifth Amendment Effective Date, the Initial Revolving Commitment of each of the Extending Revolving Lenders shall be deemed to have been automatically and permanently terminated and replaced by the Extended Initial Revolving Commitment of such Extending Revolving Lender. SECTION 4. Agency Transfer. (d) Subject to the satisfaction of the conditions to effectiveness set forth in Section 6 below and effective as of the Fifth Amendment Effective Date (immediately following the Initial Amendments Effective Time), (i) each of the Predecessor Administrative Agent and the Predecessor Collateral Agent resigns in its respective capacity as Administrative Agent and Collateral Agent under the Existing Credit Agreement and (ii) each of the Borrower and the Consenting Lenders consent to the Agent Replacement and waive any notice or other requirement of Section 10 of the Existing Credit Agreement as a result of the consummation of the Agent Replacement. Each Consenting Lender hereby authorizes the Loan Parties, the Predecessor Agents and the Successor Agents to enter into an agency transfer agreement substantially in the form of Exhibit A hereto (the “Agency Transfer Agreement”) to effect such Agent Replacement and with such Agency Transfer Agreement to be effective as of the Fifth Amendment Effective Date. In addition, each Consenting Lender hereby authorizes the Loan Parties, the Predecessor Agents and the Successor Agents to enter into any documentation or amendments to the existing Loan Documents with respect to the Agent Replacement deemed reasonably necessary or desirable by the Successor Agents and/or the Predecessor Agents without the consent of the Consenting Lenders or any other Lender. (e) On and after the Fifth Amendment Effective Date, each reference in the Amended Credit Agreement and each of the other Loan Documents to (i)the “Administrative Agent” shall mean and be a reference to the Successor Administrative Agent, as successor to the Predecessor Administrative Agent, (ii) the “Collateral Agent” shall mean and be a reference to the Successor Collateral Agent, as successor to the Predecessor Collateral Agent and (iii) the “Fee Letter” shall mean and be a reference to the Fee Letter, dated as of May 15, 2024, among the Borrower and the Successor Administrative Agent. (f) Pursuant to and in accordance with Subsection 11.1(a)(ix) and Subsection 11.1(d) of the Existing Credit Agreement, subject to the satisfaction of the conditions to effectiveness set forth in Section 6 below and effective as of the Fifth Amendment Effective Date (immediately following the Initial Amendments Effective Time), (i) the Predecessor Swing Line Lender resigns in its capacity as Swing Line Lender under the Existing Credit Agreement, (ii) each of the Borrower, the Extending Revolving Lenders, the Successor Administrative Agent, the Predecessor Swing Line Lender and the Successor Swing Line Lender consent to the replacement of the Predecessor Swing Line Lender with the Successor Swing Line Lender and (iii) each reference in the Amended Credit Agreement and each of the other Loan Documents to the “Swing Lien Lender” shall mean and be a reference to the Successor Swing Line Lender, as successor to the Predecessor Swing Line Lender. 18 1009969882_15.doc (g) Pursuant to Subsection 11.2(a) of the Existing Credit Agreement, the Successor Administrative Agent hereby notifies the Borrower and the other the respective parties to the Existing Credit Agreement and any future holders of the Loans of changes to its notice address as follows: Deutsche Bank AG New York Branch One Columbus Circle, 9th Floor New York, New York 10019 Attention: Alexandra Costello Email: alexandra.costello@db.com LDCM.AgencyServicing@db.com With copies (which shall not constitute notice) to: Cahill Gordon & Reindel LLP 32 Old Slip New York, New York 10005 Attention: Stephen Harper Telephone: (212) 701-3599 Email: sharper@cahill.com SECTION 5. Benchmark Amendments. Pursuant to and in accordance with Subsection 11.1(d)(vii) of the Existing Credit Agreement, subject to the satisfaction of the conditions set forth in Section 6 below and effective as of the Fifth Amendment Effective Date, immediately after giving effect to the Agency Transfer Effective Time (as defined below), the Existing Credit Agreement (after giving effect to the Incremental Term Amendments, the Revolver Extension Amendments, the Agent Replacement and the Swing Line Replacement), is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: stricken text) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Existing Credit Agreement (after giving effect to the Incremental Term Amendments, the Revolver Extension Amendments, the Agent Replacement and the Swing Line Replacement) attached as Exhibit B hereto. SECTION 6. Conditions Precedent to Effectiveness. (h) Effectiveness of Initial Amendments. The Incremental Term Amendments and the Revolver Extension Amendments, including the amendments set forth in Sections 2 and 3, the obligation of each Tranche C Term Lender to make a Tranche C Term Loan and the obligation of each Extending Revolving Lender to provide its Extended Initial Revolving Commitments, shall become effective on the date (the “Fifth Amendment Effective Date”) and at the time (the “Initial Amendments Effective Time”) on which each of the following conditions is satisfied or waived: 19 1009969882_15.doc (i) Amendment. The Predecessor Administrative Agent shall have received the following, each of which shall be originals or facsimiles or “.pdf” or “tiff” files unless otherwise specified, each dated as of the Fifth Amendment Effective Date: (1) This Fifth Amendment executed and delivered by a duly authorized officer of the Borrower, the Predecessor Swing Line Lender, the Successor Swing Line Lender, each Issuing Bank, each Tranche C Term Lender, each Extending Revolving Lender, the Successor Administrative Agent and the Predecessor Administrative Agent; (2) the Acknowledgment and Consent attached to this Fifth Amendment (the “Acknowledgment”), executed by each Guarantor; and (3) a Note executed by the Borrower in favor of each Tranche C Term Lender that has requested a Note no later than five Business Days prior to the Fifth Amendment Effective Date. (ii) Legal Opinions. The Predecessor Administrative Agent and the Successor Administrative Agent shall have received the following executed legal opinions, each in form and substance reasonably satisfactory to the Predecessor Administrative Agent and the Successor Administrative Agent: (1) executed legal opinion of Debevoise & Plimpton LLP, counsel to the Borrower and the other Loan Parties; (2) executed legal opinion of Morris, Nichols, Arsht & Tunnell LLP, special Delaware counsel to certain of the Loan Parties; (3) executed legal opinion of Holland & Hart LLP, special Nevada counsel to certain of the Loan Parties; and (4) executed legal opinion of Marshall & Melhorn, LLC, special Ohio counsel to certain of the Loan Parties. (iii) Officer’s Certificate. The Predecessor Administrative Agent shall have received a certificate from the Borrower, dated the Fifth Amendment Effective Date, certifying the satisfaction of the condition set forth in clauses (vii) and (viii). 20 1009969882_15.doc (iv) Fees. The Fifth Amendment Lead Arrangers and the Tranche C Term Lenders, respectively, shall have received all fees related to the Tranche C Term Loans payable to them to the extent due (which may be offset against the proceeds of the Tranche C Term Loans). (v) Secretary’s Certificate. The Predecessor Administrative Agent shall have received a certificate from the Loan Parties, dated the Fifth Amendment Effective Date, substantially in the form of Exhibit F to the Existing Credit Agreement, with appropriate insertions and attachments of resolutions or other actions, evidence of incumbency and the signature of authorized signatories and Organizational Documents, executed by a Responsible Officer and the Secretary or any Assistant Secretary or other authorized representative of such Loan Party. (vi) Notice. The Predecessor Administrative Agent shall have received a duly executed notice of borrowing with respect to the Tranche C Term Loans. (vii) Representations and Warranties. Each of the representations and warranties made by any Loan Party pursuant to the Amended Credit Agreement or any other Loan Document (or in any amendment, modification or supplement hereto or thereto) to which it is a party, and each of the representations and warranties contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to the Amended Credit Agreement or any other Loan Document shall, except to the extent that they relate to a particular date, be true and correct in all material respects on and as of the Fifth Amendment Effective Date as if made on and as of the Fifth Amendment Effective Date. (viii) No Default. No Default or Event of Default under the Amended Credit Agreement shall have occurred and be continuing on the Fifth Amendment Effective Date or after giving effect to the Extensions of Credit requested to be made on the Fifth Amendment Effective Date. (ix) KYC. The Predecessor Administrative Agent shall have received, at least three Business Days prior to the Fifth Amendment Effective Date, all documentation and other information about the Loan Parties mutually agreed to be required by applicable regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the CDD Rule, that has been reasonably requested in writing at least ten Business Days prior to the Fifth Amendment Effective Date by the Predecessor Administrative Agent. (x) Solvency Certificate. The Predecessor Administrative Agent shall have received a certificate of the chief financial officer of the Borrower, substantially in the form of Exhibit H to the Existing Credit Agreement, certifying as to the Solvency, after

21 1009969882_15.doc giving effect to the Fifth Amendment Transactions on the Fifth Amendment Effective Date, of the Borrower and its Subsidiaries on a consolidated basis. The making of Tranche C Term Loans by the Tranche C Term Lenders and the execution and delivery of this Fifth Amendment by the Predecessor Administrative Agent, the Successor Administrative Agent, the Tranche C Term Lenders and the Extending Revolving Lenders shall, in each case, conclusively be deemed to constitute an acknowledgment by the Predecessor Administrative Agent, the Successor Administrative Agent, each Tranche C Term Lender and each Extending Revolving Lender that each of the conditions precedent set forth in this Section 6(a) of this Fifth Amendment shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by such Person. (i) Effectiveness of Agency Transfer. The Agent Replacement and the Swing Line Replacement, including the agreements set forth in Section 4, shall become effective on the Fifth Amendment Effective Date immediately following the occurrence of the Initial Amendments Effective Time and at the time (the “Agency Transfer Effective Time”) on which the following condition is satisfied or waived: (i) The Predecessor Agents and the Successor Agents shall have received signature pages to this Fifth Amendment executed and delivered by a duly authorized officer of the Borrower, the Consenting Lenders, Predecessor Swing Line Lender, the Successor Swing Ling Lender, the Predecessor Agents and the Successor Agents. The execution and delivery of this Fifth Amendment by the Predecessor Agents, the Successor Agents, Predecessor Swing Line Lender, the Successor Swing Ling Lender, the Tranche C Term Lenders, the Extending Revolving Lenders and the Consenting Lenders shall, in each case, conclusively be deemed to constitute an acknowledgment by the Predecessor Agents, the Successor Agents, Predecessor Swing Line Lender, the Successor Swing Ling Lender, each Tranche C Term Lender, each Extending Revolving Lender and each Consenting Lender that the condition precedent set forth in this Section 6(b) of this Fifth Amendment shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by such Person. (j) Effectiveness of the Benchmark Amendments. The Benchmark Amendments shall become effective on the Fifth Amendment Effective Date immediately following the Initial Amendments Effective Time and at the time (the “Benchmark Amendments Effective Time”) on which the following condition is satisfied or waived: (i) The Successor Administrative Agent shall have received signature pages to this Fifth Amendment executed and delivered by a duly authorized officer of the Borrower, each Extending Revolving Lender, the Predecessor Agents and the Successor Agents. 22 1009969882_15.doc The execution and delivery of this Fifth Amendment by the Successor Agents, the Predecessor Agents and the Extending Revolving Lenders shall, in each case, conclusively be deemed to constitute an acknowledgment by the Successor Agents, the Predecessor Agents and each Extending Revolving Lender that the condition precedent set forth in this Section 6(c) of this Fifth Amendment shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by such Person. SECTION 7. Representations and Warranties. In order to induce the Tranche C Term Lenders, the Issuing Banks and the Extending Revolving Lenders to consent to this Fifth Amendment and to make their respective Tranche C Term Loans and Extended Initial Revolving Commitments, the Borrower with respect to itself and its Restricted Subsidiaries represents and warrants to each of the Tranche C Term Lenders, the Extending Revolving Lenders, the Issuing Banks, the Predecessor Administrative Agent and the Successor Administrative Agent that on and as of the date hereof after giving effect to this Fifth Amendment: (k) the execution, delivery and performance by each Loan Party party hereto or thereto of this Fifth Amendment are within the such Loan Party’s corporate or other organizational powers, have been duly authorized by all necessary corporate or other organizational action, and will not (i) violate any Requirement of Law or Contractual Obligation of such Loan Party in any respect that would reasonably be expected to have a Material Adverse Effect, (ii) result in, or require, the creation or imposition of any Lien (other than Permitted Liens) on any of such Loan Party’s properties or revenues pursuant to any such Requirement of Law or Contractual Obligation and (iii) violate any provision of the Organizational Documents of such Loan Party or any of the Restricted Subsidiaries, except (other than with respect to the Borrower) as would not reasonably be expected to have a Material Adverse Effect; and (l) this Fifth Amendment constitutes a legal, valid and binding obligation of each Loan Party party hereto, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). SECTION 8. Consents; etc. The parties hereto acknowledge and agree that the incurrence of the Tranche C Term Loans, the Revolver Extension Amendments, the Agent Replacement and the amendments to the Existing Credit Agreement effectuated by this Fifth Amendment (including the Incremental Term Amendments), shall occur in such order and such manner as set forth in the recitals hereto, except to the extent that the Existing Credit Agreement or the Amended Credit Agreement, as applicable, may otherwise so require in order to make such amendments effective, in which event they shall occur in such order or manner as shall be so required. 23 1009969882_15.doc SECTION 9. Waiver. Notwithstanding anything contained in Subsection 2.8 of the Credit Agreement to the contrary, the parties hereto hereby waive any notice requirement or delivery of any certificates or deliverables in addition to those required by Section 4 hereof with respect to the Extended Initial Revolving Commitments and any revolving loans made pursuant to thereto. SECTION 10. Post-Closing Real Estate Deliverables. Within 180 days of the Fifth Amendment Effective Date (or such later date as reasonably agreed by the Successor Administrative Agent), the Borrower shall deliver or cause to be delivered to the Successor Collateral Agent, the following documents with respect to that certain Mortgaged Fee Property located at 7301-7311 Fairview St., Houston, Texas 77041, in each case in form and substance reasonably satisfactory to the Successor Administrative Agent: (i) an amendment to the existing Mortgage (the “Mortgage Amendment”) to reflect the matters set forth in this Fifth Amendment, duly executed and acknowledged by the applicable Loan Party, and in form for recording in the recording office where such Mortgage was recorded, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof under applicable law; provided, that the applicable Loan Party shall only be obligated to execute and deliver to the Collateral Agent such Mortgage Amendment and shall not be responsible for recording such Mortgage Amendment (other than in respect of fees, taxes and expenses related to such recording) in the event that the Successor Collateral Agent shall fail to do so after such Mortgage Amendment has been executed and delivered; (ii) a Form T-38 endorsement to the existing lender’s title insurance policy (or, to the extent a Form T-38 endorsement is not available in the applicable jurisdiction and if reasonably requested by Successor Administrative Agent in light of the value of such Mortgaged Fee Property and the cost and availability of another title product, and whether the delivery of such other title product would be customary in similar circumstances, such other title product as is reasonably satisfactory to the Successor Administrative Agent); and (iii) such affidavits, certificates, information and instruments of indemnification as shall be required to induce the title insurance company to issue the Form T-38 endorsement (or other title product) to the title policy contemplated in this Section 10 and evidence of payment by the Borrower of all applicable title insurance premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgage Amendment and issuance of such T-38 endorsements (or other title product) to the title policy referred to above. SECTION 11. Effects on Loan Documents; Acknowledgment. 24 1009969882_15.doc (m) Except as expressly set forth herein, this Fifth Amendment (i) shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders, the Predecessor Administrative Agent, the Predecessor Collateral Agent, the Successor Administrative Agent, the Successor Collateral Agent or the Loan Parties under the Existing Credit Agreement or any other Loan Document, and (ii) shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Existing Credit Agreement or any other provision of the Existing Credit Agreement or any other Loan Document. Each and every term, condition, obligation, covenant and agreement contained in the Existing Credit Agreement or any other Loan Document is hereby ratified and re-affirmed in all respects and shall continue in full force and effect and nothing herein can or may be construed as a novation thereof. Each Loan Party reaffirms its obligations under the Loan Documents to which it is party and the validity, enforceability and perfection of the Liens granted by it pursuant to the Security Documents on the Fifth Amendment Effective Date. This Fifth Amendment shall constitute a Loan Document for purposes of the Amended Credit Agreement and from and after the Fifth Amendment Effective Date, all references to the “Credit Agreement” in any Loan Document and all references in the Amended Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Amended Credit Agreement, shall, unless expressly provided otherwise, refer to the Existing Credit Agreement as amended by this Fifth Amendment. Each of the Loan Parties hereby consents to this Fifth Amendment and confirms that all obligations of such Loan Party under the Loan Documents to which such Loan Party is a party shall continue to apply to the Amended Credit Agreement. Solely with respect to this Fifth Amendment, the term “Indemnitees” in the Credit Agreement shall be construed to include the Fifth Amendment Lead Arrangers in their capacities as such. (n) Without limiting the foregoing, each of the Loan Parties party to the Guarantee and Collateral Agreement and the other Security Documents, in each case as amended, supplemented, waived or otherwise modified from time to time, hereby (i) acknowledges and agrees that the Tranche C Term Loans are Term Loans, the Extended Initial Revolving Commitments are Commitments and the loans made thereunder are Revolving Loans, and the Tranche C Term Lenders and Extending Revolving Lenders are Lenders, (ii) acknowledges and agrees that all of its obligations under the Guarantee and Collateral Agreement and the other Security Documents to which it is a party are reaffirmed and remain in full force and effect on a continuous basis, (iii) reaffirms each Lien granted by such Loan Party to the Predecessor Collateral Agent for the benefit of the Secured Parties and reaffirms the guaranties made by such Loan Party pursuant to the Guarantee and Collateral Agreement (iv) acknowledges and agrees that the grants of security interests by and the guaranties of such Loan Party contained in the Guarantee and Collateral Agreement and the other Security Documents are, and shall remain, in full force and effect after giving effect to this Fifth Amendment and (v) agrees that the Borrower Obligations and the Guarantor Obligations (each as defined in the Guarantee and Collateral Agreement) include, among other things and without limitation, the prompt and complete payment and performance by the Borrower when due and payable (whether at the stated maturity, by acceleration or otherwise) of principal of and interest on, the Tranche C Term Loans and Extended Initial Revolving Loans and of the obligations in respect of any other extensions of credit made pursuant to the Extended Initial Revolving Commitments.

25 1009969882_15.doc SECTION 12. Lender Consents and Authorization. (o) Each of the Tranche C Term Lenders and the Extending Revolving Lenders party hereto (i) represents and warrants that it is legally authorized to enter into this Fifth Amendment; (ii) confirms that it has received a copy of the Existing Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Subsection 7.1 of the Existing Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Fifth Amendment; (iii) agrees that it will, independently and without reliance upon the Predecessor Administrative Agent, the Successor Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Amended Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (iv) appoints and authorizes each applicable Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Amended Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to each such Agent, as applicable, by the terms thereof, together with such powers as are incidental thereto; (v) hereby affirms the acknowledgments and representations of such Lender party hereto as a Lender contained in Subsection 10.5 of the Amended Credit Agreement; provided, however, that the reference to the “Confidential Information Memorandum” in the second sentence thereof shall instead refer to that certain Lender Presentation dated April 29, 2024 and furnished to lenders on April 29, 2024; and (vi) agrees that it will be bound by the provisions of the Amended Credit Agreement and will perform in accordance with the terms of the Amended Credit Agreement all the obligations which by the terms of the Amended Credit Agreement are required to be performed by it as a Lender, including its obligations pursuant to Subsection 11.16 of the Amended Credit Agreement, and, if it is organized under the laws of a jurisdiction outside the United States, its obligations pursuant to Subsection 4.11(b) of the Amended Credit Agreement. (p) Each Tranche C Term Lender and Extending Revolving Lender party hereto has delivered or shall deliver herewith to the Borrower and the Successor Administrative Agent such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such Tranche C Term Lender and Extending Revolving Lender party hereto may be required to deliver to the Borrower and the Successor Administrative Agent pursuant to Subsection 4.11 of the Amended Credit Agreement. (q) Upon execution, delivery and effectiveness hereof, the Successor Administrative Agent will record the Tranche C Term Loans of each Tranche C Term Lender party hereto and the Extended Initial Revolving Commitments of each Extending Revolving Lender in the Register. SECTION 13. Expenses. The Borrower agrees to pay or reimburse the Predecessor Administrative Agent and the Successor Administrative Agent in accordance with Subsection 11.5 of the Amended Credit Agreement for (1) all of its reasonable and documented 26 1009969882_15.doc and invoiced out-of-pocket costs and expenses incurred in connection with this Fifth Amendment, any other documents prepared in connection herewith and the transactions contemplated hereby, and (2) the reasonable and documented and invoiced fees, charges and disbursements of Cahill Gordon & Reindel LLP, as counsel to the Predecessor Administrative Agent and the Successor Administrative Agent (and, for the avoidance of doubt, not of counsel to any other Lender). SECTION 14. Execution in Counterparts. This Fifth Amendment may be executed by one or more of the parties to this Fifth Amendment on any number of separate counterparts (including by facsimile and other electronic transmission), and all of such counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Fifth Amendment signed by all the parties shall be delivered to the Borrower, the Predecessor Administrative Agent and the Successor Administrative Agent. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document signed in connection with this Fifth Amendment and the transactions contemplated hereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other state laws based on the Uniform Electronic Transactions Act, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means. Delivery of an executed counterpart of a signature page of this Fifth Amendment by facsimile or any other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. SECTION 15. Governing Law. THIS FIFTH AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS FIFTH AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. THE PROVISIONS OF SUBSECTION 11.13 OF THE AMENDED CREDIT AGREEMENT SHALL APPLY TO THIS FIFTH AMENDMENT AS IF SET FORTH HEREIN, MUTATIS MUTANDIS. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS FIFTH AMENDMENT AND FOR ANY COUNTERCLAIM THEREIN. SECTION 16. Headings. The headings of this Fifth Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof. [Remainder of Page Intentionally Left Blank] [Signature Page to Fifth Amendment to Cash Flow Credit Agreement] IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be duly executed, all as of the date first written above. CORNERSTONE BUILDING BRANDS, INC., as Borrower By: /s/ Jeffrey S. Lee______________________ Name: Jeffrey S. Lee Title: Executive Vice President, Chief Financial Officer and Treasurer [Signature Page to Fifth Amendment to Cash Flow Credit Agreement] JPMORGAN CHASE BANK, N.A., as Predecessor Administrative Agent and Predecessor Collateral Agent By: /s/ James Shender Name: James Shender Title: Executive Director

[Signature Page to Fifth Amendment to Cash Flow Credit Agreement] JPMORGAN CHASE BANK, N.A., as an Extending Revolving Lender and an Issuing Bank By: /s/ James Shender Name: James Shender Title: Executive Director JPMORGAN CHASE BANK, N.A., as Predecessor Swing Line Lender By: /s/ James Shender Name: James Shender Title: Executive Director [Signature Page to Fifth Amendment to Cash Flow Credit Agreement] DEUTSCHE BANK AG NEW YORK BRANCH, as Successor Administrative Agent and Successor Collateral Agent By: /s/ Philip Tancorra_________________ Name: Philip Tancorra Title: Director By: /s/ Lauren Danbury ________________ Name: Lauren Danbury Title: Vice President [Signature Page to Fifth Amendment to Cash Flow Credit Agreement] DEUTSCHE BANK AG NEW YORK BRANCH, as Successor Swing Line Lender By: /s/ Philip Tancorra_________________ Name: Philip Tancorra Title: Director By: /s/ Lauren Danbury ________________ Name: Lauren Danbury Title: Vice President [Signature Page to Fifth Amendment to Cash Flow Credit Agreement] DEUTSCHE BANK AG NEW YORK BRANCH, as Tranche C Term Lender, an Extending Revolving Lender and an Issuing Bank By: /s/ Philip Tancorra_________________ Name: Philip Tancorra Title: Director By: /s/ Lauren Danbury ________________ Name: Lauren Danbury Title: Vice President

[Signature Page to Fifth Amendment to Cash Flow Credit Agreement] BARCLAYS BANK PLC, as an Extending Revolving Lender and an Issuing Bank By: /s/ Craig Malloy __________________ Name: Craig Malloy Title: Director [Signature Page to Fifth Amendment to Cash Flow Credit Agreement] CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as an Extending Revolving Lender and an Issuing Bank By: /s/ Bruno Pezy ___________________ Name: Bruno Pezy Title: Managing Director By: /s/ Amin Issa ____________________ Name: Amin Issa Title: Director [Signature Page to Fifth Amendment to Cash Flow Credit Agreement] JEFFERIES FINANCE LLC, as an Extending Revolving Lender and an Issuing Bank By: /s/ J.R. Young____________________ Name: J.R. Young Title: Managing Director [Signature Page to Fifth Amendment to Cash Flow Credit Agreement] MUFG BANK, LTD., as an Extending Revolving Lender and an Issuing Bank By: /s/ Michael Campbell _________ Name: Michael Campbell Title: Managing Director

[Signature Page to Fifth Amendment to Cash Flow Credit Agreement] NATIXIS, NEW YORK BRANCH, as an Extending Revolving Lender and an Issuing Bank By: /s/ Reza Watts __________________ Name: Reza Watts Title: Managing Director By: /s/ Michael Bergin _______________ Name: Michael Bergin Title: Director [Signature Page to Fifth Amendment to Cash Flow Credit Agreement] ROYAL BANK OF CANADA, as an Extending Revolving Lender and an Issuing Bank By: /s/ Brian Hueter _________________ Name: Brian Hueter Title: Authorized Signatory [Signature Page to Fifth Amendment to Cash Flow Credit Agreement] SOCIÉTÉ GÉNÉRALE, as an Extending Revolving Lender and an Issuing Bank By: /s/ Michael FINKELMAN ________ Name: Michael FINKELMAN Title: Managing Director [Signature Page to Fifth Amendment to Cash Flow Credit Agreement] UBS AG, STAMFORD BRANCH, as an Extending Revolving Lender and an Issuing Bank By: /s/ Muhammad Afzal____________ Name: Muhammad Afzal Title: Director By: /s/ Peter Hazoglou______________ Name: Peter Hazoglou Title: Director

[Signature Page to Fifth Amendment to Cash Flow Credit Agreement] [Consenting Lender signature pages on file with the Successor Administrative Agent] [Signature Page to Fifth Amendment to Cash Flow Credit Agreement] ACKNOWLEDGEMENT AND CONSENT The entities listed below (the “Guarantors”) acknowledge and consent to each of the foregoing provisions of this Fifth Amendment. The Guarantors further acknowledge and agree that all Obligations with respect to this Fifth Amendment shall be fully guaranteed and secured pursuant to the Guarantee and Collateral Agreement, in accordance with the terms and provisions thereof. GUARANTORS: CAMELOT RETURN INTERMEDIATE HOLDINGS, LLC By: /s/ Tyler Young ________________ Name: Tyler Young Title: President AWC HOLDING COMPANY By: _____________________________ Name: Jeffrey S. Lee Title: Executive Vice President and Chief Financial Officer [Signature Page to Fifth Amendment to Cash Flow Credit Agreement] ACKNOWLEDGEMENT AND CONSENT The entities listed below (the “Guarantors”) acknowledge and consent to each of the foregoing provisions of this Fifth Amendment. The Guarantors further acknowledge and agree that all Obligations with respect to this Fifth Amendment shall be fully guaranteed and secured pursuant to the Guarantee and Collateral Agreement, in accordance with the terms and provisions thereof. GUARANTORS: CAMELOT RETURN INTERMEDIATE HOLDINGS, LLC By: _____________________________ Name: Tyler Young Title: President AWC HOLDING COMPANY By: /s/ Jeffrey S. Lee ______________ Name: Jeffrey S. Lee Title: Executive Vice President and Chief Financial Officer [Signature Page to Fifth Amendment to Cash Flow Credit Agreement] CORNERSTONE BUILDING BRANDS SERVICES, INC. By: /s/ Jeffrey S. Lee ______________ Name: Jeffrey S. Lee Title: Executive Vice President and Chief Financial Officer ENVIRONMENTAL MATERIALS, LLC By: /s/ Jeffrey S. Lee ______________ Name: Jeffrey S. Lee Title: Executive Vice President and Chief Financial Officer MASTIC HOME EXTERIORS, INC. By: /s/ Jeffrey S. Lee ______________ Name: Jeffrey S. Lee Title: Executive Vice President and Chief Financial Officer MW MANUFACTURERS INC. By: /s/ Jeffrey S. Lee ______________ Name: Jeffrey S. Lee Title: Executive Vice President and Chief Financial Officer

[Signature Page to Fifth Amendment to Cash Flow Credit Agreement] MWM HOLDING, INC. By: /s/ Jeffrey S. Lee ______________ Name: Jeffrey S. Lee Title: Executive Vice President and Chief Financial Officer NCI GROUP, INC. By: /s/ Jeffrey S. Lee ______________ Name: Jeffrey S. Lee Title: Executive Vice President and Chief Financial Officer PLY GEM INDUSTRIES, INC. By: /s/ Jeffrey S. Lee ______________ Name: Jeffrey S. Lee Title: Executive Vice President and Chief Financial Officer ROBERTSON-CECO II CORPORATION By: /s/ Jeffrey S. Lee ______________ Name: Jeffrey S. Lee Title: Executive Vice President and Chief Financial Officer [Signature Page to Fifth Amendment to Cash Flow Credit Agreement] VARIFORM, INC. By: /s/ Jeffrey S. Lee ______________ Name: Jeffrey S. Lee Title: Executive Vice President and Chief Financial Officer [Signature Page to Fifth Amendment to Cash Flow Credit Agreement] HARVEY BUILDING PRODUCTS CORP. By: /s/ Mehling Siracusa ________ Name: Mehling Siracusa Title: Vice President, Treasury HARVEY BUILDING PRODUCTS INTERMEDIATE, LLC By: /s/ Mehling Siracusa ________ Name: Mehling Siracusa Title: Vice President, Treasury HARVEY INTERMEDIATE, LLC By: /s/ Mehling Siracusa ________ Name: Mehling Siracusa Title: Vice President, Treasury HARVEY PROPCO INTERMEDIATE, LLC By: /s/ Mehling Siracusa ________ Name: Mehling Siracusa Title: Vice President, Treasury [Signature Page to Fifth Amendment to Cash Flow Credit Agreement] HARVEY PROPCO, LLC By: /s/ Mehling Siracusa ________ Name: Mehling Siracusa Title: Vice President, Treasury HARVEY INDUSTRIES, LLC By: /s/ Mehling Siracusa ________ Name: Mehling Siracusa Title: Vice President, Treasury CLARITY INDUSTRIES, L.L.C. By: /s/ Mehling Siracusa ________ Name: Mehling Siracusa Title: Vice President, Treasury THERMO-TECH WINDOWS, LLC By: /s/ Mehling Siracusa ________ Name: Mehling Siracusa Title: Vice President, Treasury

[Signature Page to Fifth Amendment to Cash Flow Credit Agreement] SOFT-LITE L.L.C. By: /s/ Mehling Siracusa ________ Name: Mehling Siracusa Title: Vice President, Treasury SL DEBT ACQUISITION LLC By: /s/ Mehling Siracusa ________ Name: Mehling Siracusa Title: Vice President, Treasury 1009969882_15.doc Annex I SCHEDULE A-2 Tranche C Term Loan Commitments and Addresses LENDER COMMITMENT ADDRESS Deutsche Bank AG New York Branch $500,000,000.00 1 Columbus Circle New York, New York 10019 TOTAL: $500,000,000.00 1009969882_15.doc Annex II SCHEDULE A INITIAL REVOLVING COMMITMENTS Extended Initial Revolving Commitments REVOLVING LENDER COMMITMENT ADDRESS JPMorgan Chase Bank, N.A. $11,500,000.00 383 Madison Avenue New York, New York 10179 Deutsche Bank AG New York Branch $11,500,000.00 1 Columbus Circle New York, New York 10019 UBS AG, Stamford Branch $11,500,000.00 1285 Avenue of the Americas New York, New York 10019 Barclays Bank PLC $11,500,000.00 745 Seventh Avenue New York, NY 10019 Royal Bank of Canada $11,500,000.00 200 Vesey Street New York, New York 10281 Jefferies Finance LLC $6,900,000.00 520 Madison Avenue New York, New York 10022 MUFG Bank, Ltd. $6,900,000.00 1221 Avenue of the Americas New York, New York 10020 Natixis, New York Branch $6,900,000.00 1251 Avenue of the Americas New York, New York 10020 Société Générale $6,900,000.00 245 Park Avenue New York, NY 10167 Crédit Agricole Corporate and Investment Bank $6,900,000.00 1301 Avenue of the Americas New York, NY 10019 TOTAL: $92,000,000.00 1009969882_15.doc Exhibit A AGENCY TRANSFER AGREEMENT [See attached.]

Execution Version AGENCY TRANSFER AGREEMENT This AGENCY TRANSFER AGREEMENT, dated as of May 15, 2024 (this “Agreement”), is entered into among JPMORGAN CHASE BANK, N.A. (“JPM”), as Administrative Agent (in such capacity, the “Predecessor Administrative Agent”), Collateral Agent (in such capacity, the “Predecessor Collateral Agent”) and Swing Line Lender (in such capacity, the “Predecessor Swing Line Lender” and, together with the Predecessor Administrative Agent and the Predecessor Collateral Agent, the “Predecessor Agent”) under the Existing Credit Agreement (as defined below), DEUTSCHE BANK AG NEW YORK BRANCH (“Deutsche Bank”), in its capacity as Successor Administrative Agent (as defined below), Successor Collateral Agent (as defined below) and Successor Swing Line Lender (as defined below), CORNERSTONE BUILDING BRANDS, INC., a Delaware corporation (the “Borrower”) and each other Loan Party party hereto. Reference is made to (a) that certain Cash Flow Credit Agreement, dated as of April 12, 2018 (as amended by the First Amendment, dated as of November 14, 2018, the Lender Joinder Agreement, dated as of November 16, 2018, the Second Amendment, dated as of April 15, 2021, the Third Amendment, dated as of April 15, 2021, and the Fourth Amendment, dated as of April 11, 2023, and as the same may be further amended, supplemented, waived or otherwise modified prior to the effectiveness of the Amendment, the “Existing Credit Agreement”), among the Borrower, the several banks and other financial institutions from time to time party thereto and the Predecessor Agent and (b) that certain Fifth Amendment to Cash Flow Credit Agreement, dated as of the date hereof (the “Amendment” and, the Existing Credit Agreement as amended by the Amendment, the “Credit Agreement”), among, inter alios, the Borrower, the several banks and other financial institutions party thereto, JPMorgan Chase Bank, N.A., as the Predecessor Agent, and Deutsche Bank AG New York Branch, as the Successor Agent (as defined below). Unless otherwise indicated, all capitalized terms used herein and not otherwise defined herein shall have the respective meanings provided such terms in the Amendment or the Credit Agreement, as applicable. RECITALS WHEREAS, pursuant to Subsections 10.9, 11.1(a)(ix) and 11.1(d)(vii) of the Existing Credit Agreement and Section 4 of the Amendment, the Predecessor Agent desires to resign as Administrative Agent, Collateral Agent and as Swing Line Lender under the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement) concurrently with the effectiveness of the Amendment; WHEREAS, pursuant to the Amendment and the Credit Agreement, the Lenders party to the Amendment (which Lenders, for the avoidance of doubt, constitute both the Required Lenders and 100% of the Revolving Lenders) (the “Consenting Lenders”) concurrently with the effectiveness of the Amendment have appointed Deutsche Bank to act as the successor Administrative Agent (in such capacity, the “Successor Administrative Agent”), successor Collateral Agent (in such capacity, the “Successor Collateral Agent”) and successor Swing Line Lender (in such capacity, the “Successor Swing Line Lender” and, together with the Successor Administrative Agent and the Successor Collateral Agent, the “Successor Agent”) under the Credit Agreement and the other Loan Documents; WHEREAS, the Borrower consents to the appointment of the Successor Agent as the successor Administrative Agent, successor Collateral Agent and successor Swing Line Lender under the Credit Agreement and the other Loan Documents; and WHEREAS, the Successor Agent has agreed to accept its appointment and to serve as the Administrative Agent, Collateral Agent and Swing Line Lender. -2- NOW, THEREFORE, the parties agree as follows: 1. Resignation. The Predecessor Agent hereby resigns as Administrative Agent, Collateral Agent and Swing Line Lender under the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement), effective upon the Agency Transfer Effective Date (as defined below) (with any notice period required by Subsection 10.9(ii) of the Existing Credit Agreement having been waived pursuant to Section 4(a)(ii) of the Amendment). On the Agency Transfer Effective Date, the Predecessor Agent’s rights, powers and duties (other than such rights expressly provided herein) as Administrative Agent, Collateral Agent and Swing Line Lender shall be terminated, without any further act or deed on the part of the Predecessor Agent or any of the parties to the Credit Agreement. 2. Appointment and Assignment. (a) Effective as of the Agency Transfer Effective Date, (i) the Consenting Lenders appoint, in accordance with Subsections 10.9, 11.1(a)(ix) and 11.1(d)(vii) of the Existing Credit Agreement and Section 4 of the Amendment, the Successor Agent as the Administrative Agent, the Collateral Agent and the Swing Line Lender under the Credit Agreement and the other Loan Documents, (ii) the Borrower consents to the appointment of the Successor Administrative Agent as the Administrative Agent, the Successor Collateral Agent as the Collateral Agent and the Successor Swing Line Lender as the Swing Line Lender under the Credit Agreement and the other Loan Documents, (iii) the Successor Agent hereby accepts its appointment as the Administrative Agent, the Collateral Agent and the Swing Line Lender under the Credit Agreement and any other Loan Documents and (iv) the Successor Agent, as the Administrative Agent, the Collateral Agent and the Swing Line Lender, shall succeed to, and be vested with, all of the rights, powers and duties of the Administrative Agent, the Collateral Agent and the Swing Line Lender under the Credit Agreement and any other Loan Documents. (b) Effective as of the Agency Transfer Effective Date, the Predecessor Agent hereby assigns (without recourse, representation or warranty of any kind) to the Successor Agent, (i) all Liens and security interests under the Credit Agreement and the other Loan Documents and (ii) all of its rights, titles and interests as secured party or lien holder under or in connection with any and all Loan Documents, including, without limitation, all Uniform Commercial Code financing statements (or other financing statements), all Mortgages and all Liens with respect to Intellectual Property filed with the United States Patent and Trademark Office or the United States Copyright Office, and the Successor Agent, hereby assumes all such Liens and security interests, for its benefit and for the benefit of the other Secured Parties, and all such rights, titles and interests as secured party or lien holder under or in connection with Loan Documents and such financing statements and other Liens or Mortgages. All of such Liens and security interests shall in all respects be continuing and in effect following execution and delivery of this Agreement and are hereby ratified and reaffirmed by the Loan Parties as of the Agency Transfer Effective Date. 3. Delineation of Responsibilities. The parties hereto agree that neither JPM, in its individual capacity and in its capacity as the Predecessor Agent, nor any of its Affiliates, shall bear any responsibility or liability for any actions taken or omitted to be taken by the Successor Agent under this Agreement, the Credit Agreement or the Loan Documents or the transactions contemplated hereby or thereby. The parties hereto agree that Deutsche Bank, in its individual capacity and in its capacity as the Successor Agent, shall bear no responsibility or liability for any actions taken or omitted to be taken by JPM in its capacity as the Predecessor Agent under this Agreement, the Credit Agreement and the other Loan Documents or the transactions contemplated hereby or thereby. -3- 4. Predecessor Agent Certification. The Predecessor Agent hereby certifies on and as of the Agency Transfer Effective Date that: (a) Disbursement Status. Schedule I hereto sets forth a true and correct schedule, as of the date hereof immediately after giving effect to the Initial Amendments Effective Time (as defined in the Amendment) and immediately prior to giving effect to the Agency Transfer Effective Time, of the outstanding principal amount of, and any accrued and unpaid interest payable on, the Loans, as well as commitment fees owing to such Lenders. The Predecessor Agent has delivered to the Successor Agent a true and correct copy of the Register as of the Agency Transfer Effective Date. (b) Documents. Schedule II hereto sets forth each material Loan Document which is in the possession of the Predecessor Agent or, to the knowledge of the Predecessor Agent, to which (i) any Loan Party is a party and (ii) the Predecessor Agent is a party. Execution versions of each such Loan Document, together with all exhibits and schedules thereto which are in the possession of the Predecessor Agent, have been delivered to the Successor Agent on or prior to the Agency Transfer Effective Date. As of the Agency Transfer Effective Date, there have been no amendments, supplements or consents to the Loan Documents to which the Predecessor Agent has knowledge, except as otherwise provided to the Successor Agent. Notwithstanding the foregoing, Schedule II shall not include the Amendment. (c) Defaults, Waivers, Reservation of Rights. The Predecessor Agent has not, as of the Agency Transfer Effective Date, (i) received from any Loan Party any notice of a Default or Event of Default that is, to the knowledge of the Predecessor Agent, continuing under the Credit Agreement or any other Loan Document or (ii) sent any letters or notices to the Borrower or any other Loan Party purporting to reserve any of its rights under the Credit Agreement and the other Loan Documents. (d) Authority. It is duly authorized to execute and perform its obligations under this Agreement. 5. Covenants of the Predecessor Agent. (a) At the sole cost and expense of the Borrower, the Predecessor Agent agrees that from and after the Agency Transfer Effective Date, it shall use commercially reasonable efforts to deliver, or cause to be delivered, promptly to the Successor Agent, copies of any written notices and other written requests delivered by any Lender, the Borrower or any Loan Party to the Predecessor Agent after the Agency Transfer Effective Date. It is the intention and understanding of the Predecessor Agent, the Successor Agent, the Borrower and each other Loan Party that any exchange of information under this Agreement that is otherwise protected against disclosure by privilege, doctrine or rule of confidentiality (such information, “Privileged Information”), whether before or after the Agency Transfer Effective Date (i) shall not waive any applicable privilege, doctrine or rule of protection from disclosure, (ii) shall not diminish the confidentiality of the Privileged Information and (iii) shall not be asserted as a waiver of any such privilege, doctrine or rule by the Predecessor Agent or the Successor Agent. The Predecessor Agent makes no representation or warranty and assumes no responsibility with respect to (a) any statements, warranties or representations made in or in connection with the Credit Agreement and the other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement and the other Loan Documents or any other instrument or document furnished pursuant thereto, or (b) the financial condition of the Borrower or any other Loan Party or the performance or observance by the Borrower or any other Loan Party of any of its obligations under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant thereto. -4- (b) The Predecessor Agent covenants and agrees that it will, in each case at the Borrower’s or the Lenders’ expense (in accordance with, pursuant to, and subject to, Subsection 11.5 of the Credit Agreement) deliver to Successor Agent, on or about the Agency Transfer Effective Date, those original instruments, promissory notes and other property described on Schedule III attached hereto which have been delivered by the Loan Parties to the Predecessor Agent. The Borrower hereby consents to all actions taken by the Predecessor Agent and the Successor Agent pursuant to this Section 5(b). (c) The Predecessor Agent agrees that to further effectuate the purposes of this Agreement, it shall, in each case at the Borrower’s expense (in accordance with, pursuant to, and subject to, Subsection 11.5 of the Credit Agreement): (i) upon the Borrower’s or the Successor Agent’s reasonable written request, furnish additional releases, assignments, termination statements and such other documents, instruments and agreements as are customary in order to effect and evidence more fully the matters covered hereby, (ii) upon the Borrower’s or the Successor Agent’s reasonable written request, deliver to Successor Agent any original instruments, promissory notes and other property that the Predecessor Agent holds in its capacity as Administrative Agent and Collateral Agent for the Secured Parties, to the extent such documents or property relate to any of the Loan Documents and (iii) upon the Borrower’s or the Successor Agent’s reasonable written request, execute any additional documents and take such further actions that are reasonably necessary to effect the purposes hereof (including executing any documents relating to any Loan Document reasonably necessary to vest in the Successor Agent all of the powers and rights of the Predecessor Agent). (d) The Predecessor Agent agrees that if, after the Agency Transfer Effective Date, it shall continue to possess or control any Collateral that can be perfected by the possession or the control of such Collateral, the Predecessor Agent shall be deemed to possess or control such Collateral or account in which such Collateral is held solely as a bailee or sub-agent on behalf and for the benefit of the Successor Agent and the Lenders after the Agency Transfer Effective Date for the purpose of perfecting the liens of the Successor Agent and the Lenders. Without limiting the generality of the foregoing, any and all references to JPM on any publicly filed document, to the extent such filing relates to Liens and security interests assigned to the Successor Agent hereby and until such filing is modified to reflect the interest of Deutsche Bank, as Successor Agent, shall, with respect to such Liens and security interests, constitute a reference to Deutsche Bank as the nominee and collateral representative of JPM, as Successor Agent. (e) The Predecessor Agent shall be entitled to all the benefits of an Administrative Agent under the Loan Documents with respect to all actions taken or omitted to be taken in its capacity as a bailee, sub-agent or nominee under this Agreement. Anything in this Agreement to the contrary notwithstanding, it is understood and agreed that, the Predecessor Agent shall not be required to take any action or exercise any right, power or privilege (including, without limitation, the exercise of any rights or remedies under the Loan Documents) under the Loan Documents unless expressly required hereby or expressly reasonably requested in writing by the Borrower or the Successor Agent and, in any event, then only to the extent consistent with the Credit Agreement and the other Loan Documents. The Predecessor Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. The Predecessor Agent may also rely upon, but shall not be obligated to act upon, any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. The Predecessor Agent may consult with legal counsel, and, at its sole expense, independent accountants and other experts selected by it, and shall not be liable to the Successor Agent or the Lenders for any action taken or not taken by it in good faith in accordance with the advice of any such counsel, accountants or experts.

-5- (f) Return of Payments. (i) In the event that, after the Agency Transfer Effective Date, the Predecessor Agent receives any principal, interest or other amount owing to any Lender or the Successor Agent under the Credit Agreement or any other Loan Document, the Predecessor Agent agrees that such payment shall be held in trust for the Successor Agent, and the Predecessor Agent shall promptly return without setoff or counterclaim such payment to the Successor Agent, as applicable, for payment to the Person entitled thereto, in each case, at the Borrower’s expense. (ii) In the event that, after the Agency Transfer Effective Date, the Successor Agent receives any principal, interest or other amount owing to the Predecessor Agent (in its capacity as the Predecessor Agent) under the Credit Agreement or any other Loan Document, the Successor Agent agrees that such payment shall be held in trust for the Predecessor Agent, and the Successor Agent shall promptly return without setoff or counterclaim such payment to the Predecessor Agent. (iii) Subject to Section 1 of this Agreement, but notwithstanding any other provision herein or in any other Loan Document to the contrary, on and after the Agency Transfer Effective Date, all payments of principal, interest, fees and other Obligations payable by any Loan Party under the Loan Documents to the Administrative Agent shall be payable to Deutsche Bank, as Successor Agent, as and when such amounts become due and payable pursuant to the Loan Documents. (g) Following, and subject to the occurrence of, the Agency Transfer Effective Date, the Predecessor Agent agrees to promptly refund to the Borrower the portion of the administrative agent fee for the period commencing May 15, 2024 and ending June 30, 2024 that was prepaid to the Predecessor Agent on April 1, 2024. For the avoidance of doubt, (x) it is understood that the amount of the aforementioned administrative agent fee refund is $12,912.09 and (y) such refund may be netted against amounts due to the Predecessor Agent on the Fifth Amendment Effective Date. 6. Covenants/Representation of the Successor Agent. The Successor Agent (i) agrees that it will, independently and without reliance upon the Predecessor Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement and the other Loan Documents and (ii) agrees to be bound by the provisions of the Credit Agreement and the other Loan Documents and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement and the other Loan Documents are required to be performed by it as the Successor Agent. The Successor Agent represents and warrants that it is duly authorized to execute this Agreement and to perform its obligations under this Agreement, the Credit Agreement and the other Loan Documents. 7. Covenants of the Loan Parties. (a) The Borrower agrees to pay to the Predecessor Agent, on the date hereof, all reasonable and documented due and outstanding fees, costs and other expenses incurred by the Predecessor Agent in connection with performing its role as Administrative Agent, Collateral Agent and Swing Line Lender under the Loan Documents, including, without limitation, reasonable and documented attorneys’ fees of Cahill Gordon & Reindel LLP, in each case solely to the extent payable or reimbursable by the Borrower pursuant to Subsection 11.5 of the Existing Credit Agreement, provided that any such fees, costs and other expenses to be paid must be invoiced (such invoice setting for such fees, costs and other expenses in reasonable detail) at least three Business Days prior to the date hereof. (b) Without in any way limiting the Borrower’s obligations under the Loan Documents, the Borrower shall pay within 30 days (or such longer period as the Predecessor Agent or the -6- Successor Agent, as applicable, may agree in its sole discretion) after receipt of reasonably detailed documentation therefor all reasonable and documented out-of-pocket costs and expenses, including, without limitation, reasonable fees, charges and disbursements of counsel incurred by the Predecessor Agent and the Successor Agent in connection with this Agreement or in connection with any of the actions taken from time to time by either of them contemplated hereunder, in each case solely to the extent payable or reimbursable by the Borrower pursuant to Subsection 11.5 of the Credit Agreement. (c) Fees and expenses incurred after the Agency Transfer Effective Date will be reimbursed to the extent required by, and pursuant to the terms of, Subsection 11.5 of the Credit Agreement, (d) Each of the parties hereto hereby agrees that the Predecessor Agent shall cease to be entitled to receive any agency fees under the Credit Agreement and the other Loan Documents. (e) The Borrower agrees that to further effectuate the purposes of this Agreement, it shall, in each case at the Borrower’s expense (in accordance with, pursuant to, and subject to, Subsection 11.5 of the Credit Agreement): (i) upon the Predecessor Agent or Successor Agent’s reasonable written request, furnish additional releases, assignments, termination statements and such other documents, instruments and agreements as are customary in order to effect and evidence more fully the matters covered hereby, (ii) upon the Successor Agent’s reasonable written request, deliver to Successor Agent any original instruments, promissory notes and other property that the Predecessor Agent holds in its capacity as Administrative Agent and Collateral Agent for the Secured Parties, to the extent such documents or property relate to any of the Loan Documents and (iii) upon the Predecessor Agent or Successor Agent’s reasonable written request, execute any additional documents and take such further actions that are reasonably necessary to effect the purposes hereof (including executing any documents relating to any Loan Document reasonably necessary to vest in the Successor Agent all of the powers and rights of the Predecessor Agent). (f) Subject to the occurrence of the Agency Transfer Effective Date, the Borrower shall pay to the Successor Administrative Agent and the Successor Collateral Agent the fees set forth in the fee letter, dated as of the date hereof (the “Successor Agency Fee Letter”), between the Borrower and the Successor Administrative Agent and the Successor Collateral Agent, such fees to be payable at such times as provided in the Successor Agency Fee Letter and to constitute “Obligations” for all purposes of the Loan Documents. (g) Subject to the occurrence of the Agency Transfer Effective Date, the Predecessor Agent hereby waives its right under the Fee Letter (as defined in the Existing Credit Agreement) and Subsection 4.5(a) of the Existing Credit Agreement to receive future payments in respect of the fees set forth therein, in each case, from and after the occurrence of the Agency Transfer Effective Date. 8. Miscellaneous. (a) Conditions to Effectiveness. (i) This Agreement shall be effective as of the date hereof (the “Agency Transfer Effective Date”), which is the date on which the Predecessor Agent and the Successor Agent shall have received this Agreement, executed and delivered by a duly authorized officer of the Predecessor Agent, the Successor Agent and the Borrower. -7- (ii) the Successor Administrative Agent shall have received a copy of the Register which shall include a list of all the Lenders and their respective outstanding Loan amounts as of May 3, 2024, and information as to the accrued and unpaid interest and fees under the Loan Documents; (iii) the Successor Administrative Agent and the Successor Collateral Agent (or their respective counsel) shall have received (x) an executed copy of each of the items set forth on Schedule II hereto (it being understood that such items need not be originals), (y) copies of the UCC- 3s for each of the applicable UCC-1s to be filed in connection with the Amendment, naming the Successor Collateral Agent as secured party and (z) copies of the assignments of each of the intellectual property security agreements identified on Schedule II hereto; (iv) the Predecessor Agent shall have received payment in immediately available funds of its accrued and unpaid fees, costs and expenses (including, without limitation, legal expenses) pertaining to its role as Predecessor Agent which are required to be reimbursed pursuant to Subsection 11.5 of the Existing Credit Agreement and, in any event, those which are incurred in connection with the preparation and negotiation of this Agreement and documents related hereto, in each case to the extent invoiced at least three Business Days prior to the date on which the Agency Transfer Effective Date occurs; (v) the Successor Administrative Agent and the Successor Collateral Agent shall have received a fully executed copy of the Successor Agency Fee Letter; (vi) the representations and warranties in this Agreement shall be true and correct as of the Agency Transfer Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all respects as of such earlier date; and (vii) the Fifth Amendment Effective Date and the Initial Amendments Effective Time (each as defined in the Amendment) shall have occurred prior to the Agency Transfer Effective Date. For purposes of determining compliance with the conditions precedent specified in this Section 8(a), so long as the condition set forth in clause (vii) above shall have been satisfied, each of the Predecessor Administrative Agent, Predecessor Collateral Agent, the Predecessor Swing Line Lender, the Successor Administrative Agent, the Successor Collateral Agent and the Successor Swing Line Lender upon its execution and delivery of this Agreement shall be deemed to have acknowledged that each of the other conditions precedent set forth in this Section 8(a) shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by such Person. (b) Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. (c) Continuing Effect; No Other Waivers or Amendments. This Agreement shall not constitute an amendment to or waiver of any provision of the Credit Agreement or the other Loan Documents and shall not be construed as a consent to any action on the part of any Loan Party, or any other subsidiary of any Loan Party that would require an amendment, waiver or consent of the Administrative Agent, the Collateral Agent, the Swing Line Lender or any Lender, except as set forth in Sections 1 and 2 hereof. The provisions of the Credit Agreement and the other Loan Documents are and shall remain in full force and effect in accordance with their terms. After the Agency Transfer Effective -8- Date, as set forth in Subsection 10.9 of the Credit Agreement, the provisions of Section 10 and Subsection 11.5 of the Credit Agreement shall inure to the benefit of the Predecessor Agent (and, as and to the extent provided therein, its affiliates, and officers, directors, trustees, employees and advisors and agents (collectively, the “Related Parties”)) as to any actions taken or omitted to be taken while it was Administrative Agent and Collateral Agent or under the Existing Credit Agreement, the other Loan Documents (as defined under the Existing Credit Agreement), the Credit Agreement and the other Loan Documents, and it is understood and agreed that the Successor Agent (a) shall have no responsibility or liability whatsoever for any actions taken or failures to take action (including without limitation any matters relating to payments, computations and accruals) by the Predecessor Agent for the period prior to the Agency Transfer Effective Date and (b) shall receive all of the benefits, indemnifications and exculpations provided for in the Credit Agreement (including without limitation under the provisions of Section 10 and Subsection 11.5) that are stated therein to apply to the Administrative Agent and the Collateral Agent from and after the Agency Transfer Effective Date; it being understood and agreed that none of the Predecessor Agent nor any of its Related Parties shall have any liability (express or implied) by operation of preceding clauses (a) and (b). The Predecessor Agent shall retain all claims and rights to indemnification under the Credit Agreement and the other Loan Documents to the extent set forth therein for acts, omissions, events or circumstances occurring or existing on or prior to the Agency Transfer Effective Date in its capacity as Predecessor Agent under the Existing Credit Agreement, the Loan Documents (as defined under the Existing Credit Agreement), the Credit Agreement and the other Loan Documents. (d) Notice. The following address and account details are to be used for purposes of communications to the Successor Agent pursuant to the Credit Agreement or the other Loan Documents: If to the New Administrative Agent: Deutsche Bank AG New York Branch 1 Columbus Circle New York, NY 10019 Attention: Alexandra Costello Telephone: 904-698-2911 Email: alexandra.costello@db.com If to the New Collateral Agent: Deutsche Bank AG New York Branch 1 Columbus Circle New York, NY 10019 Attention: Ryan Puri Telephone: 212-250-4014 Email: ryan.puri@db.com (e) Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile and other electronic transmission), and all of such counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be delivered to the Borrower, the Predecessor Administrative Agent and the Successor Administrative Agent. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature, physical delivery

-9- thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other state laws based on the Uniform Electronic Transactions Act, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or any other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. (f) Interpretation. This Agreement is a Loan Document for the purposes of the Credit Agreement. (g) Governing Law; Submission to Jurisdiction; Waivers. Subsections 11.12, 11.13 and 11.15 of the Credit Agreement are incorporated herein, mutatis mutandis (to apply to this Agreement rather than to the Credit Agreement). [Signature Pages to Follow] [Cornerstone - Signature Page to Agency Transfer Agreement] IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first above written. PREDECESSOR AGENT JPMORGAN CHASE BANK, N.A., as the Predecessor Administrative Agent By: Name: Title: JPMORGAN CHASE BANK, N.A., as the Predecessor Collateral Agent By: Name: Title: JPMORGAN CHASE BANK, N.A., as the Predecessor Swing Line Lender By: Name: Title: [Cornerstone - Signature Page to Agency Transfer Agreement] SUCCESSOR AGENT DEUTSCHE BANK AG NEW YORK BRANCH, as the Successor Administrative Agent By: Name: Title: By: Name: Title: DEUTSCHE BANK AG NEW YORK BRANCH, as the Successor Collateral Agent By: Name: Title: By: Name: Title: DEUTSCHE BANK AG NEW YORK BRANCH, as the Successor Swing Line Lender By: Name: Title: By: Name: Title: [Cornerstone - Signature Page to Agency Transfer Agreement] BORROWER CORNERSTONE BUILDING BRANDS, INC., as the Borrower By: Name: Title:

SCHEDULE I

DISBURSEMENT STATUS

	Principal	Interest due
Initial Revolving Loans	$45,000,000	$0
Tranche B Term Loans	$2,522,000,000	$0
Tranche C Term Loans	$500,000,000	$0

SCHEDULE II

LOAN DOCUMENTS

1. Existing Credit Agreement

2. Cash Flow Guarantee and Collateral Agreement, dated as of April 12, 2018, made by the Borrower, Camelot Return Intermediate Holdings, LLC ("Holdings") and certain Domestic Subsidiaries of the Borrower from time to time party thereto in favor of the Predecessor Collateral Agent.

3. ABL/Cash Flow Intercreditor Agreement, dated as of April 12, 2018 (as supplemented by the Additional Indebtedness Joinder, dated as of July 25, 2022), among the Predecessor Collateral Agent, UBS AG, Stamford Branch, Wilmington Trust, National Association and Deutsche Bank AG New York Branch, and acknowledged by the Borrower, Holdings and the Subsidiary Guarantors

4. Cash Flow Grant of Security Interest in Copyrights, dated as of April 12, 2018, made by Great Lakes Window, Inc., Mastic Home Exteriors, Inc., Ply Gem Industries, Inc., Simonton Windows, Inc., and Variform, Inc. in favor of the Predecessor Agent

5. Cash Flow Notice and Confirmation of Grant of Security Interest in Patents, dated as of April 12, 2018, made by Great Lakes Window, Inc., Mastic Home Exteriors, Inc., Kroy Building Products, Inc., Napco, Inc., Ply Gem Industries, Inc., Ply Gem Pacific Windows Corporation, Simonton Building Products, LLC, and Variform, Inc.. in favor of the Predecessor Agent

6. Cash Flow Notice and Confirmation of Grant of Security Interest in Trademarks, dated as of April 12, 2018, made by Great Lakes Window, Inc., Mastic Home Exteriors, Inc., Kroy Building Products, Inc., MW Manufacturers Inc., Napco, Inc., Ply Gem Pacific Windows Corporation, Ply Gem Specialty Products, LLC, Simonton Building Products LLC, Simonton Windows & Doors, Inc., Variform, Inc., and Ply Gem Industries, Inc. in favor of the Predecessor Agent

7. Cash Flow Grant of Security Interest in Copyrights, dated as of April 13, 2018, made by Atrium Windows and Doors, Inc. in favor of the Predecessor Agent

8. Cash Flow Notice and Confirmation of Grant of Security Interest in Patents, dated as of April 13, 2018, made by Atrium Windows and Doors, Inc. in favor of the Predecessor Agent

9. Cash Flow Notice and Confirmation of Grant of Security Interest in Trademarks, dated as of April 13, 2018 made by Atrium Windows and Doors, Inc. and Atrium Extrusion Systems, Inc. in favor of the Predecessor Agent

10. Assumption Agreement, dated as of April 13, 2018, made by the Additional Granting Parties party thereto in favor of the Predecessor Agent

11. Supplemental Agreement, dated as of April 13, 2018, made by the Additional Pledgors party thereto in favor of the Predecessor Agent

12. Assumption Agreement, dated as of October 15, 2018, made by the Additional Granting Parties party thereto in favor of the Predecessor Agent

13. Supplemental Agreement, dated as of October 15, 2018, made by the Additional Pledgors party thereto in favor of the Predecessor Agent

14. Cash Flow Notice and Confirmation of Grant of Security Interest in Trademarks, dated as of October 15, 2018, made by Silver Line Building Products LLC in favor of the Predecessor Agent

15. Cash Flow Notice and Confirmation of Grant of Security Interest in Patents, dated as of October 15, 2018, made by Silver Line Building Products LLC in favor of the Predecessor Agent

16. Lender Joinder Agreement, dated as of November 16, 2018, made by and between Credit Suisse AG, Cayman Islands Branch and the Predecessor Agent

17. Joinder and Release, dated as of November 16, 2018, by and among Ply Gem Intermediate, LLC, NCI Building Systems, Inc. and the Predecessor Agent

18. Cash Flow Joinder Agreement, dated as of November 16, 2018, among Ply Gem Midco, LLC, NCI Building Systems, Inc. and the Predecessor Agent

19. Assumption Agreement, dated as of November 16, 2018, made by the Additional Granting Parties party thereto in favor of the Predecessor Agent

20. Supplemental Agreement, dated as of November 16, 2018, made by the Additional Pledgor party thereto in favor of the Predecessor Agent

21. Cash Flow Notice and Confirmation of Grant of Security Interest in Trademarks, dated as of November 16, 2018, made by NCI Group, Inc. and Robertson-Ceco II Corporation in favor of the Predecessor Agent

22. Cash Flow Notice and Confirmation of Grant of Security Interest in Patents, dated as of November 16, 2018, made by NCI Group, Inc. and Centria in favor of the Predecessor Agent

23. Cash Flow Grant of Security Interest in Copyrights, dated as of November 16, 2018, made by NCI Group, Inc. in favor of the Predecessor Agent

24. Cash Flow Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing, dated as of November 16, 2018, by NCI Group, Inc., a Nevada corporation, to Jay C. Paxton, as trustee, for the benefit of the Predecessor Collateral Agent, and recorded on November 21, 2018 as instrument number RP-2018-527530 in the Official Records of Harris County, TX, as amended by that certain First Amendment to Cash Flow Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing, dated as of May 10, 2021, and recorded on May 11, 2021 as instrument number RP-2021-257956 in the Official Records of Harris County, TX

25. Assumption Agreement, dated as of February 20, 2019, made by the Additional Granting Parties party thereto in favor of the Predecessor Agent

26. Supplemental Agreement, dated as of February 20, 2019, made by the Additional Pledgor party thereto in favor of the Predecessor Agent

27. Cash Flow Notice and Confirmation of Grant of Security Interest in Trademarks, dated as of February 20, 2019, made by Environmental Materials, LLC and Talus Systems, LLC in favor of the Predecessor Agent

28. Cash Flow Notice and Confirmation of Grant of Security Interest in Trademarks, dated as of February 20, 2019, made by Prime Window Systems, LLC in favor of the Predecessor Agent

29. Cash Flow Notice and Confirmation of Grant of Security Interest in Patents, dated as of February 20, 2019, made by Talus Systems, LLC in favor of the Predecessor Agent

30. Assumption Agreement, dated as of May 29, 2020, made by the Additional Granting Parties party thereto in favor of the Predecessor Agent

31. Supplemental Agreement, dated as of May 29, 2020, made by the Additional Pledgors party thereto in favor of the Predecessor Agent

32. Assumption Agreement, dated as of June 29, 2021, made by the Additional Granting Parties party thereto in favor of the Predecessor Agent

33. Supplemental Agreement, dated as of June 29, 2021, made by the Additional Pledgors party thereto in favor of the Predecessor Agent

34. Assumption Agreement, dated as of January 6, 2022, made by the Additional Granting Parties party thereto in favor of the Predecessor Agent

35. Supplemental Agreement, dated as of January 6, 2022, made by the Additional Pledgors party thereto in favor of the Predecessor Agent

36. Cash Flow Grant of Security Interest in Copyrights, dated as of January 6, 2022, made by Union Corrugating Company in favor of the Predecessor Agent

37. Cash Flow Notice and Confirmation of Grant of Security Interest in Trademarks, dated as of January 6, 2022, made by Reed's Metals of Alabama, LLC, Reed's Metals, LLC, Union Corrugating Company and Window Products, Inc. in favor of the Predecessor Agent

38. Assumption Agreement, dated as of April 22, 2022, made by the Additional Granting Party party thereto in favor of the Predecessor Agent

39. Supplemental Agreement, dated as of April 22, 2022, made by the Additional Pledgor party thereto in favor of the Predecessor Agent

40. Cash Flow Joinder Agreement, dated as of July 25, 2022, among Cornerstone Building Brands, Inc. and the Predecessor Agent

41. Cash Flow Holdings Joinder, dated as of July 25, 2022, by and among Camelot Return Intermediate Holdings, LLC and the Predecessor Agent

42. Assumption Agreement, dated as of July 25, 2022, made by the Additional Granting Party party thereto in favor of the Predecessor Agent

43. Supplemental Agreement, dated as of July 25, 2022, made by the Additional Pledgor party thereto in favor of the Predecessor Agent

44. Cash Flow Notice and Confirmation of Grant of Security Interest in Trademarks, dated as of July 25, 2022, made by Environmental Materials, LLC and Talus Systems, LLC in favor of the Predecessor Agent

45. Cash Flow Notice and Confirmation of Grant of Security Interest in Patents, dated as of July 25, 2022, made by Cornerstone Building Brands, Inc., Mastic Home Exteriors, Inc., Ply Gem Industries, Inc., Simonton Building Products LLC, Variform, Inc., Silver Line Building Products LLC, NCI Group, Inc., Talus Systems, LLC in favor of the Predecessor Agent

46. Cash Flow Assumption Agreement, dated as of December 21, 2022, made by the Additional Granting Party party thereto in favor of the Predecessor Agent

47. Cash Flow Supplemental Agreement, dated as of December 21, 2022, made by the Additional Pledgor party thereto in favor of the Predecessor Agent.

48. Cash Flow Assumption Agreement, dated as of May 15, 2024, made by the Additional Granting Parties party thereto in favor of the Predecessor Agent

49. Cash Flow Supplemental Agreement, dated as of May 15, 2024, made by the Additional Pledgor party thereto in favor of the Predecessor Agent.

SCHEDULE III

Pledged Stock:

Current Legal Entities Owned	Certificate Number	Number of Shares.	Owner[1]	Percent Ownership
AWC Holding Company	A-35	16,286.81	Ply Gem Industries, Inc.	100%
NCI Group, Inc.	003	1,000	Cornerstone Building Brands, Inc.	100%
Variform, Inc.	25	2,732	Ply Gem Industries, Inc.	100%
Ply Gem Industries, Inc.	4	100	Ply Gem Holdings, Inc.	100%
MWM Holding, Inc.	C1	10,000	Ply Gem Industries, Inc.	100%
MW Manufacturers Inc.	1	1,000	MW Windows Holding Corp.	100%
Robertson Ceco-II Corporation	3	100	Cornerstone Building Brands, Inc.	100%
Building Systems de Mexico, S.A. de C.V.	B-1	32,500	Cornerstone Building Brands, Inc.	65%
Building Systems de Mexico, S.A. de C.V.	B-2	39,122,754	Cornerstone Building Brands, Inc.	65%
Mastic Home Exteriors,	50	275	Ply Gem Industries, Inc.	100%
Gienow Canada, Inc.	C-1	65	Ply Gem Industries, Inc.	65%

Pledged Intercompany Notes:

None.

---

[1] The owners of each scheduled share certificate have stock powers for their respective share certificates.

Exhibit B

BENCHMARK AMENDMENTS

[See attached.]

1009969882_15.doc

Conformed copy reflecting changes through:
First Amendment, dated November 14, 2018
Lender Joinder Agreement, dated November 16, 2018
Second Amendment, dated April 15, 2021
Third Amendment, dated April 15, 2021
Technical Amendment, dated April 21, 2021
Fourth Amendment, dated April 11, 2023
Fifth Amendment, dated May 15, 2024

$1,870,000,000

CASH FLOW CREDIT AGREEMENT

among

PISCES MIDCO, INC.,
as Borrower,

THE LENDERS
FROM TIME TO TIME PARTY HERETO,

and

DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent and Collateral Agent,

JPMORGAN CHASE BANK, N.A.,
DEUTSCHE BANK SECURITIES INC.,
UBS SECURITIES LLC,
BARCLAYS BANK PLC,
GOLDMAN SACHS BANK USA,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
ROYAL BANK OF CANADA,
JEFFERIES FINANCE LLC,
MUFG UNION BANK, N.A.,
NATIXIS, NEW YORK BRANCH,
SG AMERICAS SECURITIES, LLC AND
CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

as Joint Lead Arrangers and Joint Bookrunners

dated as of April 12, 2018

Table of Contents Page SECTION 1 Definitions 1.1 Defined Terms 1 1.2 Other Definitional and Interpretive Provisions 106107 SECTION 2 Amount and Terms of Commitments 2.1 Initial Term Loans and Initial Revolving Commitments 110111 2.2 Notes 112113 2.3 Procedure for Initial Term Loan Borrowing 114115 2.4 Procedure for Revolving Credit Borrowing 114116 2.5 Repayment of Loans 116117 2.6 Letters of Credit 117118 2.7 Swing Line Commitments 124126 2.8 Incremental Facilities 127128 2.9 Permitted Debt Exchanges 131133 2.10 Extension of Term Loans and Revolving Commitments 133134 2.11 Specified Refinancing Facilities 137138 SECTION 3 [Reserved] SECTION 4 General Provisions Applicable to Loans 4.1 Interest Rates and Payment Dates 140141 4.2 Conversion and Continuation Options 141142 4.3 Minimum Amounts; Maximum Sets 142143 4.4 Optional and Mandatory Prepayments 142143 4.5 Administrative Agent’s Fee; Other Fees 158159 4.6 Computation of Interest and Fees 159160 4.7 Inability to Determine Interest Rate 160161 4.8 Pro Rata Treatment and Payments 161162 4.9 Illegality 163164 4.10 Requirements of Law 164165 4.11 Taxes 166167 4.12 Indemnity 171172 ( i) Table of Contents (continued) Page 4.13 Certain Rules Relating to the Payment of Additional Amounts 172173 4.14 Defaulting Lenders 174175 SECTION 5 Representations and Warranties 5.1 Financial Condition 177178 5.2 No Change; Solvent 178179 5.3 Corporate Existence; Compliance with Law 178179 5.4 Corporate Power; Authorization; Enforceable Obligations 179 5.5 No Legal Bar 179180 5.6 No Material Litigation 179180 5.7 No Default 180 5.8 Ownership of Property; Liens 180181 5.9 Intellectual Property 180181 5.10 Taxes 180181 5.11 Federal Regulations 181 5.12 ERISA 181182 5.13 Collateral 181182 5.14 Investment Company Act; Other Regulations 182183 5.15 Subsidiaries 182183 5.16 Purpose of Loans 183 5.17 Environmental Matters 183184 5.18 No Material Misstatements 184185 5.19 Labor Matters 185 5.20 Insurance 185186 5.21 Anti-Terrorism 185186 SECTION 6 Conditions Precedent 6.1 Conditions to Initial Extension of Credit 185186 6.2 Conditions to Each Extension of Credit After the Closing Date 192193 SECTION 7 Affirmative Covenants 7.1 Financial Statements 193194 7.2 Certificates; Other Information 196197 7.3 Payment of Taxes 198 7.4 Conduct of Business and Maintenance of Existence; Compliance with Contractual Obligations and Requirements of Law 198199 ( ii) Table of Contents (continued) Page 7.5 Maintenance of Property; Insurance 198199 7.6 Inspection of Property; Books and Records; Discussions 200 7.7 Notices 200201 7.8 Environmental Laws 202 7.9 After-Acquired Real Property and Fixtures; Subsidiaries 202203 7.10 Use of Proceeds 205206 7.11 Commercially Reasonable Efforts to Maintain Ratings 205206 7.12 Accounting Changes 206 7.13 Post-Closing Security Perfection 206 7.14 Post-Closing Matters 206207 SECTION 8 Negative Covenants 8.1 Limitation on Indebtedness 208 8.2 Limitation on Restricted Payments 214215 8.3 Limitation on Restrictive Agreements 220 8.4 Limitation on Sales of Assets and Subsidiary Stock 222223 8.5 Limitations on Transactions with Affiliates 226 8.6 Limitation on Liens 228 8.7 Limitation on Fundamental Changes 228229 8.8 Change of Control; Limitation on Amendments 230 8.9 Limitation on Lines of Business 231 8.10 Financial Covenant 231 SECTION 9 Events of Default 9.1 Events of Default 232 9.2 Remedies Upon an Event of Default 236 9.3 Borrower’s Right to Cure 236 SECTION 10 The Agents and the Other Representatives 10.1 Appointment 237 10.2 The Administrative Agent and Affiliates 238 10.3 Action by an Agent 238 10.4 Exculpatory Provisions 238 10.5 Acknowledgement and Representations by Lenders 239 10.6 Indemnity; Reimbursement by Lenders 240 10.7 Right to Request and Act on Instructions 241 (iii) Table of Contents (continued) Page 10.8 Collateral Matters 242 10.9 Successor Agent 244 10.10 [Reserved] 245 10.11 Withholding Tax 245 10.12 Other Representatives 245 10.13 Administrative Agent May File Proofs of Claim 246 10.14 Application of Proceeds 246 10.15 Certain ERISA Matters 247 SECTION 11 Miscellaneous 11.1 Amendments and Waivers 249 11.2 Notices 255254 11.3 No Waiver; Cumulative Remedies 256 11.4 Survival of Representations and Warranties 257256 11.5 Payment of Expenses and Taxes 257256 11.6 Successors and Assigns; Participations and Assignments 258 11.7 Adjustments; Set-off; Calculations; Computations 272271 11.8 Judgment 272 11.9 Counterparts 273 11.10 Severability 273 11.11 Integration 273 11.12 Governing Law 273 11.13 Submission to Jurisdiction; Waivers 274273 11.14 Acknowledgements 275274 11.15 Waiver of Jury Trial 275 11.16 Confidentiality 275 11.17 Incremental Indebtedness; Additional Indebtedness 277276 11.18 USA PATRIOT Act Notice 277276 11.19 Electronic Execution of Assignments and Certain Other Documents 277 11.20 Reinstatement 277 11.21 Acknowledgement and Consent to Bail-In of Affected Financial Institutions 278277 ( iv)

SCHEDULES

A	--	Commitments and Addresses
1.1(a)	--	Designated Foreign Currency Centers
1.1(b)	--	Existing Investments
1.1(c)	--	Existing Liens
5.4	--	Consents Required
5.6	--	Litigation
5.8	--	Real Property
5.9	--	Intellectual Property Claims
5.15	--	Subsidiaries
5.17	--	Environmental Matters
5.20	--	Insurance
7.2	--	Website Address for Electronic Financial Reporting
7.13	--	Post-Closing Collateral Requirements
8.1	--	Existing Indebtedness
8.5	--	Affiliate Transactions

EXHIBITS

A-1	--	Form of Term Loan Note
A-2	--	Form of Revolving Credit Note
A-3	--	Form of Swing Line Note
B	--	Form of Guarantee and Collateral Agreement
C	--	Form of Mortgage
D	--	Form of U.S. Tax Compliance Certificate
E	--	Form of Assignment and Acceptance
F	--	Form of Secretary's Certificate
G	--	Form of Officer's Certificate
H	--	Form of Solvency Certificate
I-1	--	Form of Increase Supplement
I-2	--	Form of Lender Joinder Agreement
J-1	--	Form of ABL/Cash Flow Intercreditor Agreement
J-2	--	Form of Junior Lien Intercreditor Agreement
K	--	Form of Affiliated Lender Assignment and Assumption
L-1	--	Form of Borrowing Request
L-2	--	Form of Letter of Credit Request
M	--	Form of Swing Line Loan Participation Certificate
N	--	Form of Acceptance and Prepayment Notice
O	--	Form of Discount Range Prepayment Notice
P	--	Form of Discount Range Prepayment Offer
Q	--	Form of Solicited Discounted Prepayment Notice
R	--	Form of Solicited Discounted Prepayment Offer
S	--	Form of Specified Discount Prepayment Notice
T	--	Form of Specified Discount Prepayment Response
U	--	Form of Compliance Certificate

(v)

CASH FLOW CREDIT AGREEMENT, dated as of April 12, 2018, among PISCES MIDCO, INC., a Delaware corporation (as further defined in Subsection 1.1, the "Borrower"), the several banks and other financial institutions from time to time party hereto (as further defined in Subsection 1.1, the "Lenders") and DEUTSCHE BANK AG NEW YORK BRANCH , as administrative agent (in such capacity and as further defined in Subsection 1.1, the "Administrative Agent") for the Lenders hereunder and as collateral agent (in such capacity and as further defined in Subsection 1.1, the "Collateral Agent") for the Secured Parties (as defined in Subsection 1.1).

W I T N E S S E T H:

WHEREAS, to consummate the transactions contemplated by the Pisces Acquisition Agreement and the Atlas Acquisition Agreement, the Borrower will (A) enter into this Agreement to (x) borrow Initial Term Loans in an aggregate principal amount of $1,755,000,000 (unless reduced in accordance with Subsection 6.1(b)) and (y) borrow Initial Revolving Loans from time to time prior to the Initial Revolving Maturity Date in an aggregate principal amount of up to $115,000,000 on a Dollar Equivalent basis, (B) enter into the Senior ABL Agreement to borrow additional amounts and to cause certain letters of credit to be issued and (C) issue the Senior Notes, under the Senior Notes Indenture, generating aggregate gross proceeds of up to $645,000,000 (unless reduced in accordance with Subsection 6.1(b)); and

WHEREAS, the cash proceeds of the Equity Contribution, the Initial Term Loans, any Initial Revolving Loans made on the Closing Date, any ABL Facility Loans made on the Closing Date and the issuance of the Senior Notes will be used on the Closing Date or the Business Day immediately following the Closing Date, inter alia, to consummate the Transactions, and to pay fees, premiums and expenses incurred in connection with the Transactions.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1

Definitions

1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

"2021 Supplemental Term Lenders": collectively, the Lenders holding a Supplemental Term Loan Commitment pursuant to the 2021 Term Increase Supplement.

"2021 Supplemental Term Loans": the Tranche B Term Loans made on the Third Amendment Effective Date following the effectiveness of the 2021 Term Increase Supplement by each 2021 Supplemental Term Lender.

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"2021 Term Increase Supplement": that certain Increase Supplement, dated as of April 15, 2021, among the Borrower, the Administrative Agent and the 2021 Supplemental Term Lenders.

"ABL Agent": UBS AG, Stamford Branch, in its capacity as administrative agent and collateral agent under the ABL Facility Documents, or any successor administrative agent or collateral agent under the ABL Facility Documents.

"ABL Collateral Obligations": the "ABL Collateral Obligations" as defined in the ABL/Cash Flow Intercreditor Agreement or the equivalent term in any Other Intercreditor Agreement.

"ABL Facility Documents": the "Loan Documents" as defined in the Senior ABL Agreement, as the same may be amended, supplemented, waived, otherwise modified, extended, renewed, refinanced or replaced from time to time.

"ABL Facility Loans": the loans borrowed under the Senior ABL Facility.

"ABL Priority Collateral": as defined in the ABL/Cash Flow Intercreditor Agreement whether or not the same remains in full force and effect.

"ABL/Cash Flow Intercreditor Agreement": the Intercreditor Agreement, dated as of the Closing Date, between the Collateral Agent and the ABL Agent (in its capacity as collateral agent under the ABL Facility Documents), and acknowledged by certain of the Loan Parties, substantially in the form attached hereto as Exhibit J-1, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms hereof and thereof.

"ABR Loans": Loans to which the rate of interest applicable is based upon the Alternate Base Rate.

"ABR Term SOFR Determination Day": as defined in clause (b) of the definition of "Term SOFR Rate".

"ABR Term SOFR Determination Time": as defined in clause (b) of the definition of "Term SOFR Rate".

"Accelerated": as defined in Subsection 9.1(e).

"Acceleration": as defined in Subsection 9.1(e).

"Acceptable Discount": as defined in Subsection 4.4(l)(iv)(2).

"Acceptable Prepayment Amount": as defined in Subsection 4.4(l)(iv)(3).

"Acceptance and Prepayment Notice": a written notice from the Borrower setting forth the Acceptable Discount pursuant to Subsection 4.4(l)(iv)(2) substantially in the form of Exhibit N.

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"Acceptance Date": as defined in Subsection 4.4(l)(iv)(2).

"Acknowledging Party": as defined in Subsection 11.21.

"Acquired Indebtedness": Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case other than Indebtedness Incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition of assets. Acquired Indebtedness shall be deemed to be Incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

"Acquisition Indebtedness": Indebtedness of (A) the Borrower or any Restricted Subsidiary Incurred to finance or refinance, or otherwise Incurred in connection with, any acquisition of any assets (including Capital Stock), business or Person, or any merger or consolidation of any Person with or into the Borrower or any Restricted Subsidiary, or (B) any Person that is acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary (including Indebtedness thereof Incurred in connection with any such acquisition, merger or consolidation).

"Additional Agent": as defined in the ABL/Cash Flow Intercreditor Agreement, a Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement, as applicable.

"Additional Assets": (i) any property or assets that replace the property or assets that are the subject of an Asset Disposition; (ii) any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Borrower or a Restricted Subsidiary or otherwise useful in a Related Business, and any capital expenditures in respect of any property or assets already so used; (iii) the Capital Stock of a Person that is engaged in a Related Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Borrower or another Restricted Subsidiary; or (iv) Capital Stock of any Person that at such time is a Restricted Subsidiary acquired from a third party.

"Additional Incremental Lender": as defined in Subsection 2.8(b).

"Additional Indebtedness": as defined in the ABL/Cash Flow Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement, as applicable.

"Additional Obligations": senior or subordinated Indebtedness (which Indebtedness may be (x) secured by a Lien ranking *pari passu* with the Lien securing the Cash Flow Facilities Obligations, (y) secured by a Lien ranking junior to the Lien securing the Cash Flow Facilities Obligations or (z) unsecured), including customary bridge financings, in each case issued or incurred by the Borrower, a Guarantor or an Escrow Subsidiary, the terms of which Indebtedness (i) do not provide for a maturity date or weighted average life to maturity earlier than the Initial Term Loan Maturity Date or shorter than the remaining weighted average life to maturity of the Initial Term Loans, as the case may be (other than an earlier maturity date and/or shorter weighted average life to maturity (1) for customary bridge financings, which, subject to customary conditions (as determined by the Borrower in good faith, which

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determination shall be conclusive), would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or a shorter weighted average life to maturity than the Initial Term Loan Maturity Date or the remaining weighted average life to maturity of the Initial Term Loans, as applicable or (2) pursuant to an escrow or similar arrangement with respect to the proceeds of such Additional Obligation), (ii) to the extent such Indebtedness is subordinated, provide for customary payment subordination to the Cash Flow Facilities Obligations under the Loan Documents as determined by the Borrower in good faith, which determination shall be conclusive, and (iii) do not provide for any mandatory repayment or redemption from the Net Available Cash of Asset Dispositions (other than any Asset Disposition in respect of any assets, business or Person the acquisition of which was financed, all or in part, with such Additional Obligations and the disposition of which was contemplated by any definitive agreement in respect of such acquisition) or Recovery Events or from Excess Cash Flow, to the extent the Net Available Cash of such Asset Disposition or Recovery Event or such Excess Cash Flow are required to be applied to repay the Initial Term Loans hereunder pursuant to Subsection 4.4(e), on more than a ratable basis with the Initial Term Loans (after giving effect to any amendment in accordance with Subsection 11.1(d)(vi)); provided that (a) other than with respect to proceeds of such Additional Obligations which are subject to an escrow or similar arrangement and any related deposit of cash, Cash Equivalents or Temporary Cash Investments to cover interest and premium in respect of such Additional Obligations, such Indebtedness shall not be secured by any Lien on any asset of any Loan Party that does not also secure the Cash Flow Facilities Obligations, or be guaranteed by any Person other than the Guarantors (it being understood that the primary obligation of an Escrow Subsidiary shall not constitute a guarantee by a Person other than a Guarantor), and (b) if secured by Collateral, such Indebtedness (and all related Obligations) shall be subject to the terms of the ABL/Cash Flow Intercreditor Agreement (if such Indebtedness and related Obligations constitute First Lien Obligations), any Junior Lien Intercreditor Agreement (if such Indebtedness and related Obligations do not constitute First Lien Obligations) or an Other Intercreditor Agreement (if otherwise agreed by the Administrative Agent and the Borrower). “Additional Obligations Documents”: any document or instrument (including any guarantee, security agreement or mortgage and which may include any or all of the Loan Documents) issued or executed and delivered by any Loan Party or Escrow Subsidiary with respect to any Additional Obligations, Rollover Indebtedness or Letter of Credit Facilities. “Additional Specified Refinancing Lender”: as defined in Subsection 2.11(b). “Adjusted Interest Rate”: as defined in Subsection 2.8(d)(v). “Adjusted LIBOREURIBOR Rate”: with respect to any Borrowing of Eurodollar Loans denominated in Euro for any Interest Period, an interest rate per annum determined by the Administrative Agent to be equal to the higher of (i) (x) the LIBOREurodollar Rate for such Borrowing of Eurodollar Loans in effect for such Interest Period divided by (y) 1 minus the Statutory Reserves (if any) for such Borrowing of Eurodollar Loans for such Interest Period and (ii) (x) solely with respect to Initial Term Loans, 0.50% and (y) solely with respect to Initial Revolving Loans, 0.00%. “Adjusted Interest Rate”: as defined in Subsection 2.8(d)(v). 4 “Adjustment Date”: each date on or after the last day of the Borrower’s first full Fiscal Quarter ended at least three months after the Closing Date that is the second Business Day following receipt by the Lenders of both (a) the financial statements required to be delivered pursuant to Subsection 7.1(a) or Subsection 7.1(b), as applicable, for the most recently completed fiscal period and (b) the related Compliance Certificate required to be delivered pursuant to Subsection 7.2(a) with respect to such fiscal period. “Administrative Agent”: as defined in the Preamble hereto and shall include any successor to the Administrative Agent appointed pursuant to Subsection 10.9. “Affected BA Rate”: as defined in Subsection 4.7(a). “Affected Daily Simple SOFR Rate”: as defined in Subsection 4.7(a). “Affected Eurodollar Rate”: as defined in Subsection 4.7(a). “Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution. “Affected Loans”: as defined in Subsection 4.9. “Affected Term SOFR Rate”: as defined in Subsection 4.7(a). “Affiliate”: as to any specified Person, any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of this Agreement and the other Loan Documents, Jefferies LLC and its Affiliates shall be deemed to be Affiliates of Jefferies Finance LLC and its Affiliates. “Affiliate Transaction”: as defined in Subsection 8.5(a). “Affiliated Debt Fund”: any Affiliated Lender that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, notes, bonds and similar extensions of credit or securities in the ordinary course, so long as (i) any such Affiliated Lender is managed as to day-to-day matters (but excluding, for the avoidance of doubt, as to strategic direction and similar matters) independently from Sponsor or Golden Gate, as applicable, and any Affiliate of Sponsor or Golden Gate, as applicable, that is not primarily engaged in the investing activities described above, (ii) any such Affiliated Lender has in place customary information screens between it and Sponsor or Golden Gate, as applicable, and any Affiliate of Sponsor or Golden Gate, as applicable, that is not primarily engaged in the investing activities described above, and (iii) none of Holdings, the Borrower or any of its Subsidiaries directs or causes the direction of the investment policies of such entity. 5 “Affiliated Lender”: any Lender that is a Permitted Affiliated Assignee. “Affiliated Lender Assignment and Assumption”: as defined in Subsection 11.6(h)(i)(1). “Agents”: the collective reference to the Administrative Agent and the Collateral Agent and “Agent” shall mean any of them. “Aggregate Outstanding Revolving Credit”: as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans made by such Lender then outstanding (including, without limitation, in the case of Revolving Loans then outstanding in any Designated Foreign Currency, the Dollar Equivalent of the aggregate principal amount thereof), (b) such Lender’s Revolving Commitment Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Commitment Percentage of the Swing Line Loans then outstanding. “Agreement”: this Credit Agreement, as amended, supplemented, waived or otherwise modified from time to time. “Alternate Base Rate”: for any day, a fluctuating rate per annum equal to the greatest of (a) the Base Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 0.50%, and (c) the Term SOFR Rate for an Interest Period of one-month beginning on such day plus 1.00%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the NYFRB Rate or the Term SOFR Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) or (c) above, as the case may be, of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate, the NYFRB Rate or the Term SOFR Rate shall be effective on the effective date of such change in the Base Rate, the NYFRB Rate or the Term SOFR Rate, respectively. “Amendment”: as defined in Subsection 8.3(c). “Applicable Commitment Fee Percentage”: during the period from the Closing Date until the first Adjustment Date, the Applicable Commitment Fee Percentage shall at all times equal 0.50% per annum. The Applicable Commitment Fee Percentage will be adjusted on each Adjustment Date to the applicable rate per annum set forth under the heading “Applicable Commitment Fee Percentage” on the Pricing Grid which corresponds to the Consolidated Secured Leverage Ratio determined from the financial statements and Compliance Certificate relating to the end of the Fiscal Quarter immediately preceding such Adjustment Date; provided that, in the event that the financial statements required to be delivered pursuant to Subsection 7.1(a) or Subsection 7.1(b), as applicable, and the related Compliance Certificate required to be delivered pursuant to Subsection 7.2(a), are not delivered when due, then: (1) if such financial statements and Compliance Certificate are delivered after the date such financial statements and Compliance Certificate were 6 required to be delivered (without giving effect to any applicable cure period) and the Applicable Commitment Fee Percentage increases from that previously in effect as a result of the delivery of such financial statements, then the Applicable Commitment Fee Percentage during the period from the date upon which such financial statements were required to be delivered (without giving effect to any applicable cure period) until the date upon which they actually are delivered shall, except as otherwise provided in clause (3) below, be the Applicable Commitment Fee Percentage as so increased; (2) if such financial statements and Compliance Certificate are delivered after the date such financial statements and Compliance Certificate were required to be delivered and the Applicable Commitment Fee Percentage decreases from that previously in effect as a result of the delivery of such financial statements, then such decrease in the Applicable Commitment Fee Percentage shall not become applicable until the date upon which the financial statements and Compliance Certificate are delivered; and (3) if such financial statements and Compliance Certificate are not delivered prior to the expiration of the applicable cure period, then, effective upon such expiration, for the period from the date upon which such financial statements and Compliance Certificate were required to be delivered (after the expiration of the applicable cure period) until two Business Days following the date upon which they actually are delivered, the Applicable Commitment Fee Percentage shall be 0.50% per annum (it being understood that the foregoing shall not limit the rights of the Administrative Agent and the Lenders set forth in Section 9). “Applicable Discount”: as defined in Subsection 4.4(l)(iii)(2). “Applicable ECF Amount”: as defined in Subsection 4.4(e)(iii)(A)(1). “Applicable Margin”: in respect of (a) Initial Revolving Loans and Swing Line Loans during the period from the Closing Date until the first Adjustment Date (i) with respect to ABR Loans and Canadian Prime Rate Loans, 2.00% per annum, and (ii) with respect to Daily Simple SOFR Rate Loans, Term SOFR Rate Loans, and Eurodollar Loans and BA Equivalent Loans, 3.00% per annum, (b) Original Initial Term Loans (i) with respect to ABR Loans, 2.75% per annum, and (ii) with respect to Term SOFR Rate Loans, 3.75% per annum, (c) Tranche B Term Loans (i) with respect to ABR Loans, 2.25% per annum, and (ii) with respect to Term SOFR Rate Loans, 3.25% per annum and (d) Tranche C Term Loans (i) with respect to ABR Loans, 3.50% per annum, and (ii) with respect to Term SOFR Rate Loans, 4.50% per annum. The Applicable Margins with respect to Initial Revolving Loans and Swing Line Loans will be adjusted on each Adjustment Date to the applicable rate per annum set forth under the heading “Applicable Margin for ABR Loans and Canadian Prime Rate Loans” or “Applicable Margin for Daily Simple SOFR Rate Loans, Term SOFR Rate Loans, and Eurodollar Loans and BA Equivalent Loans” on the Pricing Grid which corresponds to the Consolidated Secured Leverage Ratio determined from the financial statements and Compliance Certificate relating to the end of the Fiscal Quarter immediately preceding such Adjustment Date; provided that in the event that the financial statements required to be delivered pursuant to Subsection 7.1(a) or 7.1(b), as 7 applicable, and the related Compliance Certificate required to be delivered pursuant to Subsection 7.2(a), are not delivered when due, then: (1) if such financial statements and Compliance Certificate are delivered after the date such financial statements and Compliance Certificate were required to be delivered (without giving effect to any applicable cure period) and the Applicable Margin increases from that previously in effect as a result of the delivery of such financial statements, then the Applicable Margin in respect of Revolving Loans, and Swing Line Loans during the period from the date upon which such financial statements were required to be delivered (without giving effect to any applicable cure period) until the date upon which they actually are delivered shall, except as otherwise provided in clause (3) below, be the Applicable Margin as so increased; (2) if such financial statements and Compliance Certificate are delivered after the date such financial statements and Compliance Certificate were required to be delivered and the Applicable Margin decreases from that previously in effect as a result of the delivery of such financial statements, then such decrease in the Applicable Margin shall not become applicable until the date upon which the financial statements and Compliance Certificate actually are delivered; and (3) if such financial statements and Compliance Certificate are not delivered prior to the expiration of the applicable cure period, then, effective upon such expiration, for the period from the date upon which such financial statements and Compliance Certificate were required to be delivered (after the expiration of the applicable cure period) until two Business Days following the date upon which they actually are delivered, the Applicable Margin with respect to Revolving Loans and Swing Line Loans shall be 2.00% per annum, in the case of ABR Loans and Canadian Prime Rate Loans, and 3.00% per annum, in the case of Daily Simple SOFR Rate Loans, Term SOFR Rate Loans, and Eurodollar Loans and BA Equivalent Loans (it being understood that the foregoing shall not limit the rights of the Administrative Agent and the Lenders set forth in Section 9). “Approved Commercial Bank”: a commercial bank with a consolidated combined capital and surplus of at least $5,000,000,000. “Approved Fund”: as defined in Subsection 11.6(b). “Asset Disposition”: any sale, lease, transfer, Division or other disposition of shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares, or (in the case of a Foreign Subsidiary) to the extent required by any applicable Requirement of Law), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Borrower or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than (i) a disposition to the Borrower or a Restricted Subsidiary, (ii) a disposition in the ordinary course of business (including in connection with any factoring agreement or similar arrangements), (iii) a disposition of Cash Equivalents, Investment Grade Securities or Temporary Cash Investments, (iv) the sale or discount (with or without recourse, and on customary or commercially reasonable terms, as 8 determined by the Borrower in good faith, which determination shall be conclusive) of accounts receivable or notes receivable which have arisen in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable, (v) any Restricted Payment Transaction, (vi) a disposition that is governed by Subsection 8.7, (vii) any Financing Disposition, (viii) any “fee in lieu” or other disposition of assets to any Governmental Authority that continue in use by the Borrower or any Restricted Subsidiary, so long as the Borrower or any Restricted Subsidiary may obtain title to such assets upon reasonable notice by paying a nominal fee, (ix) any exchange of property pursuant to or intended to qualify under Section 1031 (or any successor section) of the Code, or any exchange of equipment to be leased, rented or otherwise used in a Related Business, (x) any financing transaction with respect to property built or acquired by the Borrower or any Restricted Subsidiary after the Closing Date, including any sale/leaseback transaction or asset securitization, (xi) any disposition arising from foreclosure, condemnation, eminent domain or similar action with respect to any property or other assets, or exercise of termination rights under any lease, license, concession or other agreement, or necessary or advisable (as determined by the Borrower in good faith, which determination shall be conclusive) in order to consummate any acquisition of any Person, business or assets, or pursuant to buy/sell arrangements under any joint venture or similar agreement or arrangement, (xii) except for purposes of calculating Net Available Cash for any such disposition for purposes of Subsection 8.4(b), any disposition of non-core assets acquired in connection with any acquisition of any Person, business or assets or any Investment, (xiii) any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary, (xiv) a disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Borrower or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition, (xv) a disposition of not more than 5.0% of the outstanding Capital Stock of a Foreign Subsidiary that has been approved by the Board of Directors, (xvi) any disposition or series of related dispositions for aggregate consideration not to exceed the greater of $50,000,000 and 13.50% of Four Quarter Consolidated EBITDA (as of the date on which a binding commitment for such disposition was entered into), (xvii) the abandonment or other disposition of patents, trademarks or other intellectual property that are, in the good faith determination of the Borrower, which determination shall be conclusive, no longer economically practicable to maintain or useful in the conduct of the business of the Borrower and its Subsidiaries taken as a whole, (xviii) any license, sublicense or other grant of rights in or to any trademark, copyright, patent or other intellectual property, (xix) any Exempt Sale and Leaseback Transaction, (xx) the creation or granting of any Lien permitted under this Agreement, (xxi) any sale of property or assets, if the acquisition of such property or assets was financed with Excluded Contributions or (xxii) any exchange of assets (including a combination of assets and Cash Equivalents, Investment Grade Securities and Temporary Cash Investments) for assets used or useful in a Related Business (other than if such assets are solely cash, Cash Equivalents, Investment Grade Securities and/or Temporary Cash Investments) (or Capital Stock of a Person that will be a Restricted Subsidiary following such transaction) of comparable or greater fair market value (as determined by the Borrower in good faith, which determination shall be conclusive). “Assignee”: as defined in Subsection 11.6(b)(i). 9 “Assignment and Acceptance”: an Assignment and Acceptance, substantially in the form of Exhibit E hereto. “Atlas Acquisition”: collectively, (1) the Atlas Canadian Purchase and (2) the Atlas Merger. “Atlas Acquisition Agreement”: the Agreement and Plan of Merger, dated as of January 31, 2018, by and among Topco, Atlas Merger Sub, Atrium Corporation and, solely with respect to Section 2.7(c) thereof and in its capacity as representative of the Equityholders (as defined in the Atlas Acquisition Agreement) pursuant to Section 8.10 thereof, Atrium Intermediate Holdings, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with this Agreement. “Atlas Canadian Purchase”: the purchase on the Closing Date by (at the Borrower’s option) the Borrower or one or more existing or newly formed Subsidiaries of the Borrower, in accordance with the Atlas Acquisition Agreement, from Atrium W&D of all of the outstanding equity interests of (1) North Star Manufacturing (London) Ltd., an Ontario corporation, and any successor in interest thereto, and (2) Brock Doors & Windows Ltd., an Ontario corporation, and any successor in interest thereto. “Atlas Contribution”: collectively, (1) the contribution of the equity interests in Atrium Corporation from Topco to Holdings following the Atlas Merger and (2) the contribution of the equity interests in Atrium Corporation from Holdings to the Borrower following the contribution described in the preceding clause (1) of this definition. “Atlas Merger”: on the Business Day immediately following the Closing Date, in accordance with the Atlas Acquisition Agreement, the merger of Atlas Merger Sub with and into Atrium Corporation, with Atrium Corporation being the survivor of such merger. “Atlas Merger Sub”: CD&R Atlas Merger Sub, Inc., a Delaware corporation, and any successor in interest thereto. “Atlas Sellers”: collectively, Atrium Corporation’s direct and indirect equity holders. “Atrium Business”: Atrium Corporation and each of its Subsidiaries. “Atrium Corporation”: Atrium Corporation, a Delaware corporation, and any successor in interest thereto. “Atrium Intermediate Holdings”: Atrium Intermediate Holdings, LLC, a Delaware limited liability company, and any successor in interest thereto. “Atrium W&D”: Atrium Windows and Doors, Inc., a Delaware corporation, and any successor in interest thereto. “August 2028 Secured Notes”: as defined in the definition of “Initial Revolving Maturity Date”. 10 “August 2028 Term Loans”: as defined in the definition of “Initial Revolving Maturity Date”. “Auto-Extension Letter of Credit”: as defined in Subsection 2.6(j). “Available Revolving Commitment”: as to any Lender at any time, an amount equal to the excess, if any, of (a) the aggregate amount of such Lender’s Revolving Commitments at such time over (b) the sum of (i) the aggregate unpaid principal amount at such time of all Revolving Loans made by such Lender (including, without limitation, in the case of Revolving Loans made by such Lender in any Designated Foreign Currency, the Dollar Equivalent of the aggregate unpaid principal amount thereof), (ii) an amount equal to such Lender’s Revolving Commitment Percentage of the aggregate unpaid principal amount at such time of all Swing Line Loans; provided that for purposes of calculating Available Revolving Commitments pursuant to Subsection 4.5(c) such amount in this clause (b)(ii) shall be zero, and (iii) an amount equal to such Lender’s Revolving Commitment Percentage of the outstanding L/C Obligations at such time; collectively, as to all the Lenders, the “Available Revolving Commitments.” “BA Equivalent Loan”: any Loan in Canadian Dollars bearing interest at a rate determined by reference to the BA Rate in accordance with the provisions of Section 2. “BA Rate”: on any day, (x) for any Lender that is a Schedule I Lender, the annual rate of interest which is the arithmetic average of the rates for the relevant Interest Period applicable to bankers’ acceptances issued by Schedule I banks identified as such on the Reuters Screen CDOR Page at approximately 11:00 A.M. (Toronto time) on such day and (y) for any Lender that is not a Schedule I Lender, the sum of (I) the BA Rate for Lenders that are Schedule I banks determined in accordance with clause (x) above and (II) ten (10) basis points per annum. If such average rate does not appear on the Reuters Screen CDOR Page as contemplated above, then the BA Rate for such Interest Period on any day shall instead be calculated based on the arithmetic average of the discount rates applicable to bankers’ acceptances for such Interest Period of, and as quoted by, any two of the Schedule I Lenders, chosen by the Administrative Agent, as of 11:00 A.M. (Toronto time) on such day, or if such day is not a Business Day, then on the immediately preceding Business Day. If only one Schedule I Lender quotes the aforementioned rate on such day, then the BA Rate for such Interest Period on any day shall instead be calculated based on the rate for such Interest Period quoted by such Schedule I bank. If no Schedule I Lender quotes the aforementioned rate on such day, then the BA Rate for such Interest Period on any day shall instead be calculated based on the rate for such Interest Period chosen by the Administrative Agent. Notwithstanding the foregoing, if the BA Rate shall be less than zero, it shall be deemed zero for purposes of this Agreement. “Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution. “Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of the Bank Recovery and Resolution Directive, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule or (b) with respect to the United Kingdom, Part 11

I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings). “Bank Products Agreement”: any agreement pursuant to which a bank or other financial institution or other Person agrees to provide (a) treasury services, (b) credit card, debit card, merchant card, purchasing card, stored value card, non-card electronic payable or other similar services (including the processing of payments and other administrative services with respect thereto), (c) cash management or related services (including controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other banking, financial or treasury products or services as may be requested by the Borrower or any Restricted Subsidiary (other than letters of credit and other than loans and advances except indebtedness arising from services described in clauses (a) through (c) of this definition), including, for the avoidance of doubt, bank guarantees. “Bank Products Obligations”: of any Person means the obligations of such Person pursuant to any Bank Products Agreement. “Bank Recovery and Resolution Directive”: Directive 2014/59/EU of the European Parliament and of the Council of the European Union. “Bankruptcy Proceeding”: as defined in Subsection 11.6(h)(iv). “Base Rate”: for any day, a rate per annum that is equal to the corporate base rate of interest established by the Administrative Agent as its “prime rate” in effect at its principal office in New York City on such day; each change in the Base Rate shall be effective on the date such change is effective. The corporate base rate is not necessarily the lowest rate charged by the Administrative Agent to its customers. “Benchmark Replacement Conforming Changes”: with respect to either the use or administration of EURIBOR Screen Rate, Term CORRA Rate, Term SOFR Rate, SOFR or any replacement rate adopted in accordance with the terms of this Agreement or the use, administration or implementation of any such replacement rate, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Canadian Prime Rate,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides with the consent of the Borrower may be appropriate to reflect the adoption and implementation of any such rate or to permit the use, administration or implementation thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no 12 market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides with the consent of the Borrower is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents). “Benefit Plan”: any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies or (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”. “Benefited Lender”: as defined in Subsection 11.7(a). “BHC Act Affiliate”: the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k). “Board”: the Board of Governors of the Federal Reserve System. “Board of Directors”: for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the board of directors or other governing body of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such board of directors or other governing body. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Borrower. “Borrower”: as defined in the Preamble hereto, and any successor in interest thereto permitted hereunder. “Borrower Offer of Specified Discount Prepayment”: the offer by the Borrower to make a voluntary prepayment of Term Loans at a specified discount to par pursuant to Subsection 4.4(l)(ii). “Borrower Solicitation of Discount Range Prepayment Offers”: the solicitation by the Borrower of offers for, and the corresponding acceptance, if any, by a Lender of, a voluntary prepayment of Term Loans at a specified range at a discount to par pursuant to Subsection 4.4(l)(iii). “Borrower Solicitation of Discounted Prepayment Offers”: the solicitation by the Borrower of offers for, and the subsequent acceptance, if any, by a Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Subsection 4.4(l)(iv). “Borrowing”: the borrowing of one Type of Loan of a single Tranche and currency from all the Lenders having Commitments or other commitments of the respective Tranche on a given date (or resulting from a conversion or conversions on such date) having, in the case of Term SOFR Rate Loans, and Eurodollar Loans and BA Equivalent Loans, the same Interest Period. 13 “Borrowing Base”: the sum of (1) 90.0% of the book value of Inventory of the Borrower and its Restricted Subsidiaries, (2) 90.0% of the book value of Receivables of the Borrower and its Restricted Subsidiaries and (3) cash, Cash Equivalents and Temporary Cash Investments of the Borrower and its Restricted Subsidiaries (in each case, determined as of the end of the most recently ended Fiscal Month of the Borrower for which internal consolidated financial statements of the Borrower are available, and, in the case of any determination relating to any Incurrence of Indebtedness, on a pro forma basis including (x) any property or assets of a type described above acquired since the end of such Fiscal Month and (y) any property or assets of a type described above being acquired in connection therewith). “Borrowing Date”: any Business Day specified in a notice delivered pursuant to either Subsection 2.3 or Subsection 2.4, as applicable, as a date on which the Borrower requests the Lenders to make Loans hereunder. “Borrowing Request”: as defined in Subsection 2.4(a). “Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close, except that (a) when used in connection with a Daily Simple SOFR Rate Loan or Term SOFR Rate Loan , “Business Day” shall mean a U.S. Government Securities Business Day, (b) when used in connection with a BA EquivalentEurodollar Loan denominated in Canadian Dollars or Canadian Prime Rate Loan, “Business Day” shall mean any Business Day on which dealings in Canadian Dollars between banks may be carried on in Toronto, Canada and, (c) when used in connection with a Eurodollar Loan denominated in anyEuros, “Business Day” shall mean any Business Day that is a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro and (d) when used in connection with a Eurodollar Loan denominated in any other Designated Foreign Currency, “Business Day” shall mean any day on which dealings in such Designated Foreign Currency between banks may be carried on in London, England, New York, New York and the principal financial center of such Designated Foreign Currency as set forth on Schedule 1.1(a); provided, however, that, with respect to notices and determinations in connection with, and payments of principal and interest on, Loans denominated in Euro, such day is also a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System (TARGET) (or, if such clearing system ceases to be operative, such other clearing system (if any) determined by the Administrative Agent to be a suitable replacement) is open for settlement of payment in Euro. “Canadian Dollars” and “C$”: the lawful currency of Canada. “Canadian Prime Rate”: the greater of (a) a rate per annum that is equal to the corporate base rate of interest established from time to time by Royal Bank of Canada or such other Schedule I Lender selected by the Administrative Agent from time to time as its “prime” reference rate then in effect on such day for Canadian Dollar-denominated commercial loans made by it in Canada, and (b) the annual rate of interest equal to the sum of (i) the one month BATerm CORRA Rate in effect on such day, plus (ii) 0.75%. 14 “Canadian Prime Rate Loans”: Loans to which the rate of interest applicable is based upon the Canadian Prime Rate. “Canadian Subsidiary”: any Restricted Subsidiary of the Borrower that is incorporated or organized under the laws of Canada or any province or territory thereof. “Capital Expenditures”: for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under leases evidencing Financing Lease Obligations) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on a consolidated statement of cash flows of the Borrower. “Capital Stock”: as to any Person, any and all shares or units of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity. “Captive Insurance Subsidiary”: any Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof). “Cash Capped Incremental Facility”: as defined in the definition of “Maximum Incremental Facilities Amount”. “Cash Equivalents”: any of the following: (a) money, (b) securities issued or fully guaranteed or insured by the United States of America, Canada, the United Kingdom, Switzerland or a member state of the European Union or any agency or instrumentality of any thereof, (c) time deposits, certificates of deposit or bankers’ acceptances of (i) any bank or other institutional lender under this Agreement or the Senior ABL Facility or any affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $250,000,000 (or the foreign currency equivalent thereof as of the date of such investment) and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or, if at such time neither is issuing ratings, a comparable rating of another nationally recognized rating agency), (d) repurchase obligations with a term of not more than ten days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c)(i) or (c)(ii) above, (e) money market instruments, commercial paper or other short-term obligations rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or, if at such time neither is issuing ratings, a comparable rating of another nationally recognized rating agency), (f) investments in money market funds subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act of 1940, as amended, (g) investment funds investing at least 90.0% of their assets in cash equivalents of the types described in clauses (a) through (f) above (which funds may also hold cash pending investment and/or distribution), (h) investments similar to any of the foregoing denominated in foreign currencies approved by the Board of Directors and (i) solely with respect to any Captive Insurance Subsidiary, any investment that any such Person is permitted to make in accordance with applicable law. 15

“Cash Flow Facilities Obligations”: obligations of the Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during (or that would accrue but for) the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower and the other Loan Parties under this Agreement and the other Loan Documents. “Cash Flow Priority Collateral”: as defined in the ABL/Cash Flow Intercreditor Agreement, whether or not the same remains in full force and effect. “CD&R”: Clayton, Dubilier & Rice, LLC, a Delaware limited liability company, and any successor in interest thereto, and any successor to its investment management business. “CD&R Expense Reimbursement Agreement”: the Expense Reimbursement Agreement, dated as of the Closing Date, by and among Topco, Atrium W&D, Ply Gem Industries and CD&R, pursuant to which CD&R shall be entitled to expense reimbursement from Topco, Atrium W&D and Ply Gem Industries for certain consulting services, as the same may be amended, supplemented, waived or otherwise modified from time to time so long as such amendment, supplement, waiver or modification complies with this Agreement (including Subsection 8.5 (for the avoidance of doubt, other than by reason of Subsection 8.5(b)(vii))). “CD&R Fund X”: Clayton, Dubilier & Rice Fund X, L.P., a Cayman Islands exempted limited partnership, and any successor in interest thereto. “CD&R Indemnification Agreement”: the Indemnification Agreement, dated as of the Closing Date, by and among Topco, Atrium W&D, Ply Gem Industries, certain CD&R Investors and CD&R and the other parties thereto, as the same may be amended, supplemented, waived or otherwise modified from time to time. “CD&R Investors”: collectively, (i) CD&R Fund X, (ii) Clayton, Dubilier & Rice Fund X-A, L.P., a Cayman Islands exempted limited partnership, and any successor in interest thereto, (iii) CD&R Advisor Fund X, L.P., a Cayman Islands exempted limited partnership, and any successor in interest thereto, (iv) CD&R Associates X, L.P., a Cayman Islands exempted limited partnership, and any successor in interest thereto, (v) CD&R Investment Associates X, Ltd., a Cayman Islands exempted company, and any successor in interest thereto, (vi) CD&R Pisces Holdings, L.P., a Cayman Islands exempted limited partnership, and any successor in interest thereto and (vii) any Affiliate of any CD&R Investor identified in clauses (i) through (vi) of this definition. “Central Bank Rate”: the greater of (A) (i) for any Loan denominated in (a) [reserved], (b) Euro, a rate per annum equal to the greatest of: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is 16 not published, the minimum bid rate for the main refinancing operations of the European Central Bank, each as published by the European Central Bank from time to time; (2) the rate for the marginal lending facility of the European Central Bank, as published by the European Central Bank from time to time; or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank from time to time and (c) any other Designated Foreign Currency, a central bank rate as determined by the Administrative Agent in its reasonable discretion and as consented to by the Borrower, plus (ii) the applicable Central Bank Rate Adjustment; and (B) 0.00%. “Central Bank Rate Adjustment”: for any day, for any Loan denominated in (a) [reserved], (b) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Eurodollar Rate in respect of Euro for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest Eurodollar Rate in respect of Euro applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period and (c) any other Designated Foreign Currency, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion and as consented to by the Borrower. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) the Eurodollar Rate in respect of Euro on any day shall be based on the EURIBOR Screen Rate on such day at approximately the time referred to in the definition of such term for deposits in Euro for a maturity of one month (or, in the event the EURIBOR Screen Rate for deposits in Euro is not available for such maturity of one month, shall be based on the Interpolated Screen Rate, as of such time); provided that if such rate shall be less than 0.00%, such rate shall be deemed to be 0.00%. “Central Bank Rate Loans”: Loans to which the rate of interest applicable is based upon the Central Bank Rate. “Change in Law”: as defined in Subsection 4.11(a). “Change of Control”: (i) (x) the Permitted Holders shall in the aggregate be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) of (A) so long as the Borrower is a Subsidiary of any Parent Entity, shares or units of Voting Stock having less than 35.0% of the total voting power of all outstanding shares of such Parent Entity (other than a Parent Entity that is a Subsidiary of another Parent Entity) and (B) if the Borrower is not a Subsidiary of any Parent Entity, shares or units of Voting Stock having less than 35.0% of the total voting power of all outstanding shares of the Borrower and (y) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date), other than one or more Permitted Holders, shall be the “beneficial owner” of (A) so long as the Borrower is a Subsidiary of any Parent Entity, shares or units of Voting Stock having more than 35.0% of the total voting power of all outstanding shares of such Parent Entity (other than a Parent Entity that is a Subsidiary of another Parent Entity) and (B) if the Borrower is not a Subsidiary of any Parent Entity, shares or units of Voting Stock having more than 35.0% of the total voting power of all outstanding shares of the Borrower; (ii) so long as the Capital Stock of the Borrower is not listed on a nationally recognized stock exchange in the U.S. (whether through a Qualified IPO or otherwise), Holdings (and any 17 Successor Holding Company pursuant to and as defined in Subsection 9.16(e) of the Guarantee and Collateral Agreement) shall (collectively) cease to own, directly or indirectly, 100.0% of the Capital Stock of the Borrower (or any Successor Borrower); (iii) a “Change of Control” as defined in the Senior ABL Facility relating to Indebtedness and any unused commitments thereunder in an aggregate principal amount equal to or greater than $75,000,000); or (iv) a “Change of Control” as defined in the Senior Notes Indenture (or any indenture or other agreement governing Refinancing Indebtedness in respect of the Senior Notes, and in each case relating to Indebtedness in an aggregate principal amount equal to or greater than $75,000,000). Notwithstanding anything to the contrary in the foregoing, the Transactions shall not constitute or give rise to a Change of Control. “Change of Control Offer”: as defined in Subsection 8.8(a). “Claim”: as defined in Subsection 11.6(h)(iv). “Closing Date”: the date on which all the conditions precedent set forth in Subsection 6.1 shall be satisfied or waived. “Closing Date Material Adverse Effect”: a “Company Material Adverse Effect” (as defined in the Pisces Acquisition Agreement). “Code”: the Internal Revenue Code of 1986, as amended from time to time. “Collateral”: all assets of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document. “Collateral Agent”: as defined in the Preamble hereto and shall include any successor to the Collateral Agent appointed pursuant to Subsection 10.9. “Collateral Representative”: (i) if the ABL/Cash Flow Intercreditor Agreement is then in effect, the ABL Collateral Representative (as defined therein, with respect to ABL Priority Collateral) and the Cash Flow Collateral Representative (as defined therein, with respect to Cash Flow Priority Collateral), (ii) if any Junior Lien Intercreditor Agreement is then in effect, the Senior Priority Representative (as defined therein) and (iii) if any Other Intercreditor Agreement is then in effect, the Person acting as representative for the Collateral Agent and the Secured Parties thereunder for the applicable purpose contemplated by this Agreement and the Guarantee and Collateral Agreement. “Collection Amounts”: as defined in Section 10.14. “Commercial Letter of Credit”: as defined in Subsection 2.6(a)(i)(y)(i)(B). “Commitment”: as to any Lender, such Lender’s Initial Term Loan Commitments, Tranche C Term Loan Commitments, Incremental Commitments, Initial Revolving Commitments, Extended Revolving Commitments and Specified Refinancing Revolving Commitment, as the context requires. 18 “Committed Lenders”: JPMorgan Chase Bank, N.A., Deutsche Bank AG New York Branch, UBS AG, Stamford Branch, Barclays Bank PLC, Goldman Sachs Bank USA, Bank of America, N.A., Royal Bank of Canada, Jefferies Finance LLC, MUFG Union Bank, N.A., Natixis, New York Branch, Société Générale and Crédit Agricole Corporate and Investment Bank. “Commodities Agreement”: in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary. “Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Sections 414(m) and (o) of the Code. “Compliance Certificate”: as defined in Subsection 7.2(a). “Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument delivered to the Administrative Agent (a copy of which shall be provided by the Administrative Agent to the Borrower on request); provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations under this Agreement, including its obligation to fund a Loan if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to any provision of this Agreement, including Subsection 4.10, 4.11, 4.12 or 11.5, than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender if such designating Lender had not designated such Conduit Lender hereunder, (b) be deemed to have any Commitment or (c) be designated if such designation would otherwise increase the costs of any Facility or Tranche to the Borrower. “Confidential Information Memorandum”: that certain Confidential Information Memorandum furnished to the Lenders on or about March 16, 2018. “Consolidated Coverage Ratio”: as of any date of determination, the ratio of (i) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive Fiscal Quarters of the Borrower ending prior to the date of such determination for which consolidated financial statements of the Borrower are available to (ii) Consolidated Interest Expense for such four Fiscal Quarters (in each of the foregoing clauses (i) and (ii), determined for any fiscal quarter (or portion thereof) ending prior to the Closing Date, on a pro forma basis to give effect to the Transactions as if they had occurred at the beginning of such four-quarter period); provided that 19

(1) if, since the beginning of such period, the Borrower or any Restricted Subsidiary has Incurred any Indebtedness or the Borrower has issued any Designated Preferred Stock that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness by the Borrower or any Restricted Subsidiary or an issuance of Designated Preferred Stock of the Borrower, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness or Designated Preferred Stock as if such Indebtedness or Designated Preferred Stock had been Incurred or issued, as applicable, on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation; provided that, in the case of both of clauses (A) and (B), the Initial Revolving Commitments and the Senior ABL Facility as of the Closing Date shall be treated as if they were in place for any fiscal quarter (or portion thereof) ending prior to the Closing Date, and the daily balance of Indebtedness thereunder for any date prior to the Closing Date shall be deemed to be $0), (2) if, since the beginning of such period, the Borrower or any Restricted Subsidiary has repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged any Indebtedness or any Designated Preferred Stock of the Borrower, that is no longer outstanding on such date of determination (each, a “Discharge”) or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a Discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been repaid with an equivalent permanent reduction in commitments thereunder) or a Discharge of Designated Preferred Stock of the Borrower, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Discharge of Indebtedness or Designated Preferred Stock, including with the proceeds of such new Indebtedness or such new Designated Preferred Stock of the Borrower, as if such Discharge had occurred on the first day of such period, (3) if, since the beginning of such period, the Borrower or any Restricted Subsidiary shall have disposed of any company, any business or any group of assets constituting an operating unit of a business, including any such disposition occurring in connection with a transaction causing a calculation to be made hereunder, or designated any Restricted Subsidiary as an Unrestricted Subsidiary (any such disposition or designation, a “Sale”), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the company, business, group of assets or Subsidiary that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to (A) the Consolidated Interest Expense attributable to any Indebtedness of the Borrower or any Restricted Subsidiary repaid, repurchased, 20 redeemed, defeased or otherwise acquired, retired or discharged with respect to the Borrower and its continuing Restricted Subsidiaries in connection with such Sale for such period (including but not limited to through the assumption of such Indebtedness by another Person) plus (B) if the Capital Stock of any Restricted Subsidiary is disposed of in such Sale or any Restricted Subsidiary is designated as an Unrestricted Subsidiary, the Consolidated Interest Expense for such period attributable to the Indebtedness of such Restricted Subsidiary to the extent the Borrower and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such Sale, (4) if, since the beginning of such period, the Borrower or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquired any company, any business or any group of assets constituting an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction causing a calculation to be made hereunder, or designated any Unrestricted Subsidiary as a Restricted Subsidiary (any such Investment, acquisition or designation, a “Purchase”), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any related Indebtedness) as if such Purchase occurred on the first day of such period, and (5) if, since the beginning of such period, any Person became a Restricted Subsidiary or was merged or consolidated with or into the Borrower or any Restricted Subsidiary, and since the beginning of such period such Person shall have Discharged any Indebtedness or made any Sale or Purchase that would have required an adjustment pursuant to clause (2), (3) or (4) above if made by the Borrower or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Discharge, Sale or Purchase occurred on the first day of such period; provided that (in the event that the Borrower shall classify Indebtedness Incurred on the date of determination as Incurred in part under Subsection 8.1(a) and in part under Subsection 8.1(b), as provided in Subsection 8.1(c)(iii)) any such pro forma calculation of Consolidated Interest Expense shall not give effect to any such Incurrence of Indebtedness on the date of determination pursuant to Subsection 8.1(b) (other than, if the Borrower at its option has elected to disregard Indebtedness being Incurred on the date of determination in part under Subsection 8.1(a) for purposes of calculating the Consolidated Total Leverage Ratio for Incurring Indebtedness on the date of determination in part under Subsection 8.1(b)(x), Subsection 8.1(b)(x)) or to any Discharge of Indebtedness from the proceeds of any such Incurrence pursuant to such Subsection 8.1(b) (other than Subsection 8.1(b)(x), if the Incurrence of Indebtedness under Subsection 8.1(b)(x) is being given effect to in the calculation of the Consolidated Coverage Ratio). For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred, Designated Preferred Stock issued or Indebtedness or Designated Preferred Stock Discharged in connection therewith, the pro forma calculations in respect thereof (including in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as 21 determined in good faith by the Chief Financial Officer or a Responsible Officer of the Borrower, which determination shall be conclusive; provided that with respect to cost savings or synergies relating to any Sale, Purchase or other transaction, the related actions are expected by the Borrower to be taken no later than 18 months after the date of determination. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness). If any Indebtedness bears, at the option of the Borrower or a Restricted Subsidiary, a rate of interest based on a prime or similar rate, a eurocurrency interbank offered rate or other fixed or floating rate, and such Indebtedness is being given pro forma effect, the interest expense on such Indebtedness shall be calculated by applying such optional rate as the Borrower or such Restricted Subsidiary may designate. If any Indebtedness that is being given pro forma effect was Incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period; provided that, in the case of the Initial Revolving Commitments and the Senior ABL Facility as of the Closing Date, each such facility shall be treated as if it were in place for any fiscal quarter (or portion thereof) ending prior to the Closing Date, and the daily balance of Indebtedness thereunder for any date prior to the Closing Date shall be deemed to be $0. Interest on a Financing Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by a responsible financial or accounting officer of the Borrower (which determination shall be conclusive) to be the rate of interest implicit in such Financing Lease Obligation in accordance with GAAP. “Consolidated EBITDA”: for any period, the Consolidated Net Income for such period, plus (w) the following to the extent deducted in calculating such Consolidated Net Income, without duplication: (i) the provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital (including penalties and interest, if any), (ii) Consolidated Interest Expense, all items excluded from the definition of Consolidated Interest Expense pursuant to clause (iii) thereof (other than Special Purpose Financing Expense), any Special Purpose Financing Fees, and to the extent not reflected in Consolidated Interest Expense, costs of surety bonds in connection with financing activities, (iii) depreciation, (iv) amortization (including but not limited to amortization of goodwill and intangibles and amortization and write-off of financing costs), (v) any non-cash charges or non-cash losses, (vi) any expenses or charges related to any equity offering, Investment or Indebtedness permitted by this Agreement (whether or not consummated or Incurred, and including any offering or sale of Capital Stock of a Parent Entity to the extent the proceeds thereof were contributed, or if not consummated, were intended to be contributed to the equity capital of the Borrower or any of its Restricted Subsidiaries), (vii) the amount of any loss attributable to non-controlling interests, (viii) all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments, (ix) any management, monitoring, consulting and advisory fees and related expenses paid to CD&R, Golden Gate or Kenner or any of their respective Affiliates, (x) interest and investment income, (xi) the amount of loss on any Financing Disposition, (xii) any costs or expenses pursuant to any management or employee stock option or other equity-related plan, program or arrangement, or other benefit plan, program or arrangement, or any equity subscription or equityholder agreement, (xiii) the amount of any pre-opening losses attributable to any newly opened location within 12 months of the opening of such location, (xiv) net out-of-pocket costs and expenses 22 related to the acquiring of inventory of a prior supplier of a company in connection with becoming a provider to such company, (xv) any expenses incurred in connection with any plant shutdown and (xvi) the amount of any payments made pursuant to the Ply Gem Tax Receivable Agreement, plus (x) the amount of net cost savings projected by the Borrower in good faith to be realized as the result of actions taken or to be taken on or prior to the Closing Date or within 18 months of the Closing Date in connection with the Transactions, or within 18 months of the initiation or consummation of any operational change, or within 18 months of the consummation of any applicable acquisition or cessation of operations (in each case, calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (other than with respect to (x) determining compliance with Subsection 8.10 hereof and (y) cost savings attributable to the Transactions and reflected in any of (i) the Sponsor’s financial model, dated as of January 24, 2018, (ii) the Quality of Earnings report of PricewaterhouseCoopers LLP related to the Atlas Acquisition, dated as of January 22, 2018, (iii) the Quality of Earnings report of PricewaterhouseCoopers LLP related to the Pisces Merger and combination with the Atrium Business, dated as of January 23, 2018, (iv) the Alvarez & Marsal Update materials related to the 2x20 Cost Reduction Initiative for the Ply Gem Business, dated as of January 25, 2018, or (v) the Confidential Information Memorandum) the aggregate amount of other cost savings added pursuant to this clause (x) shall not exceed 25.0% of Consolidated EBITDA for any period of four consecutive Fiscal Quarters (calculated after giving effect to any adjustment pursuant to this clause (x)) (which adjustments may be incremental to pro forma adjustments made pursuant to the proviso to the definition of “Consolidated Coverage Ratio” or “Four Quarter Consolidated EBITDA”), plus (y) without duplication of any item in the preceding clauses (w) or (x), additions of the type reflected in any of (i) the Sponsor’s financial model, dated as of January 24, 2018, (ii) the Quality of Earnings report of PricewaterhouseCoopers LLP related to the Atlas Acquisition, dated as of January 22, 2018, (iii) the Quality of Earnings report of PricewaterhouseCoopers LLP related to the Pisces Merger and combination with the Atrium Business, dated as of January 23, 2018, or (iv) the Alvarez & Marsal Update materials related to the 2x20 Cost Reduction Initiative for the Ply Gem Business, dated as of January 25, 2018, plus (z) only with respect to determining compliance with Subsection 8.10 hereof, any Cure Amounts. “Consolidated Interest Expense”: for any period, (i) the total interest expense of the Borrower and its Restricted Subsidiaries to the extent deducted in calculating Consolidated Net Income, net of any interest income of the Borrower and its Restricted Subsidiaries, including any such interest expense consisting of (A) interest expense attributable to Financing Lease Obligations (excluding, for the avoidance of doubt, any lease, rental or other expense in connection with a lease that is not a Financing Lease Obligation), (B) amortization of debt discount, (C) interest in respect of Indebtedness of any other Person that has been Guaranteed by the Borrower or any Restricted Subsidiary, but only to the extent that such interest is actually paid by the Borrower or any Restricted Subsidiary, (D) non-cash interest expense, (E) the interest portion of any deferred payment obligation, and (F) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, plus (ii) Preferred Stock dividends paid in cash in respect of Disqualified Stock of the Borrower held by Persons other than the Borrower or a Restricted Subsidiary or in respect of Designated Preferred Stock of the Borrower pursuant to Subsection 8.2(b)(xi)(A), minus (iii) to the extent otherwise included in such interest expense referred to in clause (i) above, Special Purpose Financing Expense, accretion or accrual of discounted liabilities not constituting Indebtedness, expense 23 resulting from discounting of Indebtedness in conjunction with recapitalization or purchase accounting, any “additional interest” in respect of registration rights arrangements for any securities, amortization or write-off of financing costs, and any expensing of bridge, commitment or other financing fees, in each case under clauses (i) through (iii) above as determined on a Consolidated basis in accordance with GAAP; provided that gross interest expense shall be determined after giving effect to any net payments made or received by the Borrower and its Restricted Subsidiaries with respect to Interest Rate Agreements. “Consolidated Net Income”: for any period, the net income (loss) of the Borrower and its Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided that, without duplication, there shall not be included in such Consolidated Net Income: (i) any net income (loss) of any Person if such Person is not the Borrower or a Restricted Subsidiary, except that the Borrower’s or any Restricted Subsidiary’s net income for such period shall be increased by the aggregate amount actually dividended or distributed or that (as determined by the Borrower in good faith, which determination shall be conclusive) could have been dividended or distributed by such Person during such period to the Borrower or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (ii) below), (ii) solely for purposes of determining the amount available for Restricted Payments under Subsection 8.2(a)(3)(A) and Excess Cash Flow, any net income (loss) of any Restricted Subsidiary that is not a Subsidiary Guarantor if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of similar distributions by such Restricted Subsidiary, directly or indirectly, to the Borrower by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than (x) restrictions that have been waived or otherwise released, (y) restrictions pursuant to this Agreement or the other Loan Documents, the Senior Notes Documents and the ABL Facility Documents and (z) restrictions in effect on the Closing Date with respect to a Restricted Subsidiary and other restrictions with respect to such Restricted Subsidiary that taken as a whole are not materially less favorable to the Lenders than such restrictions in effect on the Closing Date as determined by the Borrower in good faith, which determination shall be conclusive), except that the Borrower’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of any dividend or distribution that was or that (as determined by the Borrower in good faith, which determination shall be conclusive) could have been made by such Restricted Subsidiary during such period to the Borrower or another Restricted Subsidiary (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause (ii)), (iii) (x) any gain or loss realized upon the sale, abandonment or other disposition of any asset of the Borrower or any Restricted Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold, abandoned or otherwise disposed of in 24 the ordinary course of business (as determined by the Borrower in good faith, which determination shall be conclusive) and (y) any gain or loss realized upon the disposal, abandonment or discontinuation of operations of the Borrower or any Restricted Subsidiary, (iv) any extraordinary, unusual or nonrecurring gain, loss or charge (including fees, expenses and charges (or any amortization thereof) associated with the Transactions or any acquisition, merger or consolidation, whether or not completed), any severance, relocation, consolidation, closing, integration, facilities opening, business optimization, transition or restructuring costs, charges or expenses, any signing, retention or completion bonuses, and any costs associated with curtailments or modifications to pension and post-retirement employee benefit plans, (v) the cumulative effect of a change in accounting principles, (vi) all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments, (vii) any unrealized gains or losses in respect of Hedge Agreements, (viii) any unrealized foreign currency translation or transaction gains or losses, including in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person, (ix) any non-cash compensation charge arising from any grant of limited liability company interests, stock, stock options or other equity based awards, (x) to the extent otherwise included in Consolidated Net Income, any unrealized foreign currency translation or transaction gains or losses, including in respect of Indebtedness or other obligations of the Borrower or any Restricted Subsidiary owing to the Borrower or any Restricted Subsidiary, (xi) any non-cash charge, expense or other impact attributable to application of the purchase or recapitalization method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets to the extent resulting from such purchase or recapitalization accounting adjustments), non-cash charges for deferred tax valuation allowances and non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP, (xii) any impairment charge or asset write-off, including any charge or write-off related to intangible assets, long-lived assets or investments in debt and equity securities, and any amortization of intangibles, (xiii) expenses related to the conversion of various employee benefit programs in connection with the Transactions, and non-cash compensation related expenses, 25 (xiv) any fees and expenses (or amortization thereof), and any charges or costs, in connection with any acquisition, Investment, Asset Disposition, issuance of Capital Stock, issuance, repayment or refinancing of Indebtedness, or amendment or modification of any agreement or instrument relating to any Indebtedness (in each case, whether or not completed, and including any such transaction consummated prior to the Closing Date), (xv) to the extent covered by insurance and actually reimbursed (or the Borrower has determined that there exists reasonable evidence that such amount will be reimbursed by the insurer and such amount is not denied by the applicable insurer in writing within 180 days and is reimbursed within 365 days of the date of such evidence (with a deduction in any future calculation of Consolidated Net Income for any amount so added back to the extent not so reimbursed within such 365 day period)), any expenses with respect to liability or casualty events or business interruption, (xvi) any expenses, charges and losses in the form of earn-out obligations and contingent consideration obligations (including to the extent accounted for as performance and retention bonuses, compensation or otherwise) and adjustments thereof and purchase price adjustments, in each case paid in connection with any acquisition, merger or consolidation or Investment, and (xvii) any expenses or reserves for liabilities to the extent that the Borrower or any Restricted Subsidiary is entitled to indemnification therefor under binding agreements and is actually reimbursed (or the Borrower has determined that there exists reasonable evidence that such amount will be reimbursed by the indemnifying party and such amount is not denied by the applicable indemnifying party in writing within 180 days and is reimbursed within 365 days of the date of such evidence (with a deduction in any future calculation of Consolidated Net Income for any amount so added back to the extent not so reimbursed within such 365 day period)), provided, further, that the exclusion of any item pursuant to the foregoing clauses (i) through (xvii) shall also exclude the tax impact of any such item, if applicable. In the case of any unusual or nonrecurring gain, loss or charge (other than any unusual or nonrecurring gain, loss or charge related to the Transactions) not included in Consolidated Net Income pursuant to clause (iv) above in any determination thereof (other than a determination for purposes of Subsection 8.10), the Borrower will deliver a certificate of a Responsible Officer to the Administrative Agent promptly after the date on which Consolidated Net Income is so determined, setting forth the nature and amount of such unusual or nonrecurring gain, loss or charge. Notwithstanding the foregoing, for the purpose of Subsection 8.2(a)(3)(A) only, there shall be excluded from Consolidated Net Income, without duplication, any income consisting of dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Borrower or a Restricted Subsidiary, and any income consisting of return of capital, repayment or other proceeds from dispositions or repayments of Investments consisting of Restricted Payments, in each case to the extent such income would be included in Consolidated Net Income and such related dividends, repayments, transfers, return of capital or other proceeds are applied by the Borrower to increase the amount of Restricted Payments permitted under Subsection 8.2(a)(3)(C) or (D). 26 In addition, Consolidated Net Income for any period ending on or prior to the Closing Date shall be determined based upon the net income (loss) reflected in (i) the consolidated financial statements of Ply Gem Holdings for such period and (ii) the consolidated financial statements of Atrium Corporation for such period, with pro forma effect being given to the Transactions; and each Person that is a Restricted Subsidiary upon giving effect to the Transactions shall be deemed to be a Restricted Subsidiary and the Transactions shall not constitute a sale or disposition under clause (iii) above, for purposes of such determination. “Consolidated Secured Indebtedness”: as of any date of determination, (i) an amount equal to the Consolidated Total Indebtedness (without regard to clause (iii) of the definition thereof) as of such date that, in each case, is then secured by Liens on Collateral (other than (x) Indebtedness secured by a Lien ranking junior to or subordinated to the Liens securing the Cash Flow Facilities Obligations (but, for the avoidance of doubt, not excluding ABL Facility Loans or other Consolidated Total Indebtedness secured by Liens pari passu therewith), (y) property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby and (z) solely with respect to the determination of the amount available to be Incurred pursuant to the Ratio Incremental Facility and clause (s) of “Permitted Liens”, Indebtedness Incurred pursuant to the Cash Capped Incremental Facility), minus (ii) the sum of (A) the amount of such Indebtedness consisting of Indebtedness of a type referred to in, or Incurred pursuant to, Subsection 8.1(b)(ix) and (B) Unrestricted Cash of the Borrower and its Restricted Subsidiaries. “Consolidated Secured Leverage Ratio”: as of any date of determination, the ratio of (i) Consolidated Secured Indebtedness as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date) to (ii) the Four Quarter Consolidated EBITDA as of such date; provided that, (x) in the event that the Borrower shall classify Indebtedness Incurred on the date of determination as secured in part pursuant to clause (k)(1) of the “Permitted Liens” definition in respect of Indebtedness Incurred pursuant to the Ratio Incremental Facility and in part pursuant to such clause (k)(1) in respect of Indebtedness Incurred pursuant to Subsection 8.1(b)(i) (other than pursuant to the Ratio Incremental Facility) or one or more other clauses or subclauses of the definition of “Permitted Liens” (other than clause (s)), as provided in clause (w) of the final paragraph of such definition, any calculation of the Consolidated Secured Leverage Ratio on such date of determination, including in the definition of “Maximum Incremental Facilities Amount”, shall not include any such Indebtedness (and shall not give effect to any Discharge of Indebtedness from the proceeds thereof) not Incurred pursuant to the Ratio Incremental Facility and (y) in the event that the Borrower shall classify Indebtedness Incurred on the date of determination as secured in part pursuant to clause (s) of the “Permitted Liens” definition and in part pursuant to one or more other clauses or subclauses of the definition of “Permitted Liens” (other than clause (k)(1) in respect of Indebtedness Incurred pursuant to the Ratio Incremental Facility), as provided in clause (x) of the final paragraph of such definition, any calculation of the Consolidated Secured Leverage Ratio on such date of determination shall not include any such Indebtedness (and shall not give effect to any Discharge of Indebtedness from the proceeds thereof) to the extent secured pursuant to any such other clause or subclause of such definition. “Consolidated Tangible Assets”: as of any date of determination, the total assets, less the sum of the goodwill and other intangible assets, in each case that is or would be reflected 27 on the consolidated balance sheet of the Borrower as at the end of the most recently ended Fiscal Quarter of the Borrower for which such a balance sheet of the Borrower is available, determined on a Consolidated basis in accordance with GAAP (and, in the case of any determination relating to any Incurrence of Indebtedness or Liens or any Investment, on a pro forma basis including any property or assets being acquired in connection therewith). “Consolidated Total Indebtedness”: as of any date of determination, an amount equal to (i) the aggregate principal amount of outstanding Indebtedness of the Borrower and its Restricted Subsidiaries as of such date consisting of (without duplication) Indebtedness for borrowed money (including Purchase Money Obligations and unreimbursed outstanding drawn amounts under funded letters of credit); Financing Lease Obligations; debt obligations evidenced by bonds, debentures, notes or similar instruments (but excluding surety bonds, performance bonds or other similar instruments); Disqualified Stock; and (in the case of any Restricted Subsidiary that is not a Subsidiary Guarantor) Preferred Stock, determined on a Consolidated basis in accordance with GAAP (excluding (x) items eliminated in Consolidation, (y) Hedging Obligations and (z) any outstanding Indebtedness under any revolving credit facility), plus (ii) the average daily balance of Indebtedness of the Borrower and its Restricted Subsidiaries under any revolving credit facility for the most recent four consecutive Fiscal Quarters of the Borrower ending prior to the date of determination for which consolidated financial statements of the Borrower are available (provided that, for any date prior to the Closing Date, the daily balance of Indebtedness of the Borrower and its Restricted Subsidiaries under revolving credit facilities shall be deemed to be $0), minus (iii) the sum of (A) the amount of such Indebtedness consisting of Indebtedness of a type referred to in, or Incurred pursuant to, Subsection 8.1(b)(ix) and (B) Unrestricted Cash of the Borrower and its Restricted Subsidiaries. For purposes hereof, any earn-out or similar obligations shall not constitute Consolidated Total Indebtedness until such obligation becomes a liability on the consolidated balance sheet of the Borrower in accordance with GAAP and is not paid within 30 days after becoming due and payable. “Consolidated Total Leverage Ratio”: as of any date of determination, the ratio of (i) Consolidated Total Indebtedness as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date) to (ii) the Four Quarter Consolidated EBITDA as of such date; provided that, for purposes of the foregoing calculation, in the event that the Borrower shall classify Indebtedness Incurred on the date of determination as Incurred in part pursuant to Subsection 8.1(b)(x) (other than by reason of subclause (2) or (4) of the proviso to such clause (x)) and in part pursuant to one or more other clauses or subclauses of Subsection 8.1(b) and/or (unless the Borrower at its option has elected to disregard Indebtedness being Incurred on the date of determination in part pursuant to subclause (2) or (4) of the proviso to Subsection 8.1(b)(x) for purposes of calculating the Consolidated Coverage Ratio for Incurring Indebtedness on the date of determination in part under Subsection 8.1(a)) pursuant to Subsection 8.1(a) (as provided in Subsections 8.1(c)(ii) and (iii)), Consolidated Total Indebtedness shall not include any such Indebtedness Incurred pursuant to one or more such other clauses or subclauses of Subsection 8.1(b) and/or pursuant to Subsection 8.1(a), and shall not give effect to any Discharge of any Indebtedness from the proceeds of any such Indebtedness being disregarded for purposes of the calculation of the Consolidated Total Leverage Ratio on such date of determination that otherwise would be included in Consolidated Total Indebtedness. 28 “Consolidated Working Capital”: at any date, the excess of (a) the sum of all amounts (other than cash, Cash Equivalents and Temporary Cash Investments) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower at such date excluding the current portion of current and deferred income taxes over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any Funded Debt, (ii) all Indebtedness consisting of Loans to the extent otherwise included therein, (iii) the current portion of interest and (iv) the current portion of current and deferred income taxes. “Consolidation”: the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Borrower in accordance with GAAP; provided that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Borrower or any Restricted Subsidiary in any Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning. For purposes of this Agreement for periods ending on or prior to the Closing Date, references to the consolidated financial statements of the Borrower shall be to (i) the consolidated financial statements of Ply Gem Holdings for such period and (ii) the consolidated financial statements of Atrium Corporation for such period, with pro forma effect being given to the Transactions (with Subsidiaries that comprise the Ply Gem Business or the Atrium Business that are Subsidiaries of the Borrower after giving effect to the Transactions being deemed Subsidiaries of the Borrower), as the context may require. “Contingent Obligation”: with respect to any Person, any obligation of such Person guaranteeing any obligation that does not constitute Indebtedness (a “primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (1) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (2) to advance or supply funds (a) for the purchase or payment of any such primary obligation or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor or (3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof. “Contract Consideration”: as defined in Subsection 4.4(e)(iii)(A)(2)(z). “Contractual Obligation”: as to any Person, any provision of any material security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound. “Contribution Amounts”: the aggregate amount of capital contributions applied by the Borrower to permit the Incurrence of Contribution Indebtedness pursuant to Subsection 8.1(b)(xi). “Contribution Indebtedness”: Indebtedness of the Borrower or any Restricted Subsidiary in an aggregate principal amount not greater than twice the aggregate amount of cash 29 contributions (other than Excluded Contributions, Cure Amounts, the proceeds from the issuance of Disqualified Stock or contributions by the Borrower or any Restricted Subsidiary) made to the capital of the Borrower or such Restricted Subsidiary after the Closing Date (whether through the issuance or sale of Capital Stock or otherwise); provided that such Contribution Indebtedness (a) is Incurred within 180 days after the receipt of the related cash contribution and (b) is so designated as Contribution Indebtedness pursuant to a certificate of a Responsible Officer of the Borrower promptly following the date of Incurrence thereof. “Covered Entity”: any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b). “Covered Liabilities”: as defined in Subsection 11.21. “Cure Amount”: as defined in Subsection 9.3(a). “Cured Default”: as defined in Subsection 1.2(c). “Currency Agreement”: in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary. “Daily Simple SOFR Rate”: for any day (a “Daily Simple SOFR Rate Determination Day”), an interest rate per annum equal to SOFR for the day that is five U.S. Government Securities Business Days prior to (i) if such Daily Simple SOFR Rate Determination Day is a U.S. Government Securities Business Day, such Daily Simple SOFR Rate Determination Day or (ii) if such Daily Simple SOFR Rate Determination Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such Daily Simple SOFR Rate Determination Day; provided that if by 5:00 a.m. (Chicago time) on the second U.S. Government Securities Business Day immediately following any Daily Simple SOFR Rate Determination Day, SOFR in respect of such Daily Simple SOFR Rate Determination Day has not been published on the SOFR Administrator’s Website, then SOFR for such Daily Simple SOFR Rate Determination Day will be SOFR as published in respect of the first preceding Daily Simple SOFR Rate Determination Day for which such SOFR was published on the SOFR Administrator’s Website; provided further, that SOFR as determined pursuant to this proviso shall be utilized for purposes of calculation of Daily Simple RFR for no more than three consecutive Daily Simple SOFR Rate Determination Days; provided, further, that if Daily Simple SOFR Rate determined as provided above shall ever be less than 0.00%, then Daily Simple SOFR Rate shall be deemed to be 0.00%. If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Subsection 4.7 have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Subsection 4.7 have not arisen but the SOFR Administrator or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which Daily Simple SOFR Rate shall no longer be used or be representative for 30 determining interest rates for loans in Dollars (such date, “Daily Simple SOFR Rate Replacement Date”), then, at the Borrower’s request, the Administrative Agent and the Borrower Representative shall endeavor to establish an alternate rate of interest to Daily Simple SOFR Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement, including Benchmark Replacement Conforming Changes, as may be applicable (including amendments to the Applicable Margin to preserve the terms of the economic transactions initially agreed to among the BorrowersBorrower, on the one hand, and the Lenders on the other hand). Notwithstanding anything to the contrary herein, such amendment shall become effective without any further action or consent of any other party to this Agreement. “Daily Simple SOFR Rate Determination Day”: as defined in the definition of “Daily Simple SOFR Rate”. “Daily Simple SOFR Rate Loan”: a Loan that bears interest at a rate based on the Daily Simple SOFR Rate. “Daily Simple SOFR Rate Replacement Date”: as defined in the definition of “Daily Simple SOFR Rate”. “Debt Financing”: the debt financing transactions contemplated under (a) the Loan Documents, (b) the ABL Facility Documents and (c) the Senior Notes Documents, in each case including any Interest Rate Agreements related thereto. “Declined Amounts”: the sum of (x) the Term Loan Declined Amounts and (y) the amount of Excess Cash Flow and Net Available Cash of any Asset Disposition offered (to the extent the Borrower or any Restricted Subsidiary is required by the terms thereof) to prepay, repay or purchase other Indebtedness that is secured by the Collateral on a pari passu basis with the Obligations and which the holders of such Indebtedness decline to accept pursuant to terms equivalent to Subsection 4.4(h) (as determined by the Borrower in good faith, which determination shall be conclusive). “Default”: any of the events specified in Subsection 9.1, whether or not any requirement for the giving of notice (other than, in the case of Subsection 9.1(e), a Default Notice), the lapse of time, or both, or any other condition specified in Subsection 9.1, has been satisfied. “Default Notice”: as defined in Subsection 9.1(e). “Default Right”: has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable. “Defaulting Lender”: subject to Subsection 4.14(g), any Lender or Agent whose circumstances, acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of Lender Default. 31

“Deposit Account”: any deposit account (as such term is defined in Article 9 of the UCC). “Designated Foreign Currency”: Canadian Dollars, Euro, Sterling or any other readily available currency readily exchangeable into Dollars and reasonably requested by the Borrower and acceptable to the Administrative Agent, any applicable Issuing Bank and each Revolving Lender. “Designated Noncash Consideration”: the non-cash consideration received by the Borrower or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation. “Designated Preferred Stock”: Preferred Stock of the Borrower (other than Disqualified Stock) or any Parent Entity that is issued after the Closing Date for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock, pursuant to a certificate of a Responsible Officer of the Borrower; provided that the cash proceeds of such issuance shall be excluded from the calculation set forth in Subsection 8.2(a)(3)(B). “Designation Date”: as defined in Subsection 2.10(f). “Discharge”: as defined in clause (2) of the definition of “Consolidated Coverage Ratio.” “Discharge of ABL Collateral Obligations”: the “Discharge of ABL Collateral Obligations” as defined in the ABL/Cash Flow Intercreditor Agreement or the equivalent term in any Other Intercreditor Agreement. “Discount Prepayment Accepting Lender”: as defined in Subsection 4.4(l)(ii)(2). “Discount Range”: as defined in Subsection 4.4(l)(iii)(1). “Discount Range Prepayment Amount”: as defined in Subsection 4.4(l)(iii)(1). “Discount Range Prepayment Notice”: a written notice of the Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Subsection 4.4(l) substantially in the form of Exhibit O. “Discount Range Prepayment Offer”: the irrevocable written offer by a Lender, substantially in the form of Exhibit P, submitted in response to an invitation to submit offers following the Administrative Agent’s receipt of a Discount Range Prepayment Notice. “Discount Range Prepayment Response Date”: as defined in Subsection 4.4(l)(iii)(1). “Discount Range Proration”: as defined in Subsection 4.4(l)(iii)(3). 32 “Discounted Prepayment Determination Date”: as defined in Subsection 4.4(l)(iv)(3). “Discounted Prepayment Effective Date”: in the case of a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers, or otherwise, the date that is five Business Days following the receipt by each relevant Lender of notice from the Administrative Agent in accordance with Subsection 4.4(l)(ii), Subsection 4.4(l)(iii) or Subsection 4.4(l)(iv), as applicable unless a shorter period is agreed to between the Borrower and the Administrative Agent. “Discounted Term Loan Prepayment”: as defined in Subsection 4.4(l)(i). “Disinterested Directors”: with respect to any Affiliate Transaction, one or more members of the Board of Directors of the Borrower, or one or more members of the Board of Directors of a Parent Entity, having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member’s holding Capital Stock of the Borrower or any Parent Entity or any options, warrants or other rights in respect of such Capital Stock or by reason of such member receiving any compensation from the Borrower or any Parent Entity as applicable, on whose Board of Directors such member serves in respect of such member’s role as director. “Disposition”: as defined in the definition of “Asset Disposition” in this Subsection 1.1. “Disqualified Party”: (i) any competitor of the Borrower and its Restricted Subsidiaries that is in the same or a similar line of business as the Borrower and its Restricted Subsidiaries or any affiliate of such competitor and (ii) any Persons designated in writing by the Borrower or CD&R to the Administrative Agent on or prior to January 31, 2018. “Disqualified Stock”: with respect to any Person, any Capital Stock (other than Management Stock) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control” or an Asset Disposition or other disposition) (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control” or an Asset Disposition or other disposition), in whole or in part, in each case on or prior to the Initial Term Loan Maturity Date; provided that Capital Stock issued to any employee benefit plan, or by any such plan to any employees of the Borrower or any Subsidiary, shall not constitute Disqualified Stock solely because it may be required to be repurchased or otherwise acquired or retired in order to satisfy applicable statutory or regulatory obligations. “Division”: as defined in Subsection 1.2(k). 33 “Dollar Equivalent”: with respect to any amount denominated in Dollars, the amount thereof and, with respect to the principal amount of any Loan made or outstanding in any Designated Foreign Currency or any amount in respect of any Letter of Credit denominated in any Designated Foreign Currency, at any date of determination thereof, an amount in Dollars equivalent to such principal amount or such other amount calculated on the basis of the Spot Rate of Exchange. “Dollars” and “$”: dollars in lawful currency of the United States of America. “Domestic Borrowing Base”: the sum of (1) 90.0% of the book value of Inventory of the Borrower and its Domestic Subsidiaries that are Restricted Subsidiaries, (2) 90.0% of the book value of Receivables of the Borrower and its Domestic Subsidiaries that are Restricted Subsidiaries and (3) cash, Cash Equivalents and Temporary Cash Investments of the Borrower and its Domestic Subsidiaries that are Restricted Subsidiaries (in each case, determined as of the end of the most recently ended Fiscal Month of the Borrower for which internal consolidated financial statements of the Borrower are available, and, in the case of any determination relating to any Incurrence of Indebtedness, on a pro forma basis including (x) any property or assets of a type described above acquired since the end of such Fiscal Month and (y) any property or assets of a type described above being acquired in connection therewith). “Domestic Subsidiary”: any Restricted Subsidiary of the Borrower other than a Foreign Subsidiary. “ECF Payment Date”: as defined in Subsection 4.4(e)(iii). “ECF Prepayment Amount”: as defined in Subsection 4.4(e)(iii). “EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition and is subject to the supervision of an EEA Resolution Authority, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision of an EEA Resolution Authority with its parent. “EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein and Norway. “EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution. “Environmental Costs”: any and all costs or expenses (including attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, fines, penalties, damages, settlement payments, judgments and awards), of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to, any actual or alleged violation of, noncompliance with or liability under any Environmental 34 Laws. Environmental Costs include any and all of the foregoing, without regard to whether they arise out of or are related to any past, pending or threatened proceeding of any kind. “Environmental Laws”: any and all U.S. or foreign, federal, state, provincial, territorial, local or municipal laws, rules, orders, enforceable guidelines and orders-in-council, regulations, statutes, ordinances, codes, decrees, and such requirements of any Governmental Authority properly promulgated and having the force and effect of law or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health (as it relates to exposure to Materials of Environmental Concern) or the environment, as have been, or now or at any relevant time hereafter are, in effect. “Environmental Permits”: any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any Environmental Law. “Equity Contribution”: the direct or indirect cash equity contribution to Topco (with any cash equity contribution to Topco used in full to finance the Transactions or otherwise contributed to the Borrower) by CD&R Fund X and any other investors arranged by CD&R (collectively, the “Investors”), in an aggregate amount that, when combined with (i) the value of the equity of management of the Ply Gem Business and the Atrium Business retained, rolled over or otherwise invested in connection with the Transactions and (ii) the value of the Atrium Business contributed by the Atlas Sellers in connection with the Transactions (with the value of the Atrium Business determined based on the initial cash equity contribution of the Investors in Topco and the relative direct or indirect ownership of the Atlas Sellers and the Investors in Topco), is equal to at least 21% of the pro forma capitalization of the Borrower and its Subsidiaries after giving effect to the Transactions; provided that, for purposes of such calculation, increased levels of Indebtedness (x) from any Revolving Loans or ABL Facility Loans Incurred on or after the Closing Date other than borrowings utilized to finance the Transactions (including any borrowing used to finance working capital purposes (including any refinancing of revolver draws incurred for working capital purposes)) and (y) as a result of OID and/or upfront fees in respect of the Facilities, the Senior ABL Facility and/or the Senior Notes other than the upfront fees (including such upfront fees that are structured as OID, but excluding any margin “flex” that takes the form of additional upfront fees) payable under the Fee Letter shall be excluded from such calculation. “ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time. “Erroneous Distribution”: as defined in Subsection 10.5. “Escrow Borrower”: as defined in Subsection 2.8(a). “Escrow Subsidiary”: a Wholly Owned Domestic Subsidiary formed or established for the purpose of Incurring Indebtedness the proceeds of which will be subject to an escrow or other similar arrangement; provided that upon the termination of all such escrow or similar arrangement of such Subsidiary, such Subsidiary shall cease to constitute an “Escrow Subsidiary” hereunder and shall merge with and into the Borrower or one of its Restricted Subsidiaries that is a Loan Party in accordance with Subsection 8.7. Prior to its merger with and 35 into such Person, each Escrow Subsidiary shall not own, hold or otherwise have any interest in any material assets other than the proceeds of the applicable Indebtedness Incurred by such Escrow Subsidiary and any cash, Cash Equivalents or Temporary Cash Investments invested in such Escrow Subsidiary to cover interest and premium in respect of such Indebtedness. “EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time. “EURIBOR Screen Rate”: the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as of 11:00 a.m. Brussels time two Business Days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate as consented to by the Borrower. If the EURIBOR Screen Rate shall be less than 0.00%, the EURIBOR Screen Rate shall be deemed to be 0.00% for purposes of this Agreement. If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Subsection 4.7 have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Subsection 4.7 have not arisen but the supervisor for the administrator of the euro interbank offered rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the euro interbank offered rate shall no longer be used or be representative for determining interest rates for loans in Euro, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the EURIBOR Screen Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement, including Benchmark Replacement Conforming Changes, as may be applicable (including amendments to the Applicable Margin to preserve the terms of the economic transactions initially agreed to among the Borrower, on the one hand, and the Lenders, on the other hand (including with respect to impact of any “floors”)). Notwithstanding anything to the contrary herein, such amendment shall become effective without any further action or consent of any other party to this Agreement. “Euro” and “€”: the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states. “Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Adjusted LIBOREurodollar Rate. “Eurodollar Rate”: with respect to any Eurodollar Loans for any Interest Period: 36 (a) denominated in Canadian Dollars, Term CORRA Rate with tenor equal to such Interest Period; and (b) denominated in Euros, the EURIBOR Screen Rate with tenor equal to such Interest Period; provided that, in each case, if Term CORRA Rate or the EURIBOR Screen Rate, as applicable, shall not be available at such time for such Interest Period (an “Impacted Interest Period”), then the “Eurodollar Rate” with respect to such Borrowing of Eurodollar Loans for such Interest Period shall be the Interpolated Screen Rate. Notwithstanding the foregoing, if the applicable rate described above is less than 0.00%, such rate shall be deemed to be 0.00% for purposes of this Agreement. “Event of Default”: any of the events specified in Subsection 9.1, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied. “Excess Cash Flow”: for any period, an amount equal to the excess of: (a) the sum, without duplication, of (i) Consolidated Net Income for such period, (ii) an amount equal to the amount of all non-cash charges to the extent deducted in calculating such Consolidated Net Income and cash receipts to the extent excluded in calculating such Consolidated Net Income (except to the extent such cash receipts are attributable to revenue or other items that would be included in calculating Consolidated Net Income for any prior period), (iii) decreases in Consolidated Working Capital for such period (other than any such decreases arising (x) from any acquisition or disposition of (a) any business unit, division, line of business or Person or (b) any assets other than in the ordinary course of business (each, an “ECF Acquisition” or “ECF Disposition”, respectively) by the Borrower and the Restricted Subsidiaries completed during such period, (y) from the application of purchase accounting or (z) as a result of the reclassification of any balance sheet item from short-term to long-term or vice versa), (iv) an amount equal to the aggregate net non-cash loss on Asset Dispositions (or any disposition specifically excluded from the definition of “Asset Disposition”) by the Borrower and the Restricted Subsidiaries during such period (other than in the ordinary course of business) to the extent deducted in calculating such Consolidated Net Income, (v) cash receipts in respect of Hedge Agreements during such period to the extent not otherwise included in calculating such Consolidated Net Income, and 37 (vi) any extraordinary, unusual or nonrecurring cash gain, over (b) the sum, without duplication, of (i) an amount equal to the amount of all non-cash credits included in calculating such Consolidated Net Income and cash charges to the extent not deducted in calculating such Consolidated Net Income, (ii) [reserved], (iii) the aggregate amount of all principal payments, purchases or other retirements of Indebtedness of the Borrower and the Restricted Subsidiaries (including (A) the principal component of payments in respect of Financing Lease Obligations, (B) the amount of any repayment of Term Loans pursuant to Subsection 2.2(b) and (C) the amount of a mandatory prepayment of Term Loans pursuant to Subsection 4.4(e)(i) and any mandatory prepayment, repayment or redemption of Pari Passu Indebtedness pursuant to requirements under the agreements governing such Pari Passu Indebtedness similar to the requirements set forth in Subsection 4.4(e)(i) (as determined by the Borrower in good faith, which determination shall be conclusive), to the extent required due to an Asset Disposition (or any disposition specifically excluded from the definition of “Asset Disposition”) that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase, but excluding (x) all other prepayments of Loans, (y) all prepayments of ABL Facility Loans and (z) all prepayments of revolving loans (other than Revolving Loans hereunder), to the extent there is not an equivalent permanent reduction in commitments thereunder) made during such period, except to the extent financed with the proceeds of long-term Indebtedness of the Borrower or the Restricted Subsidiaries, (iv) an amount equal to the aggregate net non-cash gain on Asset Dispositions (or any disposition specifically excluded from the definition of “Asset Disposition”) by the Borrower and the Restricted Subsidiaries during such period (other than in the ordinary course of business) to the extent included in calculating such Consolidated Net Income, (v) increases in Consolidated Working Capital for such period (other than any such increases arising (x) from any ECF Acquisition or ECF Disposition by the Borrower and the Restricted Subsidiaries completed during such period, (y) from the application of purchase accounting or (z) as a result of the reclassification of any balance sheet item from short-term to long-term or vice versa), (vi) payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness, to the extent not already deducted in calculating Consolidated Net Income, 38 (vii) [reserved], (viii) the amount of Restricted Payments (other than Investments) made in cash during such period (on a consolidated basis) by the Borrower and the Restricted Subsidiaries pursuant to Subsection 8.2(b) (other than with respect to Related Taxes pursuant to Subsection 8.2(b)(vii)(C) and pursuant to Subsections 8.2(b)(vi), (vii)(B) and (xvi)), to the extent such Restricted Payments were financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries, (ix) the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period and are not deducted in calculating Consolidated Net Income, (x) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are made in connection with any prepayment of Indebtedness to the extent that such payments are not deducted in calculating Consolidated Net Income, (xi) [reserved], (xii) the amount of Permitted Payments made pursuant to Subsection 8.2(b)(vii)(B), with respect to Related Taxes pursuant to Subsection 8.2(b)(vii)(C) and taxes (including penalties and interest) paid in cash or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in calculating such Consolidated Net Income for such period, (xiii) cash expenditures in respect of Hedge Agreements during such period to the extent not deducted in calculating such Consolidated Net Income, and (xiv) (v) any extraordinary, unusual or nonrecurring cash loss or charge (including fees, expenses, charges (or any amortization thereof) associated with the Transactions or any acquisition, merger or consolidation, whether or not completed), (w) any fees and expenses (or amortization thereof), and any charges or costs, in connection with any acquisition, Investment, Asset Disposition, issuance of Capital Stock, issuance, repayment or refinancing of Indebtedness, or amendment or modification of any agreement or instrument relating to any Indebtedness (in each case, whether or not completed, after the Closing Date or any accounting change, and including any such transaction consummated prior to the Closing Date), (x) any severance, relocation, consolidation, closing, integration, facilities opening, business optimization, transition or restructuring costs, charges or expenses, (y) any signing, retention or completion bonuses and 39

(z) any costs associated with curtailments or modifications to pension and post-retirement employee benefit plans, in each case, to the extent not already deducted in calculating Consolidated Net Income. For the avoidance of doubt, any amounts received or paid in respect of purchase price adjustments in accordance with the Pisces Acquisition Agreement or Atlas Acquisition Agreement shall be disregarded in calculating Excess Cash Flow. “Exchange Act”: the Securities Exchange Act of 1934, as amended from time to time. “Exchanged Tranche B Term Loans”: as defined in the Third Amendment. “Exchanging Tranche B Term Lender”: as defined in the Third Amendment. “Excluded Assets”: as defined in the Guarantee and Collateral Agreement. “Excluded Contribution”: Net Cash Proceeds, or the Fair Market Value (as of the date of contribution, issuance or sale) of property or assets, received by the Borrower as capital contributions to the Borrower after the Closing Date or from the issuance or sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Borrower, in each case to the extent designated as an Excluded Contribution pursuant to a certificate of a Responsible Officer of the Borrower and not previously included in the calculation set forth in Subsection 8.2(a)(3)(B)(x) for purposes of determining whether a Restricted Payment may be made. “Excluded Information”: as defined in Subsection 4.4(l)(i). “Excluded Liability”: any liability that is excluded under the Bail-In Legislation from the scope of any Bail-In Action including, without limitation, any liability excluded pursuant to Article 44 of the Bank Recovery and Resolution Directive. “Excluded Subsidiary”: at any date of determination, any Subsidiary of the Borrower: (a) that is an Immaterial Subsidiary; (b) that is prohibited by Requirement of Law or Contractual Obligations existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) from Guaranteeing, or granting Liens to secure, the Cash Flow Facilities Obligations or if Guaranteeing, or granting Liens to secure, the Cash Flow Facilities Obligations would require governmental (including regulatory) consent, approval, license or authorization unless such consent, approval, license or authorization has been received; (c) with respect to which the Borrower and the Administrative Agent reasonably agree that the burden or cost or other consequences of providing a guarantee 40 of the Cash Flow Facilities Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom; (d) with respect to which the provision of such guarantee of the Cash Flow Facilities Obligations would result in material adverse tax consequences to Topco or one of its Subsidiaries (as determined by the Borrower in good faith, which determination shall be conclusive, and the Borrower shall take commercially reasonable efforts to promptly notify the Administrative Agent of any such determination, but failure to so notify the Administrative Agent shall not invalidate such determination); (e) that is a Subsidiary of a Foreign Subsidiary; (f) that is a joint venture or Non-Wholly Owned Subsidiary; (g) that is an Unrestricted Subsidiary; (h) that is a Captive Insurance Subsidiary; (i) that is a Special Purpose Entity; (j) that is a Subsidiary formed solely for the purpose of (x) becoming a Parent Entity or (y) merging with the Borrower in connection with another Subsidiary becoming a Parent Entity, in each case to the extent such entity becomes a Parent Entity or is merged with the Borrower or any Parent Entity within 60 days of the formation thereof, or otherwise creating or forming a Parent Entity; (k) that is a Subsidiary acquired by the Borrower or any Subsidiary and, at the time of the relevant acquisition, is an obligor in respect of Acquired Indebtedness to the extent (and solely for so long as) the documents or instruments governing the applicable Acquired Indebtedness prohibits such Subsidiary from granting a Guarantee of the Cash Flow Facilities Obligations; or (l) that is an Escrow Subsidiary; provided that, notwithstanding the foregoing, any Domestic Subsidiary that Guarantees the payment of the Senior ABL Facility or the Senior Notes shall not be an Excluded Subsidiary. Subject to the proviso in the preceding sentence, any Subsidiary that fails to meet the foregoing requirements as of the last day of the period of the most recent four consecutive Fiscal Quarters for which consolidated financial statements of the Borrower are available shall continue to be deemed an Excluded Subsidiary hereunder until the date that is 60 days following the date on which such annual or quarterly financial statements were required to be delivered pursuant to Subsection 7.1 with respect to such period. “Excluded Taxes”: (a) any Taxes measured by or imposed upon the net income of any Agent or Lender or its applicable lending office, or any branch or affiliate thereof, and all franchise Taxes, branch Taxes, Taxes on doing business or Taxes measured by or imposed upon the overall capital or net worth of any such Agent or Lender or its applicable lending office, or 41 any branch or affiliate thereof, in each case imposed: (i) by the jurisdiction under the laws of which such Agent or Lender, applicable lending office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof; or (ii) by reason of any connection between the jurisdiction imposing such Tax and such Agent or Lender, applicable lending office, branch or affiliate other than a connection arising solely from such Agent or Lender having executed, delivered or performed its obligations under, or received payment under or enforced, this Agreement or any Notes, and (b) any Tax imposed by FATCA. For purposes of this definition, the term “Lender” includes any Issuing Bank. “Exempt Sale and Leaseback Transaction”: any Sale and Leaseback Transaction (a) in which the sale or transfer of property occurs within 180 days of the acquisition of such property by the Borrower or any of its Subsidiaries or (b) that involves property with a book value equal to the greater of $30,000,000 and 8.00% of Four Quarter Consolidated EBITDA (as of the date on which a legally binding commitment for such Sale and Leaseback Transaction was entered into) or less and is not part of a series of related Sale and Leaseback Transactions involving property with an aggregate value in excess of such amount and entered into with a single Person or group of Persons. For purposes of the foregoing, “Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by the Borrower or any of its Subsidiaries of real or personal property that has been or is to be sold or transferred by the Borrower or any such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary. “Extended Initial Revolving Commitments”: as defined in the Fifth Amendment. As of the Fifth Amendment Effective Date, immediately after giving effect to the Fifth Amendment, the aggregate amount of the Extended Initial Revolving Commitments of the Lenders is $92,000,000. Unless the context shall otherwise require, Extended Initial Revolving Commitments shall constitute “Initial Revolving Commitments” and “Commitments” and revolving loans made pursuant to the Extended Initial Revolving Commitments shall constitute “Initial Revolving Loans” and “Loans,” in each case for all purposes of this Agreement and the other Loan Documents. “Existing Interest Rate”: as defined in Subsection 2.8(d)(v). “Existing Loans”: as defined in Subsection 2.10(a). “Existing Revolving Commitments”: as defined in Subsection 2.10(a). “Existing Revolving Tranche”: as defined in Subsection 2.10(a). “Existing Term Loans”: as defined in Subsection 2.10(a). “Existing Term Tranche”: as defined in Subsection 2.10(a). “Existing Tranche”: as defined in Subsection 2.10(a). “Extended Loans”: as defined in Subsection 2.10(a). 42 “Extended Revolving Commitments”: as defined in Subsection 2.10(a). “Extended Revolving Loans”: as defined in Subsection 2.10(a). “Extended Revolving Tranche”: as defined in Subsection 2.10(a). “Extended Term Loans”: as defined in Subsection 2.10(a). “Extended Term Tranche”: as defined in Subsection 2.10(a). “Extended Tranche”: as defined in Subsection 2.10(a). “Extending Lender”: as defined in Subsection 2.10(b). “Extension”: as defined in Subsection 2.10(b). “Extension Amendment”: as defined in Subsection 2.10(c). “Extension Date”: as defined in Subsection 2.10(d). “Extension Election”: as defined in Subsection 2.10(b). “Extension of Credit”: as to any Lender, the making of an Original Initial Term Loan (excluding any Supplemental Term Loans being made under the Original Initial Term Loan Tranche), a Tranche B Term Loan (excluding any Supplemental Term Loans being made under the Tranche B Term Loan Tranche), a Tranche C Term Loan (excluding any Supplemental Term Loans being made under the Tranche C Term Loan Tranche), a Revolving Loan, a Swing Line Loan or an Incremental Revolving Loan (other than the initial extension of credit thereunder), and with respect to an Issuing Bank, the issuance of a Letter of Credit or an amendment, renewal or extension that increases the stated amount of a Letter of Credit. “Extension Request”: as defined in Subsection 2.10(a). “Extension Request Deadline”: as defined in Subsection 2.10(b). “Extension Series”: all Extended Loans or Extended Revolving Commitments, as applicable, that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Loans or Extended Revolving Commitments, as applicable, provided for therein are intended to be part of any previously established Extension Series) and that provide for the same interest margins and amortization schedule. “Facility”: each of (a) the Original Initial Term Loan Commitments and the Extensions of Credit made thereunder (the “Initial Term Loan Facility”), (b) the Tranche B Term Loan Commitments and the Extensions of Credit made thereunder, (c) the Tranche C Term Loan Commitments and the Extensions of Credit made thereunder, (d) the Initial Revolving Commitments and the Extensions of Credit made thereunder, (e) Incremental Term Loans of the same Tranche, (f) Incremental Revolving Commitments of the same Tranche and Extensions of 43

Credit made thereunder, (g) any Extended Term Loans of the same Extension Series, (h) any Extended Revolving Commitments of the same Extension Series and Extensions of Credit made thereunder, (i) any Specified Refinancing Term Loans of the same Tranche (other than Tranche B Term Loans) and (j) any Specified Refinancing Revolving Commitments of the same Tranche and Extensions of Credit made thereunder, and collectively the “Facilities.” “Fair Market Value”: with respect to any asset or property, the fair market value of such asset or property as determined in good faith by senior management of the Borrower or the Board of Directors, whose determination shall be conclusive. “FATCA”: Sections 1471 through 1474 of the Code as in effect on the Closing Date (and any amended or successor provisions that are substantively comparable), and any regulations or other administrative authority promulgated thereunder, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with any of the foregoing and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement. “Federal District Court”: as defined in Subsection 11.13(a). “Federal Funds Effective Rate”: for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. “Fee Letter”: (a) prior to the Fifth Amendment Effective Date, the Fee Letter, dated as of January 31, 2018, as amended by the letter agreement, dated as of February 15, 2018, among the Borrower, JPMorgan Chase Bank, N.A., Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., UBS Securities LLC, UBS AG Stamford Branch, Barclays Bank PLC, Goldman Sachs Bank USA, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank of America, N.A., Royal Bank of Canada, Jefferies Finance LLC, MUFG Union Bank, N.A., Natixis, New York Branch, Société Générale, SG Americas Securities, LLC and Crédit Agricole Corporate and Investment Bank and (b) from and after the Fifth Amendment Effective Date, the Fee Letter, dated as of May 15, 2024, among the Borrower and Deutsche Bank AG New York Branch. “Fifth Amendment”: the Fifth Amendment to Cash Flow Credit Agreement, dated as of May 15, 2024, by and among the Borrower, the Lenders and Issuing Banks party thereto and the Administrative Agent. “Fifth Amendment Effective Date”: May 15, 2024. “Fifth Amendment Transactions”: collectively, any or all of the following (whether taking place prior to, on or following the Fifth Amendment Effective Date): (i) the entry into the Fifth Amendment, the Incurrence of Tranche C Term Loans thereunder and the obtaining of Extended Initial Revolving Commitments thereunder, (ii) the entry into an amendment to the 44 Senior ABL Agreement to, among other things, extend the maturity of the commitments thereunder and (iii) all other transactions relating to any of the foregoing (including payment of fees, premiums and expenses related to any of the foregoing). “Financial Covenant Event of Default”: as defined in Subsection 9.1(c). “Financial Covenant Representation Event of Default”: as defined in Subsection 9.1(b). “Financing Disposition”: any sale, transfer, conveyance or other disposition of, or creation or incurrence of any Lien on, property or assets (a) by the Borrower or any Subsidiary thereof to or in favor of any Special Purpose Entity, or by any Special Purpose Subsidiary, in each case in connection with the Incurrence by a Special Purpose Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets or (b) by the Borrower or any Subsidiary thereof to or in favor of any Special Purpose Entity that is not a Special Purpose Subsidiary. “Financing Lease”: any lease of property, real or personal, the obligations of the lessee in respect of which are required to be capitalized and accounted for as a financing lease (and not, for the avoidance of doubt, as an operating lease) on the balance sheet of such lessee for financial reporting purposes in accordance with GAAP. The Stated Maturity of any Financing Lease Obligation shall be the date of the last payment of rent or any other amount due under the related lease. Notwithstanding anything to the contrary contained in this definition of “Financing Lease” or elsewhere in this Agreement, in the event of an accounting change requiring leases to be capitalized on the balance sheet of the lessee that are not required to be so capitalized on the Closing Date, then at the Borrower’s option, only those leases (assuming for purposes hereof that such leases were in existence on the Closing Date) that would constitute Financing Leases in conformity with GAAP on the Closing Date shall be considered Financing Leases, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith. “Financing Lease Obligation”: an obligation under any Financing Lease. “FIRREA”: the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time. “First Lender Joinder Agreement Effective Date”: November 16, 2018. “First Lien Obligations”: (i) the Cash Flow Facilities Obligations and (ii) the Additional Obligations, Permitted Debt Exchange Notes, Rollover Indebtedness and Refinancing Indebtedness in respect of the Indebtedness described in this clause (ii) (other than any such Additional Obligations, Permitted Debt Exchange Notes, Rollover Indebtedness and Refinancing Indebtedness that are unsecured or secured by a Lien ranking junior to the Lien securing the Cash Flow Facilities Obligations) secured by a first priority security interest in the Cash Flow Priority Collateral and a second priority security interest in the ABL Priority Collateral, collectively. “first priority”: with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien is the most senior Lien to which such 45 Collateral is subject (subject to Liens permitted hereunder (including Permitted Liens) applicable to such Collateral which have priority over the respective Liens on such Collateral created pursuant to the relevant Security Document (or, in the case of Collateral constituting Pledged Stock (as defined in the Guarantee and Collateral Agreement), Permitted Liens of the type described in clauses (a), (k)(4) (other than subclause (z)), (l), (m), (n), (p)(1), (s) and, solely with respect to Permitted Liens described in the foregoing clauses, (o) of the definition thereof)). For purposes of this definition, a Lien purported to be created in any Collateral pursuant to any Security Document will be construed as the “most senior Lien” to which such Collateral is subject, notwithstanding the existence of a Permitted Lien on the Collateral that is pari passu with the Lien on such Collateral, so long as such Permitted Lien is subject to the terms of the ABL/Cash Flow Intercreditor Agreement or an Other Intercreditor Agreement. “Fiscal Month”: each monthly accounting period of the Borrower calculated in accordance with the fiscal calendar of the Borrower. “Fiscal Quarter”: for any fiscal year, (i) prior to the Panther Closing Date, (x) for the first three Fiscal Quarters, each 13-week fiscal period commencing on the day immediately following the last day of the previous Fiscal Quarter and ending on the Saturday of the last week of such Fiscal Quarter and (y) for the fourth Fiscal Quarter, the fiscal period commencing on the day immediately following the last day of the previous Fiscal Quarter and ending on December 31, and (ii) on and following the Panther Closing Date, (A) solely for financial reporting purposes related to delivering financial statements in comparative form and satisfying the Borrower’s financial reporting obligations under Subsection 7.1, for the Fiscal Quarters ending during the 2018 calendar year (or any relevant calendar year prior thereto), the fiscal periods of Neptune as set forth in Neptune’s annual reports on Form 10-K and quarterly reports on Form 10-Q, in each case as filed with the SEC (it being understood that Neptune’s historical Fiscal Quarters are not expected to be recast), and (B) for all other purposes, (x) for the first three Fiscal Quarters, each 13-week fiscal period commencing on the day immediately following the last day of the previous Fiscal Quarter and ending on the Saturday of the last week of such Fiscal Quarter and (y) for the fourth Fiscal Quarter, the fiscal period commencing on the day immediately following the last day of the previous Fiscal Quarter and ending on December 31, or as otherwise designated by the Borrower in accordance with Subsection 7.12; provided that, for purposes of calculating Consolidated Coverage Ratio or Four Quarter Consolidated EBITDA, if any financial information of Neptune is included in such calculation of Consolidated Coverage Ratio or Four Quarter Consolidated EBITDA, as applicable, in respect of any Fiscal Quarter that commenced prior to the Panther Closing Date, the financial information of Neptune for such Fiscal Quarter shall be determined based on the monthly financial information of Neptune for the applicable month accounting periods of Neptune most nearly approximating such Fiscal Quarter, which applicable month accounting periods shall be calculated in accordance with the fiscal calendar of Neptune in effect prior to the Panther Closing Date (and which may not be on a calendar month basis). “Fixed GAAP Date”: the Closing Date; provided that at any time after the Closing Date, the Borrower may by written notice to the Administrative Agent elect to change the Fixed GAAP Date to be the date specified in such notice, and upon such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice. 46 “Fixed GAAP Terms”: (a) the definitions of the terms “Borrowing Base”, “Capital Expenditures”, “Consolidated Coverage Ratio”, “Consolidated EBITDA”, “Consolidated Interest Expense”, “Consolidated Net Income”, “Consolidated Secured Indebtedness”, “Consolidated Secured Leverage Ratio”, “Consolidated Tangible Assets”, “Consolidated Total Indebtedness”, “Consolidated Total Leverage Ratio”, “Consolidated Working Capital”, “Consolidation”, “Domestic Borrowing Base”, “Excess Cash Flow”, “Foreign Borrowing Base”, “Four Quarter Consolidated EBITDA”, “Inventory” and “Receivable”, (b) all defined terms in this Agreement to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (c) any other term or provision of this Agreement or the Loan Documents that, at the Borrower’s election, may be specified by the Borrower by written notice to the Administrative Agent from time to time. “Flood Insurance Laws”: collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto. “Foreign Borrowing Base”: the sum of (1) 90.0% of the book value of Inventory of the Borrower’s Foreign Subsidiaries that are Restricted Subsidiaries, (2) 90.0% of the book value of Receivables of the Borrower’s Foreign Subsidiaries that are Restricted Subsidiaries and (3) cash, Cash Equivalents and Temporary Cash Investments of the Borrower’s Foreign Subsidiaries that are Restricted Subsidiaries (in each case, determined as of the end of the most recently ended Fiscal Month of the Borrower for which internal consolidated financial statements of the Borrower are available, and, in the case of any determination relating to any Incurrence of Indebtedness, on a pro forma basis including (x) any property or assets of a type described above acquired since the end of such Fiscal Month and (y) any property or assets of a type described above being acquired in connection therewith). “Foreign Pension Plan”: a registered pension plan which is subject to applicable pension legislation other than ERISA or the Code, which a Restricted Subsidiary sponsors or maintains, or to which it makes or is obligated to make contributions. “Foreign Plan”: each Foreign Pension Plan, deferred compensation or other retirement or superannuation plan, fund, program, agreement, commitment or arrangement whether oral or written, funded or unfunded, sponsored, established, maintained or contributed to, or required to be contributed to, or with respect to which any liability is borne, outside the United States of America, by the Borrower or any of its Restricted Subsidiaries, other than any such plan, fund, program, agreement or arrangement sponsored by a Governmental Authority. “Foreign Subsidiary”: any Subsidiary of the Borrower (a) that is organized under the laws of any jurisdiction outside of the United States of America and any Subsidiary of such Foreign Subsidiary or (b) that is a Foreign Subsidiary Holdco. Any subsidiary of the Borrower which is organized and existing under the laws of Puerto Rico or any other territory of the United States of America shall be a Foreign Subsidiary. 47

“Foreign Subsidiary Holdco”: any Restricted Subsidiary of the Borrower, so long as such Restricted Subsidiary has no material assets other than securities or indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof), intellectual property relating to such Foreign Subsidiaries (or Subsidiaries thereof), and/or other assets (including cash, Cash Equivalents and Temporary Cash Investments) relating to an ownership interest in any such securities, indebtedness, intellectual property or Subsidiaries. Any Subsidiary which is a Foreign Subsidiary Holdco that fails to meet the foregoing requirements as of the last day of the period for which consolidated financial statements of the Borrower are available shall continue to be deemed a “Foreign Subsidiary Holdco” hereunder until the date that is 60 days following the date on which such annual or quarterly financial statements were required to be delivered pursuant to Subsection 7.1 with respect to such period. “Four Quarter Consolidated EBITDA”: as of any date of determination, the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive Fiscal Quarters of the Borrower ending prior to the date of such determination for which consolidated financial statements of the Borrower are available (determined for any fiscal quarter (or portion thereof) ending prior to the Closing Date, on a pro forma basis to give effect to the Transactions as if they had occurred at the beginning of such four quarter period), provided that: (1) if, since the beginning of such period, the Borrower or any Restricted Subsidiary shall have made a Sale (including any Sale occurring in connection with a transaction causing a calculation to be made hereunder), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the company, business, group of assets or Subsidiary that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period; (2) if, since the beginning of such period, the Borrower or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and (3) if, since the beginning of such period, any Person became a Restricted Subsidiary or was merged or consolidated with or into the Borrower or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Borrower or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including, without limitation, in respect of anticipated cost 48 savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or another authorized Officer of the Borrower, which determination shall be conclusive; provided that with respect to cost savings or synergies relating to any Sale, Purchase or other transaction, the related actions are expected by the Borrower to be taken no later than 18 months after the date of determination. “Fourth Amendment”: the Fourth Amendment, dated as of April 11, 2023, by and among the Borrower and the Administrative Agent. “Fourth Amendment Effective Date”: April 11, 2023. “Funded Debt”: all Indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of the Borrower or any Restricted Subsidiary, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all amounts of such debt required to be paid or prepaid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Term Loans. “GAAP”: generally accepted accounting principles in the United States of America as in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, and subject to the following sentence. If at any time the SEC permits or requires U.S. domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes, the Borrower may elect by written notice to the Administrative Agent to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement) and (b) for prior periods, GAAP as defined in the first sentence of this definition. All ratios and computations based on GAAP contained in this Agreement shall be computed in conformity with GAAP. “GGC Expense Reimbursement Agreement”: the Expense Reimbursement Agreement, to be dated as of the Business Day immediately following the Closing Date, by and among Topco, Atrium W&D, Ply Gem Industries and Golden Gate, pursuant to which Golden Gate shall be entitled to expense reimbursement from Topco, Atrium W&D and Ply Gem Industries for certain consulting services, as the same may be amended, supplemented, waived or otherwise modified from time to time so long as such amendment, supplement, waiver or modification complies with this Agreement (including Subsection 8.5 (for the avoidance of doubt, other than by reason of Subsection 8.5(b)(vii))). 49 “GGC Indemnification Agreement”: the Indemnification Agreement, to be dated as of the Business Day immediately following the Closing Date, by and among Topco, Atrium W&D, Ply Gem Industries, certain GGC Investors and Golden Gate and the other parties thereto, as the same may be amended, supplemented, waived or otherwise modified from time to time. “GGC Investors”: collectively, (i) Atrium Intermediate Holdings, (ii) Atrium Window Holdings, LLC, a Delaware limited liability company, and any successor in interest thereto, (iii) Atrium Window Parent, LLC, a Delaware limited liability company, and any successor in interest thereto, (iv) GGC Atrium Window Holdings, LLC, a Delaware limited liability company, and any successor in interest thereto, (v) GGC BP Holdings, LLC, a Delaware limited liability company, and any successor in interest thereto, (vi) GGC Opportunity Fund, LP, and any successor in interest thereto, (vii) GGC Opportunity Fund-A, LP, and any successor in interest thereto, (viii) GGCOF Executive Co-Invest, LP, and any successor in interest thereto, (ix) GGCOF IRA Co-Invest, LP, and any successor in interest thereto, (x) GGCOF Co-Invest LP, and any successor in interest thereto, (xi) GGC Finance Partnership, LP, and any successor in interest thereto, (xii) GGC Unlevered Credit Opportunities, LLC, and any successor in interest thereto, (xiii) Golden Gate Capital Management, L.L.C., and any successor in interest thereto, (xiv) Golden Gate Capital Management II, L.L.C., and any successor in interest thereto, (xv) Golden Gate Private Equity, Inc., and any successor in interest thereto, (xvi) GGC Opportunity Fund Management GP, Ltd., and any successor in interest thereto and (xvii) any Affiliate of any GGC Investor identified in clauses (i) through (xvi) of this definition. “Golden Gate”: Golden Gate Private Equity, Inc. and any successor in interest thereto. “Governmental Authority”: the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank). “Guarantee”: any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. “Guarantee and Collateral Agreement”: the Cash Flow Guarantee and Collateral Agreement delivered to the Collateral Agent as of the Closing Date, substantially in the form of Exhibit B hereto, as the same may be amended, supplemented, waived or otherwise modified from time to time. “Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) 50 of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any such obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith, which determination shall be conclusive. “Guarantor Subordinated Obligations”: with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Closing Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guaranty pursuant to a written agreement. “Guarantors”: the collective reference to Holdings (or any Successor Holding Company in respect thereof pursuant to and as defined in Subsection 9.16(e) of the Guarantee and Collateral Agreement) (unless and until Holdings is released from all of its obligations pursuant to Subsection 9.16(h) of the Guarantee and Collateral Agreement) and each Subsidiary Guarantor; individually, a “Guarantor.” “Hedge Agreements”: collectively, Interest Rate Agreements, Currency Agreements and Commodities Agreements. “Hedging Obligations”: as to any Person, the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodities Agreement. “Holdings”: Pisces Holdings, Inc., a Delaware corporation, and any successor in interest thereto. “Identified Participating Lenders”: as defined in Subsection 4.4(l)(iii)(3). “Identified Qualifying Lenders”: as defined in Subsection 4.4(l)(iv)(3). “IFRS”: International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or 51 the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such board, or the SEC, as the case may be), as in effect from time to time. “Immaterial Subsidiary”: any Subsidiary of the Borrower designated as such in writing by the Borrower to the Administrative Agent that (i) (x) contributed 5.0% or less of Consolidated EBITDA for the period of the most recent four consecutive Fiscal Quarters ending prior to the date of such determination for which consolidated financial statements of the Borrower are available, and (y) had consolidated assets representing 5.0% or less of Consolidated Tangible Assets as of the end of the most recently ended financial period for which consolidated financial statements of the Borrower are available; and (ii) together with all other Immaterial Subsidiaries designated pursuant to the preceding clause (i), (x) contributed 5.0% or less of Consolidated EBITDA for the period of the most recent four consecutive Fiscal Quarters ending prior to the date of such determination for which consolidated financial statements of the Borrower are available, and (y) had consolidated assets representing 5.0% or less of Consolidated Tangible Assets as of the end of the most recently ended financial period for which consolidated financial statements of the Borrower are available. Any Subsidiary so designated as an Immaterial Subsidiary that fails to meet the foregoing requirements as of the last day of the period of the most recent four consecutive Fiscal Quarters for which consolidated financial statements of the Borrower are available shall continue to be deemed an “Immaterial Subsidiary” hereunder until the date that is 60 days following the date on which such annual or quarterly financial statements were required to be delivered pursuant to Subsection 7.1(a) or 7.1(b) with respect to such period. “Impacted Interest Period”: as defined in the definition of “Eurodollar Rate”. “Increase Supplement”: as defined in Subsection 2.8(c). “Increased Amount”: as defined in Subsection 2.8(d)(v). “Incremental Commitment Amendment”: as defined in Subsection 2.8(d). “Incremental Commitments”: as defined in Subsection 2.8(a). “Incremental Indebtedness”: Indebtedness Incurred by the Borrower pursuant to and in accordance with Subsection 2.8. “Incremental Lenders”: as defined in Subsection 2.8(b). “Incremental Letter of Credit Commitments”: as defined in Subsection 2.8(a). “Incremental Loans”: as defined in Subsection 2.8(d). “Incremental Revolving Commitments”: as defined in Subsection 2.8(a). “Incremental Revolving Loans”: any loans drawn under an Incremental Revolving Commitment. 52 “Incremental Term Loan”: any Incremental Loan made pursuant to an Incremental Term Loan Commitment. “Incremental Term Loan Commitments”: as defined in Subsection 2.8(a). “Incur”: issue, assume, enter into any Guarantee of, incur or otherwise become liable for; and the terms “Incurs”, “Incurred” and “Incurrence” shall have a correlative meaning; provided that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, and the payment of dividends on Capital Stock constituting Indebtedness in the form of additional shares of the same class of Capital Stock, will be deemed not to be an Incurrence of Indebtedness. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof. “Indebtedness”: with respect to any Person on any date of determination (without duplication): (i) the principal of indebtedness of such Person for borrowed money; (ii) the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit, bankers’ acceptances or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed) (except to the extent such reimbursement obligations relate to Trade Payables and such obligations are expected to be satisfied within 30 days of becoming due and payable); (iv) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except Trade Payables), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto; (v) all Financing Lease Obligations of such Person; (vi) the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock of such Person or (if such Person is a Subsidiary of the Borrower other than a Subsidiary Guarantor) any Preferred Stock of such Subsidiary, but excluding, in each case, any accrued dividends (the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Capital Stock, or if less (or if such Capital Stock has no such fixed price), to the involuntary redemption, repayment or repurchase price therefor calculated in 53 accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the fair market value of such Capital Stock, such fair market value shall be as determined in good faith by senior management of the Borrower, the Board of Directors of the Borrower or the Board of Directors of the issuer of such Capital Stock, in each case which determination shall be conclusive); (vii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination (as determined in good faith by the Borrower, which determination shall be conclusive) and (B) the amount of such Indebtedness of such other Persons; (viii) all Guarantees by such Person of Indebtedness of other Persons, to the extent so Guaranteed by such Person; and (ix) to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time); provided that, unless the obligations under a Vendor Financing Arrangement are secured by a Lien on the Collateral (excluding, for the avoidance of doubt, security in the form of cash collateral or letters of credit) ranking pari passu with the Liens securing the Cash Flow Facilities Obligations, for all purposes under this Agreement, Indebtedness shall not include any obligations whatsoever in respect of Vendor Financing Arrangements except to the extent that such obligations constituting Indebtedness exceed $35,000,000 in the aggregate at any time outstanding; provided further, Indebtedness shall not include (t) obligations arising under or in connection with the Ply Gem Tax Receivable Agreement, (u) any liability for federal, state, local or other taxes owed or owing to any government or other taxing authority, (v) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (w) obligations, to the extent such obligations constitute Indebtedness, under any agreement that has been defeased or satisfied and discharged pursuant to the terms of such agreement, (x) Contingent Obligations incurred in the ordinary course of business or consistent with past practice, (y) in connection with the purchase by the Borrower or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner or (z) for the avoidance of doubt, any obligations or liabilities which would be required to be classified and accounted for as an operating lease for financial reporting purposes in accordance with GAAP as of the Closing Date. The amount of Indebtedness of any Person at any date shall be determined as set forth above or as otherwise provided for in this Agreement, or otherwise shall equal the amount 54 thereof that would appear as a liability on a balance sheet of such Person (excluding any notes thereto) prepared in accordance with GAAP. “Indemnified Liabilities”: as defined in Subsection 11.5(d). “Indemnitee”: as defined in Subsection 11.5(d). “Initial Agreement”: as defined in Subsection 8.3(c). “Initial Default”: as defined in Subsection 1.2(c). “Initial Lien”: as defined in Subsection 8.6. “Initial Revolving Commitment”: as to any Lender, its obligation to make Initial Revolving Loans to, and/or make or participate in Swing Line Loans made to, and/or issue or participate in Letters of Credit issued on behalf of, the Borrower in an aggregate amount not to exceed at any one time outstanding the amount set forth opposite such Lender’s name in Schedule A under the heading “Initial Revolving Commitment” or, in the case of any Lender that is an Assignee, the amount of the assigning Lender’s Initial Revolving Commitment assigned to such Assignee pursuant to Subsection 11.6(b) (in each case as such amount may be adjusted from time to time as provided herein); collectively, as to all the Lenders, the “Initial Revolving Commitments.” The original amount of the aggregate Initial Revolving Commitments of the Lenders is $115,000,000. “Initial Revolving Commitment Period”: the period from and including the Closing Date to but not including the Initial Revolving Maturity Date, or such earlier date as the Initial Revolving Commitments shall terminate as provided herein. “Initial Revolving Loans”: as defined in Subsection 2.1(b). “Initial Revolving Maturity Date”: the date that is the fifth year anniversary of the Fifth Amendment Effective Date; provided that if the fifth year anniversary of the Fifth Amendment Effective Date is not a Business Day, the “Initial Revolving Maturity Date” shall be the next succeeding Business Day after the fifth year anniversary of the Fifth Amendment Effective Date; provided further that, (i) if more than $250,000,000 in aggregate principal amount of Tranche B Term Loans are outstanding on the date that is 91 days prior to the Tranche B Term Loan Maturity Date (such 91st day, the “Tranche B Springing Maturity Date”), the “Initial Revolving Maturity Date” shall be the Tranche B Springing Maturity Date, (ii) if more than $200,000,000 in aggregate principal amount (calculated collectively across both instruments described in the immediately following clauses (1) and (2)) of (1) Initial Term Loans (as defined in that certain Term Loan Credit Agreement, dated as of July 25, 2022, among the Borrower, the several banks and other financial institutions from time to time party thereto and Deutsche Bank AG New York Branch, as administrative agent and collateral agent, the “August 2028 Term Loans”) and (2) 8.750% senior secured notes due 2028 issued by the Borrower (the “August 2028 Secured Notes”) are outstanding on the date that is 91 days prior to the Stated Maturity of the August 2028 Term Loans and the August 2028 Secured Notes (each such 91st day, the “August 2028 Debt Springing Maturity Date”), the “Initial Revolving Maturity Date” shall be the August 2028 Debt Springing Maturity Date, (iii) if more than $100,000,000 in aggregate 55 principal amount of 6.125% senior notes due 2029 issued by the Borrower (the “January 2029 Senior Notes”) are outstanding on the date that is 182 days prior to the Stated Maturity of the January 2029 Senior Notes (such 182nd day, the “January 2029 Senior Notes Springing Maturity Date”), the “Initial Revolving Maturity Date” shall be the January 2029 Senior Notes Springing Maturity Date, (iv) in the case of any Specified Incremental Secured Indebtedness, if more than the Specified Indebtedness Threshold Amount in aggregate principal amount of such Specified Incremental Secured Indebtedness is outstanding on the date that is 91 days prior to the Stated Maturity of such Specified Incremental Secured Indebtedness (each such 91st day, the “Specified Incremental Secured Indebtedness Springing Maturity Date”), the “Initial Revolving Maturity Date” shall be the Specified Incremental Secured Indebtedness Springing Maturity Date and (v) in the case of any Specified 2028 Refinancing Indebtedness, if more than the Specified Indebtedness Threshold Amount in aggregate principal amount of such Specified 2028 Refinancing Indebtedness is outstanding on the date that is 91 days prior to the Stated Maturity of such Specified 2028 Refinancing Indebtedness (each such 91st day, the “Specified 2028 Refinancing Indebtedness Springing Maturity Date”), the “Initial Revolving Maturity Date” shall be the Specified 2028 Refinancing Indebtedness Springing Maturity Date. “Initial Term Loan”: collectively, the Original Initial Term Loans and the Tranche B Term Loans. “Initial Term Loan Commitment”: as to any Lender, the Original Initial Term Loan Commitment (if any) and the Tranche B Term Loan Commitment (if any). “Initial Term Loan Facility”: as defined in the definition of “Facility.” “Initial Term Loan Maturity Date”: (a) prior to the Third Amendment Effective Date, the Original Initial Term Loan Maturity Date and (b) from and after the Third Amendment Effective Date, the Tranche B Term Loan Maturity Date. “Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA. “Installment Date”: as defined in Subsection 2.2(b). “Intellectual Property”: as defined in Subsection 5.9. “Intercreditor Agreement Supplement”: as defined in Subsection 10.8(a). “Interest Payment Date”: (a) as to any ABR Loan or Canadian Prime Rate Loan, the last Business Day of each Fiscal Quarter to occur while such Loan is outstanding, and the final maturity date of such Loan, (b) as to any Daily Simple SOFR Rate Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month), and the final maturity date of such Loan, (c) as to any Term SOFR Rate Loan, or Eurodollar Loan or BA Equivalent Loan having an Interest Period of three months or less, the last day of such Interest Period, and (d) as to any Term SOFR Rate Loan, or Eurodollar Loan or BA Equivalent Loan having an Interest Period longer than three months, (i) 56 each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and (ii) the last day of such Interest Period. “Interest Period”: with respect to any Term SOFR Rate Loan, or Eurodollar Loan or BA Equivalent Loan: (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Term SOFR Rate Loan, or Eurodollar Loan or BA Equivalent Loan and ending (x) (I) one, three or six months (or if agreed to by each affected Lender, 12 months or a shorter period) thereafter, in the case of Term SOFR Rate Loans or Eurodollar Loans denominated in any Designated Foreign Currency (other than Canadian Dollars) or (II) one, two, or three or six months (or if agreed to by each affected Lender, 12 months or a shorter period) thereafter, in the case of Eurodollar Loans and BA Equivalent Loansdenominated in Canadian Dollars, (y) on the last day of the first Fiscal Quarter ending after the Closing Date, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto or (z) solely with respect to the initial borrowing of Tranche C Term Loans on the Fifth Amendment Effective Date, June 15, 2024; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Term SOFR Rate Loan, or Eurodollar Loan or BA Equivalent Loan and ending (x) one, three or six months (or if agreed to by each affected Lender, 12 months or a shorter period) thereafter, in the case of Term SOFR Rate Loans or Eurodollar Loans denominated in any Designated Foreign Currency (other than Canadian Dollars) or (y) one, two, or three or six months (or if agreed to by each affected Lender, 12 months or a shorter period) thereafter, in the case of Eurodollar Loans and BA Equivalent Loansdenominated in Canadian Dollars, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following: (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day; (ii) any Interest Period that would otherwise extend beyond the applicable Maturity Date shall (for all purposes other than Subsection 4.12) end on the applicable Maturity Date; (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and 57 (iv) the Borrower shall select Interest Periods so as not to require a scheduled payment of any Term SOFR Rate Loan, or Eurodollar Loan or BA Equivalent Loan during an Interest Period for such Term SOFR Rate Loan, or Eurodollar Loan or BA Equivalent Loan. “Interest Rate Agreement”: with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary. “Interpolated Screen Rate”: in relation to the LIBOR Rate for any Loan, the rate whichat any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the Term CORRA Reference Rate or the EURIBOR Screen Rate, as applicable) to be equal to the rate that results from interpolating on a linear basis between: (a) the rate appearing on the ICE Benchmark Administration page (or on any successor or substitute page of such service) (a) the Term CORRA Reference Rate or the EURIBOR Screen Rate, as applicable (for the longest period (for which that ratethe Term CORRA Reference Rate or the EURIBOR Screen Rate, as applicable, is available) which is less for the applicable currency) that is shorter than the Impacted Interest Period and (b) the rate appearing on the ICE Benchmark Administration page (or on any successor or substitute page of such service); and (b) the Term CORRA Reference Rate or the EURIBOR Screen Rate, as applicable, for the shortest period (for which that ratethe Term CORRA Reference Rate or the EURIBOR Screen Rate, as applicable, is available) which for the applicable currency) that exceeds the Impacted Interest Period, in each as of approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period.case, at such time. Notwithstanding the foregoing, if the Interpolated Screen Rate, determined as set forth above, shall be less than 0.00%, such rate shall be deemed to be 0.00% for all purposes of this Agreement. “Inventory”: goods held for sale, lease or use by a Person in the ordinary course of business, net of any reserve for goods that have been segregated by such Person to be returned to the applicable vendor for credit, as determined in accordance with GAAP. “Investment”: in any Person by any other Person, any direct or indirect advance, loan or other extension of credit (other than to customers, dealers, licensees, franchisees, suppliers, consultants, directors, officers or employees of any Person in the ordinary course of business) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of the definition of “Unrestricted Subsidiary” and Subsection 8.2 only, (i) “Investment” shall include the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary, provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Borrower’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such 58 redesignation, (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value (as determined in good faith by the Borrower, which determination shall be conclusive) at the time of such transfer and (iii) for purposes of Subsection 8.2(a)(3)(C), the amount resulting from the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary shall be the Fair Market Value of the Investment in such Unrestricted Subsidiary at the time of such redesignation. Guarantees shall not be deemed to be Investments. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Borrower’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment; provided that to the extent that the amount of Restricted Payments outstanding at any time pursuant to Subsection 8.2(a) is so reduced by any portion of any such amount or value that would otherwise be included in the calculation of Consolidated Net Income, such portion of such amount or value shall not be so included for purposes of calculating the amount of Restricted Payments that may be made pursuant to Subsection 8.2(a). “Investment Company Act”: the Investment Company Act of 1940, as amended from time to time. “Investment Grade Rating”: a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or any equivalent rating by any other Rating Agency. “Investment Grade Securities”: (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents); (ii) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries; (iii) investments in any fund that invests exclusively in investments of the type described in clauses (i) and (ii) above, which fund may also hold cash pending investment or distribution; and (iv) corresponding instruments in countries other than the United States customarily utilized for high quality investments. “Investor Partnership”: any partnership or other entity through which one or more CD&R Investors and GGC Investors, directly or indirectly, hold their equity interests in Topco. “Investors”: as defined in the definition of “Equity Contribution”. “ISP”: the International Standby Practices (1998), International Chamber of Commerce Publication No. 590. “Issuer Documents”: with respect to any Letter of Credit, the Letter of Credit Request and any other document, agreement and instrument entered into by the applicable Issuing Bank and the applicable Loan Party (or any Restricted Subsidiary) or in favor of such Issuing Bank and relating to such Letter of Credit. “Issuing Bank”: as the context may require, (a) each of JPMorgan Chase Bank, N.A., Deutsche Bank AG New York Branch, UBS AG, Stamford Branch, Barclays Bank PLC, Goldman Sachs Bank USA, Bank of America, N.A., Royal Bank of Canada, Jefferies Finance 59

LLC, MUFG Union Bank, N.A., Natixis, New York Branch, Société Générale and Crédit Agricole Corporate and Investment Bank, or any Affiliate of any of the foregoing, in its capacity as issuer of any Letter of Credit hereunder, or (b) any other Lender that may become an Issuing Bank under Subsection 2.6(i). It is understood and agreed that Jefferies Finance LLC will cause Letters of Credit to be issued by unaffiliated financial institutions and such Letters of Credit shall be treated as issued by Jefferies Finance LLC for all purposes under the Loan Documents. “January 2029 Senior Notes”: as defined in the definition of “Initial Revolving Maturity Date”. “Judgment Conversion Date”: as defined in Subsection 11.8(a). “Judgment Currency”: as defined in Subsection 11.8(a). “Junior Capital”: collectively, any Indebtedness of any Parent Entity or the Borrower that (i) is not secured by any asset of the Borrower or any Restricted Subsidiary, (ii) is expressly subordinated to the prior payment in full of the Cash Flow Facilities Obligations hereunder on terms consistent with those for senior subordinated high yield debt securities issued by U.S. companies sponsored by CD&R (as determined in good faith by the Borrower, which determination shall be conclusive), (iii) has a final maturity date that is not earlier than, and provides for no scheduled payments of principal prior to, the date that is 91 days after the Initial Term Loan Maturity Date (other than through conversion or exchange of any such Indebtedness for Capital Stock (other than Disqualified Stock) of the Borrower, Capital Stock of any Parent Entity or any other Junior Capital), (iv) has no mandatory redemption or prepayment obligations other than (a) obligations that are subject to the prior payment in full in cash of the Term Loans and (b) pursuant to an escrow or similar arrangement with respect to the proceeds of such Junior Capital and (v) does not require the payment of cash interest until the date that is 91 days after the Initial Term Loan Maturity Date. “Junior Debt”: any Subordinated Obligations and Guarantor Subordinated Obligations. “Junior Lien Intercreditor Agreement”: an intercreditor agreement substantially in the form of Exhibit J-2 to be entered into as required by the terms hereof, as amended, supplemented, waived or otherwise modified from time to time. “Kenner”: Kenner & Company, Inc. and any successor in interest thereto. “Kenner Investors”: collectively, (i) KWC Holdings, L.P., a Delaware limited partnership, and any successor in interest thereto and (ii) any Affiliate of any Kenner Investor identified in clause (i) of this definition. “L/C Commitment Amount”: $25,000,000. “L/C Commitment Amount Individual Sublimit”: (i) for each of the Issuing Banks party hereto on the Closing Date, the amount set forth in the schedule below next to such Issuing Bank’s name and (ii) for Issuing Banks added pursuant to Subsection 2.6(i), an amount 60 agreed between the Borrower and such Issuing Bank, in each case as such amount may be increased as agreed in writing between the applicable Issuing Bank and the Borrower. Issuing Bank L/C Commitment Amount Individual Sublimit JPMorgan Chase Bank, N.A. $2,500,000.00 Deutsche Bank AG New York Branch $2,500,000.00 UBS AG, Stamford Branch $2,500,000.00 Barclays Bank PLC $2,500,000.00 Goldman Sachs Bank USA $2,500,000.00 Bank of America, N.A. $2,500,000.00 Royal Bank of Canada $2,500,000.00 Jefferies Finance LLC $1,500,000.00 MUFG Union Bank, N.A. $1,500,000.00 Natixis, New York Branch $1,500,000.00 Société Générale $1,500,000.00 Crédit Agricole Corporate and Investment Bank $1,500,000.00 Total $25,000,000.00 “L/C Disbursement”: as defined in Subsection 2.6(d)(i). “L/C Facing Fee”: as defined in Subsection 2.6(c)(i). “L/C Fee Payment Date”: with respect to any Letter of Credit, the last Business Day of each Fiscal Quarter to occur after the date of issuance thereof to and including the first such day to occur on or after the date of expiry thereof. “L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then-outstanding Letters of Credit (including, without limitation, in the case of outstanding Letters of Credit in any Designated Foreign Currency, the Dollar Equivalent of the aggregate then undrawn and unexpired amount thereof) and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed 61 pursuant to Subsection 2.6(e) (including, without limitation, in the case of Letters of Credit in any Designated Foreign Currency, the Dollar Equivalent of the unreimbursed aggregate amount of drawings thereunder, to the extent that such amount has not been converted into Dollars in accordance with Subsection 2.6(e)). “L/C Participants”: the collective reference to all the Lenders other than the applicable Issuing Bank. “LCT Election”: as defined in Subsection 1.2(j). “LCT Test Date”: as defined in Subsection 1.2(j). “Lead Arrangers”: JPMorgan Chase Bank, N.A., Deutsche Bank Securities Inc., UBS Securities LLC, Barclays Bank PLC, Goldman Sachs Bank USA, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Royal Bank of Canada, Jefferies Finance LLC, MUFG Union Bank, N.A., Natixis, New York Branch, SG Americas Securities, LLC and Crédit Agricole Corporate and Investment Bank. “Lender Default”: (a) the refusal (which may be given verbally or in writing and has not been retracted) or failure of any Lender (including any Agent in its capacity as Lender) to make available its portion of any incurrence of Loans or Reimbursement Obligations, which refusal or failure is not cured within two Business Days after the date of such refusal or failure, (b) the failure of any Lender (including any Agent in its capacity as Lender) to pay over to the Administrative Agent, the Swing Line Lender, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, (c) a Lender (including any Agent in its capacity as Lender) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations hereunder, (d) a Lender (including any Agent in its capacity as Lender) has failed, within 10 Business Days after request by the Administrative Agent, to confirm that it will comply with its funding obligations hereunder (provided that such Lender Default pursuant to this clause (d) shall cease to be a Lender Default upon receipt of such confirmation by the Administrative Agent) or (e) an Agent or a Lender has admitted in writing that it is insolvent or such Agent or Lender becomes subject to a Lender-Related Distress Event or Bail-In Action. “Lender Joinder Agreement”: as defined in Subsection 2.8(c). “Lender-Related Distress Event”: with respect to any Agent or Lender (each, a “Distressed Person”), a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Agent or Lender or any person that directly or indirectly controls such Agent or Lender by a Governmental Authority or an instrumentality thereof; provided, further, that the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, 62 custodian or other similar official by a supervisory authority or regulator with respect to an Agent or Lender or any person that directly or indirectly controls such Agent or Lender under the Dutch Financial Supervision Act 2007 (as amended from time to time and including any successor legislation) shall not be a “Lender-Related Distress Event” with respect to such Agent or Lender or any person that directly or indirectly controls such Agent or Lender. “Lenders”: the several lenders from time to time parties to this Agreement together with, in the case of any such lender that is a bank or financial institution, any affiliate of any such bank or financial institution through which such bank or financial institution elects, by notice to the Administrative Agent and the Borrower, to make any Loans available to the Borrower, provided that for all purposes of voting or consenting with respect to (a) any amendment, supplement or modification of or to any Loan Document, (b) any waiver of any of the requirements of any Loan Document or any Default or Event of Default and its consequences or (c) any other matter as to which a Lender may vote or consent pursuant to Subsection 11.1, the bank or financial institution making such election shall be deemed the “Lender” rather than such affiliate, which shall not be entitled to so vote or consent. “Letter of Credit Facility”: any facility, in each case with one or more banks or other lenders, institutions or financing providers providing for letters of credit or bank guarantees, in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing. “Letter of Credit Request”: a letter of credit request substantially in the form of Exhibit L-2 or in such form as any Issuing Bank may specify from time to time, requesting the applicable Issuing Bank to open a Letter of Credit, and accompanied by an application and agreement for the issuance or amendment of a Letter of Credit in such form as such Issuing Bank may reasonably specify from time to time consistent with the terms hereof (it being understood that in the event of any express conflict, the terms hereof shall control). “Letters of Credit”: as defined in Subsection 2.6(a)(i). “Leverage Excess Proceeds”: as defined in Subsection 8.4(b). “Liabilities”: collectively, any and all claims, obligations, liabilities, causes of action, actions, suits, proceedings, investigations, judgments, decrees, losses, damages, fees, costs and expenses (including interest, penalties and fees and disbursements of attorneys, accountants, investment bankers and other professional advisors), in each case whether incurred, arising or existing with respect to third parties or otherwise at any time or from time to time. “LIBOR Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan denominated in a Designated Foreign Currency, the rate per annum determined by the Administrative Agent to be: (a) the London Interbank Offered Rate for deposits in such Designated Foreign Currency for a duration equal to or comparable to the duration of such Interest Period which appear on the relevant Reuters Monitor Money Rates Service page for the applicable currency (being currently (x) [reserved] and (y) with respect to Euro, the page 63 designated as “EURIBOR01”) (or such other commercially available source providing quotations of the London Interbank Offered Rates for deposits in the applicable Designated Foreign Currency as may be designated by the Administrative Agent from time to time and as consented to by the Borrower) at or about 11:00 A.M. (London time) two London Business Days before the first day of such Interest Period (or in the case of Sterling on such first day); (b) if no such page (or other source) is available, the Interpolated Screen Rate; or (c) if no such page (or other source) is available and it is not possible to calculate an Interpolated Screen Rate for the applicable Loan, (x) the arithmetic mean of the rates per annum as supplied to the Administrative Agent at its request quoted by the Reference Banks to leading banks in the London interbank market two London Business Days before the first day of such Interest Period for deposits in the applicable Designated Foreign Currency of a duration equal to the duration of such Interest Period; provided that any Reference Bank that has failed to provide a quote in accordance with Subsection 4.6(c) shall be disregarded for purposes of determining the mean or (y) if consented to by the Borrower, the average of the rates per annum quoted by the Administrative Agent to leading banks in the London interbank market at or about 11:00 A.M. (London time) two London Business Days before the first day of such Interest Period (or in the case of Sterling on such first day) for deposits in the applicable Designated Foreign Currency of a duration equal to the duration of such Interest Period. If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Subsection 4.7 have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Subsection 4.7 have not arisen but the supervisor for the administrator of the London Interbank Offered Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the London Interbank Offered Rate shall no longer be used for determining interest rates for loans in Dollars, then, at the Borrower’s request, the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the LIBOR Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest (which shall include a zero floor) and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary herein, such amendment shall become effective without any further action or consent of any other party to this Agreement. “Lien”: any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof). “Limited Condition Transaction”: (x) any acquisition, including by way of merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise, by one or more of the Borrower and its Subsidiaries of any assets, business or Person or any other Investment permitted by this Agreement, in each case, whose consummation 64 is not conditioned on the availability of, or on obtaining, third party financing or (y) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment. “Loan”: each Initial Term Loan, Tranche C Term Loan, Incremental Term Loan, Extended Term Loan, Specified Refinancing Term Loan, Initial Revolving Loan, Incremental Revolving Loan, Extended Revolving Loan, Specified Refinancing Revolving Loan, a Swing Line Loan or a L/C Disbursement, as the context shall require; collectively, the “Loans.” “Loan Documents”: this Agreement, any Notes, the Guarantee and Collateral Agreement, the ABL/Cash Flow Intercreditor Agreement, any Junior Lien Intercreditor Agreement (on and after the execution thereof), each Other Intercreditor Agreement (on and after the execution thereof) and any other Security Documents, each as amended, supplemented, waived or otherwise modified from time to time. “Loan Parties”: Holdings (or any Successor Holding Company in respect thereof pursuant to and as defined in Subsection 9.16(e) of the Guarantee and Collateral Agreement) (unless and until Holdings is released from all of its obligations pursuant to Subsection 9.16(h) of the Guarantee and Collateral Agreement), the Borrower and the Subsidiary Guarantors; each individually, a “Loan Party.” “Management Advances”: (1) loans or advances made to directors, management members, officers, employees or consultants of any Parent Entity, the Borrower or any Restricted Subsidiary (x) in respect of travel, entertainment or moving related expenses incurred in the ordinary course of business, (y) in respect of moving related expenses incurred in connection with any closing or consolidation of any facility, or (z) in the ordinary course of business and (in the case of this clause (z)) not exceeding $15,000,000 in the aggregate outstanding at any time, (2) promissory notes of Management Investors acquired in connection with the issuance of Management Stock to such Management Investors, (3) Management Guarantees, or (4) other Guarantees of borrowings by Management Investors in connection with the purchase of Management Stock, which Guarantees are permitted under Subsection 8.1. “Management Guarantees”: guarantees (x) of up to an aggregate principal amount outstanding at any time of $30,000,000 of borrowings by Management Investors in connection with their purchase of Management Stock or (y) made on behalf of, or in respect of loans or advances made to, directors, officers, employees or consultants of any Parent Entity, the Borrower or any Restricted Subsidiary (1) in respect of travel, entertainment and moving related expenses incurred in the ordinary course of business, or (2) in the ordinary course of business and (in the case of this clause (2)) not exceeding $15,000,000 in the aggregate outstanding at any time. “Management Indebtedness”: Indebtedness Incurred to (a) any Person other than a Management Investor of up to an aggregate principal amount outstanding at any time of $35,000,000 and (b) any Management Investor, in each case, to finance the repurchase or other acquisition of Capital Stock of the Borrower, any Restricted Subsidiary or any Parent Entity 65 (including any options, warrants or other rights in respect thereof) from any Management Investor, which repurchase or other acquisition of Capital Stock is permitted by Subsection 8.2. “Management Investors”: the management members, officers, directors, employees and other members of the management of any Parent Entity, the Borrower or any of their respective Subsidiaries, or family members or relatives of any of the foregoing (provided that, solely for purposes of the definition of “Permitted Holders”, such relatives shall include only those Persons who are or become Management Investors in connection with estate planning for or inheritance from other Management Investors, as determined in good faith by the Borrower, which determination shall be conclusive), or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Borrower, any Restricted Subsidiary or any Parent Entity. “Management Stock”: Capital Stock of the Borrower, any Restricted Subsidiary or any Parent Entity (including any options, warrants or other rights in respect thereof) held by any of the Management Investors. “Mandatory Revolving Loan Borrowing”: as defined in Subsection 2.7(c). “Margin Stock”: as defined in Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof. “Market Capitalization”: an amount equal to (i) the total number of issued and outstanding shares of capital stock of the Borrower or any Parent Entity on the date of declaration of the relevant dividend or making of any other Restricted Payment, as applicable, multiplied by (ii) the arithmetic mean of the closing prices per share of such capital stock on the New York Stock Exchange (or, if the primary listing of such capital stock is on another exchange, on such other exchange) for the 30 consecutive trading days immediately preceding such date. “Material Adverse Effect”: (x) on, or as of, the Closing Date, a Closing Date Material Adverse Effect, or (y) after the Closing Date, a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Borrower and its Restricted Subsidiaries taken as a whole, (b) the validity or enforceability as to the Loan Parties (taken as a whole) party thereto of the Loan Documents taken as a whole or (c) the rights or remedies of the Agents and the Lenders under the Loan Documents, in each case, taken as a whole. “Material Subsidiaries”: Restricted Subsidiaries of the Borrower constituting, individually or in the aggregate (as if such Restricted Subsidiaries constituted a single Subsidiary), a “significant subsidiary” in accordance with Rule 1-02 under Regulation S-X. “Materials of Environmental Concern”: any pollutants, contaminants, hazardous or toxic substances or materials or wastes defined, listed, or regulated as such in or under, or which may give rise to liability under, any applicable Environmental Law, including gasoline, petroleum (including crude oil or any fraction thereof), petroleum products or by-products, asbestos and polychlorinated biphenyls. 66 “Maturity Date”: the Initial Revolving Maturity Date, the Initial Term Loan Maturity Date, the Tranche C Term Loan Maturity Date, for any Extended Tranche the “Maturity Date” set forth in the applicable Extension Amendment, for any Incremental Commitments the “Maturity Date” set forth in the applicable Incremental Commitment Amendment and for any Specified Refinancing Tranche the “Maturity Date” set forth in the applicable Specified Refinancing Amendment, in each case as the context may require. “Maximum Incremental Facilities Amount”: at any date of determination, the sum of (i) an amount equal to the greater of (1) $333,000,000 and (2) 75.0% of Four Quarter Consolidated EBITDA (amounts Incurred pursuant to this clause (i), the “Cash Capped Incremental Facility”) plus (ii) an unlimited amount if, after giving effect to the Incurrence of such amount (or, at the Borrower’s option, on the date of the initial commitment to lend such additional amount after giving pro forma effect to the Incurrence of the entire committed amount of such additional amount), either (x) the Consolidated Secured Leverage Ratio shall not exceed 4.50 to 1.00 or (y) in the case of Indebtedness being Incurred to finance or refinance, or otherwise Incurred in connection with, any acquisition of assets (including Capital Stock), business or Person, or any merger or consolidation of any Person with or into the Borrower or any Restricted Subsidiary, or any other Investment, the Consolidated Secured Leverage Ratio of the Borrower would equal or be less than the Consolidated Secured Leverage Ratio of the Borrower immediately prior to giving effect thereto (in each case under this clause (ii), as set forth in a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at the time of such Incurrence, together with calculations demonstrating compliance with such ratio (amounts Incurred pursuant to this clause (ii), the “Ratio Incremental Facility”) (it being understood that (A) if pro forma effect is given to the entire committed amount of any such additional amount on the date of initial borrowing of such Indebtedness or entry into the definitive agreement providing the commitment to fund such Indebtedness, such committed amount may thereafter be borrowed and reborrowed in whole or in part, from time to time, without further compliance with this clause (ii) and (B) for purposes of so calculating the Consolidated Secured Leverage Ratio under this clause (ii), any additional amount Incurred pursuant to this clause (ii) shall be treated as if such amount is Consolidated Secured Indebtedness, regardless of whether such amount is actually secured or is secured by Liens ranking junior to the Liens securing the Cash Flow Facilities Obligations)); provided that, at the Borrower’s option, capacity under the Ratio Incremental Facility shall be deemed to be used before capacity under the Cash Capped Incremental Facility. “Minimum Exchange Tender Condition”: as defined in Subsection 2.9(b). “Minimum Extension Condition”: as defined in Subsection 2.10(g). “MFN Threshold Amount”: the greater of (i) $2,212,500,000 and (ii) 250.0% of Four Quarter Consolidated EBITDA. “Moody’s”: Moody’s Investors Service, Inc., and its successors. “Mortgaged Fee Properties”: the collective reference to each real property owned in fee simple by the Borrower or any Subsidiary Guarantor (i) as of the Closing Date and listed on Schedule 5.8 (if any) and (ii) following the Closing Date, to the extent required to be 67 mortgaged as Collateral pursuant to the requirements of Subsection 7.9, including the land and all buildings, improvements, structures and fixtures now or subsequently located thereon and owned by any such Person, in each case, unless and until such time as the Mortgage on such real property is released in accordance with the terms and provisions hereof and thereof. “Mortgages”: the collective reference to the mortgages and deeds of trust, or similar security instruments, executed and delivered by the Borrower or any Subsidiary Guarantor in favor of the Collateral Agent, substantially in the form of Exhibit C, as the same may be amended, supplemented, waived or otherwise modified from time to time. “Most Recent Four Quarter Period”: the four-fiscal-quarter period of the Borrower ending on the last day of the most recently completed fiscal year or Fiscal Quarter for which financial statements of the Borrower have been (or have been required to be) delivered under Subsection 7.1(a) or 7.1(b). “Multiemployer Plan”: a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA. “Neptune”: NCI Building Systems, Inc., a Delaware corporation, and any successor in interest thereto. “Neptune ABL Credit Agreement”: that certain ABL Credit Agreement, dated as of February 8, 2018 (as amended, supplemented, waived or otherwise modified from time to time), among NCI Group, Inc., Robertson-Ceco II Corporation, the subsidiary borrowers from time to time party thereto, Neptune, the several banks and other financial institutions from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent and collateral agent. “Neptune Term Loan Credit Agreement”: that certain Term Loan Credit Agreement, dated as of February 8, 2018 (as amended, supplemented, waived or otherwise modified from time to time), among Neptune, the several banks and other financial institutions from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent. “Net Available Cash”: from an Asset Disposition or Recovery Event, an amount equal to the cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or Recovery Event or received in any other non-cash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred and (without duplication) all federal, state, provincial, foreign and local taxes required to be paid or to be accrued as a liability under GAAP, in each case, as a consequence of, or in respect of, such Asset Disposition or Recovery Event (including as a consequence of any transfer of funds in connection with the application thereof in accordance with Subsection 8.4), (ii) all payments made, and all installment payments required to be made, on any Indebtedness (other than Indebtedness secured by Liens on the Collateral that are required 68 by the express terms of this Agreement to be pari passu with or junior to the Liens on the Collateral securing the Cash Flow Facilities Obligations) (x) that is secured by any assets subject to such Asset Disposition or involved in such Recovery Event, in accordance with the terms of any Lien upon such assets, or (y) that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition or Recovery Event, including but not limited to any payments required to be made to increase borrowing availability under any revolving credit facility, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition or Recovery Event, or to any other Person (other than the Borrower or a Restricted Subsidiary) owning a beneficial interest in the assets disposed of in such Asset Disposition or subject to such Recovery Event, (iv) any liabilities or obligations associated with the assets disposed of in such Asset Disposition or involved in such Recovery Event and retained, indemnified or insured by the Borrower or any Restricted Subsidiary after such Asset Disposition or Recovery Event, including pension and other post-employment benefit liabilities, liabilities related to environmental matters, and liabilities relating to any indemnification obligations associated with such Asset Disposition or Recovery Event, (v) in the case of an Asset Disposition, the amount of any purchase price or similar adjustment (x) claimed by any Person to be owed by the Borrower or any Restricted Subsidiary, until such time as such claim shall have been settled or otherwise finally resolved, or (y) paid or payable by the Borrower or any Restricted Subsidiary, in each case in respect of such Asset Disposition and (vi) in the case of any Recovery Event, any amount thereof that constitutes or represents reimbursement or compensation for any amount previously paid or to be paid by the Borrower or any of its Subsidiaries. “Net Available Cash Amount”: as defined in Subsection 8.4(a)(iii). “Net Cash Proceeds”: with respect to any issuance or sale of any securities of, or the Incurrence of Indebtedness by, the Borrower or any Subsidiary, or any capital contribution to the Borrower or any Subsidiary, the cash proceeds of such issuance, sale, Incurrence or contribution received by the Borrower or such Subsidiary net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale, contribution or Incurrence and net of all taxes paid or payable as a result, or in respect, thereof. “New Tranche B Term Lender”: each Lender listed on Schedule A-1 under the subheading “Tranche B Term Loan Commitments” attached hereto which is not an Exchanging Tranche B Term Lender. “New York Courts”: as defined in Subsection 11.13(a). “New York Supreme Court”: as defined in Subsection 11.13(a). “Non-Consenting Lender”: as defined in Subsection 11.1(g). “Non-Defaulting Lender”: any Lender other than a Defaulting Lender. “Non-Excluded Taxes”: all Taxes other than Excluded Taxes. 69 “Non-Extending Lender”: as defined in Subsection 2.10(e). “Non-Extension Notice Date”: as defined in Subsection 2.6(j). “Non-Wholly Owned Subsidiary”: each Subsidiary that is not a Wholly Owned Subsidiary. “Note”: as defined in Subsection 2.2(a). “NYFRB”: the Federal Reserve Bank of New York. “NYFRB Rate”: for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. (New York City time) on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. “Obligation Currency”: as defined in Subsection 11.8(a). “Obligations”: with respect to any Indebtedness, any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Borrower or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees of such Indebtedness (or of Obligations in respect thereof), other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof. “OFAC”: as defined in clause (c) of the first sentence of Subsection 5.21. “Offered Amount”: as defined in Subsection 4.4(l)(iv)(1). “Offered Discount”: as defined in Subsection 4.4(l)(iv)(1). “OID”: as defined in Subsection 2.8(d). “Organizational Documents”: with respect to any Person, (a) the articles of incorporation, certificate of incorporation or certificate of formation (or the equivalent organizational documents) of such Person and (b) the bylaws, operating agreement or partnership agreement (or the equivalent governing documents) of such Person. “Original Initial Term Loan”: as defined in Subsection 2.1(a). “Original Initial Term Loan Commitment”: as to any Lender, its obligation to make Original Initial Term Loans to the Borrower pursuant to Subsection 2.1(a) in an aggregate principal amount not to exceed at any one time outstanding the amount set forth opposite such 70 Lender’s name in Schedule A under the heading “Original Initial Term Loan Commitment”; collectively, as to all the Lenders, the “Original Initial Term Loan Commitments”. The original aggregate principal amount of the Original Initial Term Loan Commitments on the Closing Date is $1,755,000,000. “Original Initial Term Loan Maturity Date”: April 12, 2025. “Other Intercreditor Agreement”: an intercreditor agreement in form and substance reasonably satisfactory to the Borrower and the Collateral Agent. “Other Representatives”: JPMorgan Chase Bank, N.A., in its capacity as Joint Lead Arranger and Joint Bookrunner, Deutsche Bank Securities Inc., in its capacity as Joint Lead Arranger and Joint Bookrunner, UBS Securities, LLC, in its capacity as Joint Lead Arranger and Joint Bookrunner, Barclays Bank PLC, in its capacity as Joint Lead Arranger and Joint Bookrunner, Goldman Sachs Bank USA, in its capacity as Joint Lead Arranger and Joint Bookrunner, Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacity as Joint Lead Arranger and Joint Bookrunner, Royal Bank of Canada, in its capacity as Joint Lead Arranger and Joint Bookrunner, Jefferies Finance LLC, in its capacity as Joint Lead Arranger and Joint Bookrunner, MUFG Union Bank, N.A., in its capacity as Joint Lead Arranger and Joint Bookrunner, Natixis, New York Branch, in its capacity as Joint Lead Arranger and Joint Bookrunner, SG Americas Securities, LLC, in its capacity as Joint Lead Arranger and Joint Bookrunner, and Crédit Agricole Corporate and Investment Bank, in its capacity as Joint Lead Arranger and Joint Bookrunner. “Outstanding Amount”: with respect to the Loans on any date, the principal amount thereof after giving effect to any borrowings and prepayments or repayments thereof occurring on such date. “Overdrawn Amount”: as defined in Subsection 8.8(a)(ii). “Overnight Bank Funding Rate”: for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate). “Panther Closing Date”: the date upon which the merger of Topco, directly or indirectly, with Neptune shall have been consummated on the terms set forth in the Panther Merger Agreement. “Panther Merger Agreement”: the Agreement and Plan of Merger, dated as of July 17, 2018, among Topco, Neptune and, solely for purposes of certain sections thereunder, CD&R, as the same may be amended, supplemented, waived or otherwise modified from time to time. “Parent Entity”: any of Topco, Holdings and any Other Parent and any other Person that is a Subsidiary of Topco, Holdings or any Other Parent and of which the Borrower is a Subsidiary, in each case, solely for so long as the Borrower is a Subsidiary of such Person. As 71 used herein, “Other Parent” means a Person of which the Borrower becomes a Subsidiary after the Closing Date that is designated by the Borrower as an “Other Parent”; provided that either (x) immediately after the Borrower first becomes a Subsidiary of such Person, more than 50.0% of the Voting Stock of such Person shall be held by one or more Persons that held more than 50.0% of the Voting Stock of the Borrower or a Parent Entity of the Borrower immediately prior to the Borrower first becoming such Subsidiary or (y) such Person shall be deemed not to be an Other Parent for the purpose of determining whether a Change of Control shall have occurred by reason of the Borrower first becoming a Subsidiary of such Person. The Borrower shall not in any event be deemed to be a “Parent Entity.” “Parent Expenses”: (i) costs (including all professional fees and expenses) incurred by any Parent Entity or Investor Partnership in connection with maintaining its existence or in connection with its reporting obligations under, or in connection with compliance with, applicable laws or applicable rules of any governmental, regulatory or self-regulatory body or stock exchange, this Agreement or any other agreement or instrument relating to Indebtedness of the Borrower or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, the Exchange Act or the respective rules and regulations promulgated thereunder, (ii) expenses incurred by any Parent Entity or Investor Partnership in connection with the acquisition, development, maintenance, ownership, prosecution, protection and defense of its intellectual property and associated rights (including but not limited to trademarks, service marks, trade names, trade dress, patents, copyrights and similar rights, including registrations and registration or renewal applications in respect thereof; inventions, processes, designs, formulae, trade secrets, know-how, confidential information, computer software, data and documentation, and any other intellectual property rights; and licenses of any of the foregoing), or assertions of infringement, misappropriation, dilution or other violation of third-party intellectual property or associated rights, to the extent such intellectual property and associated rights or assertions relate to the business or businesses of the Borrower or any Subsidiary thereof, (iii) indemnification obligations of any Parent Entity or Investor Partnership owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with or for the benefit of any such Person (including the CD&R Indemnification Agreement and the GGC Indemnification Agreement), or obligations in respect of director and officer insurance (including premiums therefor), (iv) other administrative and operational expenses of any Parent Entity or Investor Partnership incurred in the ordinary course of business, (v) fees and expenses incurred by any Parent Entity or Investor Partnership in connection with maintenance and implementation of any management equity incentive plan associated with the management of the Borrower and its Subsidiaries, and (vi) fees and expenses incurred by any Parent Entity or Investor Partnership in connection with any offering of Capital Stock or Indebtedness, (w) which offering is not completed, or (x) where the net proceeds of such offering are intended to be received by or contributed or loaned to the Borrower or a Restricted Subsidiary, or (y) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned, or (z) otherwise on an interim basis prior to completion of such offering so long as any Parent Entity or Investor Partnership shall cause the amount of such expenses to be repaid to the Borrower or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed. “Pari Passu Indebtedness”: Indebtedness secured by a Lien on the Collateral ranking pari passu with the Liens securing the Cash Flow Facilities Obligations. 72 “Participant”: as defined in Subsection 11.6(c). “Participant Register”: as defined in Subsection 11.6(b)(v). “Participating Lender”: as defined in Subsection 4.4(l)(iii)(2). “Patriot Act”: as defined in Subsection 11.18. “PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto). “Permitted Affiliated Assignee”: CD&R or Golden Gate, any investment fund managed or controlled by CD&R or Golden Gate and any special purpose vehicle established by CD&R or Golden Gate or by one or more of such investment funds. “Permitted Cure Securities”: common equity securities of the Borrower or any Parent Entity or other qualified equity securities of the Borrower or any Parent Entity that do not constitute Disqualified Stock. “Permitted Debt Exchange”: as defined in Subsection 2.9(a). “Permitted Debt Exchange Notes”: as defined in Subsection 2.9(a). “Permitted Debt Exchange Offer”: as defined in Subsection 2.9(a). “Permitted Holders”: any of the following: (i) any of the CD&R Investors; (ii) any of the GGC Investors; (iii) any of the Kenner Investors; (iv) any of the Management Investors, CD&R, Golden Gate, Kenner and their respective Affiliates; (v) any investment fund or vehicle managed, sponsored or advised by CD&R or any Affiliate thereof, and any Affiliate of or successor to any such investment fund or vehicle; (vi) any limited or general partners of, or other investors in, any CD&R Investor or any Affiliate thereof, or any such investment fund or vehicle; (vii) any “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date) of which any of the Persons specified in clause (i), (ii), (iii), (iv), (v) or (vi) above is a member (provided that (without giving effect to the existence of such “group” or any other “group”) one or more of such Persons collectively have beneficial ownership, directly or indirectly, of more than 50.0% of the total voting power of the Voting Stock of the Borrower or the Parent Entity held by such “group”), and any other Person that is a member of such “group”; and (viii) any Person acting in the capacity of an underwriter (solely to the extent that and for so long as such Person is acting in such capacity) in connection with a public or private offering of Capital Stock of any Parent Entity or the Borrower. In addition, any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date) whose status as a “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) constitutes or results in a Change of Control in respect of which the Borrower makes a Change of Control Offer pursuant to Subsection 8.8(a) (whether or not in connection with any repayment or repurchase of Indebtedness outstanding pursuant to Junior Debt), together with its Affiliates, shall thereafter constitute Permitted Holders. 73 “Permitted Investment”: an Investment by the Borrower or any Restricted Subsidiary in, or consisting of, any of the following: (i) a Restricted Subsidiary, the Borrower, or a Person that will, upon the making of such Investment, become a Restricted Subsidiary (and any Investment held by such Person that was not acquired by such Person, or made pursuant to a commitment by such Person that was not entered into, in contemplation of so becoming a Restricted Subsidiary); (ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary (and, in each case, any Investment held by such other Person that was not acquired by such Person, or made pursuant to a commitment by such Person that was not entered into, in contemplation of such merger, consolidation or transfer); (iii) Temporary Cash Investments, Investment Grade Securities or Cash Equivalents; (iv) receivables owing to the Borrower or any Restricted Subsidiary, if created or acquired in the ordinary course of business; (v) any securities or other Investments received as consideration in, or retained in connection with, sales or other dispositions of property or assets, including Asset Dispositions made in compliance with Subsection 8.4; (vi) securities or other Investments received in settlement of debts created in the ordinary course of business and owing to, or of other claims asserted by, the Borrower or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person; (vii) Investments in existence or made pursuant to legally binding written commitments in existence on the Closing Date and set forth on Schedule 1.1(b), and, in each case, any extension, modification, replacement, reinvestment or renewal thereof; provided that the amount of any such Investment may be increased in such extension, modification, replacement, reinvestment or renewal only (x) as required by the terms of such Investment or binding commitment as in existence on the Closing Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (y) as otherwise permitted by this Agreement; (viii) Currency Agreements, Interest Rate Agreements, Commodities Agreements and related Hedging Obligations, which obligations are Incurred in compliance with Subsection 8.1; (ix) pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Subsection 8.6; 74 (x) (1) Investments in or by any Special Purpose Subsidiary, or in connection with a Financing Disposition by, to, in or in favor of any Special Purpose Entity, including Investments of funds held in accounts permitted or required by the arrangements governing such Financing Disposition or any related Indebtedness, or (2) any promissory note issued by the Borrower or any Parent Entity; provided that if such Parent Entity receives cash from the relevant Special Purpose Entity in exchange for such note, an equal cash amount is contributed by any Parent Entity to the Borrower; (xi) bonds secured by assets leased to and operated by the Borrower or any Restricted Subsidiary that were issued in connection with the financing of such assets so long as the Borrower or any Restricted Subsidiary may obtain title to such assets at any time by paying a nominal fee, canceling such bonds and terminating the transaction; (xii) [reserved]; (xiii) any Investment to the extent made using Capital Stock of the Borrower (other than Disqualified Stock), Capital Stock of any Parent Entity or Junior Capital as consideration; (xiv) Management Advances; (xv) Investments in Related Businesses in an aggregate amount outstanding at any time not to exceed an amount equal to the greater of $175,000,000 and 46.50% of Four Quarter Consolidated EBITDA; (xvi) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Subsection 8.5(b) (except transactions described in clauses (i), (ii)(4), (iii), (v), (vi), (ix) and (x) therein), including any Investment pursuant to any transaction described in Subsection 8.5(b)(ii) (whether or not any Person party thereto is at any time an Affiliate of the Borrower); (xvii) any Investment by any Captive Insurance Subsidiary in connection with the provision of insurance to the Borrower or any of its Subsidiaries; (xviii) other Investments in an aggregate amount outstanding at any time not to exceed an amount equal to the greater of $175,000,000 and 46.50% of Four Quarter Consolidated EBITDA; (xix) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and similar deposits entered into as a result of the operations of the business of the Borrower and its Subsidiaries in the ordinary course of business or consistent with past practice; and (xx) Investments consisting of purchases or other acquisitions of inventory, supplies, services, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons. 75

If any Investment pursuant to clause (xv) or (xviii) above, or Subsection 8.2(b)(vi) or 8.2(b)(xv), as applicable, is made in any Person that is not a Restricted Subsidiary and such Person thereafter (A) becomes a Restricted Subsidiary or (B) is merged or consolidated into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary, then such Investment shall thereafter be deemed to have been made pursuant to clause (i) or (ii) above, respectively, and not clause (xv) or (xviii) above, or Subsection 8.2(b)(vi) or 8.2(b)(xv), as applicable, to the extent of such Investment remaining at such Unrestricted Subsidiary immediately after its redesignation as a Restricted Subsidiary. “Permitted Liens”: (a) Liens for taxes, assessments or other governmental charges or claims not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Borrower and its Restricted Subsidiaries, taken as a whole, or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower or a Subsidiary thereof, as the case may be, in accordance with GAAP; (b) Liens with respect to outstanding motor vehicle fines and carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations that are not known to be overdue for a period of more than 60 days or that are bonded or that are being contested in good faith and by appropriate proceedings; (c) pledges, deposits or Liens in connection with workers’ compensation, professional liability insurance, insurance programs, unemployment insurance and other social security and other similar legislation or other insurance-related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements); (d) pledges, deposits or Liens to secure the performance of bids, tenders, trade, government or other contracts (other than for borrowed money), obligations for utilities, leases, licenses, statutory obligations, completion guarantees, surety, judgment, appeal or performance bonds, other similar bonds, instruments or obligations, and other obligations of a like nature incurred in the ordinary course of business; (e) easements (including reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, charges, and other similar encumbrances or title defects incurred, or leases or subleases granted, licenses or sublicenses granted, or occupancy agreements granted to others, whether or not of record and whether now in existence or hereafter entered into, in the ordinary course of business, which do not in the aggregate materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole; (f) Liens existing on, or provided for under written arrangements existing on, the Closing Date and set forth on Schedule 1.1(c), or (in the case of any such Liens securing Indebtedness of the Borrower or any of its Subsidiaries existing or arising under written arrangements existing on the Closing Date) securing any Refinancing Indebtedness in respect of 76 such Indebtedness (other than Indebtedness Incurred under Subsection 8.1(b)(i) and secured under clause (k)(1) of this definition), so long as the Lien securing such Refinancing Indebtedness is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or under such written arrangements could secure) the original Indebtedness; (g) (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Borrower or any Restricted Subsidiary of the Borrower has easement rights or on any leased property and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property; (h) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Hedging Obligations, Bank Products Obligations, Purchase Money Obligations or Financing Lease Obligations Incurred in compliance with Subsection 8.1; (i) Liens arising out of judgments, decrees, orders or awards in respect of which the Borrower or any Restricted Subsidiary shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired; (j) leases, subleases, licenses, sublicenses or occupancy agreements to or from third parties; (k) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of (1) Indebtedness Incurred in compliance with Subsection 8.1(b)(i) pursuant to (a) this Agreement and the other Loan Documents, (b) the Senior ABL Facility (provided any such Liens on the Cash Flow Priority Collateral rank junior to the Liens securing the Cash Flow Facilities Obligations on the Cash Flow Priority Collateral), (c) any Permitted Debt Exchange Notes (and any Refinancing Indebtedness in respect thereof), (d) any Rollover Indebtedness (and any Refinancing Indebtedness in respect thereof), (e) any Additional Obligations (and any Refinancing Indebtedness in respect thereof) and (f) Letter of Credit Facilities (and any Refinancing Indebtedness in respect thereof), provided, that any Liens on Collateral pursuant to subclause (b), (c), (d) or (e) of this clause (k)(1) shall be subject to the ABL/Cash Flow Intercreditor Agreement, any Junior Lien Intercreditor Agreement or an Other Intercreditor Agreement, as applicable, (2) Indebtedness Incurred in compliance with clauses (b)(iv), (b)(v), (b)(vii), (b)(viii), (b)(xvi) or clauses (b)(iii)(B) and (C) of Subsection 8.1 (other than Refinancing Indebtedness Incurred in respect of Indebtedness described in Subsection 8.1(a)), (3) any Indebtedness Incurred in compliance with Subsection 8.1(b)(xiii), provided that any Liens securing such Indebtedness shall rank junior to the Liens securing the Cash Flow Facilities Obligations and shall be subject to a Junior Lien Intercreditor Agreement or an Other Intercreditor Agreement, as applicable, (4) (A) Acquisition Indebtedness Incurred in compliance with Subsection 8.1(b)(x) or (xi); provided that (x) such Liens are limited to all or part of the same property or assets, including Capital Stock (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof) acquired, or of any Person acquired or merged or consolidated with or into the Borrower or any Restricted Subsidiary, in any transaction to which such Acquisition Indebtedness relates, (y) on the date of 77 the Incurrence of such Indebtedness after giving effect to such Incurrence, the Consolidated Secured Leverage Ratio would equal or be less than the Consolidated Secured Leverage Ratio immediately prior to giving effect thereto or (z) such Liens rank junior to the Liens securing the Cash Flow Facilities Obligations and shall be subject to a Junior Lien Intercreditor Agreement or an Other Intercreditor Agreement, as applicable, or (B) any Refinancing Indebtedness Incurred in respect thereof, (5) Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor (limited, in the case of this clause (k)(5), to Liens on any of the property and assets of any Restricted Subsidiary that is not a Subsidiary Guarantor) or (6) obligations in respect of Management Advances or Management Guarantees, in each case under the foregoing clauses (1) through (6) including Liens securing any Guarantee of any thereof; (l) Liens existing on property or assets of a Person at, or provided for under written arrangements existing at, the time such Person becomes a Subsidiary of the Borrower (or at the time the Borrower or a Restricted Subsidiary acquires such property or assets, including any acquisition by means of a merger or consolidation with or into the Borrower or any Restricted Subsidiary); provided, however, that such Liens and arrangements are not created in connection with, or in contemplation of, such other Person becoming such a Subsidiary (or such acquisition of such property or assets), and that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate; provided, further, that for purposes of this clause (l), if a Person other than the Borrower is the Successor Borrower with respect thereto, any Subsidiary thereof shall be deemed to become a Subsidiary of the Borrower, and any property or assets of such Person or any such Subsidiary shall be deemed acquired by the Borrower or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Borrower; (m) Liens on Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary or any joint venture that secure Indebtedness or other obligations of such Unrestricted Subsidiary or joint venture, respectively; (n) any encumbrance or restriction (including, but not limited to, pursuant to put and call agreements or buy/sell arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement; (o) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness (other than any Indebtedness described in clause (k)(1) above of this definition) secured by, or securing any refinancing, refunding, extension, renewal or replacement (in whole or in part) of any other obligation secured by, any other Permitted Liens, provided that any such new Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the obligations to which such Liens relate; (p) Liens (1) arising by operation of law (or by agreement to the same effect) in the ordinary course of business, including Liens arising under or by reason of the Perishable Agricultural Commodities Act of 1930, as amended from time to time, (2) on property or assets 78 under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets, (3) on Margin Stock, if and to the extent the value of all Margin Stock of the Borrower and its Subsidiaries exceeds 25% of the value of the total assets subject to Subsection 8.6, (4) on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent that such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose, (5) securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities (including in connection with purchase orders and other agreements with customers), (6) in favor of the Borrower or any Subsidiary (other than Liens on property or assets of the Borrower or any Subsidiary Guarantor in favor of any Subsidiary that is not a Subsidiary Guarantor), (7) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business, (8) on inventory or other goods and proceeds securing obligations in respect of bankers’ acceptances issued or created to facilitate the purchase, shipment or storage of such inventory or other goods, (9) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft, cash pooling or similar obligations incurred in the ordinary course of business, (10) attaching to commodity trading or other brokerage accounts incurred in the ordinary course of business, (11) arising in connection with repurchase agreements permitted under Subsection 8.1 on assets that are the subject of such repurchase agreements, (12) on any amounts (including the proceeds of the applicable Indebtedness and any cash, Cash Equivalents and Temporary Cash Investments deposited to cover interest and premium in respect of such Indebtedness) held by a trustee or escrow agent under any indenture or other debt agreement governing Indebtedness issued in escrow pursuant to customary escrow arrangements (as determined by the Borrower in good faith, which determination shall be conclusive) pending the release thereof, or on the proceeds deposited to discharge, redeem or defease Indebtedness under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions (as determined by the Borrower in good faith, which determination shall be conclusive), pending such discharge, redemption or defeasance and after irrevocable notice thereof has been delivered to the applicable trustee or agent, (13) on equipment of the Borrower or any of its Restricted Subsidiaries granted in the ordinary course of business to the Borrower’s or a Restricted Subsidiary’s customers or (14) (x) on accounts receivable or notes receivable (including any ancillary rights pertaining thereto) purported to be sold in connection with any factoring agreement or similar arrangements to secure obligations owed under such factoring agreement or similar arrangements and (y) any bank accounts used by the Borrower or any Restricted Subsidiary in connection with any factoring agreement or any similar arrangements; (q) other Liens securing Indebtedness or other obligations that in the aggregate at any time outstanding do not exceed an amount equal to the greater of $110,000,000 and 30.00% of Four Quarter Consolidated EBITDA at the time of Incurrence of such Indebtedness or other obligations; (r) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) or other obligations of, or in favor of, any Special Purpose Entity, or in connection with a Special Purpose Financing or otherwise, Incurred pursuant to clause (b)(ix) of Subsection 8.1; 79

(s) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Indebtedness Incurred in compliance with Subsection 8.1; provided that on the date of Incurrence of such Indebtedness after giving effect to such Incurrence (or, at the Borrower’s option, on the date of the initial borrowing of such Indebtedness or entry into the definitive agreement providing the commitment to fund such Indebtedness after giving pro forma effect to the Incurrence of the entire committed amount, in which case such committed amount may thereafter be borrowed and reborrowed in whole or in part, from time to time, without further compliance with this clause), either (x) the Consolidated Secured Leverage Ratio shall not exceed 4.50 to 1.00 or (y) in the case of Liens securing Indebtedness being Incurred to finance or refinance, or otherwise Incurred in connection with any acquisition of assets (including Capital Stock), business or Person, or any merger or consolidation of any Person with or into the Borrower or any Restricted Subsidiary, or any other Investment, the Consolidated Secured Leverage Ratio of the Borrower would equal or be less than the Consolidated Secured Leverage Ratio of the Borrower immediately prior to giving effect thereto; and (t) Liens on the Collateral, if such Liens rank junior to the Liens on such Collateral in relation to the Lien securing the Loans and the Subsidiary Guarantees, as applicable. For purposes of determining compliance with this definition, (s) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this definition but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category), (t) the principal amount of Indebtedness secured by a Lien outstanding under any category of Permitted Liens shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness, (u) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Borrower shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition, (v) any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness shall also be permitted to secure any increase in the amount of such Indebtedness in connection with the accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends on Capital Stock constituting Indebtedness in the form of additional shares of the same class of Capital Stock, (w) in the event that a portion of Indebtedness secured by a Lien could be classified as secured in part pursuant to clause (k)(1) above in respect of Indebtedness Incurred pursuant to the Ratio Incremental Facility (giving effect to the Incurrence of such portion of such Indebtedness), the Borrower, in its sole discretion, may classify such portion of such Indebtedness (and any Obligations in respect thereof) as having been secured pursuant to clause (k)(1) above in respect of Indebtedness Incurred pursuant to the Ratio Incremental Facility and the remainder of the Indebtedness as having been secured pursuant to such clause (k)(1) in respect of Indebtedness Incurred pursuant to Subsection 8.1(b)(i) (other than pursuant to the Ratio Incremental Facility) or one or more of the other clauses or subclauses of this definition (other than clause (s) above), (x) in the event that a portion of Indebtedness secured by a Lien could be classified in part pursuant to clause (s) above (giving effect to the Incurrence of such portion of Indebtedness), the Borrower, in its sole discretion, may classify such portion of Indebtedness (and any Obligations in respect thereof) as having been secured pursuant to clause (s) above and the remainder of the Indebtedness as having been secured pursuant to one or more of the other clauses or subclauses of this definition (other than clause (k)(1) above in respect of 80 Indebtedness Incurred pursuant to the Ratio Incremental Facility), (y) if any Liens securing Indebtedness or other obligations are Incurred to refinance Liens securing Indebtedness or other obligations initially Incurred (or, to refinance Liens Incurred to refinance Liens initially Incurred) in reliance on any category of Permitted Liens measured by reference to a percentage of Four Quarter Consolidated EBITDA at the time of Incurrence of such Indebtedness or other obligation, and is refinanced by any Indebtedness or other obligation secured by any Lien incurred by reference to such category of Permitted Liens, and such refinancing (or any subsequent refinancing) would cause the percentage of Four Quarter Consolidated EBITDA to be exceeded if calculated based on the Four Quarter Consolidated EBITDA on the date of such refinancing, such percentage of Four Quarter Consolidated EBITDA shall not be deemed to be exceeded (and such refinancing Lien shall be deemed permitted) so long as the principal amount of such refinancing Indebtedness or other obligation does not exceed an amount equal to the principal amount of such Indebtedness or other obligation being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing and (z) if any Indebtedness or other obligation is secured by any Lien outstanding under any category of Permitted Liens measured by reference to a dollar amount, and is refinanced by any Indebtedness or other obligation secured by any Lien incurred by reference to such category of Permitted Liens, and such refinancing (or any subsequent refinancing) would cause such dollar amount to be exceeded, such dollar amount shall not be deemed to be exceeded (and such refinancing Lien shall be deemed permitted) so long as the principal amount of such refinancing Indebtedness or other obligation does not exceed an amount equal to the principal amount of such Indebtedness being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing. “Permitted Payment”: as defined in Subsection 8.2(b). “Permitted Repricing Amendment”: as defined in Subsection 11.1(i). “Person”: an individual, partnership, corporation, company, limited liability company, business trust, trust, joint stock company, unincorporated organization, association, joint venture, Governmental Authority or other entity of whatever nature. “Pisces Acquisition Agreement”: the Agreement and Plan of Merger, dated as of January 31, 2018, by and among the Borrower, Pisces Merger Sub and Ply Gem Holdings, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with this Agreement. “Pisces Merger”: the merger of Pisces Merger Sub with and into Ply Gem Holdings, with Ply Gem Holdings being the survivor of such merger. “Pisces Merger Sub”: Pisces Merger Sub, Inc., a Delaware corporation, and any successor in interest thereto. 81 “Plan”: at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA. “Plan Asset Regulations”: 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time. “Platform”: Intralinks, SyndTrak Online, Debtdomain or any other similar electronic distribution system. “Ply Gem Business”: Ply Gem Holdings and each of its Subsidiaries. “Ply Gem Holdings”: Ply Gem Holdings, Inc., a Delaware corporation, and any successor in interest thereto. “Ply Gem Industries”: Ply Gem Industries, Inc., a Delaware corporation, and any successor in interest thereto. “Ply Gem Tax Receivable Agreement”: the Tax Receivable Agreement, dated as of May 22, 2013, by and between Ply Gem Holdings and PG ITS Holdco, L.P., as the same may be amended, supplemented, waived or otherwise modified from time to time. “Preferred Stock”: as applied to the Capital Stock of any corporation or company, Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation or company, over Capital Stock of any other class of such corporation or company. “Prepayment Date”: as defined in Subsection 4.4(h). “Pricing Grid”: with respect to Revolving Loans and Swing Line Loans: Consolidated Secured Leverage Ratio Applicable Margin for ABR Loans and Canadian Prime Rate Loans Applicable Margin for Daily Simple SOFR Rate Loans, Term SOFR Rate Loans, and Eurodollar Loans and BA Equivalent Loans Applicable Commitment Fee Rate Greater than 4.25 to 1.00 2.00% 3.00% 0.50% Equal to or less than 4.25 to 1.00 and greater than 3.75 to 1.00 1.75% 2.75% 0.375% Equal to or less 82 than 3.75 to 1.00 1.50% 2.50% 0.25% “Projections”: those financial projections included in the confidential information memoranda and related material prepared in connection with the syndication of the Facilities and provided to the Lenders on or about March 16, 2018. “PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time. “Purchase”: as defined in clause (4) of the definition of “Consolidated Coverage Ratio.” “Purchase Money Obligations”: any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise. “Qualified IPO”: the issuance, sale or listing of common equity interests of the Borrower or any Parent Entity pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone, in connection with an underwritten or secondary public offering or otherwise) and such equity interests are listed on a nationally-recognized stock exchange in the U.S. “Qualifying Lender”: as defined in Subsection 4.4(l)(iv)(3). “Rating Agency”: Moody’s or S&P or, if Moody’s or S&P or both shall not make a rating on the applicable security or instrument publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Borrower which shall be substituted for Moody’s or S&P or both, as the case may be. “Ratio Incremental Facility”: as defined in the definition of “Maximum Incremental Facilities Amount”. “Real Property”: real property owned in fee simple by the Borrower or any of its Subsidiaries, including the land, and all buildings, structures and other improvements now or subsequently located thereon, fixtures now or subsequently attached thereto, and rights, privileges, easements and appurtenances now or subsequently related thereto, and related property interests. “Receivable”: a right to receive payment pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay, as determined in accordance with GAAP. “Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any Restricted Subsidiary constituting Collateral giving rise to Net Available Cash to the Borrower or such Restricted Subsidiary, as the case may be, in excess of $30,000,000, to the 83 extent that such settlement or payment does not constitute reimbursement or compensation for amounts previously paid by the Borrower or any Restricted Subsidiary in respect of such casualty or condemnation. “Reference Banks”: JPMorgan Chase Bank, N.A., UBS AG, Stamford Branch, Barclays Bank PLC, Goldman Sachs Bank USA, Bank of America, N.A., Royal Bank of Canada, Jefferies Finance LLC, MUFG Union Bank, N.A., Natixis, New York Branch, Société Générale and Crédit Agricole Corporate and Investment Bank. “refinance”: refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell or extend (including pursuant to any defeasance or discharge mechanism); and the terms “refinances”, “refinanced” and “refinancing” as used for any purpose in this Agreement shall have a correlative meaning. “Refinancing Agreement”: as defined in Subsection 8.3(c). “Refinancing Indebtedness”: Indebtedness that is Incurred to refinance Indebtedness Incurred pursuant to this Agreement and the Loan Documents, the Senior ABL Facility, the Senior Notes and any Indebtedness (or unutilized commitment in respect of Indebtedness) existing on the Closing Date and set forth on Schedule 8.1 or Incurred (or established) in compliance with this Agreement (including Indebtedness of the Borrower that refinances Indebtedness of any Restricted Subsidiary (to the extent permitted in this Agreement) and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of the Borrower or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, and Indebtedness Incurred pursuant to a commitment that refinances any Indebtedness or unutilized commitment; provided that (1) if the Indebtedness being refinanced is Subordinated Obligations or Guarantor Subordinated Obligations, the Refinancing Indebtedness (x) has a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is the same as or later than the final Stated Maturity of the Indebtedness being refinanced (or, if earlier, the Initial Term Loan Maturity Date), (y) has a weighted average life to maturity at the time such Refinancing Indebtedness is Incurred that is equal to or longer than the remaining weighted average life to maturity of the Indebtedness being refinanced (or, if shorter, the remaining weighted average life to maturity of the Initial Term Loans) and (z) if an Event of Default under Subsection 9.1(a) or (f) is continuing, is subordinated in right of payment to the Cash Flow Facilities Obligations to the same extent as the Indebtedness being refinanced, (2) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or, if issued with original issue discount, with an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount then outstanding of the Indebtedness being refinanced, plus (y) an amount equal to any unutilized commitment relating to the Indebtedness being refinanced or otherwise then outstanding under the financing arrangement being refinanced to the extent the unutilized commitment being refinanced could be drawn in compliance with Subsection 8.1 immediately prior to such refinancing, plus (z) fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) Incurred or payable in connection with such refinancing, (3) Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor that refinances Indebtedness of the Borrower or a Subsidiary Guarantor that could not have been initially Incurred by such Restricted Subsidiary pursuant to Subsection 8.1 or (y) Indebtedness of the Borrower or a Restricted Subsidiary that refinances 84 Indebtedness of an Unrestricted Subsidiary, and (4) if the Indebtedness being refinanced constitutes Additional Obligations, Rollover Indebtedness, Permitted Debt Exchange Notes or Cash Flow Facilities Obligations Incurred pursuant to Subsection 8.1(b)(i)(II)(a) (or Refinancing Indebtedness in respect of the foregoing Indebtedness), (w) the Refinancing Indebtedness complies with the requirements of the definition of “Additional Obligations” (other than clause (ii) thereof), (x) if the Indebtedness being refinanced is unsecured and an Event of Default under Subsection 9.1(a) or (f) is continuing, the Refinancing Indebtedness is unsecured and (y) if the Indebtedness being refinanced is secured by a Lien on Collateral ranking junior to the Liens on Collateral securing the Cash Flow Facilities Obligations and an Event of Default under Subsection 9.1(a) or (f) is continuing, the Refinancing Indebtedness is unsecured or secured by a Lien on Collateral ranking junior to the Liens on Collateral securing the Cash Flow Facilities Obligations. “Refunded Swing Line Loans”: as defined in Subsection 2.7(c). “Refunding Capital Stock”: as defined in Subsection 8.2(b)(i). “Register”: as defined in Subsection 11.6(b)(iv). “Regulation D”: Regulation D of the Board as in effect from time to time. “Regulation S-X”: Regulation S-X promulgated by the SEC as in effect on the Closing Date. “Regulation T”: Regulation T of the Board as in effect from time to time. “Regulation U”: Regulation U of the Board as in effect from time to time. “Regulation X”: Regulation X of the Board as in effect from time to time. “Reimbursement Obligation”: the obligation of the Borrower to reimburse the applicable Issuing Bank pursuant to Subsection 2.6(e) for amounts drawn on the applicable Letters of Credit. “Reinvestment Period”: as defined in Subsection 8.4(b)(i). “Related Business”: those businesses in which the Borrower or any of its Subsidiaries is engaged on the Closing Date, or that are similar, related, complementary, incidental or ancillary thereto or extensions, developments or expansions thereof. “Related Parties”: with respect to any Person, such Person’s affiliates and the partners, officers, directors, trustees, employees, equity holders, shareholders, members, attorneys and other advisors, agents and controlling persons of such Person and of such Person’s affiliates and “Related Party” shall mean any of them. “Related Taxes”: (x) any taxes, charges or assessments, including but not limited to sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges 85 or assessments (other than federal, state or local taxes measured by income and federal, state or local withholding imposed by any government or other taxing authority on payments made by any Parent Entity or Investor Partnership other than to another Parent Entity or Investor Partnership), required to be paid by any Parent Entity or Investor Partnership by virtue of its being incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Borrower, any of its Subsidiaries, any Parent Entity or Investor Partnership), or being a holding company parent of the Borrower, any of its Subsidiaries, any Parent Entity or Investor Partnership or receiving dividends from or other distributions in respect of the Capital Stock of the Borrower, any of its Subsidiaries, any Parent Entity or Investor Partnership, or having guaranteed any obligations of the Borrower or any Subsidiary thereof, or having received any payment in respect of any of the items for which the Borrower or any of its Subsidiaries is permitted to make payments to any Parent Entity or Investor Partnership pursuant to Subsection 8.2, or acquiring, developing, maintaining, owning, prosecuting, protecting or defending its intellectual property and associated rights (including but not limited to receiving or paying royalties for the use thereof), or assertions of infringement, misappropriation, dilution or other violation of third-party intellectual property or associated rights, to the extent relating to the business or businesses of the Borrower or any Subsidiary thereof, (y) any taxes attributable to any taxable period (or portion thereof) ending on or prior to the Closing Date, or to the consummation of any of the Transactions, or to any Parent Entity’s or Investor Partnership’s receipt of (or entitlement to) any payment in connection with the Transactions, including any payment received after the Closing Date pursuant to any agreement related to the Transactions or (z) any other federal, state, foreign, provincial or local taxes measured by income for which any Parent Entity or Investor Partnership is liable up to an amount not to exceed, with respect to federal taxes, the amount of any such taxes that the Borrower and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated basis as if the Borrower had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Code) of which it were the common parent, or with respect to state, foreign, provincial and local taxes, the amount of any such taxes that the Borrower and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated, combined, unitary or affiliated basis as if the Borrower had filed a consolidated, combined, unitary or affiliated return on behalf of an affiliated group (as defined in the applicable state, foreign, provincial or local tax laws for filing such return) consisting only of the Borrower and its Subsidiaries. Taxes include all interest, penalties and additions relating thereto. “Reportable Event”: any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30 day notice period is waived under Section 21, 22, 23, 24, 25, 27 or 28 of PBGC Regulation Section 4043 or any successor regulation thereto. “Repricing Transaction”: the prepayment, refinancing, substitution or replacement of all or a portion of the Initial Term Loans (including, without limitation, as may be effected through any amendment, waiver or modification to this Agreement relating to the interest rate for, or weighted average yield of, the Initial Term Loans), (a) if the primary purpose of such prepayment, refinancing, substitution, replacement, amendment, waiver or modification is (as determined by the Borrower in good faith, which determination shall be conclusive) to refinance the Initial Term Loans at a lower “effective yield” (taking into account, among other 86 factors, margin, upfront or similar fees or original issue discount shared with all providers of such financing, but excluding the effect of any arrangement, commitment, underwriting, structuring, syndication or other fees payable in connection therewith that are not shared with all providers of such financing, and without taking into account any fluctuations in the Term SOFR Rate, but including any Term SOFR Rate floor or similar floor that is higher than the then Term SOFR Rate), (b) if the prepayment, refinancing, substitution, replacement, amendment, waiver or modification is effectuated by the incurrence by the Borrower or any Restricted Subsidiary of new Indebtedness, such new Indebtedness is first lien secured bank financing, and (c) if such prepayment, refinancing, substitution, replacement, amendment, waiver or modification results in first lien secured bank financing having an “effective yield” (as reasonably determined by the Administrative Agent, in consultation with the Borrower, consistent with generally accepted financial practices, after giving effect to, among other factors, margin, upfront or similar fees or original issue discount shared with all providers of such financing (calculated based on assumed four-year average life), but excluding the effect of any arrangement, commitment, underwriting, structuring, syndication or other fees payable in connection therewith that are not shared with all providers of such financing, and without taking into account any fluctuations in the Term SOFR Rate, but including any Term SOFR Rate floor or similar floor that is higher than the then applicable Term SOFR Rate) that is less than the “effective yield” (as reasonably determined by the Administrative Agent, in consultation with the Borrower, on the same basis) of the Initial Term Loans prior to being so prepaid, refinanced, substituted or replaced or subject to such amendment, waiver or modification to this Agreement. “Required Lenders”: Lenders the Total Credit Percentages of which aggregate to greater than 50.0%; provided that the Revolving Commitments (or, if the Revolving Commitments have terminated or expired, the Revolving Loans and interests in L/C Obligations and Swing Line Loans) and Term Loans held or deemed held by Defaulting Lenders shall be excluded for purposes of making a determination of Required Lenders; provided, further, that the Revolving Commitments (or, if the Revolving Commitments have terminated or expired, the Revolving Loans and interests in L/C Obligations and Swing Line Loans) and Term Loans held or deemed held by a Disqualified Party shall be excluded for purposes of making a determination of Required Lenders. “Required Majority in Interest Lenders”: Lenders of any Tranche or Lenders of any group of affected Lenders, as applicable, the Total Credit Percentages of which aggregate to greater than 50.0% of the Total Credit Percentages of such Tranche or Lenders of such group of affected Lenders; provided that Revolving Commitments (or, if the Revolving Commitments have terminated or expired, the Revolving Loans and interests in L/C Obligations and Swing Line Loans) and Term Loans held or deemed held by Defaulting Lenders shall be excluded for purposes of making a determination of Required Majority in Interest Lenders; provided, further, that the Revolving Commitments (or, if the Revolving Commitments have terminated or expired, the Revolving Loans and interests in L/C Obligations and Swing Line Loans) and Term Loans held or deemed held by a Disqualified Party shall be excluded for purposes of making a determination of Required Majority in Interest Lenders. “Required Revolving Lenders”: Lenders the Revolving Commitment Percentage of which aggregate to greater than 50.0%; provided that the Revolving Commitments (or, if the Revolving Commitments have terminated or expired, the Revolving Loans and interests in L/C 87

Obligations and Swing Line Loans) held or deemed held by Defaulting Lenders shall be excluded for purposes of making a determination of Required Revolving Lenders; provided, further, that the Revolving Commitments (or, if the Revolving Commitments have terminated or expired, the Revolving Loans and interests in L/C Obligations and Swing Line Loans) held or deemed held by a Disqualified Party shall be excluded for purposes of making a determination of Required Revolving Lenders. “Requirement of Law”: as to any Person, the Organizational Documents of such Person, and any law, statute, ordinance, code, decree, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject, including laws, ordinances and regulations pertaining to zoning, occupancy and subdivision of real properties; provided that the foregoing shall not apply to any non-binding recommendation of any Governmental Authority. “Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority. “Responsible Officer”: as to any Person, any of the following officers of such Person: (a) the chief executive officer or the president of such Person and, with respect to financial matters, the chief financial officer, the treasurer or the controller of such Person, (b) any vice president of such Person or, with respect to financial matters, any assistant treasurer or assistant controller of such Person, in each case who has been designated in writing to the Administrative Agent or the Collateral Agent as a Responsible Officer by such chief executive officer or president of such Person or, with respect to financial matters, by such chief financial officer of such Person, (c) with respect to the fifth and sixth sentences of Subsection 1.2(c), Subsection 7.7 and ERISA matters and without limiting the foregoing, the general counsel (or substantial equivalent) of such Person, (d) with respect to any Person that does not have officers, the officer listed in clauses (a) through (c) of a Person that has the authority to act on behalf of such Person and (e) any other individual designated as a “Responsible Officer” for the purposes of this Agreement by the Board of Directors or equivalent body of such Person. “Restricted Payment”: as defined in Subsection 8.2(a). “Restricted Payment Transaction”: any Restricted Payment permitted pursuant to Subsection 8.2, any Permitted Payment, any Permitted Investment, or any transaction specifically excluded from the definition of the term “Restricted Payment” (including pursuant to the exception contained in clause (i) of such definition and the parenthetical exclusions contained in clauses (ii) and (iii) of such definition). “Restricted Subsidiary”: any Subsidiary of the Borrower other than an Unrestricted Subsidiary. “Revaluation Date”: (a) with respect to any Revolving Loan denominated in a Designated Foreign Currency, each of the following: (i) each date on which the Borrower has given the Administrative Agent a notice of borrowing of such Revolving Loan as specified in the first sentence of Subsection 2.1(b), (ii) the last day of each Fiscal Quarter of the Borrower, (iii) 88 each date of a conversion or continuation of such Revolving Loan pursuant to Subsection 4.2 and (iv) the effective date of any voluntary reduction of a Revolving Commitment pursuant to Subsection 4.4(c); (b) with respect to any Letter of Credit denominated in a Designated Foreign Currency, each of the following: (i) each date on which the Borrower has given the Administrative Agent a Letter of Credit Request in respect of issuance (or amendment that would have the effect of increasing the face amount thereof) of a Letter of Credit as specified in the first sentence of Subsection 2.6(a)(i) and 2.6(b)(i) and (ii) the last day of each Fiscal Quarter of the Borrower; (c) such additional dates as the Administrative Agent or the applicable Issuing Bank shall determine, or the Required Revolving Lenders shall require, at any time when (i) an Event of Default under Subsection 9.1(a) or (f) has occurred and is continuing or (ii) to the extent that, and for so long as, the Revolving Exposure (for such purpose, using the Dollar Equivalent in effect for the most recent Revaluation Date) exceeds 95.0% of the aggregate Revolving Commitments. “Revolving Commitment”: as to any Lender, the aggregate of its Initial Revolving Commitments, Incremental Revolving Commitments, Supplemental Revolving Commitments, Extended Revolving Commitments and Specified Refinancing Revolving Commitments; collectively, as to all Lenders, the “Revolving Commitments.” “Revolving Commitment Percentage”: as to any Lender, the percentage of the aggregate Revolving Commitments constituted by its Revolving Commitments (or, if the Revolving Commitments have terminated or expired, the percentage which (a) the sum of (i) such Lender’s then outstanding Revolving Loans (including, without limitation, in the case of Revolving Loans made by such Lender in any Designated Foreign Currency, the Dollar Equivalent of the aggregate unpaid principal amount thereof) plus (ii) such Lender’s interests in the aggregate L/C Obligations and Swing Line Loans then outstanding then constitutes of (b) the sum of (i) the aggregate Revolving Loans of all the Lenders then outstanding (including, without limitation, in the case of Revolving Loans made by any Lender in any Designated Foreign Currency, the Dollar Equivalent of the aggregate unpaid principal amount thereof) plus (ii) the aggregate L/C Obligations and Swing Line Loans then outstanding); provided that for purposes of Subsections 4.14(d) and (e), “Revolving Commitment Percentage” shall mean the percentage of the aggregate Revolving Commitments (disregarding the Revolving Commitment of any Defaulting Lender to the extent its Swing Line Exposure or L/C Obligations is reallocated to the Non-Defaulting Lenders) constituted by such Lender’s Revolving Commitment. “Revolving Commitment Period”: the Initial Revolving Commitment Period, the “Revolving Commitment Period” in respect of any Tranche of Extended Revolving Commitments as set forth in the applicable Extension Amendment, the “Revolving Commitment Period” in respect of any Tranche of Incremental Revolving Commitments as set forth in the applicable Incremental Commitment Amendment or the “Revolving Commitment Period” in respect of any Tranche of Specified Refinancing Revolving Facilities as set forth in the applicable Specified Refinancing Amendment, as the context may require. “Revolving Exposure”: at any time the aggregate principal amount at such time of all outstanding Revolving Loans (including, without limitation, in the case of Revolving Loans denominated in any Designated Foreign Currency, the Dollar Equivalent of the aggregate unpaid 89 principal amount thereof). The Revolving Exposure of any Lender at any time shall equal its Revolving Commitment Percentage of the aggregate Revolving Exposure at such time. “Revolving Lender”: any Lender having a Revolving Commitment and/or a Revolving Loan outstanding hereunder. “Revolving Loans”: the Initial Revolving Loans, Incremental Revolving Loans, Extended Revolving Loans and Specified Refinancing Revolving Loans, as the context shall require. “Rollover Indebtedness”: Indebtedness of the Borrower or a Guarantor issued to any Lender in lieu of such Lender’s pro rata portion of any repayment of Term Loans made pursuant to Subsection 4.4(a) or (e); so long as (other than in connection with a refinancing in full of the Facilities) such Indebtedness would not have a weighted average life to maturity that is shorter than the remaining weighted average life to maturity of the Term Loans being repaid. “S&P”: Standard & Poor’s Financial Services LLC, a division of S&P Global, Inc., and its successors. “Sale”: as defined in clause (3) of the definition of “Consolidated Coverage Ratio.” “Sanctions”: as defined in clause (c) of the first sentence of Subsection 5.21. “Schedule I Lender”: a Lender which is a Canadian chartered bank listed on Schedule I of the Bank Act (Canada). “SEC”: the United States Securities and Exchange Commission or any successor thereto. “Second Amendment”: the Second Amendment to Credit Agreement, dated as of April 15, 2021, by and among the Loan Parties, the Revolving Lenders and Issuing Banks party thereto and the Administrative Agent and Swing Line Lender. “Second Amendment Effective Date”: April 15, 2021. “Secured Parties”: the “Secured Parties” as defined in the Guarantee and Collateral Agreement. “Securities Act”: the Securities Act of 1933, as amended from time to time. “Security Documents”: the collective reference to each Mortgage related to any Mortgaged Fee Property, the Guarantee and Collateral Agreement and all other similar security documents hereafter delivered to the Collateral Agent granting or perfecting a Lien on any asset or assets of any Loan Party to secure the obligations and liabilities of the Loan Parties hereunder and/or under any of the other Loan Documents or to secure any guarantee by any Guarantor of any such obligations and liabilities, including any security documents executed and delivered or 90 caused to be delivered to the Collateral Agent pursuant to Subsection 7.9(a), 7.9(b) or 7.9(c), in each case, as amended, supplemented, waived or otherwise modified from time to time. “Senior ABL Agreement”: the Credit Agreement, dated as of the Closing Date, among the Borrower, the Canadian borrowers and U.S. subsidiary borrowers party thereto from time to time, the lenders party thereto from time to time and UBS AG, Stamford Branch (and/or one of its Affiliates), as administrative agent and collateral agent thereunder, as such agreement may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased, decreased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior ABL Agreement or one or more other credit agreements or otherwise), except to the extent such agreement, instrument or document expressly provides that it is not intended to be and is not a Senior ABL Agreement. Any reference to the Senior ABL Agreement hereunder shall be deemed a reference to each Senior ABL Agreement then in existence. “Senior ABL Facility”: the collective reference to the Senior ABL Agreement, any Loan Documents (as defined therein), any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent, trademark and copyright security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased, decreased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior ABL Agreement or one or more other credit agreements, indentures (including the Senior Notes Indenture) or financing agreements or otherwise) except to the extent such agreement, instrument or document expressly provides that it is not intended to be and is not a Senior ABL Facility. Without limiting the generality of the foregoing, the term “Senior ABL Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Borrower as additional borrowers or guarantors thereunder, (iii) increasing or decreasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof. “Senior Notes”: 8.00% Senior Notes due 2026 of the Borrower issued on the Closing Date, as the same may be exchanged for substantially similar senior notes that have been registered under the Securities Act, and as the same or such substantially similar notes may be amended, supplemented, waived or otherwise modified from time to time. “Senior Notes Documents”: the Senior Notes Indenture and all other instruments, agreements and other documents evidencing or governing the Senior Notes or providing for any guarantee, obligation, security or other right in respect thereof. “Senior Notes Indenture”: the Indenture dated as of the Closing Date, under which the Senior Notes are issued, as the same may be amended, supplemented, waived or otherwise modified from time to time. 91

“Set”: the collective reference to Term SOFR Rate Loans, or Eurodollar Loans or BA Equivalent Loans of a single Tranche, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Term SOFR Rate Loans, or Eurodollar Loans or BA Equivalent Loans shall originally have been made on the same day). “Settlement Service”: as defined in Subsection 11.6(b). “Single Employer Plan”: any Plan which is covered by Title IV or Section 302 of ERISA or Section 412 of the Code, but which is not a Multiemployer Plan. “SOFR”: with respect to any U.S. Government Securities Business Day, a rate per annum equal to the secured overnight financing rate for such U.S. Government Securities Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding U.S. Government Securities Business Day. “SOFR Administrator”: the NYFRB (or a successor administrator of the secured overnight financing rate). “SOFR Administrator’s Website”: the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time. “Solicited Discount Proration”: as defined in Subsection 4.4(l)(iv)(3). “Solicited Discounted Prepayment Amount”: as defined in Subsection 4.4(l)(iv)(1). “Solicited Discounted Prepayment Notice”: an irrevocable written notice of a Borrower Solicitation of Discounted Prepayment Offer made pursuant to Subsection 4.4(l)(iv) substantially in the form of Exhibit Q. “Solicited Discounted Prepayment Offer”: the irrevocable written offer by each Lender, substantially in the form of Exhibit R, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice. “Solicited Discounted Prepayment Response Date”: as defined in Subsection 4.4(l)(iv)(1). “Solvent” and “Solvency”: with respect to the Borrower and its Subsidiaries on a consolidated basis after giving effect to the Transactions on the Closing Date and after giving effect to the Atlas Merger, the Atlas Contribution and the repayment of certain existing Indebtedness of the Atrium Business on the Business Day immediately following the Closing Date means (i) the Fair Value and Present Fair Salable Value of the assets of the Borrower and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the Borrower and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) the Borrower and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature (all capitalized terms used in this 92 definition (other than “Borrower”, “Closing Date”, “Subsidiary” and “Transactions”, which have the meanings set forth in this Agreement) shall have the meaning assigned to such terms in the form of solvency certificate attached hereto as Exhibit H). “Special Purpose Entity”: (x) any Special Purpose Subsidiary or (y) any other Person that is engaged in the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code or any analogous law, as in effect in any applicable jurisdiction from time to time), other accounts and/or other receivables, and/or related assets and/or (ii) financing or refinancing in respect of Capital Stock of any Special Purpose Subsidiary. “Special Purpose Financing”: any financing or refinancing of assets consisting of or including Receivables of the Borrower or any Restricted Subsidiary that have been transferred to a Special Purpose Entity or made subject to a Lien in a Financing Disposition (including any financing or refinancing in respect of Capital Stock of a Special Purpose Subsidiary held by another Special Purpose Subsidiary). “Special Purpose Financing Expense”: for any period, (a) the aggregate interest expense for such period on any Indebtedness of any Special Purpose Subsidiary that is a Restricted Subsidiary, which Indebtedness is not recourse to the Borrower or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), and (b) Special Purpose Financing Fees. “Special Purpose Financing Fees”: distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Special Purpose Financing. “Special Purpose Financing Undertakings”: representations, warranties, covenants, indemnities, guarantees of performance and (subject to clause (y) of the proviso below) other agreements and undertakings entered into or provided by the Borrower or any of its Restricted Subsidiaries that the Borrower determines in good faith (which determination shall be conclusive) are customary or otherwise necessary or advisable in connection with a Special Purpose Financing or a Financing Disposition; provided that (x) it is understood that Special Purpose Financing Undertakings may consist of or include (i) reimbursement and other obligations in respect of notes, letters of credit, surety bonds and similar instruments provided for credit enhancement purposes, (ii) Hedging Obligations or other obligations relating to Interest Rate Agreements, Currency Agreements or Commodities Agreements entered into by the Borrower or any Restricted Subsidiary, in respect of any Special Purpose Financing or Financing Disposition, or (iii) any Guarantee in respect of customary recourse obligations (as determined in good faith by the Borrower, which determination shall be conclusive) in connection with any Special Purpose Financing or Financing Disposition, including in respect of Liabilities in the event of any involuntary case commenced with the collusion of any Special Purpose Subsidiary or any Affiliate thereof, or any voluntary case commenced by any Special Purpose Subsidiary, under any applicable bankruptcy law, and (y) subject to the preceding clause (x), any such other agreements and undertakings shall not include any Guarantee of Indebtedness of a Special 93 Purpose Subsidiary by the Borrower or a Restricted Subsidiary that is not a Special Purpose Subsidiary. “Special Purpose Subsidiary”: any Subsidiary of the Borrower that (a) is engaged solely in (x) the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code or any analogous law, as in effect in any applicable jurisdiction from time to time) and other accounts and receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and/or (ii) owning or holding Capital Stock of any Special Purpose Subsidiary and/or engaging in any financing or refinancing in respect thereof, and (y) any business or activities incidental or related to such business, and (b) is designated as a “Special Purpose Subsidiary” by the Borrower. “Specified 2028 Refinancing Indebtedness”: any Refinancing Indebtedness in respect of the Tranche B Term Loans, the August 2028 Term Loans or the August 2028 Secured Notes that (x) is pari passu in right of payment and secured on a pari passu basis by the Collateral securing the Cash Flow Facilities Obligations and (y) has a final Stated Maturity at the time of initial Incurrence that is earlier than the Initial Revolving Maturity Date; provided that Specified 2028 Refinancing Indebtedness shall not include (1) customary bridge financings, which, subject to customary conditions (as determined by the Borrower in good faith, which determination shall be conclusive), would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier Stated Maturity than the Initial Revolving Maturity Date, (2) any Indebtedness with an earlier Stated Maturity than the Initial Revolving Maturity Date pursuant to an escrow or similar arrangement with respect to the proceeds of such Refinancing Indebtedness, (3) any Indebtedness in an aggregate principal amount at the time of initial Incurrence thereof that is less than or equal to the greater of $443,000,000 and 50.0% of Four Quarter Consolidated EBITDA, (4) any Indebtedness Incurred in connection with any acquisition of assets (including Capital Stock), business or Person, or any merger, amalgamation or consolidation of any Person with or into the Borrower or any Restricted Subsidiary, or any other Investment permitted by this Agreement or (5) any Indebtedness with an earlier Stated Maturity than the Initial Revolving Maturity Date arising on account of any mandatory principal redemption or payment by the Borrower or any Restricted Subsidiary pursuant to an “AHYDO saver” provision, and the Borrower’s determination in good faith (which determination shall be conclusive) of the amount of any such “AHYDO saver” mandatory principal redemption or prepayment shall be conclusive and binding for all purposes under this Agreement. “Specified Discount”: as defined in Subsection 4.4(l)(ii)(1). “Specified Discount Prepayment Amount”: as defined in Subsection 4.4(l)(ii)(1). “Specified Discount Prepayment Notice”: an irrevocable written notice of the Borrower Offer of Specified Discount Prepayment made pursuant to Subsection 4.4(l)(ii) substantially in the form of Exhibit S. 94 “Specified Discount Prepayment Response”: the written response by each Lender, substantially in the form of Exhibit T, to a Specified Discount Prepayment Notice. “Specified Discount Prepayment Response Date”: as defined in Subsection 4.4(l)(ii)(1). “Specified Discount Proration”: as defined in Subsection 4.4(l)(ii)(3). “Specified Equity Contribution”: any cash equity contribution made to the Borrower or any Parent Entity in exchange for Permitted Cure Securities; provided that (a)(i) such cash equity contribution to the Borrower or any Parent Entity and (ii) in the case of a contribution to any Parent Entity, the contribution of any proceeds therefrom to, and the receipt thereof by, the Borrower occur (x) after the Closing Date and (y) on or prior to the date that is 20 Business Days after the date on which financial statements are required to be delivered for a Fiscal Quarter (or fiscal year) pursuant to Subsection 7.1(a) or 7.1(b), (b) the Borrower identifies such equity contribution as a “Specified Equity Contribution” in a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent, (c) in each four Fiscal Quarter period, there shall exist at least two Fiscal Quarters in respect of which no Specified Equity Contribution shall have been made, (d) no more than five Specified Equity Contributions may be made during the term of this Agreement and (e) the amount of any Specified Equity Contribution included in the calculation of Consolidated EBITDA hereunder shall be limited to the amount required to effect or continue compliance with Subsection 8.10 hereof, whether or not the financial covenant in Subsection 8.10 is required to be tested, and such amount shall be added to Consolidated EBITDA solely when calculating Consolidated EBITDA for purposes of determining compliance with Subsection 8.10. “Specified Existing Tranche”: as defined in Subsection 2.10(a)(ii). “Specified Incremental Secured Indebtedness”: any series of Additional Obligations or Incremental Term Loan Commitments that (x) are pari passu in right of payment and secured on a pari passu basis by the Collateral securing the Cash Flow Facilities Obligations and (y) has a final Stated Maturity at the time of initial Incurrence that is earlier than the Initial Revolving Maturity Date; provided that Specified Incremental Secured Indebtedness shall not include (1) customary bridge financings, which, subject to customary conditions (as determined by the Borrower in good faith, which determination shall be conclusive), would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier Stated Maturity than the Initial Revolving Maturity Date, (2) any Indebtedness with an earlier Stated Maturity than the Initial Revolving Maturity Date pursuant to an escrow or similar arrangement with respect to the proceeds of such Additional Obligations or Incremental Term Loan Commitments, (3) any Indebtedness in an aggregate principal amount at the time of initial Incurrence thereof that is less than or equal to the greater of $443,000,000 and 50.0% of Four Quarter Consolidated EBITDA, (4) any Indebtedness Incurred in connection with any acquisition of assets (including Capital Stock), business or Person, or any merger, amalgamation or consolidation of any Person with or into the Borrower or any Restricted Subsidiary, or any other Investment permitted by this Agreement or (5) any Indebtedness with an earlier Stated Maturity than the Initial Revolving Maturity Date arising on account of any mandatory principal redemption or payment by the Borrower or any Restricted Subsidiary 95 pursuant to an “AHYDO saver” provision, and the Borrower’s determination in good faith (which determination shall be conclusive) of the amount of any such “AHYDO saver” mandatory principal redemption or prepayment shall be conclusive and binding for all purposes under this Agreement. “Specified Refinancing Indebtedness”: Indebtedness incurred by the Borrower pursuant to and in accordance with Subsection 2.11. “Specified Indebtedness Threshold Amount”: an amount equal to 10% of the aggregate principal amount of a series of Specified Incremental Secured Indebtedness or Specified 2028 Refinancing Indebtedness, in each case, at the time of initial Incurrence of such series. “Specified Refinancing Amendment”: an amendment to this Agreement effecting the incurrence of Specified Refinancing Facilities in accordance with Subsection 2.11. “Specified Refinancing Facilities”: as defined in Subsection 2.11(a). “Specified Refinancing Indebtedness”: Indebtedness incurred by the Borrower pursuant to and in accordance with Subsection 2.11. “Specified Refinancing Lenders”: as defined in Subsection 2.11(b). “Specified Refinancing Loans”: as defined in Subsection 2.11(a). “Specified Refinancing Revolving Commitment”: as to any Lender, its obligation to make Specified Refinancing Revolving Loans to, and/or participate in Swing Line Loans made to, and/or participate in Letters of Credit issued on behalf of, the Borrower. “Specified Refinancing Revolving Facilities”: as defined in Subsection 2.11(a). “Specified Refinancing Revolving Loans”: as defined in Subsection 2.11(a). “Specified Refinancing Term Loan Facilities”: as defined in Subsection 2.11(a). “Specified Refinancing Term Loans”: as defined in Subsection 2.11(a). “Specified Refinancing Tranche”: Specified Refinancing Facilities with the same terms and conditions made on the same day and any Supplemental Term Loan or Supplemental Revolving Commitments and Loans in respect thereof, as applicable, added to such Tranche pursuant to Subsection 2.8. “Specified Representations”: the representations set forth in (x) the last sentence of Subsection 5.2, (y) Subsections 5.3(a) (with respect to due organization and valid existence), 5.4 (other than the second sentence thereof), 5.5(c) (with respect to the incurrence of the Loans, the provision of guarantees and granting of security would contravene the Organizational Documents of any Loan Party), 5.11, 5.13 (subject to the limitations set forth in the proviso to Subsections 6.1(a), 6.1(g) and 6.1(h)), clause (a) of the first sentence of 5.21 and clause (c) of the 96 first sentence of Subsection 5.21 (with respect to the use of proceeds of the Loans on the Closing Date not violating OFAC) and (z) the first sentence of Subsection 5.14. “Sponsor”: CD&R. “Spot Rate of Exchange”: on any date of determination, with respect to any currency other than Dollars (for purposes of determining the Dollar Equivalent), the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 A.M., New York City time, on such date on the applicable Bloomberg Key Cross Currency Rates Page. In the event that any such rate does not appear on any Bloomberg Key Cross Currency Rates Page, the Spot Rate of Exchange shall be determined by reference to such other publicly available service for displaying or publication of general circulation which publishes exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such agreement, such Spot Rate of Exchange shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 A.M., local time in such market, on such date for the purchase of Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrower, may use any other reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error. “Standby Letter of Credit”: as defined in Subsection 2.6(a)(i)(y)(i)(A). “Stated Maturity”: with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase or repayment of such Indebtedness at the option of the holder thereof upon the happening of any contingency). “Statutory Reserves”: for any day as applied to a Eurodollar Loan, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding $1,000,000,000 against “Eurocurrency liabilities” (as such term is used in Regulation D). Eurodollar Loans shall be deemed to constitute Eurocurrency liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D. “Sterling” and “₤”: the lawful currency of the United Kingdom. “Submitted Amount”: as defined in Subsection 4.4(l)(iii)(1). “Submitted Discount”: as defined in Subsection 4.4(l)(iii)(1). “Subordinated Obligations”: any Indebtedness of the Borrower (whether outstanding on the Closing Date or thereafter Incurred) that is expressly subordinated in right of payment to the Cash Flow Facilities Obligations pursuant to a written agreement. 97 “Subsection 2.10 Additional Amendment”: as defined in Subsection 2.10(c). “Subsidiary”: as to any Person, a corporation, association, partnership, limited liability company or other entity (a) of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned by such Person, or (b) the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person and, in the case of this clause (b), which is treated as a consolidated subsidiary for accounting purposes. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower. “Subsidiary Guarantor”: (x) each Domestic Subsidiary (other than any Excluded Subsidiary) of the Borrower which executes and delivers a Subsidiary Guaranty pursuant to Subsection 7.9 or otherwise, in each case, unless and until such time as the respective Subsidiary Guarantor (a) ceases to constitute a Domestic Subsidiary of the Borrower in accordance with the terms and provisions hereof, (b) is designated an Unrestricted Subsidiary pursuant to the terms of this Agreement or (c) is released from all of its obligations under the Subsidiary Guaranty in accordance with the terms and provisions thereof and (y) each other Subsidiary of the Borrower which the Borrower causes to execute and deliver a Subsidiary Guaranty pursuant to the last sentence of Subsection 7.9(b) or otherwise, in each case, unless and until such time as the respective Subsidiary Guarantor (a) ceases to constitute a Domestic Subsidiary of the Borrower in accordance with the terms and provisions hereof, (b) is designated an Unrestricted Subsidiary pursuant to the terms of this Agreement or (c) is released from all of its obligations under the Subsidiary Guaranty in accordance with the terms and provisions thereof. “Subsidiary Guaranty”: the guaranty of the Cash Flow Facilities Obligations of the Borrower under the Loan Documents provided pursuant to the Guarantee and Collateral Agreement or pursuant to a guaranty in such other form as may be agreed between the Borrower and the Administrative Agent. “Successor Borrower”: as defined in Subsection 8.7(a)(i). “Supplemental Revolving Commitments”: as defined in Subsection 2.8(a). “Supplemental Term Loan Commitments”: as defined in Subsection 2.8(a). “Supplemental Term Loans”: Term Loans made in respect of Supplemental Term Loan Commitments. “Swing Line Commitment”: the Swing Line Lender’s obligation to make Swing Line Loans pursuant to Subsection 2.7. “Swing Line Exposure”: at any time the aggregate principal amount at such time of all outstanding Swing Line Loans. The Swing Line Exposure of any Revolving Lender at any time shall equal its Revolving Commitment Percentage of the aggregate Swing Line Exposure at such time. 98 “Swing Line Lender”: Deutsche Bank AG New York Branch, in its capacity as provider of the Swing Line Loans. “Swing Line Loan Participation Certificate”: a certificate substantially in the form of Exhibit M. “Swing Line Loans”: as defined in Subsection 2.7(a). “Swing Line Note”: a Note in substantially the form of Exhibit A-3 evidencing Swing Line Loans of the Swing Line Lender. “Tax Sharing Agreement”: the Tax Sharing Agreement between the Borrower and Topco to be entered into on or prior to the Closing Date, as the same may be amended, supplemented, waived or otherwise modified from time to time. “Taxes”: any and all present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority. “Temporary Cash Investments”: any of the following: (i) any investment in (x) direct obligations of the United States of America, Canada, the United Kingdom, Switzerland, a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Borrower or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any thereof, or obligations Guaranteed by the United States of America, Canada, the United Kingdom, Switzerland or a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Borrower or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any of the foregoing, or obligations guaranteed by any of the foregoing or (y) direct obligations of any foreign country recognized by the United States of America rated at least “A” by S&P or “A2” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any bank or other institutional lender under this Agreement or any Senior ABL Facility or any affiliate thereof or (y) a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250,000,000 (or the foreign currency equivalent thereof) and whose long term debt is rated at least “A” by S&P or “A2” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization) at the time such Investment is made, (iii) repurchase obligations for underlying securities or instruments of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 24 months after the date of acquisition, issued by a Person (other than that of the Borrower or any of 99 its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (v) Investments in securities maturing not more than 24 months after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “BBB-” by S&P or “Baa3” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vi) Indebtedness or Preferred Stock (other than of the Borrower or any of its Subsidiaries) having a rating of “A” or higher by S&P or “A2” or higher by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vii) investment funds investing at least 90.0% of their assets in securities of the type described in clauses (i) through (vi) above (which funds may also hold cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250,000,000 (or the foreign currency equivalent thereof), or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act of 1940, as amended and (ix) similar investments approved by the Board of Directors in the ordinary course of business. “Term CORRA Administrator”: CanDeal Benchmark Administration Services Inc. or TSX Inc. (or a successor administrator of the Term CORRA Reference Rate selected by the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada, or any successor thereto (or, in the absence of any such selection, selected jointly by the Administrative Agent and the Borrower)). “Term CORRA Rate”: for any calculation with respect to a Eurodollar Loan denominated in Canadian Dollars, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 1:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than five Business Days prior to such Periodic Term CORRA Determination Day. If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Subsection 4.7 have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Subsection 4.7 have not arisen but the supervisor for the Term CORRA Administrator or a Governmental Authority having jurisdiction over the Administrative Agent has made a public 100 statement identifying a specific date after which the Term CORRA Rate shall no longer be used or be representative for determining interest rates for loans in Canadian Dollars, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the Term CORRA Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for Canadian Dollar loans for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement, including Benchmark Replacement Conforming Changes, as may be applicable (including amendments to the Applicable Margin to preserve the terms of the economic transactions initially agreed to among the Borrower, on the one hand, and the Lenders on the other hand (including with respect to impact of any “floors”)). Notwithstanding anything to the contrary herein, such amendment shall become effective without any further action or consent of any other party to this Agreement. “Term CORRA Reference Rate”: for the applicable corresponding tenor, the forward-looking term rate based on Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator) that is administered by the Term CORRA Administrator. “Term Credit Percentage”: as to any Lender at any time, the percentage of the aggregate outstanding Term Loans (if any) of the Lenders (including, without limitation, in the case of Term Loans denominated in any Designated Foreign Currency, the Dollar Equivalent of the aggregate unpaid principal amount thereof) and aggregate unused Term Loan Commitments of the Lenders (if any) then constituted by such Lender’s outstanding Term Loans (if any) (including, without limitation, in the case of Term Loans made by such Lender in any Designated Foreign Currency, the Dollar Equivalent of the aggregate unpaid principal amount thereof) and such Lender’s unused Term Loan Commitments (if any). “Term Loan Commitment”: as to any Lender, the aggregate of its Initial Term Loan Commitments, Tranche C Term Loan Commitments, Incremental Term Loan Commitment and Supplemental Term Loan Commitments; collectively as to all Lenders the “Term Loan Commitments.” “Term Loan Declined Amount”: as defined in Subsection 4.4(h). “Term Loans”: the Initial Term Loans, Tranche C Term Loans, Incremental Term Loans, Extended Term Loans and Specified Refinancing Term Loans, as the context shall require. “Term SOFR Administrator”: the CME Group Benchmark Administration Limited (CBA) (or any successor administrator of the Term SOFR Reference Rate). “Term SOFR Rate”: (a) for any calculation with respect to a Term SOFR Rate Loan, the Term SOFR Reference Rate at approximately 5:00 a.m. (Chicago time) (such time, the “Periodic Term SOFR Determination Time”) for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two U.S. Government 101 Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of the Periodic Term SOFR Determination Time on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Term SOFR Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR Rate will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator as of the Periodic Term SOFR Determination Time on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and (b) for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate at approximately 5:00 a.m. (Chicago time) (such time, the “ABR Term SOFR Determination Time”) for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of the ABR Term SOFR Determination Time on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Term SOFR Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR Rate will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator as of the ABR Term SOFR Determination Time on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day; provided, further, that (i) in the case of Initial Revolving Loans, if Term SOFR Rate determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than 0.00%, then Term SOFR Rate shall be deemed to be 0.00%, (ii) in the case of Initial Term Loans, if Term SOFR Rate determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than 0.50% then Term SOFR Rate shall be deemed to be 0.50% and (iii) in the case of Tranche C Term Loans, if Term SOFR Rate determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than 0.50%, then Term SOFR Rate shall be deemed to be 0.50%; provided, further, that with respect to any Term SOFR Rate Loans that are Initial Term Loans, for any Interest Period, Term SOFR Rate shall include the Term SOFR Rate Adjustment; provided, further, that with respect to any Term SOFR Rate Loans that are Initial Revolving Loans, for an Interest Period of three months or six months, Term SOFR Rate shall include the Term SOFR Rate Adjustment. If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Subsection 4.7(a) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Subsection 4.7(a) have not arisen but the Term SOFR Administrator or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which Term SOFR Rate shall no longer be used or be 102 representative for determining interest rates for loans in Dollars (such date, “Term SOFR Replacement Date”), at the Borrower’s request, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to Term SOFR Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement, including Benchmark Replacement Conforming Changes, as may be applicable (including amendments to the Applicable Margin to preserve the terms of the economic transactions initially agreed to among the BorrowersBorrower, on the one hand, and the Lenders on the other hand). Notwithstanding anything to the contrary herein, such amendment shall become effective without any further action or consent of any other party to this Agreement. “Term SOFR Rate Adjustment”: (i) with respect to any Term SOFR Rate Loan that is an Initial Term Loan, 0.10% per annum and, (ii) with respect to any Term SOFR Rate Loan that is an Initial Revolving Loan having an Interest Period of three months or six months, 0.10% per annum. “Term SOFR Rate Loan”: a Loan that bears interest at a rate based on the Term SOFR Rate, other than, for the avoidance of doubt, pursuant to clause (c) of the definition of “Alternate Base Rate”. “Term SOFR Reference Rate”: the forward-looking term rate based on SOFR. “Term SOFR Replacement Date”: as defined in the definition of “Term SOFR Rate”. “Third Amendment”: the Third Amendment to Credit Agreement, dated as of April 15, 2021, by and among the Borrower, the Subsidiary Guarantors party thereto, the Lenders party thereto and the Administrative Agent. “Third Amendment Effective Date”: April 15, 2021. “Topco”: Pisces Parent, LLC, a Delaware limited liability company, and any successor in interest thereto. “Total Credit Percentage”: as to any Lender at any time, the percentage which (a) the sum of (i) such Lender’s Revolving Commitment then outstanding (or, if the Revolving Commitments have terminated or expired, the sum of (x) such Lender’s then outstanding Revolving Loans (including, without limitation, in the case of Revolving Loans made by such Lender in any Designated Foreign Currency, the Dollar Equivalent of the aggregate unpaid principal amount thereof) plus (y) such Lender’s interests in the aggregate L/C Obligations and Swing Line Loans then outstanding) and (ii) such Lender’s then outstanding Term Loans (if any) (including, without limitation, in the case of Term Loans made by such Lender in any Designated Foreign Currency, the Dollar Equivalent of the aggregate unpaid principal amount thereof) and such Lender’s unused Term Loan Commitments (if any) then outstanding constitutes of (b) the sum of (i) the Revolving Commitments of all Lenders then outstanding (or, if the Revolving Commitments have terminated or expired, the sum of (x) the aggregate Revolving Loans of all 103 the Lenders then outstanding (including, without limitation, in the case of Revolving Loans denominated in any Designated Foreign Currency, the Dollar Equivalent of the aggregate unpaid principal amount thereof) plus (y) the aggregate L/C Obligations and Swing Line Loans of all Lenders then outstanding) and (ii) the aggregate outstanding Term Loans (if any) of all Lenders then outstanding (including, without limitation, in the case of Term Loans denominated in any Designated Foreign Currency, the Dollar Equivalent of the aggregate unpaid principal amount thereof) and aggregate unused Term Loan Commitments of all Lenders (if any) then outstanding. “Trade Payables”: with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services. “Trading Price”: as defined in Subsection 11.6(m)(iv)(A)(3)(z). “Tranche”: (i) with respect to Term Loans or commitments, refers to whether such Term Loans or commitments are (1) Original Initial Term Loans or Original Initial Term Loan Commitments, (2) Tranche B Term Loans or Tranche B Term Loan Commitments and any 2021 Supplemental Term Loans added to such Tranche pursuant to the 2021 Term Increase Supplement, (3) Tranche C Term Loans or Tranche C Term Loan Commitments, (4) Incremental Loans or Incremental Term Loan Commitments with the same terms and conditions made on the same day and any Supplemental Term Loans added to such Tranche pursuant to Subsection 2.8, (5) Extended Term Loans (of the same Extension Series) or (6) Specified Refinancing Term Loan Facilities with the same terms and conditions made on the same day and any Supplemental Term Loans added to such Tranche pursuant to Subsection 2.8 (excluding Tranche B Term Loans and Tranche B Term Loan Commitments), and (ii) with respect to Revolving Loans or commitments, refers to whether such Revolving Loans or commitments are (1) Initial Revolving Commitments or Initial Revolving Loans, (2) Incremental Revolving Commitments or Incremental Revolving Loans with the same terms and conditions made on the same day and any Supplemental Revolving Commitments and Loans in respect thereof added to such Tranche pursuant to Subsection 2.8, (3) Extended Revolving Loans or Extended Revolving Commitments (of the same Extension Series) or (4) Specified Refinancing Revolving Facilities with the same terms and conditions made on the same day and any Supplemental Revolving Commitments and Loans in respect thereof added to such Tranche pursuant to Subsection 2.8. “Tranche B Effective Date Transactions”: collectively, any or all of the following (whether taking place prior to, on or following the Third Amendment Effective Date): (i) the entry into the Third Amendment and the 2021 Term Increase Supplement, (ii) the Incurrence of the Tranche B Term Loans, (iii) the repayment of the Original Initial Term Loans (other than Exchanged Tranche B Term Loans) and (iv) all other transactions relating to any of the foregoing (including payment of fees, premiums and expenses related to any of the foregoing). “Tranche B Installment Date”: as defined in Subsection 2.2(c). “Tranche B Term Lender”: any New Tranche B Term Lender and any Exchanging Tranche B Term Lender, collectively, the “Tranche B Term Lenders”. 104 “Tranche B Term Loan”: as defined in Subsection 2.1(c)(i), collectively, the “Tranche B Term Loans”. “Tranche B Term Loan Commitment”: as to any Lender, its obligation to make Tranche B Term Loans to the Borrower pursuant to Subsection 2.1(c) in an aggregate principal amount not to exceed at any one time outstanding the amount set forth opposite such Lender’s name in Schedule A-1 under the heading “Tranche B Term Loan Commitments” or, in the case of any Lender that is an Assignee, the amount of the assigning Lender’s Tranche B Term Loan Commitment assigned to such Assignee pursuant to Subsection 11.6(b) (in each case as such amount may be adjusted from time to time as provided herein); collectively, as to all the Lenders, the “Tranche B Term Loan Commitments”. The original aggregate principal amount of the Tranche B Term Loan Commitments on the Third Amendment Effective Date, immediately after giving effect to the Third Amendment and the 2021 Term Increase Supplement, is $2,600,000,000.00. “Tranche B Term Loan Maturity Date”: April 12, 2028. “Tranche C Installment Date”: as defined in Subsection 2.2(b)(iii). “Tranche C Repricing Transaction”: the prepayment, refinancing, substitution or replacement of all or a portion of the Tranche C Term Loans (including, without limitation, as may be effected through any amendment, waiver or modification to this Agreement relating to the interest rate for, or weighted average yield of, the Tranche C Term Loans), (a) if the primary purpose of such prepayment, refinancing, substitution, replacement, amendment, waiver or modification is (as determined by the Borrower in good faith, which determination shall be conclusive) to refinance the Tranche C Term Loans at a lower “effective yield” (taking into account, among other factors, margin, upfront or similar fees or original issue discount shared with all providers of such financing, but excluding the effect of any arrangement, commitment, underwriting, structuring, syndication or other fees payable in connection therewith that are not shared with all providers of such financing, and without taking into account any fluctuations in the Term SOFR Rate, but including any Term SOFR Rate floor or similar floor that is higher than the then applicable Term SOFR Rate), (b) if the prepayment, refinancing, substitution, replacement, amendment, waiver or modification is effectuated by the incurrence by the Borrower or any Restricted Subsidiary of new Indebtedness, such new Indebtedness is broadly marketed or syndicated first lien secured bank financing, and (c) if such prepayment, refinancing, substitution, replacement, amendment, waiver or modification results in first lien secured bank financing having an “effective yield” (as reasonably determined by the Administrative Agent, in consultation with the Borrower, consistent with generally accepted financial practices, after giving effect to, among other factors, margin, upfront or similar fees or original issue discount shared with all providers of such financing (calculated based on assumed four-year average life), but excluding the effect of any arrangement, commitment, underwriting, structuring, syndication or other fees payable in connection therewith that are not shared with all providers of such financing, and without taking into account any fluctuations in the Term SOFR Rate, but including any Term SOFR Rate floor or similar floor that is higher than the then applicable Term SOFR Rate) that is less than the “effective yield” (as reasonably determined by the Administrative Agent, in consultation with the Borrower, on the same basis) of the Tranche C 105 Term Loans prior to being so prepaid, refinanced, substituted or replaced or subject to such amendment, waiver or modification to this Agreement. “Tranche C Term Lender”: any Lender having a Tranche C Term Loan Commitment and/or a Tranche C Term Loan outstanding hereunder. “Tranche C Term Loan”: as defined in Subsection 2.1(d). “Tranche C Term Loan Commitment”: as to any Lender, its obligation to make Tranche C Term Loans to the Borrower pursuant to Subsection 2.1(d) in an aggregate amount not to exceed at any one time outstanding the amount set forth opposite such Lender’s name in Schedule A-2 under the heading “Tranche C Term Loan Commitment”; collectively, as to all the Lenders, the “Tranche C Term Loan Commitments”. The original aggregate amount of the Tranche C Term Loan Commitments on the Fifth Amendment Effective Date is $500,000,000. “Tranche C Term Loan Maturity Date”: May 15, 2031; provided that, (i) if more than $650,000,000 in aggregate principal amount of Tranche B Term Loans are outstanding on the Tranche B Term Loan Maturity Date, the “Tranche C Term Loan Maturity Date” shall be the Tranche B Term Loan Maturity Date, (ii) if more than $275,000,000 in aggregate principal amount (calculated collectively across both instruments described in the immediately following clauses (1) and (2)) of (1) the August 2028 Term Loans and (2) the August 2028 Secured Notes are outstanding on the date that is the Stated Maturity of the August 2028 Term Loans and the August 2028 Secured Notes (the “August 2028 Debt Stated Maturity Date”), the “Tranche C Term Loan Maturity Date” shall be the August 2028 Debt Stated Maturity Date and (iii) if more than $100,000,000 in aggregate principal amount of the January 2029 Senior Notes are outstanding on the date that is 91 days prior to the Stated Maturity of the January 2029 Senior Notes (such 91st day, the “January 2029 Senior Notes Term Loan Springing Maturity Date”), the “Tranche C Term Loan Maturity Date” shall be the January 2029 Senior Notes Term Loan Springing Maturity Date. “Transaction Agreements”: collectively, (i) the Pisces Acquisition Agreement, (ii) the Atlas Acquisition Agreement, (iii) the CD&R Expense Reimbursement Agreement, (iv) the CD&R Indemnification Agreement, (v) the GGC Expense Reimbursement Agreement, (vi) the GGC Indemnification Agreement, (vii) the Ply Gem Tax Receivable Agreement and (viii) any agreement primarily providing for indemnification and/or contribution for the benefit of any Permitted Holder in respect of Liabilities resulting from, arising out of or in connection with, based upon or relating to (a) any management, consulting or advisory services, or any financing, underwriting or placement services or other investment banking activities to, for or in respect of any Parent Entity or any of its Subsidiaries, (b) any offering of securities or other financing activity or arrangement of or by any Parent Entity or any of its Subsidiaries or (c) any action or failure to act of or by any Parent Entity or any of its Subsidiaries (or any of their respective predecessors), in each case as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof. “Transactions”: collectively, any or all of the following (whether taking place prior to, on or following the Closing Date): (i) the entry into the Pisces Acquisition Agreement and the consummation of the transactions contemplated thereby, including the Pisces Merger, (ii) 106 the entry into the Atlas Acquisition Agreement and the consummation of the transactions contemplated thereby, including the Atlas Acquisition, (iii) the Atlas Contribution, (iv) the entry into the Senior Notes Documents, and the offer and issuance of the Senior Notes, (v) the entry into this Agreement and the other Loan Documents and incurrence of Indebtedness hereunder on the Closing Date, (vi) the entry into the ABL Facility Documents and any incurrence of Indebtedness thereunder on the Closing Date, (vii) the Equity Contribution, (viii) the repayment of certain existing Indebtedness of the Ply Gem Business, (ix) the repayment of certain existing Indebtedness of the Atrium Business, (x) the payment of any amounts contemplated by the Ply Gem Tax Receivable Agreement and (xi) all other transactions relating to any of the foregoing (including payment of fees, premiums and expenses related to any of the foregoing). “Transferee”: any Participant or Assignee. “Treasury Capital Stock”: as defined in Subsection 8.2(b)(i). “Type”: the type of Loan determined based on the interest option applicable thereto, with there being sixfive Types of Loans hereunder, namely Daily Simple SOFR Rate Loans, Term SOFR Rate Loans, ABR Loans, Eurodollar Loans, and Canadian Prime Rate Loans and BA Equivalent Loans. “UCC”: the Uniform Commercial Code as in effect in the State of New York from time to time. “UK Financial Institutions”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms. “UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution. “Uniform Customs”: the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time or, if specified in the applicable Letter of Credit, the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, as the same may be amended from time to time. “United States Person”: any United States person within the meaning of Section 7701(a)(30) of the Code. “Unrestricted Cash”: at any date of determination, without duplication, (a) the aggregate amount of cash, Cash Equivalents and Temporary Cash Investments included in the cash accounts that would be listed on the consolidated balance sheet of the Borrower prepared in accordance with GAAP as of the end of the most recent four consecutive Fiscal Quarters of the Borrower ending prior to the date of such determination for which consolidated financial statements of the Borrower are available to the extent such cash is not classified as “restricted” 107 for financial statement purposes (unless so classified solely because of any provision under the Loan Documents or any other agreement or instrument governing other Indebtedness that is subject to the ABL/Cash Flow Intercreditor Agreement, a Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement governing the application thereof or because they are subject to a Lien securing the Cash Flow Facilities Obligations or other Indebtedness that is subject to the ABL/Cash Flow Intercreditor Agreement, a Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement), plus (b) the proceeds from any Incurrence of Indebtedness in reliance on the Ratio Incremental Facility or any other Indebtedness which is secured by Liens pursuant to clause (s) of the definition of “Permitted Liens”, in each case, since the date of such consolidated balance sheet and on or prior to the date of determination that are (as determined in good faith by the Borrower, which determination shall be conclusive) intended to be used for working capital purposes. “Unrestricted Subsidiary”: (i) any Subsidiary of the Borrower that at the time of determination is an Unrestricted Subsidiary, as designated by the Board of Directors in the manner provided below, and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Borrower (including any newly acquired or newly formed Subsidiary of the Borrower) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Borrower or any other Restricted Subsidiary of the Borrower that is not a Subsidiary of the Subsidiary to be so designated; provided, that (A) such designation was made at or prior to the Closing Date, or (B) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (C) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under Subsection 8.2 and (D) immediately after such designation, no Event of Default under Subsection 9.1(a) or (f) shall have occurred and be continuing. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately after giving effect to such designation (1) (x) the Borrower could Incur at least $1.00 of additional Indebtedness under Subsection 8.1(a) or (y) the Consolidated Coverage Ratio would be equal to or greater than it was immediately prior to giving effect to such designation or (z) such Subsidiary shall be a Special Purpose Subsidiary with no Indebtedness outstanding other than Indebtedness that can be Incurred (and upon such designation shall be deemed to be Incurred and outstanding) pursuant to Subsection 8.1(b) and (2) immediately after such designation, no Event of Default under Subsection 9.1(a) or (f) shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolution of the Borrower’s Board of Directors giving effect to such designation and a certificate of a Responsible Officer of the Borrower certifying that such designation complied with the foregoing provisions. “U.S. Government Securities Business Day”: any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities. “U.S. Special Resolution Regime”: each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder. 108 “U.S. Tax Compliance Certificate”: as defined in Subsection 4.11(b)(ii)(2). “Vendor Financing Arrangement”: any supply chain financing arrangement, structured vendor payable program, payables financing arrangement, reverse factoring arrangement or any other similar arrangement or program pursuant to which the Borrower or any of its Restricted Subsidiaries provides a vendor an option to factor such vendor’s receivables from the Borrower or such Restricted Subsidiary to a bank or financial institution. “Voting Stock”: as to any entity, all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity. “Wholly Owned Domestic Subsidiary”: as to any Person, any Domestic Subsidiary of such Person of which such Person owns, directly or indirectly through one or more Wholly Owned Subsidiaries, all of the Capital Stock of such Domestic Subsidiary other than directors qualifying shares or shares held by nominees. “Wholly Owned Subsidiary”: as to any Person, any Subsidiary of such Person of which such Person owns, directly or indirectly through one or more Wholly Owned Subsidiaries, all of the Capital Stock of such Subsidiary other than directors qualifying shares or shares held by nominees. “Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, the powers of the applicable Resolution Authority in each case under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers. Other Definitional and Interpretive Provisions.1.2 Unless otherwise specified therein, all terms defined in this Agreement shall(a) have the defined meanings when used in any Notes, any other Loan Document or any certificate or other document made or delivered pursuant hereto. As used herein and in any Notes and any other Loan Document, and any(b) certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its Restricted Subsidiaries not defined in Subsection 1.1 and accounting terms partly defined in Subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP. The words “hereof”, “herein” and “hereunder” and words of similar import(c) when used in this Agreement shall refer to this Agreement as a whole and not to any 109 particular provision of this Agreement, and Section, Subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” Any reference herein to any Person shall be construed to include such Person’s successors and assigns permitted hereunder. Any reference herein to the financial statements (or any component thereof) of the Borrower shall be construed to include the financial statements (or the applicable component thereof) of the Borrower or any Parent Entity whose financial statements satisfy the Borrower’s reporting obligations under Subsection 7.1. With respect to any Default or Event of Default, the words “exists,” “is continuing” or similar expressions with respect thereto shall mean that such Default or Event of Default has occurred and has not yet been cured or waived. If any Default or Event of Default has occurred hereunder (any such Default or Event of Default, an “Initial Default”) and is subsequently cured (a “Cured Default”), any other Default or Event of Default that resulted from (i) the making or deemed making of any representation or warranty by any Loan Party or (ii) the taking of any action by any Loan Party or any Subsidiary of any Loan Party that was prohibited hereunder solely as a result of the continuation of such Cured Default (and was not otherwise prohibited by this Agreement), in each case which subsequent Default or Event of Default would not have arisen had the Cured Default not been continuing at the time of such representation, warranty or action, shall be deemed to automatically be cured upon, and simultaneously with, the cure of the Cured Default, so long as at the time of such representation, warranty or action, no Responsible Officer of the Borrower had knowledge of any such Initial Default. To the extent not already so notified, the Borrower will provide prompt written notice of any such automatic cure to the Administrative Agent after a Responsible Officer of the Borrower knows of the occurrence of any such automatic cure. For purposes of determining any financial ratio or making any financial(d) calculation for any fiscal quarter (or portion thereof) ending prior to the Closing Date, the components of such financial ratio or financial calculation shall be determined on a pro forma basis to give effect to the Transactions as if they had occurred at the beginning of such four-quarter period; and each Person that is a Restricted Subsidiary upon giving effect to the Transactions shall be deemed to be a Restricted Subsidiary for purposes of the components of such financial ratio or financial calculation as of the beginning of such four-quarter period. For purposes of this Agreement for periods ending on or prior to the(e) Closing Date, references to the consolidated financial statements of the Borrower (or any Parent Entity) shall be to the consolidated financial statements of Ply Gem Holdings and the consolidated financial statements of Atrium Corporation, with pro forma effect being given to the Transactions (with Ply Gem Holdings, Atrium Corporation and their respective Subsidiaries that are Subsidiaries of the Borrower after giving effect to the Transactions being deemed Subsidiaries of the Borrower), as the context may require, provided that nothing in this clause (e) shall require the delivery of combined or consolidated financial statements or other similar materials for or with respect to the Ply Gem Business or the Atrium Business, except as otherwise specifically required by this Agreement. 110 Any financial ratios required to be maintained pursuant to this Agreement(f) (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (rounding up if there is no nearest number). Any references in this Agreement to “cash and/or Cash Equivalents”, “cash,(g) Cash Equivalents and/or Temporary Cash Investments” or any similar combination of the foregoing shall be construed as not double counting cash or any other applicable amount which would otherwise be duplicated therein. The meanings given to terms defined herein shall be equally applicable to(h) both the singular and plural forms of such terms. In connection with any action being taken in connection with a Limited(i) Condition Transaction, for purposes of determining compliance with any provision of this Agreement which requires that no Default, Event of Default or specified Default or Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Borrower, be deemed satisfied, so long as no Default, Event of Default or specified Default or Event of Default, as applicable, exists on the date (x) a definitive agreement for such Limited Condition Transaction is entered into, (y) in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers (or any equivalent thereof under the laws, rules or regulations in any other applicable jurisdiction) applies, on which a “Rule 2.7 announcement” of a firm intention to make an offer in respect of a target of a Limited Condition Transaction is made (or the equivalent notice under such equivalent laws, rules or regulations in such other applicable jurisdiction) or (z) irrevocable notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock is given. For the avoidance of doubt, if the Borrower has exercised its option under the first sentence of this clause (i), and any Default, Event of Default or specified Default or Event of Default, as applicable, occurs following the date (x) a definitive agreement for the applicable Limited Condition Transaction was entered into, (y) in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers (or any equivalent thereof under the laws, rules or regulations in any other applicable jurisdiction) applies, on which a “Rule 2.7 announcement” of a firm intention to make an offer in respect of a target of a Limited Condition Transaction is made (or the equivalent notice under such equivalent laws, rules or regulations in such other applicable jurisdiction) or (z) irrevocable notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock is given and prior to the consummation of such Limited Condition Transaction, any such Default, Event of Default or specified Default or Event of Default, as applicable, shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder. 111

In connection with any action being taken in connection with a Limited(j) Condition Transaction, for purposes of: determining compliance with any provision of this Agreement(i) which requires the calculation of the Consolidated Coverage Ratio, the Consolidated Secured Leverage Ratio or the Consolidated Total Leverage Ratio or any other financial measure; testing baskets set forth in this Agreement (including baskets(ii) measured as a percentage of Consolidated Tangible Assets or Four Quarter Consolidated EBITDA); or any other determination as to whether any such Limited Condition(iii) Transaction and any related transactions (including any financing thereof) complies with the covenants or agreements contained in this Agreement; in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date (x) a definitive agreement for such Limited Condition Transaction is entered into, (y) in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers (or any equivalent thereof under the laws, rules or regulations in any other applicable jurisdiction) applies, on which a “Rule 2.7 announcement” of a firm intention to make an offer in respect of a target of a Limited Condition Transaction is made (or the equivalent notice under such equivalent laws, rules or regulations in such other applicable jurisdiction) or (z) irrevocable notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock is given, as applicable (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any Incurrence or Discharge of Indebtedness and Liens and the use of proceeds thereof) as if they had occurred at the beginning of the most recent four consecutive Fiscal Quarters of the Borrower ending prior to the LCT Test Date for which consolidated financial statements of the Borrower are available, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratio, basket or amount, such ratio, basket or amount shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios, baskets or amounts for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio, basket or amount, including due to fluctuations in exchange rates or in Consolidated EBITDA or Consolidated Tangible Assets of the Borrower or the Person subject to such Limited Condition Transaction or any applicable currency exchange rate, at or prior to the consummation of the relevant transaction or action, such ratios, baskets or amounts will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio, basket or amount with respect to the Incurrence or Discharge of Indebtedness or Liens, or the making of Restricted Payments, Asset Dispositions, mergers, the 112 conveyance, lease or other transfer of all or substantially all of the assets of the Borrower or the designation of an Unrestricted Subsidiary on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement for such Limited Condition Transaction (if an acquisition or investment) is terminated or expires without consummation of such Limited Condition Transaction, any such ratio, basket or amount shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any Incurrence or Discharge of Indebtedness and Liens and the use of proceeds thereof) have been consummated. Any reference herein or in any other Loan Document to (i) a transfer,(k) assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company or a limited partnership, as applicable, or an allocation of assets to a series of a limited liability company (collectively, a “Division”), as if it were a transfer, assignment, sale or transfer, or similar term, as applicable, to a separate Person, and (ii) a merger, consolidation, amalgamation or consolidation, or similar term, shall be deemed to apply to the division of or by a limited liability company, or an allocation of assets to a series of a limited liability company, or the unwinding of such a division or allocation, as if it were a merger, consolidation, amalgamation or consolidation or similar term, as applicable, with a separate Person. SECTION 2 Amount and Terms of Commitments Initial Term Loans and Initial Revolving Commitments. (a) Subject to the2.1 terms and conditions hereof, each Lender holding an Original Initial Term Loan Commitment severally agrees to make, in Dollars, in a single draw on the Closing Date, one or more term loans (each, an “Original Initial Term Loan”) to the Borrower in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name in Schedule A under the heading “Original Initial Term Loan Commitment”, as such amount may be adjusted or reduced pursuant to the terms hereof, which Original Initial Term Loans: except as hereinafter provided, shall, at the option of the Borrower, be(i) incurred and maintained as, and/or converted into, ABR Loans or Term SOFR Rate Loans; and shall be made by each such Lender in an aggregate principal amount which(ii) does not exceed the Original Initial Term Loan Commitment of such Lender. Without limitation of Subsections 2.8 and 8.1(b)(i), once repaid, Original Initial Term Loans incurred hereunder may not be reborrowed. On the Closing Date (after giving effect to the incurrence of Original Initial Term Loans on such date), the Original Initial Term Loan Commitments of each Lender shall terminate. Subject to the terms and conditions hereof, each Lender holding an Initial(b) Revolving Commitment severally agrees to make revolving credit loans (together, the “Initial 113 Revolving Loans”) to the Borrower from time to time in Dollars or, at the request of the Borrower, in any Designated Foreign Currency during the Initial Revolving Commitment Period in an aggregate principal amount at any one time outstanding the Dollar Equivalent of which, when added to such Lender’s Revolving Commitment Percentage of the sum of the Dollar Equivalent of the then outstanding L/C Obligations and the then outstanding Swing Line Loans, does not exceed the amount of such Lender’s Revolving Commitment then in effect (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) (it being understood and agreed that the Administrative Agent shall calculate the Dollar Equivalent of the then outstanding Revolving Loans in any Designated Foreign Currency and, to the extent applicable, the then outstanding L/C Obligations in respect of any Letters of Credit denominated in any Designated Foreign Currency on the date on which the Borrower has given the Administrative Agent a notice of borrowing with respect to any Revolving Loan for purposes of determining compliance with this Subsection 2.1(b)). During the Initial Revolving Commitment Period, the Borrower may use the Initial Revolving Commitments by borrowing, prepaying the Initial Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. Except as hereinafter provided, Revolving Loans shall, at the option of the Borrower, (x) in the case of Revolving Loans denominated in Dollars, be incurred and maintained as, and/or converted into, ABR Loans, Daily Simple SOFR Rate Loans or Term SOFR Rate Loans, (y) in the case of Revolving Loans denominated in Canadian Dollars, be incurred and maintained as, and/or converted into, Canadian Prime Rate Loans or BA EquivalentEurodollar Loans and (z) in the case of Revolving Loans denominated in any Designated Foreign Currency (other than Canadian Dollars), be incurred and maintained as Eurodollar Loans. (i) Subject to the terms and conditions hereof, each Lender listed on(c) Schedule A-1 under the heading “Tranche B Term Loan Commitments” attached hereto severally agrees to make, in Dollars, in a single draw on the Third Amendment Effective Date, one or more term loans (each, a “Tranche B Term Loan”) to the Borrower in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name in Schedule A-1 under the heading “Tranche B Term Loan Commitments”, as such amount may be adjusted or reduced pursuant to the terms hereof; provided that Exchanging Tranche B Term Lenders shall make their respective Tranche B Term Loans by exchanging their Original Initial Term Loans for Tranche B Term Loans constituting “Rollover Indebtedness” for all purposes under this Agreement in lieu of their pro rata portion of the prepayment of Original Initial Term Loans pursuant to Subsection 4.4(g). (ii) The Tranche B Term Loans, except as hereinafter provided, shall, at the option of the Borrower be incurred and maintained as, and/or converted into, ABR Loans or Term SOFR Rate Loans. (iii) Without limitation of Subsections 2.8 and 8.1(b)(i), once repaid, Tranche B Term Loans incurred hereunder may not be reborrowed. On the Third Amendment Effective Date (after giving effect to the incurrence of Tranche B Term Loans on such date), the Tranche B Term Loan Commitments of each Lender shall terminate. 114 Subject to the terms and conditions hereof, each Lender holding a Tranche C(d) Term Loan Commitment severally agrees to make, in Dollars, in a single draw on the Fifth Amendment Effective Date, one or more term loans (each, a “Tranche C Term Loan”) to the Borrower in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name in Schedule A-2 under the heading “Tranche C Term Loan Commitment”, as such amount may be adjusted or reduced pursuant to the terms hereof, which Tranche C Term Loans: except as hereinafter provided, shall, at the option of the Borrower be(i) incurred and maintained as, and/or converted into, ABR Loans or Term SOFR Rate Loans; and shall be made by each such Lender in an aggregate principal amount which(ii) does not exceed the Tranche C Term Loan Commitment of such Lender. Without limitation of Subsections 2.8 and 8.1(b)(i), once repaid, Tranche C Term Loans incurred hereunder may not be reborrowed. On the Fifth Amendment Effective Date (after giving effect to the incurrence of Tranche C Term Loans on such date), the Tranche C Term Loan Commitments of each Tranche C Term Lender shall terminate. To the extent any Loan denominated in Dollars bearing interest at the Adjusted LIBOR Rate (as such term was defined in this Agreement prior to the Fourth Amendment Effective Date) is outstanding on the Fourth Amendment Effective Date, such Loan shall continue to bear interest at the Adjusted LIBOR Rate until the end of the current Interest Period or payment period applicable to such Loan; provided that, with respect to the Loans denominated in Dollars outstanding with an Interest Period ending on April 17, 2023, the Borrower shall be deemed to have provided notice to the Administrative Agent, in accordance with Subsection 4.2, for such Loans to be converted to Term SOFR Rate Loans with an Interest Period of one-month. Notes. (a) The Borrower agrees that, upon the request to the2.2 Administrative Agent by any Lender made on or prior to the Closing Date (in the case of requests relating to Loans other than the Tranche B Term Loans or the Tranche C Term Loans), the Third Amendment Effective Date (in the case of requests relating to the Tranche B Term Loans) or the Fifth Amendment Effective Date (in the case of requests relating to the Tranche C Term Loans) or in connection with any assignment pursuant to Subsection 11.6(b), in order to evidence such Lender’s Loan, the Borrower shall execute and deliver to such Lender a promissory note substantially in the form of Exhibit A-1, A-2 or A-3, as applicable (each, as amended, supplemented, replaced or otherwise modified from time to time, a “Note”, and, collectively, the “Notes”), in each case with appropriate insertions therein as to payee, date and principal amount, payable to such Lender and in a principal amount equal to the unpaid principal amount of the applicable Loans made (or acquired by assignment pursuant to Subsection 11.6(b)) by such Lender to the Borrower. Each Note shall be dated the Closing Date; provided, that each Note in respect of a Tranche B Term Loan shall be dated the Third Amendment Effective Date and each Note in respect of a Tranche C Term Loan shall be dated the Fifth Amendment Effective Date. Each Note shall be payable as provided in Subsection 2.2(b) and provide for the payment of interest in accordance with Subsection 4.1. 115

(i) The Original Initial Term Loans of all the Lenders shall be payable in(b) consecutive quarterly installments beginning on September 28, 2018 up to and including the Original Initial Term Loan Maturity Date (subject to reduction as provided in Subsection 4.4), on the dates (each such date, an “Installment Date”) and in the principal amounts, subject to adjustment as set forth below, equal to the respective amounts set forth below (together with all accrued interest thereon) opposite the applicable Installment Dates (or, if less, the aggregate amount of such Original Initial Term Loans then outstanding): Date Amount The last Business Day of each Fiscal Quarter ending prior to the First Lender Joinder Agreement Effective Date 0.25% of the aggregate initial principal amount of the Original Initial Term Loans on the Closing Date The last Business Day of each Fiscal Quarter ending on or after the First Lender Joinder Agreement Effective Date and prior to the Original Initial Term Loan Maturity Date $6,405,043.86 Original Initial Term Loan Maturity Date all unpaid aggregate principal amounts of any outstanding Original Initial Term Loans (ii) The Tranche B Term Loans of all the Lenders shall be payable in consecutive quarterly installments beginning on June 30, 2021 up to and including the Tranche B Term Loan Maturity Date (subject to reduction as provided in Subsection 4.4), on the dates (each such date, a “Tranche B Installment Date”) (or if such Tranche B Installment Date is not a Business Day, on the immediately preceding Business Day) and in the principal amounts, subject to adjustment as set forth below, equal to the respective amounts set forth below (together with all accrued interest thereon) opposite the applicable installment dates (or, if less, the aggregate amount of such Tranche B Term Loans then outstanding): Date Amount Each March 31, June 30, September 30 and December 31 ending on or after the Third Amendment Effective Date and prior to the Tranche B Term Loan Maturity Date 0.25% of the aggregate initial principal amount of the Tranche B Term Loans on the Third Amendment Effective Date Tranche B Term Loan Maturity Date all unpaid aggregate principal amounts of any outstanding Tranche B Term Loans 116 (iii) The Tranche C Term Loans of all the Lenders shall be payable in consecutive quarterly installments beginning on December 31, 2024 up to and including the Tranche C Term Loan Maturity Date (subject to reduction as provided in Subsection 4.4), on the dates (each such date, a “Tranche C Installment Date”) (or if such Tranche C Installment Date is not a Business Day, on the immediately preceding Business Day) and in the principal amounts, subject to adjustment as set forth below, equal to the respective amounts set forth below (together with all accrued interest thereon) opposite the applicable installment dates (or, if less, the aggregate amount of such Tranche C Term Loans then outstanding): Date Amount Each March 31, June 30, September 30 and December 31 ending on or after the Fifth Amendment Effective Date and prior to the Tranche C Term Loan Maturity Date 0.25% of the aggregate initial principal amount of the Tranche C Term Loans on the Fifth Amendment Effective Date Tranche C Term Loan Maturity Date all unpaid aggregate principal amounts of any outstanding Tranche C Term Loans Procedure for Initial Term Loan Borrowing. The Borrower shall have2.3 given the Administrative Agent notice (which notice must have been received by the Administrative Agent prior to 12:00 P.M., New York City time, one Business Day prior to the Closing Date, the Third Amendment Effective Date or the Fifth Amendment Effective Date, as applicable, (or such later time as may be agreed by the Administrative Agent in its reasonable discretion), and shall be revocable at any time prior to funding), specifying the amount of the Initial Term Loans or the Tranche C Term Loans, as applicable, to be borrowed by the Borrower. Upon receipt of such notice, the Administrative Agent shall promptly notify each applicable Lender thereof. Each Lender having an Initial Term Loan Commitment or a Tranche C Term Loan Commitment, as applicable, will make the amount of its pro rata share of the applicable Initial Term Loan Commitments or the Tranche C Term Loan Commitments, as applicable, available to the Administrative Agent, in each case for the account of the Borrower at the office of the Administrative Agent specified in Subsection 11.2 prior to 10:00 A.M., New York City time (or, if the time period for the Borrower’s delivery of notice was extended, such later time as agreed to by the Borrower and the Administrative Agent in its reasonable discretion, but in no event less than one hour following notice), on the Closing Date, the Third Amendment Effective Date or the Fifth Amendment Effective Date, as applicable, in funds immediately available to the Administrative Agent. The Administrative Agent shall on such date credit the account of the Borrower on the books of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent. Procedure for Revolving Credit Borrowing. (a) The Borrower may2.4 borrow under the Revolving Commitments during the applicable Revolving Commitment Period 117 on any Business Day; provided that the Borrower shall give the Administrative Agent irrevocable notice in substantially the form of Exhibit L-1 or in such other form as may be agreed between the Borrower and the Administrative Agent (a “Borrowing Request”) (which Borrowing Request must be received by the Administrative Agent prior to (a) 12:00 P.M., New York City time, one Business Day prior to the Closing Date (or such later time as may be agreed by the Administrative Agent in its reasonable discretion), if the requested Borrowing Date is the Closing Date, (b) 1:00 P.M., New York City time, at least three Business Days (or, in each case, such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to the requested Borrowing Date (if such Borrowing Date is not the Closing Date), if all or any part of the requested Revolving Loans are to be initially Daily Simple SOFR Rate Loans, Term SOFR Rate Loans, or Eurodollar Loans or BA Equivalent Loans or (c) 9:00 A.M., New York City time (or such later time as may be agreed to by the Administrative Agent in its reasonable discretion), (A) on the requested Borrowing Date (if such Borrowing Date is not the Closing Date), for ABR Loans or (B) at least one Business Day prior to the requested Borrowing Date (if such Borrowing Date is not the Closing Date), for Canadian Prime Rate Loans, and, in each case, which Borrowing Request may be revoked (with Subsection 4.12 applying thereto, if applicable) at any time prior to funding), in each case specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be of Loans denominated in Dollars, Canadian Dollars, Euro, Sterling or another Designated Foreign Currency, (iv) whether the borrowing is to be of Daily Simple SOFR Rate Loans, Term SOFR Rate Loans, Eurodollar Loans, ABR Loans, BA Equivalent Loans, Canadian Prime Rate Loans or a combination thereof and (v) if the borrowing is to be entirely or partly of Term SOFR Rate Loans, or Eurodollar Loans or BA Equivalent Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Periods therefor. (w) Each borrowing of ABR Loans under the Revolving Commitments shall(b) be in an amount equal to, except any ABR Loan under the Revolving Commitments to be used solely to pay a like amount of outstanding Reimbursement Obligations or Swing Line Loans, $500,000 or a whole multiple of $250,000 in excess thereof (or, if the then Available Revolving Commitments are less than $500,000, (A) $250,000 or a whole multiple thereof or (B) such lesser amount), (x) the Dollar Equivalent of the principal amount of each borrowing of Canadian Prime Rate Loans under the Revolving Commitments shall be in an amount equal to, except any Canadian Prime Rate Loan to be used solely to pay a like amount of outstanding Reimbursement Obligations, $500,000 or a whole multiple of $250,000 in excess thereof (or, if the then Available Revolving Commitments are less than $500,000, (A) $250,000 or a whole multiple thereof or (B) such lesser amount), (y) each borrowing of Daily Simple SOFR Rate Loans or Term SOFR Rate Loans under the Revolving Commitments shall be in an amount equal to (or, in the case of Eurodollar Loans to be made in Euro, Sterling or other applicable Designated Foreign Currency, the Dollar Equivalent of the principal amount thereof shall be in an amount equal to) $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (z) the Dollar Equivalent of the principal amount of each borrowing of BA EquivalentEurodollar Loans denominated in Canadian Dollars under the Revolving Commitments shall be in an amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Subject to the satisfaction of the applicable conditions precedent specified in Subsection 6.2 (or, Subsection 6.1 in the case of an initial borrowing hereunder on the Closing Date), each Lender shall make the amount of its pro rata share of each borrowing of Revolving Loans available to 118 the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in Subsection 11.2 prior to (i) 2:30 P.M., in the case of Loans denominated in Dollars or Canadian Dollars, and (ii) 1:00 P.M. in the case of Loans denominated in Euro, Sterling or other applicable Designated Foreign Currency (or, if the time period for the Borrower’s delivery of notice was extended, such later time as agreed to by the Borrower and the Administrative Agent in its reasonable discretion, but in no event less than two hours following notice) (or 10:00 A.M., in the case of an initial borrowing hereunder (or, if the time period for the Borrower’s delivery of notice was extended, such later time as agreed to by the Borrower and the Administrative Agent in its reasonable discretion, but in no event less than one hour following notice)), New York City time, or at such other office of the Administrative Agent or at such other time as to which the Administrative Agent shall notify such Lender and the Borrower reasonably in advance of the Borrowing Date with respect thereto, on the Borrowing Date requested by the Borrower in Dollars or the applicable Designated Foreign Currency and in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent. Repayment of Loans. (a) The Borrower hereby unconditionally promises2.5 to pay to the Administrative Agent in the currency in which the applicable Loans are denominated for the account of: (i) each Lender the then unpaid principal amount of each Initial Term Loan of such Lender made to the Borrower, on the Initial Term Loan Maturity Date (or such earlier date on which the Initial Term Loans become due and payable pursuant to Section 9), (ii) each Lender the then unpaid principal amount of each Tranche C Term Loan of such Lender made to the Borrower, on the Tranche C Term Loan Maturity Date (or such earlier date on which the Initial Term Loans become due and payable pursuant to Section 9), (iii) each Lender the then unpaid principal amount of each Initial Revolving Loan of such Lender made to the Borrower, on the Initial Revolving Maturity Date (or such earlier date on which the Initial Revolving Loans become due and payable pursuant to Section 9) and (iv) the Swing Line Lender, the then unpaid principal amount of the Swing Line Loans made to the Borrower, on the Initial Revolving Maturity Date (or such earlier date on which the Swing Line Loans become due and payable pursuant to Section 9). The Borrower hereby, further agrees to pay interest (which payments shall be payable in the same currency in which the respective Loan is denominated) on the unpaid principal amount of such Loans from time to time outstanding from the Closing Date or the Fifth Amendment Effective Date, as applicable, until payment in full thereof at the rates per annum, and on the dates, set forth in Subsection 4.1. Each Lender shall maintain in accordance with its usual practice an account(b) or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain the Register pursuant to Subsection(c) 11.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, whether such Loan is a Term Loan or a Revolving Loan, the Type thereof, the Tranche thereof, the currency of such Loan and each Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each applicable Lender hereunder and (iii) the amount of any 119 sum received by the Administrative Agent hereunder from the Borrower and each applicable Lender’s share thereof. The entries made in the Register and the accounts of each Lender maintained(d) pursuant to Subsection 2.5(c) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement. Letters of Credit.2.6 L/C Commitment.(a) Subject to the terms and conditions hereof, each Issuing Bank, in reliance(i) on the agreements of the other Lenders set forth in Subsection 2.6(d)(i), agrees to issue letters of credit (the letters of credit issued on or after the Closing Date pursuant to this Subsection 2.6, collectively, the “Letters of Credit”) for the account of the Borrower and any of its Restricted Subsidiaries on any Business Day during the Initial Revolving Commitment Period, but in no event later than the 30th day prior to the Initial Revolving Maturity Date in such form as may be approved from time to time by such Issuing Bank; provided that (x) no Issuing Bank shall issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations in respect of Letters of Credit issued would exceed the L/C Commitment Amount or (ii) the Aggregate Outstanding Revolving Credit of all the Revolving Lenders would exceed the Revolving Commitments of all the Revolving Lenders then in effect and (y) a Letter of Credit shall be issued by an Issuing Bank, unless the L/C Obligations in respect of Letters of Credit issued by such Issuing Bank would exceed such Issuing Bank’s L/C Commitment Amount Individual Sublimit (unless such Issuing Bank agrees to do so in its sole discretion) after giving effect to the issuance of such Letter of Credit (it being understood and agreed that the Administrative Agent shall calculate the Dollar Equivalent of the then outstanding Revolving Loans in any Designated Foreign Currency and the then outstanding L/C Obligations in respect of any Letters of Credit denominated in any Designated Foreign Currency on the date on which the Borrower has given the Administrative Agent a Letter of Credit Request with respect to any Letter of Credit for purposes of determining compliance with this Subsection 2.6(a)(i)). Each Letter of Credit shall (i) be denominated in Dollars or a Designated Foreign Currency and shall be either (A) a standby letter of credit issued to support obligations of the Borrower or any of its Restricted Subsidiaries, contingent or otherwise, which finance the working capital and business needs of the Borrower and its Subsidiaries incurred in the ordinary course of business (a “Standby Letter of Credit”) or (B) a commercial letter of credit in respect of the purchase of goods or services by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business (a “Commercial Letter of Credit”), it being agreed that (x) Deutsche Bank AG New York Branch, UBS AG, Stamford Branch, Barclays Bank PLC, Goldman Sachs Bank USA, Royal Bank of Canada and Jefferies Finance LLC shall not be obligated to issue any Commercial Letters of Credit and (y) Jefferies Finance LLC shall not be obligated to 120 issue any Letter of Credit denominated in any Designated Foreign Currency, in each case unless separately agreed between such Issuing Bank (in its sole discretion) and the Borrower, and (ii) unless otherwise agreed by the applicable Issuing Bank, mature not more than twelve months after the date of issuance (automatically renewable annually thereafter or for such longer period of time, in each case, as may be agreed by the relevant Issuing Bank) and, in any event, no later than five Business Days prior to the Initial Revolving Maturity Date (except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Bank). Each Letter of Credit shall be deemed to constitute a utilization of the Revolving Commitments and shall be participated in (as more fully described in following Subsection 2.6(d)(i)) by the Revolving Lenders in accordance with their respective Revolving Commitment Percentages. Unless otherwise agreed by the applicable Issuing Bank and the Borrower,(ii) each Letter of Credit shall be governed by, and shall be construed in accordance with, the laws of the State of New York, and to the extent not prohibited by such laws, the ISP shall apply to each Standby Letter of Credit, and the Uniform Customs shall apply to each Commercial Letter of Credit. The ISP shall not in any event apply to this Agreement. An Issuing Bank shall not at any time issue any Letter of Credit hereunder(iii) if such issuance would conflict with, or cause such Issuing Bank or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law. Procedure for Issuance of Letters of Credit.(b) The Borrower may from time to time request during the Initial Revolving(i) Commitment Period, but in any event no later than the 30th day prior to the Initial Revolving Maturity Date, that an Issuing Bank issue a Letter of Credit by delivering to such Issuing Bank and the Administrative Agent, at their respective addresses for notices specified herein, a Letter of Credit Request therefor (completed to the reasonable satisfaction of such Issuing Bank), and such other Issuer Documents as such Issuing Bank may reasonably request. Each Letter of Credit Request shall specify the Designated Foreign Currency in which the requested Letter of Credit is to be denominated (or specify that the requested Letter of Credit is to be denominated in Dollars). Upon receipt of any Letter of Credit Request, the applicable Issuing Bank shall (i) confirm with the Administrative Agent (in writing) that the Administrative Agent has received a copy of such Letter of Credit Request from the Borrower and, if not so received, such Issuing Bank shall provide the Administrative Agent with a copy thereof and (ii) process such Letter of Credit Request and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and, unless notified by the Administrative Agent or the Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Subsection 6.2 shall not then be satisfied, shall promptly issue the Letter of Credit requested thereby (but in no event shall such Issuing Bank be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Letter of Credit Request therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the 121 original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by such Issuing Bank and the Borrower. The applicable Issuing Bank shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. Promptly after the issuance or amendment of any Standby Letter of Credit, the applicable Issuing Bank shall notify the Borrower and the Administrative Agent, in writing, of such issuance or amendment and such notice shall be accompanied by a copy of such issuance or amendment. Upon receipt of such notice, the Administrative Agent shall promptly notify the Lenders, in writing, of such issuance or amendment, and if so requested by a Lender the Administrative Agent shall provide to such Lender copies of such issuance or amendment. With regard to Commercial Letters of Credit, each Issuing Bank shall on the first Business Day of each week provide the Administrative Agent, by facsimile, with a report detailing the aggregate daily outstanding Commercial Letters of Credit during the previous week. The making of each request for a Letter of Credit by the Borrower shall be(ii) deemed to be a representation and warranty by the Borrower that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Subsection 2.6(a). Unless an Issuing Bank has received notice from the Administrative Agent before it issues a Letter of Credit that one or more of the applicable conditions specified in Subsection 6.2 have not been satisfied, or that the issuance of such Letter of Credit would violate Subsection 2.6(a), then such Issuing Bank may issue the requested Letter of Credit in accordance with such Issuing Bank’s usual and customary practices. Fees, Commissions and Other Charges.(c) The Borrower agrees to pay to the Administrative Agent, for the account(i) of the relevant Issuing Bank and the L/C Participants, a letter of credit commission with respect to each Letter of Credit issued by such Issuing Bank on its behalf, computed for the period from and including the date of issuance of such Letter of Credit through to the expiration date of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin then in effect for Daily Simple SOFR Rate Loans, Term SOFR Rate Loans or Eurodollar Loans (or in the case of Canadian Dollars, BA Equivalent Loans) that are Revolving Loans calculated on the basis of a 360 day year for the actual days elapsed, of the maximum amount available to be drawn under such Letter of Credit, payable on the last Business Day of each Fiscal Quarter in arrears on each L/C Fee Payment Date with respect to such Letter of Credit and on the Initial Revolving Maturity Date or such earlier date as the Revolving Commitments shall terminate as provided herein. Such commission shall be payable to the Administrative Agent for the account of the Lenders to be shared ratably among them in accordance with their respective Revolving Commitment Percentages. The Borrower shall pay to the Administrative Agent for the account of the relevant Issuing Bank with respect to each Letter of Credit issued on its behalf a fee equal to 1/8 of 1% per annum of the maximum amount available to be drawn under such Letter of Credit (or such other fee as may be agreed between any such Issuing Bank and the Borrower) (the “L/C Facing Fee”), payable quarterly in arrears on each L/C Fee Payment Date with respect to such Letter of Credit and on the Initial Revolving Maturity Date or such other date as the Revolving Commitments shall terminate. Such commissions and fees shall be nonrefundable. Such fees and 122 commissions shall be payable in Dollars, notwithstanding that a Letter of Credit may be denominated in any Designated Foreign Currency. In respect of a Letter of Credit denominated in any Designated Foreign Currency, such fees and commissions shall be converted into Dollars at the Spot Rate of Exchange on the date on which they are paid (or, if such date is not a Business Day, at the Spot Rate of Exchange on the Business Day next preceding such date). In addition to the foregoing commissions and fees, the Borrower agrees to(ii) pay or reimburse the Administrative Agent, for the account of the relevant Issuing Bank, for such normal and customary costs and expenses as are incurred or charged by such Issuing Bank in issuing, effecting payment under, amending or otherwise administering any Letter of Credit issued by such Issuing Bank. The Administrative Agent shall, promptly following its receipt thereof,(iii) distribute to the applicable Issuing Bank and the L/C Participants all commissions and fees received by the Administrative Agent for their respective accounts pursuant to this Subsection 2.6(c). L/C Participations.(d) Each Issuing Bank irrevocably agrees to grant and hereby grants to each(i) L/C Participant, and, to induce each such Issuing Bank to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the applicable Issuing Bank, without recourse or warranty, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Commitment Percentage (determined on the date of issuance of the relevant Letter of Credit) in such Issuing Bank’s obligations and rights under each Letter of Credit issued or continued hereunder, the amount of each draft paid by each such Issuing Bank thereunder and the obligations of the Loan Parties under this Agreement with respect thereto (although Letter of Credit fees and commissions shall be payable directly to the Administrative Agent for the account of the applicable Issuing Bank and L/C Participants, as provided in Subsection 2.6(c), and the L/C Participants shall have no right to receive any portion of any facing fees with respect to any such Letters of Credit) and any security therefor or guaranty pertaining thereto. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Bank that, if a draft is paid under any Letter of Credit for which such Issuing Bank is not reimbursed in full by the Borrower in respect of such Letter of Credit in accordance with Subsection 2.6(e)(i) (an “L/C Disbursement”), such L/C Participant shall pay to the Administrative Agent for the account of the applicable Issuing Bank upon demand (which demand, in the case of any demand made in respect of any draft under a Letter of Credit denominated in any Designated Foreign Currency, shall not be made prior to the date that the amount of such draft shall be converted into Dollars in accordance with Subsection 2.6(e)(i)) at the Administrative Agent’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed; provided that nothing in this paragraph shall relieve any Issuing Bank of any liability resulting from the bad faith, gross negligence or willful misconduct of such Issuing Bank (as determined in 123 a final non-appealable judgment of a court of competent jurisdiction), or otherwise affect any defense or other right that any L/C Participant may have as a result of such bad faith, gross negligence or willful misconduct. All calculations of the L/C Participants’ Revolving Commitment Percentages shall be made from time to time by the Administrative Agent, which calculations shall be conclusive absent manifest error. If any amount required to be paid by any L/C Participant to the(ii) Administrative Agent for the account of an Issuing Bank on demand by such Issuing Bank pursuant to Subsection 2.6(d)(i) in respect of any unreimbursed portion of any payment made by such Issuing Bank under any Letter of Credit is paid to the Administrative Agent for the account of such Issuing Bank within three Business Days after the date such demand is made, such L/C Participant shall pay to the Administrative Agent for the account of such Issuing Bank on demand an amount equal to the product of such amount, times the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Administrative Agent for the account of such Issuing Bank, times a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Subsection 2.6(d)(i) is not in fact made available to the Administrative Agent for the account of such Issuing Bank by such L/C Participant within three Business Days after the date such payment is due, such Issuing Bank shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon (with interest based on the Dollar Equivalent of any amounts denominated in Designated Foreign Currencies) calculated from such due date at the rate per annum applicable to Revolving Loans maintained as ABR Loans hereunder. A certificate of an Issuing Bank submitted to any L/C Participant with respect to any amounts owing under this Subsection 2.6(d)(ii) (which shall include calculations of any such amounts in reasonable detail) shall be conclusive in the absence of manifest error. Whenever, at any time after an Issuing Bank has made payment under any(iii) Letter of Credit and has received through the Administrative Agent from any L/C Participant its pro rata share of such payment in accordance with Subsection 2.6(d)(i), such Issuing Bank receives through the Administrative Agent any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of Collateral applied thereto by the Administrative Agent or by such Issuing Bank), or any payment of interest on account thereof, the Administrative Agent will, if such payment is received prior to 1:00 P.M., New York City time, on a Business Day, distribute to such L/C Participant its pro rata share thereof prior to the end of such Business Day and otherwise the Administrative Agent will distribute such payment on the next succeeding Business Day; provided, however, that in the event that any such payment received by an Issuing Bank through the Administrative Agent shall be required to be returned by such Issuing Bank, such L/C Participant shall return to such Issuing Bank through the Administrative Agent the portion thereof previously distributed by the Administrative Agent to it. 124 Reimbursement Obligation of the Borrower.(e) Each Issuing Bank shall, upon receipt from the beneficiary of any Letter of(i) Credit of any notice of a drawing under such Letter of Credit, notify the Borrower and the Administrative Agent thereof. The Borrower hereby agrees to reimburse each Issuing Bank (through the Administrative Agent) upon receipt by the Borrower of notice from the applicable Issuing Bank of the date and amount of a draft presented under any Letter of Credit issued on its behalf and paid by such Issuing Bank, for the amount of such draft so paid and any fees, charges or other costs or expenses (excluding, in each case, any taxes) reasonably incurred by such Issuing Bank in connection with such payment. Each such payment shall be made to the Administrative Agent for the account of the applicable Issuing Bank at its address for notices specified herein in the currency in which such Letter of Credit is denominated (except that, in the case of any Letter of Credit denominated in a Designated Foreign Currency, in the event that such payment is to be made in Dollars pursuant to the following sentence, such payment shall be made in Dollars, in an amount equal to the Dollar Equivalent of the amount of such payment converted on the date of such notice into Dollars at the Spot Rate of Exchange on such date) and in immediately available funds, no later than 3:00 P.M., New York City time, on the next succeeding Business Day after the date on which the Borrower receives such notice. In the case of a Letter of Credit denominated in a Designated Foreign Currency, the Borrower shall reimburse the applicable Issuing Bank in such Designated Foreign Currency, unless (A) such Issuing Bank (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified such Issuing Bank promptly following receipt of the notice of drawing that the Borrower will reimburse such Issuing Bank in Dollars. Any conversion by an Issuing Bank of any payment to be made in respect of any Letter of Credit denominated in any Designated Foreign Currency into Dollars in accordance with this Subsection 2.6(e)(i) shall be conclusive and binding upon the Borrower and the Lenders in the absence of manifest error; provided that upon the request of the Borrower or any Lender, the applicable Issuing Bank shall provide to the Borrower or such Lender a certificate including reasonably detailed information as to the calculation of such conversion. Interest shall be payable on any and all amounts remaining unpaid (taking(ii) the Dollar Equivalent of any amounts denominated in any Designated Foreign Currency, as determined by the Administrative Agent) by the Borrower under this Subsection 2.6(e)(ii) from the date the draft presented under the affected Letter of Credit is paid to the date on which the Borrower is required to pay such amounts pursuant to Subsection 2.6(e)(i) at the rate which would then be payable on any outstanding ABR Loans that are Revolving Loans and thereafter until payment in full at the rate which would be payable on any outstanding ABR Loans that are Revolving Loans which were then overdue. Obligations Absolute.(f) The applicable Loan Parties’ obligations under this Subsection 2.6 shall be(i) absolute, unconditional and irrevocable under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which any of them may have or have 125 had against any Issuing Bank, any L/C Participant or any beneficiary of a Letter of Credit; provided that this Subsection 2.6(f)(i) shall not relieve any Issuing Bank or any L/C Participant of any liability resulting from the bad faith, gross negligence or willful misconduct of such Issuing Bank or such L/C Participant (as determined in a final non-appealable judgment of a court of competent jurisdiction), or otherwise affect any defense or other right that the Loan Parties may have as a result of any such bad faith, gross negligence or willful misconduct. The Borrower agrees that no Issuing Bank shall be responsible for, and the(ii) Borrower’s Reimbursement Obligations under Subsection 2.6(e)(i) shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee; provided that this Subsection 2.6(f)(ii) shall not relieve any Issuing Bank or any L/C Participant of any liability resulting from the bad faith, gross negligence or willful misconduct of such Issuing Bank or such L/C Participant (as determined in a final non-appealable judgment of a court of competent jurisdiction), or otherwise affect any defense or other right that the Loan Parties may have as a result of any such bad faith, gross negligence or willful misconduct. Neither any Issuing Bank nor any L/C Participant shall be liable for any(iii) error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except with respect to errors or omissions caused by such Person’s bad faith, gross negligence or willful misconduct (as determined in a final non-appealable judgment of a court of competent jurisdiction). The Borrower agrees that any action taken or omitted by an Issuing Bank(iv) under or in connection with any Letter of Credit, the related drafts or Issuer Documents pertaining to such Letters of Credit, if done in the absence of bad faith, gross negligence or willful misconduct and in accordance with the standards of care specified in the UCC, shall be binding on the Borrower and shall not result in any liability of such Issuing Bank or any L/C Participant to the Borrower, it being understood that, notwithstanding the foregoing, such Issuing Bank may honor a presentation under a Letter of Credit which on its face substantially complies with the terms of such Letter of Credit, provided the foregoing shall not relieve an Issuing Bank from any liability resulting from the bad faith, gross negligence or willful misconduct of such Issuing Bank or any of its Related Parties (as determined in a final non-appealable judgment of a court of competent jurisdiction). Letter of Credit Payments. If any draft shall be presented for payment under(g) any Letter of Credit, the applicable Issuing Bank shall promptly notify the Borrower and the Administrative Agent of the date and the amount thereof. The responsibility of an Issuing Bank to the Borrower in respect of any Letter of Credit in connection with any draft presented for payment under such Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including 126 each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit; provided that this Subsection 2.6(g) shall not relieve any Issuing Bank of any liability resulting from the bad faith, gross negligence or willful misconduct of such Issuing Bank, or otherwise affect any defense or other right that the Loan Parties may have as a result of any such bad faith, gross negligence or willful misconduct. Letter of Credit Request; Issuer Document. To the extent that any provision(h) of any Letter of Credit Request or Issuer Document related to any Letter of Credit is inconsistent with the provisions of this Subsection 2.6, the provisions of this Subsection 2.6 shall apply. Additional Issuing Banks. The Borrower may, at any time and from time to(i) time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement. Any Lender designated as an issuing bank pursuant to this Subsection 2.6(i) shall be deemed to be an “Issuing Bank” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Bank or Issuing Banks and such Lender. Any such additional Issuing Bank may resign as Issuing Bank (with respect to any future issuances, including renewals) upon 10 Business Days’ notice to the Lenders. Auto-Extension Letters of Credit. If the Borrower so requests in any(j) applicable Letter of Credit Request, the applicable Issuing Bank may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Issuing Bank, the Borrower shall not be required to make a specific request to such Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) such Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the earlier of (i) one year from the date of such renewal and (ii) the fifth Business Day prior to the Initial Revolving Maturity Date; provided, however, that such Issuing Bank shall not permit any such extension if (A) such Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof or (B) it has received notice on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Subsection 6.2 is not then satisfied, and in each such case directing the applicable Issuing Bank not to permit such extension. Swing Line Commitments. (a) Subject to the terms and conditions2.7 hereof, the Swing Line Lender agrees to make swing line loans (individually, a “Swing Line Loan”; collectively, the “Swing Line Loans”) to the Borrower from time to time during the Initial 127

Revolving Commitment Period in an aggregate principal amount at any one time outstanding not to exceed $25,000,000; provided that at no time may the sum of the Dollar Equivalent of the then outstanding Swing Line Loans, Revolving Loans and L/C Obligations exceed the Revolving Commitments then in effect. Amounts borrowed by the Borrower under this Subsection 2.7 may be repaid and, through but excluding the Initial Revolving Maturity Date, reborrowed. All Swing Line Loans made to the Borrower shall be made in Dollars as ABR Loans and shall not be entitled to be converted into Daily Simple SOFR Rate Loans or Term SOFR Rate Loans. The Borrower shall give the Swing Line Lender irrevocable notice (which notice must be received by the Swing Line Lender prior to 2:00 P.M., New York City time (or such later time as may be agreed by the Swing Line Lender in its reasonable discretion), on the requested Borrowing Date specifying the amount of the requested Swing Line Loan, which shall be in a minimum amount of $100,000 or whole multiples of $50,000 in excess thereof. [Reserved].(b) The Swing Line Lender, at any time in its sole and absolute discretion, may,(c) and, at any time as there shall be a Swing Line Loan outstanding for more than seven Business Days, the Swing Line Lender shall, on behalf of the Borrower (which hereby irrevocably directs and authorizes the Swing Line Lender to act on its behalf), request (provided that such request shall be deemed to have been automatically made upon the occurrence of an Event of Default under Subsection 9.1(f)) each Revolving Lender, including the Swing Line Lender, to make a Revolving Loan as an ABR Loan in an amount equal to such Lender’s Revolving Commitment Percentage of the principal amount of all Swing Line Loans (a “Mandatory Revolving Loan Borrowing”) in an amount equal to such Revolving Lender’s Revolving Commitment Percentage of the principal amount of all of the Swing Line Loans (collectively, the “Refunded Swing Line Loans”) outstanding on the date such notice is given; provided that the provisions of this Subsection 2.7 shall not affect the obligations of the Borrower to prepay Swing Line Loans in accordance with the provisions of Subsection 4.4(d). Unless the Revolving Commitments shall have expired or terminated (in which event the procedures of paragraph (d) of this Subsection 2.7 shall apply), each Revolving Lender hereby agrees to make the proceeds of its Revolving Loan (including any Daily Simple SOFR Rate Loan or Term SOFR Rate Loan) available to the Administrative Agent for the account of the Swing Line Lender at the office of the Administrative Agent prior to 12:00 noon, New York City time, in funds immediately available on the Business Day next succeeding the date such notice is given notwithstanding (i) that the amount of the Mandatory Revolving Loan Borrowing may not comply with the minimum amount for Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Subsection 6.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Revolving Loan Borrowing and (v) the amount of the Revolving Commitment of such, or any other, Lender at such time. The proceeds of such Revolving Loans (including any Daily Simple SOFR Rate Loan or Term SOFR Rate Loan) shall be immediately applied to repay the Refunded Swing Line Loans. If the Revolving Commitments shall expire or terminate at any time while(d) Swing Line Loans are outstanding, each Revolving Lender shall, at the option of the Swing Line Lender, exercised reasonably, either (i) notwithstanding the expiration or termination of the Revolving Commitments, make a Revolving Loan as an ABR Loan (which Revolving Loan shall be deemed a “Revolving Loan” for all purposes of this Agreement and the other Loan 128 Documents) or (ii) purchase an undivided participating interest in such Swing Line Loans, in either case in an amount equal to such Revolving Lender’s Revolving Commitment Percentage determined on the date of, and immediately prior to, expiration or termination of the Revolving Commitments of the aggregate principal amount of such Swing Line Loans; provided that, in the event that any Mandatory Revolving Loan Borrowing cannot for any reason be made on the date otherwise required above (including as a result of the commencement of a proceeding under any bankruptcy, reorganization, dissolution, insolvency, receivership, administration or liquidation or similar law with respect to the Borrower), then each Revolving Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Revolving Loan Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swing Line Lender such participations in such outstanding Swing Line Loans as shall be necessary to cause such Revolving Lenders to share in such Swing Line Loans ratably based upon their respective Revolving Commitment Percentages; provided, further, that (x) all interest payable on the Swing Line Loans shall be for the account of the Swing Line Lender until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Revolving Lender shall be required to pay the Swing Line Lender interest on the principal amount of the participation purchased for each day from and including the day upon which the Mandatory Revolving Loan Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate otherwise applicable to Revolving Loans made as ABR Loans. Each Revolving Lender will make the proceeds of any Revolving Loan made pursuant to the immediately preceding sentence available to the Administrative Agent for the account of the Swing Line Lender at the office of the Administrative Agent prior to 12:00 noon, New York City time, in funds immediately available on the Business Day next succeeding the date on which the Revolving Commitments expire or terminate and in Dollars. The proceeds of such Revolving Loans shall be immediately applied to repay the Swing Line Loans outstanding on the date of termination or expiration of the Revolving Commitments. In the event that the Revolving Lenders purchase undivided participating interests pursuant to the first sentence of this paragraph (d), each Revolving Lender shall immediately transfer to the Swing Line Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swing Line Lender will deliver to such Revolving Lender a Swing Line Loan Participation Certificate dated the date of receipt of such funds and in such amount. Whenever, at any time after the Swing Line Lender has received from any(e) Revolving Lender such Revolving Lender’s participating interest in a Swing Line Loan, the Swing Line Lender receives any payment on account thereof (whether directly from the Borrower or otherwise, including proceeds of Collateral applied thereto by the Swing Line Lender), or any payment of interest on account thereof, the Swing Line Lender will, if such payment is received prior to 1:00 P.M., New York City time, on a Business Day, distribute to such Revolving Lender its pro rata share thereof prior to the end of such Business Day and otherwise, the Swing Line Lender will distribute such payment on the next succeeding Business Day (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such 129 Revolving Lender will return to the Swing Line Lender any portion thereof previously distributed by the Swing Line Lender to it. Each Revolving Lender’s obligation to make the Revolving Loans and to(f) purchase participating interests with respect to Swing Line Loans in accordance with Subsections 2.7(c) and 2.7(d) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default, (iii) any adverse change in condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Lender, (v) any inability of the Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such Revolving Loan is to be made or participating interest is to be purchased or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Incremental Facilities. (a) So long as no Event of Default under2.8 Subsection 9.1(a) or (f) exists or would arise therefrom, the Borrower shall have the right (on behalf of itself, or in the case of Incremental Loans the proceeds of which will be subject to an escrow or other similar arrangement, an Escrow Subsidiary (any such Escrow Subsidiary, an “Escrow Borrower”)), at any time and from time to time after the Closing Date, (i) to request new term loan commitments under one or more new term loan credit facilities to be included in this Agreement (the “Incremental Term Loan Commitments”), (ii) to increase the Existing Term Loans by requesting new term loan commitments to be added to an Existing Tranche of Term Loans (the “Supplemental Term Loan Commitments”), (iii) to increase the Existing Revolving Commitments by requesting new Revolving Loan Commitments be added to an Existing Tranche of Existing Revolving Commitments (the “Supplemental Revolving Commitments”), (iv) to request new commitments under one or more new revolving facilities to be included in this Agreement (the “Incremental Revolving Commitments”), and (v) to request new letter of credit facility commitments under one or more new letter of credit facilities to be included in this Agreement (the “Incremental Letter of Credit Commitments” and, together with the Incremental Term Loan Commitments, Supplemental Term Loan Commitments, Supplemental Revolving Commitments and the Incremental Revolving Commitments, the “Incremental Commitments”), provided that, (i) the aggregate amount of Incremental Commitments permitted pursuant to this Subsection 2.8 shall not exceed, at the time the respective Incremental Commitment becomes effective (and after giving effect to the Incurrence of Indebtedness in connection therewith and the application of proceeds of any such Indebtedness, including to refinance other Indebtedness), an amount that could then be Incurred under this Agreement in compliance with Subsection 8.1(b)(i) and (ii) if any portion of an Incremental Commitment is to be incurred in reliance on clause (ii) of the definition of “Maximum Incremental Facilities Amount”, the Chief Financial Officer or a Responsible Officer of the Borrower shall have delivered a certificate to the Administrative Agent, certifying compliance with the financial test set forth in such clause (together with calculations demonstrating compliance with such test). Any loans made in respect of any such Incremental Commitment (other than Supplemental Term Loan Commitments and Supplemental Revolving Commitments) shall be made by creating a new Tranche. Each Incremental Commitment made available pursuant to this Subsection 2.8 shall be in a minimum aggregate amount of at least $10,000,000 and in integral multiples of $5,000,000 in excess 130 thereof (in the case of Incremental Commitments denominated in Dollars or the Dollar Equivalent thereof in the case of Incremental Commitments denominated in any Designated Foreign Currency (other than Canadian Dollars or Euros)), in a minimum aggregate amount of at least C$10,000,000 and in integral multiples of C$5,000,000 in excess thereof (in the case of Incremental Commitments denominated in Canadian Dollars) or in a minimum aggregate amount of at least €7,500,000 and in integral multiples of €5,000,000 in excess thereof (in the case of Incremental Commitments denominated in Euro) (or, in each case, such lower minimum amounts or multiples as agreed to by the Administrative Agent in its reasonable discretion); provided that such amount may be less than $10,000,000, C$10,000,000 or €7,500,000, as applicable, if such amount represents the then remaining aggregate principal amount available to be Incurred in compliance with Subsection 8.1(b)(i). Each request from the Borrower pursuant to this Subsection 2.8 shall set(b) forth the requested amount and proposed terms of the relevant Incremental Commitments. The Incremental Commitments (or any portion thereof) may be made by any existing Lender or by any other bank or other financial institution (any such other bank or other financial institution, an “Additional Incremental Lender”, and the Additional Incremental Lenders together with any existing Lender providing Incremental Commitments, the “Incremental Lenders”); provided that if such Additional Incremental Lender is not already a Lender hereunder or an Affiliate of a Lender hereunder or an Approved Fund, the consent of the Administrative Agent and (in the case of a Supplemental Revolving Commitment) the consent of the Swing Line Lender (if any) or any Issuing Bank (in each case, such consent not to be unreasonably withheld, conditioned or delayed) shall be required (it being understood that any such Additional Incremental Lender that is an Affiliated Lender shall be subject to the provisions of Subsection 11.6(h), mutatis mutandis, to the same extent as if such Incremental Commitments and related Obligations had been obtained by such Lender by way of assignment). The Borrower may agree, in its sole discretion, to accept a lesser amount of any Incremental Commitment than originally requested. In the event there are Lenders and Additional Incremental Lenders that have committed to an Incremental Commitment in excess of the maximum amount requested (or permitted), then the Borrower shall have the right to allocate such commitments on whatever basis the Borrower determines is appropriate. Supplemental Term Loan Commitments and Supplemental Revolving(c) Commitments shall become commitments under this Agreement pursuant to a supplement specifying the Tranche of Term Loans or Revolving Commitments to be increased, executed by the Borrower and each increasing Lender substantially in the form attached hereto as Exhibit I-1 or in such other form as may be appropriate in the opinion of the Borrower and the Administrative Agent (the “Increase Supplement”) or by each Additional Incremental Lender substantially in the form attached hereto as Exhibit I-2 or in such other form as may be appropriate in the opinion of the Borrower and the Administrative Agent (the “Lender Joinder Agreement”), as the case may be, which shall be delivered to the Administrative Agent for recording in the Register. Upon effectiveness of the Lender Joinder Agreement each Additional Incremental Lender shall be a Lender for all intents and purposes of this Agreement and the term loan made pursuant to such Supplemental Term Loan Commitment shall be a Term Loan or commitments made pursuant to such Supplemental Revolving Commitment shall be Revolving Commitments, as applicable. Each Increase Supplement and/or Lender Joinder Agreement may, without the consent of any other Lender, effect such amendments to any Loan Documents 131

(including amendments to Subsection 2.2(b) to increase the amortization payments or interest rate margins thereunder or add customary call protection provisions with respect thereto to allow for the applicable Incremental Loans to be fungible with an existing Tranche of Term Loans hereunder) as may be necessary or appropriate, in the opinion of the Borrower and the Administrative Agent, to effect the provisions of this Subsection 2.8(c). Incremental Commitments (other than Supplemental Term Loan(d) Commitments and Supplemental Revolving Commitments) shall become commitments under this Agreement pursuant to an amendment (an “Incremental Commitment Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, an Escrow Borrower (if applicable) and each applicable Incremental Lender. An Incremental Commitment Amendment may, without the consent of any other Lender, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Borrower and the Administrative Agent, to effect the provisions of this Subsection 2.8; provided, however, that (i) (A) the Incremental Commitments will not be guaranteed by any Subsidiary of the Borrower other than the Subsidiary Guarantors (it being understood that the primary obligation of an Escrow Borrower shall not constitute a guarantee by a Subsidiary that is not a Subsidiary Guarantor), and (other than with respect to proceeds of such Incremental Commitments which are subject to an escrow or other similar arrangement and any related deposit of cash, Cash Equivalents or Temporary Cash Investments to cover interest and premium in respect of such Incremental Commitments) will be secured on a pari passu or (at the Borrower’s option) junior basis by the same Collateral securing the Cash Flow Facilities Obligations (so long as any such Incremental Commitments (and related Obligations) are subject to the ABL/Cash Flow Intercreditor Agreement, a Junior Lien Intercreditor Agreement or an Other Intercreditor Agreement, as applicable), (B) the Incremental Commitments and any incremental loans drawn thereunder (the “Incremental Loans”) shall rank pari passu in right of payment with or (at the Borrower’s option) junior to the Cash Flow Facilities Obligations and (C) no Incremental Commitment Amendment may provide for (I) any Incremental Commitment or any Incremental Loans to be secured by any Lien on any asset (other than proceeds of Incremental Loans which are subject to an escrow or similar arrangement and any related deposit of cash, Cash Equivalents or Temporary Cash Investments to cover interest and premium in respect of such Incremental Loans) of any Loan Party that does not also secure the Cash Flow Facilities Obligations and (II) so long as any Initial Term Loans are outstanding, any mandatory prepayment from the Net Available Cash of Asset Dispositions (other than any Asset Disposition in respect of any assets, business or Person the acquisition of which was financed, all or in part, with Incremental Loans provided pursuant to such Incremental Commitment Amendment and the disposition of which was contemplated by any definitive agreement in respect of such acquisition) or Recovery Event or from Excess Cash Flow, to the extent the Net Available Cash of such Asset Disposition or Recovery Event or such Excess Cash Flow are required to be applied to repay the Initial Term Loans pursuant to Subsection 4.4(e), on more than a ratable basis with the Initial Term Loans (after giving effect to any amendment in accordance with Subsection 11.1(d)(vi)); (ii) no Lender will be required to provide any such Incremental Commitment unless it so agrees; (iii) the maturity date of any Incremental Revolving Commitment shall be no earlier than, and no scheduled mandatory commitment reduction in respect thereof shall be required prior to the Initial Revolving Maturity Date; (iv) the maturity date and the weighted average life to maturity of any Incremental Term Loan Commitments shall be no earlier than or shorter than, as the case may be, the Initial Term Loan Maturity Date or the remaining weighted average life to maturity 132 of the Initial Term Loans, as applicable (other than an earlier maturity date and/or shorter weighted average life to maturity (1) for customary bridge financings, which, subject to customary conditions (as determined by the Borrower in good faith, which determination shall be conclusive), would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or a shorter weighted average life to maturity than the Initial Term Loan Maturity Date or the remaining weighted average life to maturity of the Initial Term Loans, as applicable or (2) pursuant to an escrow or similar arrangement with respect to the proceeds of such Incremental Term Loans); (v) the interest rate margins and (subject to clause (iv) above) amortization schedule applicable to the loans made pursuant to the Incremental Commitments shall be determined by the Borrower and the applicable Incremental Lenders; provided that in the event that the applicable interest rate margins for any broadly syndicated floating rate Incremental Term Loans initially incurred pursuant to the Ratio Incremental Facility (and not any Incremental Term Loans Incurred thereunder by operation of Subsection 8.1(c)(ii)) denominated in Dollars, the principal amount of which exceeds the MFN Threshold Amount, that are pari passu in right of payment and secured on a pari passu basis by the Collateral securing the Cash Flow Facilities Obligations and with a Stated Maturity that is the same or earlier than the Tranche C Term Loan Maturity Date Incurred by the Borrower under any Incremental Term Loan Commitment, made on or prior to the 6-month anniversary of the Fifth Amendment Effective Date and not Incurred to finance or refinance, or otherwise in connection with, any acquisition of assets (including Capital Stock), business or Person, or any merger or consolidation of any Person with or into the Borrower or any Restricted Subsidiary or any other Investment or any refinancing of any other Indebtedness or a dividend recapitalization are higher than the applicable interest rate margin for the Tranche C Term Loans by more than 100 basis points, then the effective interest rate margin for the applicable Tranche C Term Loans at the time such Incremental Commitments become effective (the “Existing Interest Rate”) shall be increased to the extent necessary so that the Existing Interest Rate is equal to the applicable interest rate margins for such Incremental Term Loan Commitment minus 100 basis points (the “Adjusted Interest Rate”, and the number of basis points by which the Existing Interest Rate is increased, the “Increased Amount”); provided, further that, in determining the applicable interest rate margins for the applicable Initial Term Loans and the Incremental Term Loans, (A) original issue discount (“OID”) or upfront fees payable generally to all participating Lenders in lieu of OID (which shall be deemed to constitute like amounts of OID) payable by the Borrower to the Lenders under such Initial Term Loans or any Incremental Term Loan, as applicable, in the initial primary syndication thereof shall be included (with OID and upfront fees being equated to interest rate based on an assumed four-year life to maturity) (provided that, if such Initial Term Loans are issued in a manner such that all such Initial Term Loans were not issued with a uniform amount of OID or upfront fees within the applicable Tranche of Initial Term Loans, the amount of OID and upfront fees attributable to the entire Tranche of Initial Term Loans shall be determined on a weighted average basis); (B) any arrangement or structuring fees payable in connection with the Incremental Term Loans or any other fees payable in connection with the Incremental Term Loans that are not shared with all Additional Incremental Lenders providing such Incremental Term Loans shall, in each case, be excluded; (C) any amendments to the Applicable Margin or effective interest rate margin on the applicable Initial Term Loans that became effective subsequent to the Closing Date but prior to the effective time of such Incremental Term Loans shall also be included in such calculations, (D) if the Incremental Term Loans include an interest rate floor greater than the interest rate floor 133 applicable to the applicable Initial Term Loans, such increased amount shall be equated to the applicable interest rate margin for purposes of determining whether an increase to the Applicable Margin for such Initial Term Loans shall be required, to the extent an increase in the interest rate floor for such Initial Term Loans would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the Applicable Margin) applicable to such Initial Term Loans shall be increased by such amount to the extent necessary to adjust the applicable Existing Interest Rate to be equal to the applicable Adjusted Interest Rate, (E) if the Incremental Term Loans include an interest rate floor lower than the interest rate floor applicable to the applicable Tranche of Initial Term Loans or do not include any interest rate floor, to the extent a reduction in the interest rate floor for such Initial Term Loans would cause a reduction in the interest rate then in effect thereunder, an amount equal to the difference between the interest rate floor applicable to the Initial Term Loans and the interest rate floor applicable to such Incremental Term Loans (which shall be deemed to equal 0% for any Incremental Term Loans without any interest rate floor), but which in any event shall not exceed the maximum amount by which a reduction in the interest rate floor applicable to the Initial Term Loans would cause a reduction in the interest rate then in effect thereunder, shall reduce the applicable interest rate margin of the applicable Incremental Term Loans for purposes of determining whether an increase in the Existing Interest Rate shall be required and (F) if the applicable Tranche of Initial Term Loans includes a pricing grid the interest rate margins in such pricing grid which are not in effect at the time the applicable Incremental Commitments become effective shall also each be increased by an amount equal to the Increased Amount; (vi) such Incremental Commitment Amendment may provide (1) for the inclusion, as appropriate, of Additional Incremental Lenders in any required vote or action of the Required Lenders, Required Revolving Lenders or of the Lenders of each Tranche hereunder, (2) class voting and other class protections for any additional credit facilities, (3) for the amendment of the definitions of “Additional Obligations”, “Disqualified Stock”, “Junior Capital” and “Refinancing Indebtedness” and Subsection 8.8(b), in each case only to extend the maturity date and the weighted average life to maturity requirements, from the Initial Term Loan Maturity Date and remaining weighted average life to maturity of the Initial Term Loans to the extended maturity date and the remaining weighted average life to maturity of such Incremental Term Loans, as applicable and (4) for the amendment of clause (iii) of the definition of “Additional Obligations” to provide for the applicable mandatory prepayment protections to apply to such Incremental Term Loans; and (vii) the other terms and documentation in respect thereof, to the extent not consistent with this Agreement as in effect prior to giving effect to the Incremental Commitment Amendment, shall otherwise be reasonably satisfactory to the Borrower; provided that to the extent such terms and documentation are not consistent with, in the case of Incremental Term Loans, the terms and documentation governing the Initial Term Loans, and, in the case of Incremental Revolving Commitments, the terms and documentation governing the Initial Revolving Commitments (except to the extent permitted by clauses (iii), (iv), (v) or (vi) above), they shall be reasonably satisfactory to the Borrower and the Administrative Agent. Permitted Debt Exchanges. (a) Notwithstanding anything to the contrary2.9 contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by the Borrower to all Lenders (other than any Lender that, if requested by the Borrower, is unable to certify that it is either a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (as defined in Rule 501 under the Securities Act)) with outstanding Term Loans of a particular 134 Tranche, as selected by the Borrower, the Borrower may from time to time following the Closing Date consummate one or more exchanges of Term Loans of such Tranche for Additional Obligations in the form of notes (such notes, “Permitted Debt Exchange Notes”, and each such exchange a “Permitted Debt Exchange”), so long as the following conditions are satisfied: (i) the aggregate principal amount (calculated on the face amount thereof) of Term Loans exchanged shall be equal to or more than the aggregate principal amount (calculated on the face amount thereof) of Permitted Debt Exchange Notes issued in exchange for such Term Loans, (ii) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans exchanged by the Borrower pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by the Borrower on the date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Acceptance, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to the Borrower for immediate cancellation), (iii) if the aggregate principal amount of all Term Loans (calculated on the face amount thereof) tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount of the applicable Tranche actually held by it) shall exceed the maximum aggregate principal amount of Term Loans offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered, (iv) each such Permitted Debt Exchange Offer shall be made on a pro rata basis to the Lenders (other than any Lender that, if requested by the Borrower, is unable to certify that it is either a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (as defined in Rule 501 under the Securities Act)) based on their respective aggregate principal amounts of outstanding Term Loans of the applicable Tranche, (v) all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing and all written communications generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with the Administrative Agent and (vi) any applicable Minimum Exchange Tender Condition shall be satisfied. Notwithstanding anything to the contrary herein, no Lender shall have any obligation to agree to have any of its Loans exchanged pursuant to any Permitted Debt Exchange Offer. With respect to all Permitted Debt Exchanges effected by the Borrower(b) pursuant to this Subsection 2.9, (i) such Permitted Debt Exchanges (and the cancellation of the exchanged Term Loans in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Subsection 4.4 and (ii) such Permitted Debt Exchange Offer shall be made for not less than $5,000,000 in aggregate principal amount of Term Loans (or, in each case, such lower principal amount as agreed to by the Administrative Agent in its reasonable discretion), provided that subject to the foregoing clause (ii), the Borrower may at its election specify as a condition (a “Minimum Exchange Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans be tendered. 135

In connection with each Permitted Debt Exchange, the Borrower shall(c) provide the Administrative Agent at least ten Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and the Borrower and the Administrative Agent, acting reasonably, shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Subsection 2.9 and without conflict with Subsection 2.9(d); provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than five Business Days following the date on which the Permitted Debt Exchange Offer is made (or such shorter period as may be agreed to by the Administrative Agent in its reasonable discretion). The Borrower shall be responsible for compliance with, and hereby agrees to(d) comply with, all applicable securities and other laws in connection with each Permitted Debt Exchange, it being understood and agreed that (x) neither the Administrative Agent nor any Lender assumes any responsibility in connection with the Borrower’s compliance with such laws in connection with any Permitted Debt Exchange (other than the Borrower’s reliance on any certificate delivered by a Lender pursuant to Subsection 2.9(a) above for which such Lender shall bear sole responsibility) and (y) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Exchange Act. Extension of Term Loans and Revolving Commitments. (a) The2.10 Borrower may at any time and from time to time request that all or a portion of the (i) Term Loans of one or more Tranches (including any Extended Term Loans) existing at the time of such request (each, an “Existing Term Tranche” and the Term Loans of such Tranche, the “Existing Term Loans”) and (ii) Revolving Commitments of one or more Tranches (including any Extended Revolving Commitments) existing at the time of such request (each, an “Existing Revolving Tranche” and together with the Existing Term Tranches, each an “Existing Tranche”, and the Revolving Commitments of such Existing Revolving Tranche, the “Existing Revolving Commitments” and together with the Existing Term Loans, the “Existing Loans”), in each case, be converted to extend the scheduled maturity date(s) of any payment of principal or scheduled termination date(s) of any commitments, as applicable, with respect to all or a portion of any principal or committed amount of any Existing Tranche (any such Existing Tranche which has been so extended, an “Extended Term Tranche” or “Extended Revolving Tranche”, as applicable, and each an “Extended Tranche”, and the Term Loans or Revolving Commitments, as applicable, of such Extended Tranches, the “Extended Term Loans”, “Extended Revolving Commitments”, as applicable, and any Revolving Loans made pursuant to Extended Revolving Commitments, “Extended Revolving Loans”, and together with Extended Term Loans, the “Extended Loans”) and to provide for other terms consistent with this Subsection 2.10; provided that (i) any such request shall be made by the Borrower to all Lenders with Term Loans or Revolving Commitments, as applicable, with a like maturity date (whether under one or more Tranches) on a pro rata basis (based on the aggregate outstanding principal amount of the applicable Term Loans or on the aggregate amount of applicable Revolving Commitments), and (ii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower. In order to establish any Extended Tranche, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Tranche) (an “Extension Request”) setting forth the proposed terms of the 136 Extended Tranche to be established, which terms shall be identical to those applicable to the Existing Tranche from which they are to be extended (the “Specified Existing Tranche”), except (x) all or any of the final maturity dates of such Extended Tranches may be delayed to later dates than the final maturity dates of the Specified Existing Tranche, (y) (A) the interest margins with respect to the Extended Tranche may be higher or lower than the interest margins for the Specified Existing Tranche and/or (B) additional fees may be payable to the Lenders providing such Extended Tranche in addition to or in lieu of any increased margins contemplated by the preceding clause (A), in each case to the extent provided in the applicable Extension Amendment, and (z) amortization with respect to the Extended Term Tranche may be greater or lesser than amortization for the Specified Existing Tranche, so long as the Extended Term Tranche does not have a weighted average life to maturity shorter than the remaining weighted average life to maturity of the Specified Existing Tranche; provided that, notwithstanding anything to the contrary in this Subsection 2.10 or otherwise, assignments and participations of Extended Tranches shall be governed by the same or, at the Borrower’s discretion, more restrictive assignment and participation provisions than the assignment and participation provisions applicable to Initial Term Loans, Tranche C Term Loans and Initial Revolving Commitments, as applicable, set forth in Subsection 11.6. No Lender shall have any obligation to agree to have any of its Existing Loans converted into an Extended Tranche pursuant to any Extension Request. Any Extended Tranche shall constitute a separate Tranche of Term Loans or Revolving Commitments, as applicable, from the Specified Existing Tranches and from any other Existing Tranches (together with any other Extended Tranches so established on such date). The Borrower shall provide the applicable Extension Request at least ten(b) Business Days (or such shorter period as the Administrative Agent may agree in its reasonable discretion) prior to the date on which Lenders under the applicable Existing Tranche(s) are requested to respond. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Specified Existing Tranche converted into an Extended Tranche shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Specified Existing Tranche that it has elected to convert into an Extended Tranche. In the event that the aggregate amount of the Specified Existing Tranche subject to Extension Elections exceeds the amount of Extended Tranches requested pursuant to the Extension Request, the Specified Existing Tranches subject to Extension Elections shall be converted to Extended Tranches on a pro rata basis based on the amount of Specified Existing Tranches included in each such Extension Election. In connection with any extension of Term Loans pursuant to this Subsection 2.10 (each, an “Extension”), the Borrower shall agree to such procedures regarding timing, rounding and other administrative adjustments to ensure reasonable administrative management of the credit facilities hereunder after such Extension, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Subsection 2.10. The Borrower may amend, revoke or replace an Extension Request pursuant to procedures reasonably acceptable to the Administrative Agent at any time prior to the date (the “Extension Request Deadline”) on which Lenders under the applicable Existing Term Tranche or Existing Revolving Tranche are requested to respond to the Extension Request. Any Lender may revoke an Extension Election at any time prior to 5:00 P.M. on the date that is two Business Days prior to the Extension Request Deadline, at which point the Extension Election becomes irrevocable (unless otherwise agreed by the Borrower). The revocation of an Extension Election prior to the Extension Request Deadline shall not 137 prejudice any Lender’s right to submit a new Extension Election prior to the Extension Request Deadline. Extended Tranches shall be established pursuant to an amendment (an(c) “Extension Amendment”) to this Agreement (which may include amendments to (i) provisions related to maturity, interest margins, fees or amortization referenced in clauses (x) through (z) of Subsection 2.10(a), (ii) the definitions of “Additional Obligations”, “Disqualified Stock”, “Junior Capital” and “Refinancing Indebtedness” and Subsection 8.8(b) to amend the maturity date and the weighted average life to maturity requirements, from the Initial Term Loan Maturity Date and remaining weighted average life to maturity of the Initial Term Loans to the extended maturity date and the remaining weighted average life to maturity of such Extended Tranche, as applicable and (iii) clause (iii) of the definition of “Additional Obligations” to provide for the applicable mandatory prepayment protections to apply to such Extended Term Tranche, and which in each case, except to the extent expressly contemplated by the third to last sentence of this Subsection 2.10(c) and notwithstanding anything to the contrary set forth in Subsection 11.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Tranches established thereby) executed by the Loan Parties, the Administrative Agent, and the Extending Lenders. No Extension Amendment shall provide for any Extended Tranche in an aggregate principal amount that is less than $10,000,000 (in the case of an Extended Tranche denominated in Dollars or the Dollar Equivalent thereof in the case of an Extended Tranche denominated in any Designated Foreign Currency) (or, in each case, such lower principal amount as agreed to by the Administrative Agent in its reasonable discretion). Notwithstanding anything to the contrary in this Agreement and without limiting the generality or applicability of Subsection 11.1 to any Subsection 2.10 Additional Amendments, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Subsection 2.10 Additional Amendment”) to this Agreement and the other Loan Documents; provided that such Subsection 2.10 Additional Amendments do not become effective prior to the time that such Subsection 2.10 Additional Amendments have been consented to (including pursuant to consents applicable to holders of any Extended Tranches provided for in any Extension Amendment) by such of the Lenders, Loan Parties and other parties (if any) as may be required in order for such Subsection 2.10 Additional Amendments to become effective in accordance with Subsection 11.1; provided, further, that no Extension Amendment may provide for any Extended Tranche to be secured by any Collateral or other assets of any Loan Party that does not also secure the Specified Existing Tranche. It is understood and agreed that each Lender has consented for all purposes requiring its consent, and shall at the effective time thereof be deemed to consent to each amendment to this Agreement and the other Loan Documents authorized by this Subsection 2.10 and the arrangements described above in connection therewith except that the foregoing shall not constitute a consent on behalf of any Lender to the terms of any Subsection 2.10 Additional Amendment. In connection with any Extension Amendment, at the request of the Administrative Agent or the Extending Lenders, the Borrower shall deliver an opinion of counsel reasonably acceptable to the Administrative Agent as to the enforceability of this Agreement as amended by such Extension Amendment, and such of the other Loan Documents (if any) as may be amended thereby. Notwithstanding anything to the contrary contained in this Agreement, on(d) any date on which any Existing Tranche is converted to extend the related scheduled maturity 138 date(s) in accordance with clause (a) above (an “Extension Date”), in the case of the Specified Existing Tranche of each Extending Lender, the aggregate principal amount of such Specified Existing Tranche shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Tranche so converted by such Lender on such date, and such Extended Tranches shall be established as a separate Tranche from the Specified Existing Tranche and from any other Existing Tranches (together with any other Extended Tranches so established on such date). If, in connection with any proposed Extension Amendment, any Lender(e) declines to consent to the applicable extension on the terms and by the deadline set forth in the applicable Extension Request (each such other Lender, a “Non-Extending Lender”) then the Borrower may, on notice to the Administrative Agent and the Non-Extending Lender, (i) replace such Non-Extending Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Subsection 11.6 (with the assignment fee and any other costs and expenses to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to provide Extended Loans on the terms set forth in such Extension Amendment; and provided, further, that all obligations of the Borrower owing to the Non-Extending Lender relating to the Existing Loans so assigned shall be paid in full by the assignee Lender (or, at its option, the Borrower) to such Non-Extending Lender concurrently with such Assignment and Acceptance or (ii) if no Event of Default exists under Subsection 9.1(a) or (f), upon notice to the Administrative Agent, prepay the Existing Loans and terminate the Existing Revolving Commitments in whole or in part, subject to Subsection 4.12, without premium or penalty. In connection with any such replacement under this Subsection 2.10, if the Non-Extending Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (A) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (B) the date as of which all obligations of the Borrower owing to the Non-Extending Lender relating to the Existing Loans or the Existing Revolving Commitments, as applicable, so assigned shall be paid in full by the assignee Lender (or, at its option, the Borrower) to such Non-Extending Lender, then such Non-Extending Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date, the Administrative Agent shall record such assignment in the Register and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Non-Extending Lender. Following any Extension Date, with the written consent of the Borrower, any(f) Non-Extending Lender may elect to have all or a portion of its Existing Loans deemed to be an Extended Loan under the applicable Extended Tranche on any date (each date a “Designation Date”) prior to the maturity date of such Extended Tranche; provided that such Lender shall have provided written notice to the Borrower and the Administrative Agent at least 10 Business Days prior to such Designation Date (or such shorter period as the Administrative Agent may agree in its reasonable discretion). Following a Designation Date, the Existing Loans held by such Lender so elected to be extended will be deemed to be Extended Loans of the applicable Extended Tranche, and any Existing Loans held by such Lender not elected to be extended, if any, shall continue to be “Existing Loans” of the applicable Tranche. 139

With respect to all Extensions consummated by the Borrower pursuant to this(g) Subsection 2.10, (i) such Extensions shall not constitute optional or mandatory payments or prepayments for purposes of Subsection 4.4 and (ii) no Extension Request is required to be in any minimum amount or any minimum increment, provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Request in the Borrower’s sole discretion and may be waived by the Borrower) of Existing Loans of any or all applicable Tranches be extended. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Subsection 2.10 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Loans on such terms as may be set forth in the relevant Extension Request) and hereby waive the requirements of any provision of this Agreement (including Subsections 4.4 and 4.8) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Subsection 2.10. Specified Refinancing Facilities. (a) The Borrower may, from time to2.11 time, add one or more new term loan facilities (the “Specified Refinancing Term Loan Facilities”) and new revolving credit facilities (the “Specified Refinancing Revolving Facilities”, and, together with the Specified Refinancing Term Loan Facilities, the “Specified Refinancing Facilities”) to the Facilities to refinance (i) all or any portion of any Tranche of Term Loans then outstanding under this Agreement or (ii) all or any portion of any Tranche of Revolving Loans (or unused Revolving Commitments) under this Agreement; provided that (i) the Specified Refinancing Facilities will not be guaranteed by any Subsidiary of the Borrower other than the Subsidiary Guarantors, and will be secured on a pari passu or (at the Borrower’s option) junior basis by the same Collateral securing the Cash Flow Facilities Obligations (so long as any applicable Specified Refinancing Amendments (and related Obligations) are subject to the ABL/Cash Flow Intercreditor Agreement, a Junior Lien Intercreditor Agreement or an Other Intercreditor Agreement), (ii) the Specified Refinancing Term Loan Facilities and any term loans drawn thereunder (the “Specified Refinancing Term Loans”) and Specified Refinancing Revolving Facilities and revolving loans drawn thereunder (the “Specified Refinancing Revolving Loans” and, together with the Specified Refinancing Term Loans, the “Specified Refinancing Loans”) shall rank pari passu in right of payment with or (at the Borrower’s option) junior to the Cash Flow Facilities Obligations, (iii) no Specified Refinancing Amendment may provide for any Specified Refinancing Facility or any Specified Refinancing Loans to be secured by any Collateral or other assets of any Loan Party that do not also secure the Cash Flow Facilities Obligations, (iv) the Specified Refinancing Facilities will have such pricing, amortization (subject to clause (vi) below) and optional and mandatory prepayment terms as may be agreed by the Borrower and the applicable Lenders thereof, (v) the maturity date of any Specified Refinancing Revolving Facility shall be no earlier than, and no scheduled mandatory commitment reduction in respect thereof shall be required prior to, the Maturity Date of the Tranche of Revolving Loans being refinanced, (vi) the maturity date and the weighted average life to maturity of any Specified Refinancing Term Loan Facility shall be no earlier than or shorter than, as the case may be, the Maturity Date of the Tranche of Term Loans being refinanced or the remaining weighted average life to maturity of the Term Loans being refinanced, as applicable (other than an earlier maturity date and/or shorter weighted average life to maturity for customary bridge financings, which, subject to customary conditions (as determined by the Borrower in good faith, which determination shall be conclusive), would 140 either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or a shorter weighted average life to maturity than the Maturity Date of the Tranche of Term Loans being refinanced or the remaining weighted average life to maturity of the Term Loans being refinanced, as applicable), (vii) the Net Cash Proceeds of such Specified Refinancing Facility shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Loans being so refinanced (and, in the case of Revolving Loans, a corresponding amount of Revolving Commitments shall be permanently reduced), in each case pursuant to Subsection 4.4 (including prepayments made with an exchange of Rollover Indebtedness under the applicable Specified Refinancing Facility as provided for in the final sentence of Subsection 4.4(g)); and (viii) the Specified Refinancing Facilities shall not have a principal or commitment amount greater than the Loans being refinanced plus the aggregate amount of all fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing. Each request from the Borrower pursuant to this Subsection 2.11 shall set(b) forth the requested amount and proposed terms of the relevant Specified Refinancing Facility. The Specified Refinancing Facilities (or any portion thereof) may be made by any existing Lender or by any other bank or financial institution (any such bank or other financial institution, an “Additional Specified Refinancing Lender”, and the Additional Specified Refinancing Lenders together with any existing Lender providing Specified Refinancing Facilities, the “Specified Refinancing Lenders”); provided that if such Additional Specified Refinancing Lender is not already a Lender hereunder or an Affiliate of a Lender hereunder or an Approved Fund, the consent of the Administrative Agent and (in the case of a Specified Refinancing Revolving Facility) the consent of the Swing Line Lender (if any) or any Issuing Bank (in each case, such consent not to be unreasonably withheld, conditioned or delayed) shall be required (it being understood that any such Additional Specified Refinancing Lender that is an Affiliated Lender shall be subject to the provisions of Subsection 11.6(h), mutatis mutandis, to the same extent as if such Specified Refinancing Facilities and related Obligations had been obtained by such Lender by way of assignment). Specified Refinancing Facilities shall become facilities under this Agreement(c) pursuant to a Specified Refinancing Amendment to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower and each applicable Specified Refinancing Lender. Any Specified Refinancing Amendment may, without the consent of any other Lender, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Borrower and the Administrative Agent, to effect the provisions of this Subsection 2.11, in each case on terms consistent with this Subsection 2.11. Any loans made in respect of any such Specified Refinancing Facility shall(d) be made by creating a new Tranche. Each Specified Refinancing Facility made available pursuant to this Subsection 2.11 shall be in a minimum aggregate amount of at least $10,000,000 and in integral multiples of $5,000,000 in excess thereof (in the case of a Specified Refinancing Facility denominated in Dollars or the Dollar Equivalent thereof in the case of a Specified Refinancing Facility denominated in any Designated Foreign Currency) (or, in each case, such lower minimum amounts or multiples as agreed to by the Administrative Agent in its reasonable discretion). Any Specified Refinancing Amendment may provide for the issuance of Letters of 141 Credit for the account of the Borrower or any Restricted Subsidiary, or the provision to the Borrower of Swing Line Loans, pursuant to any Specified Refinancing Revolving Facility established thereby; provided that no Issuing Bank or Swing Line Lender shall be obligated to provide any such Letters of Credit or Swing Line Loans unless it has consented (in its sole discretion) to the applicable Specified Refinancing Amendment. The Administrative Agent shall promptly notify each Lender as to the(e) effectiveness of each Specified Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Specified Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary or appropriate to reflect the existence and terms of the Specified Refinancing Facilities incurred pursuant thereto (including the addition of such Specified Refinancing Facilities as separate “Facilities” and “Tranches” hereunder and treated in a manner consistent with the Facilities being refinanced, including for purposes of prepayments and voting). Any Specified Refinancing Amendment may, without the consent of any Person other than the Borrower, the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) and the Lenders providing such Specified Refinancing Facilities, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Subsection 2.11. In addition, if so provided in the relevant Specified Refinancing Amendment and with the consent of each Issuing Bank (not to be unreasonably withheld, conditioned or delayed), participations in Letters of Credit expiring on or after the scheduled Maturity Date in respect of the respective Tranche of Revolving Loans or commitments shall be reallocated from Lenders holding Revolving Commitments to Lenders holding commitments under Specified Refinancing Revolving Facilities in accordance with the terms of such Specified Refinancing Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding commitments under such Specified Refinancing Revolving Facilities, be deemed to be participation interests in respect of such commitments under such Specified Refinancing Revolving Facilities and the terms of such participation interests (including the commission applicable thereto) shall be adjusted accordingly. SECTION 3 [Reserved] SECTION 4 General Provisions Applicable to Loans Interest Rates and Payment Dates. (a) (i) Each Term SOFR Rate Loan4.1 shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Term SOFR Rate determined for such day plus the Applicable Margin in effect for such day, (ii) each Daily Simple SOFR Rate Loan shall bear interest for each day that it is outstanding at a rate per annum equal to the Daily Simple SOFR Rate in effect for such day plus the Applicable Margin in effect for such day and, (iii) in the case of Eurodollar Loans denominated in Euro, each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Adjusted LIBOREURIBOR Rate 142 determined for such day plus the Applicable Margin in effect for such day and (iv) in the case of Eurodollar Loans denominated in Canadian Dollars, each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Term CORRA Rate determined for such day plus the Applicable Margin in effect for such day. Each ABR Loan shall bear interest for each day that it is outstanding at a rate(b) per annum equal to the Alternate Base Rate in effect for such day plus the Applicable Margin in effect for such day. Each BA Equivalent Loan shall bear interest for each day that it is(c) outstanding at a rate per annum equal to the BA Rate in effect for such day plus the Applicable Margin in effect for such day.[reserved]. Each Canadian Prime Rate Loan shall bear interest for each day that it is(d) outstanding at a rate per annum equal to the Canadian Prime Rate in effect for such day plus the Applicable Margin in effect for such day. If all or a portion of (i) the principal amount of any Loan, (ii) any interest(e) payable thereon or (iii) any other amount payable hereunder shall not be paid when due (whether at the Stated Maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the relevant foregoing provisions of this Subsection 4.1, plus 2.00% (y) in the case of overdue interest, the rate that would otherwise be applicable to principal of the related Loan pursuant to the relevant foregoing provisions of this Subsection 4.1, plus 2.00% and (z) in the case of other amounts, the rate described in clause (b) of this Subsection 4.1 for ABR Loans accruing interest at the Alternate Base Rate plus 2.00%, in each case from the date of such nonpayment until such amount is paid in full (after as well as before judgment); provided that (1) no amount shall be payable pursuant to this Subsection 4.1(e) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (2) no amounts shall accrue pursuant to this Subsection 4.1(e) on any overdue amount or other amount payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Interest shall be payable in arrears on each Interest Payment Date, provided(f) that interest accruing pursuant to clause (e) of this Subsection 4.1 shall be payable from time to time on demand exercised in accordance with Subsection 9.2. It is the intention of the parties hereto to comply strictly with applicable(g) usury laws; accordingly, it is stipulated and agreed that the aggregate of all amounts which constitute interest under applicable usury laws, whether contracted for, charged, taken, reserved, or received, in connection with the indebtedness evidenced by this Agreement or any Notes, or any other document relating or referring hereto or thereto, now or hereafter existing, shall never exceed under any circumstance whatsoever the maximum amount of interest allowed by applicable usury laws. Conversion and Continuation Options. (a) Subject to its obligations4.2 pursuant to Subsection 4.12(c), the Borrower may elect from time to time (x) to convert outstanding Loans of a given Tranche denominated in Dollars from Daily Simple SOFR Rate 143

Loans or Term SOFR Rate Loans to ABR Loans or (y) to convert outstanding Loans of a given Tranche from BA EquivalentEurodollar Loans denominated in Canadian Dollars to Canadian Prime Rate Loans, in each case by giving the Administrative Agent irrevocable notice of such election prior to 1:00 P.M., New York City time, two Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to such election. The Borrower may elect from time to time (x) to convert outstanding Loans of a given Tranche from ABR Loans to Daily Simple SOFR Rate Loans, Term SOFR Rate Loans or Eurodollar Loans or (y) to convert outstanding Loans of a given Tranche from Canadian Prime Rate Loans to BA EquivalentEurodollar Loans denominated in Canadian Dollars, in each case by giving the Administrative Agent irrevocable notice of such election prior to 1:00 P.M., New York City time, at least three Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to such election. Any such notice of conversion to Daily Simple SOFR Rate Loans, Term SOFR Rate Loans, or Eurodollar Loans or BA Equivalent Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof. All or any part of (x) outstanding Daily Simple SOFR Rate Loans, Term SOFR Rate Loans or ABR Loans or (y) outstanding BA EquivalentEurodollar Loans denominated in Canadian Dollars or Canadian Prime Rate Loans may be converted as provided herein, provided that (i) (unless the Required Lenders otherwise consent) no Loan may be converted into a Daily Simple SOFR Rate Loan or Term SOFR Rate Loan or BA EquivalentEurodollar Loan when any Default or Event of Default has occurred and is continuing and, in the case of any Default (other than a Default under Subsection 9.1(f)), the Administrative Agent has given notice to the Borrower that no such conversions may be made and (ii) no Loan may be converted into a Daily Simple SOFR Rate Loan or Term SOFR Rate Loan or BA EquivalentEurodollar Loan after the date that is one month prior to the applicable Maturity Date. Any Term SOFR Rate Loan, or Eurodollar Loan or BA Equivalent Loan may(b) be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Administrative Agent of the length of the next Interest Period to be applicable to such Term SOFR Rate Loan, or Eurodollar Loan or BA Equivalent Loan, determined in accordance with the applicable provisions of the term “Interest Period” set forth in Subsection 1.1, provided that no Term SOFR Rate Loan or BA EquivalentEurodollar Loan may be continued as such (i) (unless the Required Lenders otherwise consent) when any Default or Event of Default has occurred and is continuing and, in the case of any Default (other than a Default under Subsection 9.1(f)), the Administrative Agent has given notice to the Borrower that no such continuations may be made or (ii) after the date that is one month prior to the applicable Maturity Date, and provided, further, that (i) with respect to Term SOFR Rate Loans or Eurodollar Loans denominated in Dollars or Canadian Dollars, if the Borrower shall fail to give any required notice as described above in this clause (b) or if such continuation is not permitted pursuant to the preceding proviso, such Term SOFR Rate Loans or BA EquivalentEurodollar Loans denominated in Canadian Dollars shall be automatically converted to ABR Loans or Canadian Prime Rate Loans, as applicable, on the last day of such then expiring Interest Period and (ii) with respect to Eurodollar Loans denominated in any Designated Foreign Currency (other than Canadian Dollars), if the Borrower shall fail to give any required notice as described above in this clause (b), such Term SOFR RateEurodollar Loans shall be automatically continued as Term SOFR RateEurodollar Loans in the applicable currency with an Interest 144 Period of one month. Upon receipt of any such notice of continuation pursuant to this Subsection 4.2(b), the Administrative Agent shall promptly notify each affected Lender thereof. Minimum Amounts; Maximum Sets. All borrowings, conversions and4.3 continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Term SOFR Rate Loans comprising each Set shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof, the Dollar Equivalent of the aggregate principal amount of the Revolving Loans that are BA Equivalent Loans or Eurodollar Loans comprising each Set shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof (provided that, notwithstanding the foregoing (x) any Loan may be borrowed in an amount equal to the aggregate amount of the Commitments in respect of such Loan and (y) any Loan may be converted or continued in its entirety), and so that there shall not be more than 20 Sets at any one time outstanding. Optional and Mandatory Prepayments. (a) Optional Prepayment of Term4.4 Loans. The Borrower may at any time and from time to time prepay the Term Loans, in whole or in part, subject to Subsection 4.12, without premium or penalty (except as provided in Subsection 4.5(b)), upon notice by the Borrower to the Administrative Agent prior to 1:00 P.M., New York City time, at least three Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to the date of prepayment (in the case of Term SOFR Rate Loans), or prior to 12:00 P.M., New York City time, on the date of prepayment (or such later time as may be agreed by the Administrative Agent in its reasonable discretion) (in the case of ABR Loans). Such notice shall specify, in the case of any prepayment of Term Loans, the applicable Tranche being repaid, and if a combination thereof, the principal amount allocable to each, the date and amount of prepayment and whether the prepayment is of Term SOFR Rate Loans, ABR Loans or a combination thereof, and, in each case if a combination thereof, the principal amount allocable to each. Any such notice may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Upon the receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof. If any such notice is given and not revoked, the amount specified in such notice shall be due and payable on the date specified therein, together with (if a Term SOFR Rate Loan is prepaid other than at the end of the Interest Period applicable thereto) any amounts payable pursuant to Subsection 4.12. Partial prepayments pursuant to this Subsection 4.4(a) shall be in multiples of $1,000,000; provided that, notwithstanding the foregoing, any Term Loan may be prepaid in its entirety. Each prepayment of Original Initial Term Loans pursuant to this Subsection 4.4(a) made on or prior to the one year anniversary of the Closing Date in an amount equal to the Net Cash Proceeds received by the Borrower or any Restricted Subsidiary from its incurrence of new Indebtedness under first lien secured bank financing in a Repricing Transaction shall be accompanied by the payment of the fee required by Subsection 4.5(b)(i). Each prepayment of Tranche B Term Loans pursuant to this Subsection 4.4(a) made prior to the date that is six months after the Third Amendment Effective Date in an amount equal to the Net Cash Proceeds received by the Borrower or any Restricted Subsidiary from its incurrence of new Indebtedness under first lien secured bank financing in a Repricing Transaction shall be accompanied by the payment of the fee required by Subsection 145 4.5(b)(i). Each prepayment of Tranche C Term Loans pursuant to this Subsection 4.4(a) made prior to the date that is six months after the Fifth Amendment Effective Date in an amount equal to the Net Cash Proceeds received by the Borrower or any Restricted Subsidiary from its incurrence of new Indebtedness under first lien secured bank financing in a Tranche C Repricing Transaction shall be accompanied by the payment of the fee required by Subsection 4.5(b)(ii). Optional Prepayment of Revolving Loans. The Borrower may at any time(b) and from time to time prepay the Revolving Loans and the Reimbursement Obligations in respect of Letters of Credit in whole or in part, subject to Subsection 4.12, without premium or penalty, upon notice by the Borrower to the Administrative Agent prior to 1:00 P.M., New York City time, at least three Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to the date of prepayment (in the case of Daily Simple SOFR Rate Loans, Term SOFR Rate Loans, or Eurodollar Loans or BA Equivalent Loans), or prior to 12:00 P.M., New York City time, on the date of prepayment (or such later time as may be agreed by the Administrative Agent in its reasonable discretion) (in the case of ABR Loans, Canadian Prime Rate Loans or Reimbursement Obligations). Such notice shall specify the date and amount of prepayment, the currency of the Revolving Loans to be prepaid and whether the prepayment is (i) of Initial Revolving Loans, Incremental Revolving Loans, Extended Revolving Loans, Specified Refinancing Revolving Loans or Swing Line Loans, or a combination thereof, and (ii) of Daily Simple SOFR Rate Loans, Term SOFR Rate Loans, Eurodollar Loans, ABR Loans, BA Equivalent Loans, Canadian Prime Rate Loans or a combination thereof and, in each case if a combination thereof, the principal amount allocable to each and, in the case of any prepayment of Reimbursement Obligations, the date and amount of prepayment, the identity of the applicable Letter of Credit or Letters of Credit and the amount allocable to each of such Reimbursement Obligations. Any such notice may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Upon the receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof. If any such notice is given and not revoked, the amount specified in such notice shall be due and payable on the date specified therein, together with (if a Term SOFR Rate Loan, or Eurodollar Loan or BA Equivalent Loan is prepaid other than at the end of the Interest Period applicable thereto) any amounts payable pursuant to Subsection 4.12. Partial prepayments of the Revolving Loans and the Reimbursement Obligations pursuant to this Subsection 4.4(b) shall (unless the Borrower otherwise directs) be applied, first, to payment of the Swing Line Loans then outstanding, second, to payment of the Revolving Loans then outstanding, third, to payment of any Reimbursement Obligations then outstanding and, last, to cash collateralize any outstanding L/C Obligation on terms reasonably satisfactory to the applicable Issuing Bank. Partial prepayments of Revolving Loans pursuant to this Subsection 4.4(b) shall be in whole multiples of $1,000,000 (or, in the case of Revolving Loans outstanding in any Designated Foreign Currency, an aggregate principal amount the Dollar Equivalent of which is at least approximately $1,000,000); provided that, notwithstanding the foregoing, any Loan may be prepaid in its entirety. Termination or Reduction of Revolving Commitments. The Borrower shall(c) have the right, upon not less than three Business Days’ (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) notice to the Administrative Agent 146 (which will promptly notify the Lenders thereof), to terminate the Initial Revolving Commitments, Incremental Revolving Commitments of any Tranche, the Extended Revolving Commitments of any Tranche or the Specified Refinancing Revolving Commitments of any Tranche, or, from time to time, to reduce the amount of Initial Revolving Commitments, Incremental Revolving Commitments of any Tranche, Extended Revolving Commitments of any Tranche or the Specified Refinancing Revolving Commitments of any Tranche; provided that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swing Line Loans made on the effective date thereof, the Dollar Equivalent of the aggregate principal amount of the Revolving Loans and Swing Line Loans then outstanding, when added to the sum of the then outstanding L/C Obligations, would exceed the Revolving Commitments then in effect and provided, further, that notwithstanding anything to the contrary in this Agreement, the Borrower may condition such notice upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any such reduction shall be in an amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and shall reduce permanently the applicable Revolving Commitments then in effect. The Borrower shall prepay all Swing Line Loans then outstanding(d) simultaneously with each borrowing of Revolving Loans. Upon the incurrence by the Borrower or any Restricted Subsidiary of any Specified Refinancing Revolving Loans, the Borrower shall prepay an aggregate principal amount of the Tranche of Revolving Loans being refinanced in an amount equal to 100% of all Net Cash Proceeds received therefrom promptly (and in any event within five Business Days) following receipt thereof by the Borrower or such Restricted Subsidiary. Mandatory Prepayment of Term Loans. (i) The Borrower shall, in(e) accordance with Subsection 4.4(g), prepay the Term Loans to the extent required by Subsection 8.4(b) (subject to Subsection 8.4(c)), (ii) if on or after the Closing Date, the Borrower or any of its Restricted Subsidiaries shall Incur (A) Specified Refinancing Term Loans or (B) Indebtedness for borrowed money (excluding Indebtedness permitted pursuant to Subsection 8.1), the Borrower shall, in accordance with Subsection 4.4(g), prepay (or, exchange for Rollover Indebtedness) the Term Loans (or, in the case of the Incurrence of any Specified Refinancing Term Loans, the Tranche of Term Loans being refinanced) in an amount equal to 100.0% of the Net Cash Proceeds thereof (plus any portion of such Indebtedness which represents Rollover Indebtedness) minus the portion of such Net Cash Proceeds applied (to the extent the Borrower or any of its Subsidiaries is required by the terms thereof) to prepay, repay or purchase Pari Passu Indebtedness on a no more than pro rata basis with the Term Loans, in each case with such prepayment to be made on or before the fifth Business Day following notice given to each Lender of the Prepayment Date, as contemplated by Subsection 4.4(h) and (iii) the Borrower shall, in accordance with Subsection 4.4(g), prepay the Term Loans within five Business Days following the day on which financial statements in respect of the immediately preceding fiscal year are delivered pursuant to Subsection 7.1(a) (commencing with the fiscal year ending on or about December 31, 2019) (each, an “ECF Payment Date”), in an amount equal to (A) (1) 50.0% (as may be adjusted pursuant to the last proviso of this clause (iii)) of the Borrower’s Excess Cash Flow for such fiscal year (such amount, the “Applicable ECF Amount”), if and to the extent that 147 the Applicable ECF Amount exceeds $10,000,000, minus (2) the sum of (q) the aggregate principal amount of Term Loans (including Incremental Term Loans, Extended Term Loans and Specified Refinancing Term Loans) prepaid pursuant to Subsection 4.4(a), Revolving Loans (including Incremental Revolving Loans, Extended Revolving Loans and Specified Refinancing Revolving Loans) prepaid pursuant to Subsection 4.4(b) to the extent accompanied by a corresponding permanent Revolving Commitment reduction, Pari Passu Indebtedness (in the case of revolving loans, to the extent accompanied by a corresponding permanent commitment reduction) voluntarily prepaid, repaid, redeemed, repurchased or retired, Senior Notes voluntarily prepaid, repaid, redeemed, repurchased or retired and any prepayment of Term Loans (including Incremental Term Loans, Extended Term Loans and Specified Refinancing Term Loans) pursuant to Subsection 4.4(l) or 11.6(h) (by the Borrower or its Restricted Subsidiaries) (provided that such deduction for prepayments pursuant to Subsection 4.4(l) or 11.6(h) (by the Borrower or its Restricted Subsidiaries) shall be limited to the actual cash amount of such prepayment), in each case during such fiscal year (which, in any event, shall not include any designated prepayment pursuant to clause (t), (w) or (x) below), (r) the aggregate amount of cash consideration (including any expenses, charges and losses in the form of earn-out obligations and contingent consideration obligations (including to the extent accounted for as performance and retention bonuses, compensation or otherwise) and adjustments thereof and purchase price adjustments) paid by the Borrower and the Restricted Subsidiaries (on a consolidated basis) in connection with Investments (including acquisitions) made during such fiscal year constituting “Permitted Investments” (other than Permitted Investments of the type described in clause (iii) of the definition thereof and intercompany Investments by and among the Borrower and its Restricted Subsidiaries) or made pursuant to Subsection 8.2 (which, in any event, shall not include any Contract Consideration previously deducted pursuant to clause (y) below), (s) the amount of Capital Expenditures either made in cash or accrued during such fiscal year (provided that, whether any such Capital Expenditures shall be deducted for the fiscal year in which cash payments for such Capital Expenditures have been paid or the fiscal year in which such Capital Expenditures have been accrued shall be at the Borrower’s election; provided, further that, in no case shall any accrual of a Capital Expenditure which has previously been deducted under this clause (s) give rise to a subsequent deduction upon the making of such Capital Expenditure in cash in the same or any subsequent fiscal year) (which, in any event, shall not include any Capital Expenditures previously deducted pursuant to clause (y) below), (t) the aggregate principal amount of Term Loans (including Incremental Term Loans, Extended Term Loans and Specified Refinancing Term Loans) prepaid pursuant to Subsection 4.4(a), Revolving Loans (including Incremental Revolving Loans, Extended Revolving Loans and Specified Refinancing Revolving Loans) prepaid pursuant to Subsection 4.4(b), to the extent accompanied by a corresponding permanent Revolving Commitment reduction, Pari Passu Indebtedness (in the case of revolving loans, to the extent accompanied by a corresponding permanent commitment reduction) voluntarily prepaid, repaid, redeemed, repurchased or retired, Senior Notes voluntarily prepaid, repaid, redeemed, repurchased or retired and any prepayment of Term Loans (including Incremental Term Loans, Extended Term Loans and Specified Refinancing Term Loans) pursuant to Subsection 4.4(l) or 11.6(h) (by the Borrower or its Restricted Subsidiaries) (provided that such deduction for prepayments pursuant to Subsection 4.4(l) or 11.6(h) (by the Borrower or its Restricted Subsidiaries) shall be limited to the actual cash amount of such prepayment), in each case during the period beginning with the day following the last day of such fiscal year and ending on the ECF Payment Date and stated by the Borrower as prepaid pursuant 148 to this Subsection 4.4(e)(iii) (which, in any event, shall not include any designated prepayment pursuant to clause (w) or (x) below), (u) any ABL Facility Loans prepaid to the extent accompanied by a corresponding permanent commitment reduction under the ABL Facility during such fiscal year (which, in any event, shall not include any designated prepayment pursuant to clause (v), (w) or (x) below), (v) the aggregate principal amount of ABL Facility Loans prepaid to the extent accompanied by a corresponding permanent commitment reduction under the ABL Facility during the period beginning with the day following the last day of such fiscal year and ending on the ECF Payment Date and stated by the Borrower as prepaid pursuant to this Subsection 4.4(e)(iii) (which, in any event, shall not include any designated prepayment pursuant to clause (w) or (x) below), (w) the aggregate principal amount of Revolving Loans (including Incremental Revolving Loans, Extended Revolving Loans and Specified Refinancing Revolving Loans) prepaid pursuant to Subsection 4.4(b) and the aggregate principal amount of ABL Facility Loans prepaid, in each case during such fiscal year, to the extent such amounts were drawn to fund any “flex” OID or additional upfront fees in respect of the Initial Term Loans or any Incremental Term Loans and stated by the Borrower as prepaid pursuant to this Subsection 4.4(e)(iii) (which, in any event, shall not include any designated prepayment pursuant to clause (x) below), (x) the aggregate principal amount of Revolving Loans (including Incremental Revolving Loans, Extended Revolving Loans and Specified Refinancing Revolving Loans) prepaid pursuant to Subsection 4.4(b) and the aggregate principal amount of ABL Facility Loans prepaid, in each case during the period beginning with the day following the last day of such fiscal year and ending on the ECF Payment Date, to the extent such amounts were drawn to fund any “flex” OID or additional upfront fees in respect of the Initial Term Loans or any Incremental Term Loans and stated by the Borrower as prepaid pursuant to this Subsection 4.4(e)(iii) and (y) at the Borrower’s election, without duplication of amounts deducted from Excess Cash Flow pursuant to this Subsection 4.4(e)(iii)(A)(2) in respect of prior fiscal years, the aggregate consideration required to be paid in cash by the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such fiscal year relating to Investments constituting “Permitted Investments” (other than Permitted Investments of the type described in clause (iii) of the definition thereof and intercompany Investments by and among the Borrower and its Restricted Subsidiaries) or made pursuant to Subsection 8.2 or Capital Expenditures to be consummated or made during the period of four consecutive Fiscal Quarters of the Borrower following the end of such fiscal year, provided that to the extent the aggregate amount of cash actually utilized to finance such Investments and Capital Expenditures during such period of four consecutive Fiscal Quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive Fiscal Quarters (provided that, except as otherwise specified herein, no prepayments made pursuant to the other clauses of this Subsection 4.4(e) shall be included in Subsection 4.4(e)(iii)(A)(2)(q), (r), (s), (t), (u), (v), (w), (x) or (y)), in each case, excluding prepayments funded with proceeds from the Incurrence of long-term Indebtedness (unless, in the case of clause (r) or (s), such Indebtedness has been repaid) (the amount described in this clause (A), the “ECF Prepayment Amount”) minus (B) the portion of such ECF Prepayment Amount applied or offered (to the extent the Borrower or any of its Subsidiaries is required by the terms thereof) to prepay, repay or purchase Pari Passu Indebtedness on no more than a pro rata basis with the Term Loans; provided that such percentage in clause (1) above shall be reduced to (a) 25.0% if the Consolidated Secured Leverage Ratio as of the last day of the immediately preceding fiscal year was less than 149 4.25:1.00, after giving pro forma effect to the applicable prepayment with the Applicable ECF Amount pursuant to this Subsection 4.4(e)(iii) and (b) 0.0% if the Consolidated Secured Leverage Ratio as of the last day of the immediately preceding fiscal year was less than 3.75:1.00, after giving pro forma effect to the applicable prepayment with the Applicable ECF Amount pursuant to this Subsection 4.4(e)(iii); provided, further that, with respect to any portion of the Applicable ECF Amount in excess of the portion required to achieve, on a pro forma basis, any applicable Consolidated Secured Leverage Ratio threshold specified in the immediately foregoing proviso, such reduced percentage shall apply. Each prepayment of Initial Term Loans pursuant to this Subsection 4.4(e)(ii)(A), but not any other prepayment of Initial Term Loans pursuant to Subsection 4.4(e) made on or prior to the one year anniversary of the Closing Date in an amount equal to the Net Cash Proceeds received by the Borrower or any Restricted Subsidiary from its incurrence of new Indebtedness under first lien secured bank financing in a Repricing Transaction shall be accompanied by the payment of the fee required by Subsection 4.5(b)(i). Each prepayment of the Tranche C Term Loans pursuant to this Subsection 4.4(e)(ii)(A), but not any other prepayment of Tranche C Term Loans pursuant to Subsection 4.4(e) made prior to the date that is six months after the Fifth Amendment Effective Date in an amount equal to the Net Cash Proceeds received by the Borrower or any Restricted Subsidiary from its incurrence of new Indebtedness under first lien secured bank financing in a Tranche C Repricing Transaction shall be accompanied by the payment of the fee required by Subsection 4.5(b)(ii). Nothing in this Subsection 4.4(e) shall limit the rights of the Agents and the Lenders set forth in Section 9. In the event that on any date the Administrative Agent calculates that the(f) Aggregate Outstanding Revolving Credit with respect to all of the Lenders (including the Swing Line Lender) exceeds the aggregate Revolving Commitments then in effect (other than any excess occurring by reason of changes in exchange rates; it being understood and agreed that no Default or Event of Default shall arise hereunder or under any Loan Document merely as a result of the occurrence of such excess), the Administrative Agent will give notice to such effect to the Borrower and the Lenders. Following receipt of any such notice, the Borrower will, as soon as practicable but in any event within five Business Days of receipt of such notice, first, make such repayments or prepayments of Revolving Loans (together with interest accrued to the date of such repayment or prepayment), second, pay any Reimbursement Obligations then outstanding and, third, cash collateralize any outstanding L/C Obligations on terms reasonably satisfactory to the applicable Issuing Bank as shall be necessary to cause the Aggregate Outstanding Revolving Credit with respect to all of the Lenders (including the Swing Line Lender) to no longer exceed the aggregate Revolving Commitments then in effect. If any such repayment or prepayment of a Term SOFR Rate Loan, or Eurodollar Loan or BA Equivalent Loan pursuant to this Subsection 4.4(f) occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to the Lenders such amounts, if any, as may be required pursuant to Subsection 4.12. Subject to the last sentence of Subsection 4.4(h) and Subsection 4.4(k), each(g) prepayment of Term Loans pursuant to Subsection 4.4(e) (other than a prepayment with the proceeds of Specified Refinancing Term Loans) shall be allocated pro rata among the Initial Term Loans, the Tranche C Term Loans, the Incremental Term Loans, the Extended Term Loans and the Specified Refinancing Term Loans; provided, that at the request of the Borrower, in lieu of such application on a pro rata basis among all Tranches of Term Loans, such prepayment may be applied to any Tranche of Term Loans so long as the maturity date of such Tranche of Term 150 Loans precedes the maturity date of each other Tranche of Term Loans then outstanding or, in the event more than one Tranche of Term Loans shall have an identical maturity date that precedes the maturity date of each other Tranche of Term Loans then outstanding, to such Tranches on a pro rata basis. Each prepayment of Term Loans pursuant to Subsection 4.4(a) shall be applied within each applicable Tranche of Term Loans to the respective installments of principal thereof in the manner directed by the Borrower (or, if no such direction is given, in direct order of maturity). Each prepayment of Term Loans pursuant to Subsection 4.4(e) shall be applied within each applicable Tranche of Term Loans, first, to the accrued interest on the principal amount of Term Loans being prepaid and, second, to the respective installments of principal thereof in the manner directed by the Borrower (or, if no such direction is given in direct order of maturity). Notwithstanding any other provision of this Subsection 4.4, a Lender may, at its option, and if agreed by the Borrower, in connection with any prepayment of Term Loans pursuant to Subsection 4.4(a) or (e), exchange such Lender’s portion of the Term Loan to be prepaid for Rollover Indebtedness, in lieu of such Lender’s pro rata portion of such prepayment (and any such Term Loans so exchanged shall be deemed repaid for all purposes under the Loan Documents). The Borrower shall give notice to the Administrative Agent of any(h) mandatory prepayment of the Term Loans (x) pursuant to Subsection 4.4(e)(iii), three Business Days prior to the date on which such payment is due and (y) pursuant to any other provision of Subsection 4.4(e), promptly (and in any event within five Business Days) upon becoming obligated to make such prepayment. Such notice shall state that the Borrower is offering to make or will make such mandatory prepayment (i) in the case of mandatory prepayments pursuant to Subsection 4.4(e)(i), on or before the date specified in Subsection 8.4(b) and (ii) in the case of mandatory prepayments pursuant to any other clause of Subsection 4.4(e), on or before the date specified in such clause, as the case may be (each, a “Prepayment Date”). Subject to the following sentence, once given, such notice shall be irrevocable and all amounts subject to such notice shall be due and payable on the Prepayment Date (except as otherwise provided in the last sentence of this Subsection 4.4(h)). Any such notice of prepayment pursuant to Subsection 4.4(e) may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent, on or prior to the specified effective date) if such condition is not satisfied. Upon receipt by the Administrative Agent of such notice, the Administrative Agent shall immediately give notice to each Lender of the prepayment and the Prepayment Date. The Borrower (in its sole discretion) may give each Lender the option (in its sole discretion) to elect to decline any such prepayment (other than a prepayment pursuant to Subsection 4.4(e)(ii), except as otherwise provided for in the last sentence of Subsection 4.4(g)) by giving notice of such election in writing to the Administrative Agent by 11:00 A.M., New York City time, on the date that is three Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to the Prepayment Date. Upon receipt by the Administrative Agent of such notice, the Administrative Agent shall immediately notify the Borrower of such election. Any amount so declined by any Lender (the “Term Loan Declined Amount”) may, at the option of the Borrower, be applied to the payment or prepayment of Indebtedness, including any Junior Debt, or otherwise be retained by the Borrower and its Restricted Subsidiaries and/or applied by the Borrower or any of its Restricted Subsidiaries in any manner not inconsistent with this Agreement. 151

Without limitation of Subsections 2.8 and 8.1(b)(i), amounts prepaid on(i) account of Term Loans pursuant to Subsection 4.4(a), (e) or (l) may not be reborrowed. Notwithstanding the foregoing provisions of this Subsection 4.4, if at any(j) time any prepayment of Loans pursuant to Subsection 4.4(a), (b) or (e) would result, after giving effect to the procedures set forth in this Agreement, in the Borrower incurring breakage costs under Subsection 4.12 as a result of Term SOFR Rate Loans, or Eurodollar Loans or BA Equivalent Loans being prepaid other than on the last day of an Interest Period with respect thereto, then, the Borrower may, so long as no Default or Event of Default shall have occurred and be continuing, in its sole discretion, initially (i) deposit a portion (up to 100.0%) of the amounts that otherwise would have been paid in respect of such Term SOFR Rate Loans or Eurodollar Loans with the Administrative Agent (which deposit must be equal in amount to the amount of such Term SOFR Rate Loans, or Eurodollar Loans or BA Equivalent Loans not immediately prepaid), to be held as security for the obligations of the Borrower to make such prepayment pursuant to a cash collateral agreement to be entered into on terms reasonably satisfactory to the Administrative Agent with such cash collateral to be directly applied upon the first occurrence thereafter of the last day of an Interest Period with respect to such Term SOFR Rate Loans, or Eurodollar Loans or BA Equivalent Loans (or such earlier date or dates as shall be requested by the Borrower) or (ii) make a prepayment of Loans in accordance with Subsection 4.4(a) or (b) with an amount equal to a portion (up to 100.0%) of the amounts that otherwise would have been paid in respect of such Term SOFR Rate Loans, or Eurodollar Loans or BA Equivalent Loans (which prepayment, together with any deposits pursuant to clause (i) above, must be equal in amount to the amount of such Term SOFR Rate Loans or Eurodollar Loans not immediately prepaid); provided that, in the case of either clause (i) or (ii) above, such unpaid Term SOFR Rate Loans or BA EquivalentEurodollar Loans shall continue to bear interest in accordance with Subsection 4.1 until such unpaid Term SOFR Rate Loans, or Eurodollar Loans or BA Equivalent Loans or the related portion of such Term SOFR Rate Loans, or Eurodollar Loans or BA Equivalent Loans, as the case may be, have or has been prepaid. In addition, if the Borrower determines in good faith, which determination shall be conclusive, that repatriating any amounts attributable to Foreign Subsidiaries that are required to be applied to prepay Term Loans pursuant to Subsection 4.4(e)(i) or 4.4(e)(iii) (x) would result in material adverse tax consequences to Topco or any of its Subsidiaries or (y) (1) could reasonably be expected to be prohibited or delayed by applicable local law, (2) is restricted by applicable organizational documents or any agreement or (3) subject to other organizational or administrative impediments from being repatriated to the United States, then, in each case the Borrower shall not be required to prepay such amounts as required thereunder, and such amounts may be retained by the applicable Foreign Subsidiary; provided that, in the case of this clause (y), the Borrower shall take commercially reasonable actions to cause the applicable Foreign Subsidiary to take all actions reasonably required by the applicable local law, the applicable organizational documents or agreements, the applicable organizational impediments or other impediment to permit repatriation of the proceeds subject to such prepayments. Notwithstanding anything to the contrary herein, this Subsection 4.4 may be(k) amended (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into any such amendments) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new classes or tranches of Term Loans added 152 pursuant to Subsections 2.8, 2.10 and 2.11, as applicable, or pursuant to any other credit or letter of credit facility added pursuant to Subsection 2.8 or 11.1(e). Notwithstanding anything in any Loan Document to the contrary, so long as(l) no Event of Default under Subsection 9.1(a) or (f) has occurred and is continuing, the Borrower may prepay the outstanding Term Loans on the following basis: The Borrower shall have the right to make a voluntary prepayment of(i) Term Loans at a discount to par (such prepayment, the “Discounted Term Loan Prepayment”) pursuant to a Borrower Offer of Specified Discount Prepayment, a Borrower Solicitation of Discount Range Prepayment Offers, or a Borrower Solicitation of Discounted Prepayment Offers, in each case made in accordance with this Subsection 4.4(l); provided that the Borrower shall not initiate any action under this Subsection 4.4(l) in order to make a Discounted Term Loan Prepayment unless (1) at least ten Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date (or such shorter period as agreed to by the Administrative Agent in its reasonable discretion) or (2) at least three Business Days shall have passed since the date the Borrower was notified that no Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers made by a Lender (or such shorter period as agreed to by the Administrative Agent in its reasonable discretion). Each Lender participating in any Discounted Term Loan Prepayment acknowledges and agrees that in connection with such Discounted Term Loan Prepayment, (1) the Borrower then may have, and later may come into possession of, information regarding the Term Loans or the Loan Parties hereunder that is not known to such Lender and that may be material to a decision by such Lender to participate in such Discounted Term Loan Prepayment (“Excluded Information”), (2) such Lender has independently and, without reliance on any Parent Entity, the Borrower, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, has made its own analysis and determination to participate in such Discounted Term Loan Prepayment notwithstanding such Lender’s lack of knowledge of the Excluded Information and (3) none of the Parent Entities, the Borrower, its Subsidiaries, the Administrative Agent, or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against any Parent Entity, the Borrower, its Subsidiaries, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information. Each Lender participating in any Discounted Term Loan Prepayment further acknowledges that the Excluded Information may not be available to the Administrative Agent or the other Lenders. Any Term Loans prepaid pursuant to this Subsection 4.4(l) shall be immediately and automatically cancelled. Borrower Offer of Specified Discount Prepayment. (1) The Borrower(ii) may from time to time offer to make a Discounted Term Loan Prepayment by providing the Administrative Agent with three Business Days’ (or such shorter period as may be 153 agreed by the Administrative Agent in its reasonable discretion) notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the Borrower, to each Lender or to each Lender with respect to any Tranche on an individual Tranche basis, (II) any such offer shall specify the aggregate Outstanding Amount offered to be prepaid (the “Specified Discount Prepayment Amount”), the Tranches of Term Loans subject to such offer and the specific percentage discount to par value (the “Specified Discount”) of the Outstanding Amount of such Term Loans to be prepaid, (III) the Specified Discount Prepayment Amount shall be in an aggregate principal amount not less than $5,000,000 and whole increments of $500,000 in excess thereof (or such lower minimum amounts or multiples as agreed to by the Administrative Agent in its reasonable discretion), and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Administrative Agent will promptly provide each relevant Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Lender to the Administrative Agent (or its delegate) by no later than 5:00 P.M., New York City time, on the third Business Day after the date of delivery of such notice to the relevant Lenders (or such later date designated by the Administrative Agent and approved by the Borrower) (the “Specified Discount Prepayment Response Date”). Each relevant Lender receiving such offer shall notify the(2) Administrative Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its relevant then outstanding Term Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount of such Lender’s Outstanding Amount and Tranches of Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Lender whose Specified Discount Prepayment Response is not received by the Administrative Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept such Borrower Offer of Specified Discount Prepayment. If there is at least one Discount Prepayment Accepting Lender, the(3) Borrower will make prepayment of outstanding Term Loans pursuant to this Subsection 4.4(l)(ii) to each Discount Prepayment Accepting Lender in accordance with the respective Outstanding Amount and Tranches of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to the foregoing clause (2); provided that, if the aggregate Outstanding Amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective Outstanding Amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Administrative Agent (in consultation with the Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Administrative 154 Agent shall promptly, and in any case within three Business Days following the Specified Discount Prepayment Response Date, notify (I) the Borrower of the respective Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate Outstanding Amount of the Discounted Term Loan Prepayment and the Tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, and the aggregate Outstanding Amount and the Tranches of all Term Loans to be prepaid at the Specified Discount on such date, and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the Outstanding Amount, Tranche and Type of Term Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Administrative Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with Subsection 4.4(l)(vi) below (subject to Subsection 4.4(l)(x) below). Borrower Solicitation of Discount Range Prepayment Offers. (1) The(iii) Borrower may from time to time solicit Discount Range Prepayment Offers by providing the Administrative Agent with three Business Days’ (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower, to each Lender or to each Lender with respect to any Tranche on an individual Tranche basis, (II) any such notice shall specify the maximum aggregate Outstanding Amount of the relevant Term Loans that the Borrower is willing to prepay at a discount (the “Discount Range Prepayment Amount”), the Tranches of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the Outstanding Amount of such Term Loans willing to be prepaid by the Borrower, (III) the Discount Range Prepayment Amount shall be in an aggregate principal amount not less than $5,000,000 and whole increments of $500,000 in excess thereof (or such lower minimum amounts or multiples as agreed to by the Administrative Agent in its reasonable discretion), and (IV) each such solicitation by the Borrower shall remain outstanding through the Discount Range Prepayment Response Date. The Administrative Agent will promptly provide each relevant Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding relevant Lender to the Administrative Agent (or its delegate) by no later than 5:00 P.M., New York City time, on the third Business Day after the date of delivery of such notice to the relevant Lenders (or such later date as may be designated by the Administrative Agent and approved by the Borrower) (the “Discount Range Prepayment Response Date”). Each relevant Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Term Loans and the maximum aggregate Outstanding Amount and Tranches of such Term Loans such Lender is willing to have prepaid at the Submitted Discount (the “Submitted Amount”). Any Lender whose Discount Range Prepayment Offer is not received by the Administrative Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to 155 accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range. The Administrative Agent shall review all Discount Range(2) Prepayment Offers received by it by the Discount Range Prepayment Response Date and will determine (in consultation with the Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this Subsection 4.4(l)(iii). The Borrower agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by the Administrative Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate Outstanding Amount equal to the lesser of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following Subsection 4.4(l)(iii)(3)) at the Applicable Discount (each such Lender, a “Participating Lender”). If there is at least one Participating Lender, the Borrower will(3) prepay the respective outstanding Term Loans of each Participating Lender in the aggregate Outstanding Amount and of the Tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the Outstanding Amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Administrative Agent (in consultation with the Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Administrative Agent shall promptly, and in any case within three Business Days following the Discount Range Prepayment Response Date, notify (w) the Borrower of the respective Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate Outstanding Amount of the Discounted Term Loan Prepayment and the Tranches to be prepaid, (x) each Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate Outstanding Amount and Tranches of all Term Loans to be prepaid at the Applicable Discount on such date, (y) each Participating 156 Lender of the aggregate Outstanding Amount and Tranches of such Lender to be prepaid at the Applicable Discount on such date, and (z) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Administrative Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with Subsection 4.4(l)(vi) below (subject to Subsection 4.4(l)(x) below). Borrower Solicitation of Discounted Prepayment Offers. (1) The(iv) Borrower may from time to time solicit Solicited Discounted Prepayment Offers by providing the Administrative Agent with three Business Days’ (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower, to each Lender or to each Lender with respect to any Tranche on an individual Tranche basis, (II) any such notice shall specify the maximum aggregate Outstanding Amount of the Term Loans and the Tranches of Term Loans the Borrower is willing to prepay at a discount (the “Solicited Discounted Prepayment Amount”), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate principal amount not less than $5,000,000 and whole increments of $500,000 in excess thereof (or such lower minimum amounts or multiples as agreed to by the Administrative Agent in its reasonable discretion), and (IV) each such solicitation by the Borrower shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Administrative Agent will promptly provide each relevant Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Lender to the Administrative Agent (or its delegate) by no later than 5:00 P.M., New York City time on the third Business Day after the date of delivery of such notice to the relevant Lenders (or such later date as may be designated by the Administrative Agent and approved by the Borrower) (the “Solicited Discounted Prepayment Response Date”). Each Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date and (z) specify both a discount to par (the “Offered Discount”) at which such Lender is willing to allow prepayment of its then outstanding Term Loans and the maximum aggregate Outstanding Amount and Tranches of such Term Loans (the “Offered Amount”) such Lender is willing to have prepaid at the Offered Discount. Any Lender whose Solicited Discounted Prepayment Offer is not received by the Administrative Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount to their par value. The Administrative Agent shall promptly provide the Borrower(2) with a copy of all Solicited Discounted Prepayment Offers received by it by the Solicited Discounted Prepayment Response Date. The Borrower shall review all such Solicited Discounted Prepayment Offers and select, at its sole discretion, the smallest of the Offered Discounts specified by the relevant responding Lenders in the Solicited Discounted Prepayment Offers that the Borrower is willing to accept 157 (the “Acceptable Discount”), if any; provided that the Acceptable Discount shall not be an Offered Discount that is larger than the smallest Offered Discount for which the sum of all Offered Amounts affiliated with Offered Discounts that are larger than or equal to such smallest Offered Discount would, if purchased at such smallest Offered Discount, yield an amount at least equal to the Solicited Discounted Prepayment Amount. If the Borrower elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by the Borrower from the Administrative Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this clause (2) (the “Acceptance Date”), the Borrower shall submit an Acceptance and Prepayment Notice to the Administrative Agent setting forth the Acceptable Discount. If the Administrative Agent shall fail to receive an Acceptance and Prepayment Notice from the Borrower by the Acceptance Date, the Borrower shall be deemed to have rejected all Solicited Discounted Prepayment Offers. Based upon the Acceptable Discount and the Solicited Discounted(3) Prepayment Offers received by the Administrative Agent by the Solicited Discounted Prepayment Response Date, within three Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Administrative Agent will determine (in consultation with the Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) the aggregate Outstanding Amount and the Tranches of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the Borrower at the Acceptable Discount in accordance with this Subsection 4.4(l)(iv). If the Borrower elects to accept any Acceptable Discount, then the Borrower agrees to accept all Solicited Discounted Prepayment Offers received by the Administrative Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Lender that has submitted a Solicited Discounted Prepayment Offer to accept prepayment at an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required proration pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The Borrower shall prepay outstanding Term Loans pursuant to this Subsection 4.4(l)(iv) to each Qualifying Lender in the aggregate Outstanding Amount and of the Tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the Outstanding Amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Administrative Agent (in consultation 158 with the Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Administrative Agent shall promptly notify (w) the Borrower of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the Tranches to be prepaid, (x) each Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the Tranches to be prepaid at the Applicable Discount on such date, (y) each Qualifying Lender of the aggregate Outstanding Amount and the Tranches of such Lender to be prepaid at the Acceptable Discount on such date, and (z) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Administrative Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with Subsection 4.4(l)(vi) below (subject to Subsection 4.4(l)(x) below). Expenses. In connection with any Discounted Term Loan Prepayment, the(v) Borrower and the Lenders acknowledge and agree that the Administrative Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of reasonable out-of-pocket costs and expenses from the Borrower in connection therewith. Payment. If any Term Loan is prepaid in accordance with Subsections(vi) 4.4(l)(ii) through (iv) above, the Borrower shall prepay such Term Loans on the Discounted Prepayment Effective Date. The Borrower shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in immediately available funds not later than 11:00 A.M., New York City time, on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the Term Loans in inverse order of maturity. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Subsection 4.4(l) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable. The aggregate Outstanding Amount of the Tranches of the Term Loans outstanding shall be deemed reduced by the full par value of the aggregate Outstanding Amount of the Tranches of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment. The Lenders hereby agree that, in connection with a prepayment of Term Loans pursuant to this Subsection 4.4(l) and notwithstanding anything to the contrary contained in this Agreement, (i) interest in respect of the Term Loans may be made on a non-pro rata basis among the Lenders holding such Term Loans to reflect the payment of accrued interest to certain Lenders as provided in this Subsection 4.4(l)(vi) and (ii) all subsequent prepayments and repayments of the Term Loans (except as otherwise contemplated by this Agreement) shall be made on a pro rata basis among the respective 159

Lenders based upon the then outstanding principal amounts of the Term Loans then held by the respective Lenders after giving effect to any prepayment pursuant to this Subsection 4.4(l) as if made at par. It is also understood and agreed that prepayments pursuant to this Subsection 4.4(l) shall not be subject to Subsection 4.4(a), or, for the avoidance of doubt, Subsection 11.7(a) or the pro rata allocation requirements of Subsection 4.8(a). Other Procedures. To the extent not expressly provided for herein, each(vii) Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Subsection 4.4(l), established by the Administrative Agent acting in its reasonable discretion and as reasonably agreed by the Borrower. Notice. Notwithstanding anything in any Loan Document to the contrary,(viii) for purposes of this Subsection 4.4(l), each notice or other communication required to be delivered or otherwise provided to the Administrative Agent (or its delegate) shall be deemed to have been given upon the Administrative Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day. Actions of Administrative Agent. Each of the Borrower and the Lenders(ix) acknowledges and agrees that the Administrative Agent may perform any and all of its duties under this Subsection 4.4(l) by itself or through any Affiliate of the Administrative Agent and expressly consents to any such delegation of duties by the Administrative Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions in this Agreement shall apply to each Affiliate of the Administrative Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Subsection 4.4(l) as well as to activities of the Administrative Agent in connection with any Discounted Term Loan Prepayment provided for in this Subsection 4.4(l). Revocation. The Borrower shall have the right, by written notice to the(x) Administrative Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is so revoked, any failure by the Borrower to make any prepayment to a Lender pursuant to this Subsection 4.4(l) shall not constitute a Default or Event of Default under Subsection 9.1 or otherwise). No Obligation. This Subsection 4.4(l) shall not (i) require the Borrower to(xi) undertake any prepayment pursuant to this Subsection 4.4(l) or (ii) limit or restrict the Borrower from making voluntary prepayments of the Term Loans in accordance with the other provisions of this Agreement. Administrative Agent’s Fee; Other Fees. (a) The Borrower agrees to pay4.5 to the Administrative Agent (i) prior to the Fifth Amendment Effective Date, the fees set forth in 160 the last paragraph under the heading “Cash Flow Facilities Fees” of the Fee Letter on the payment dates set forth therein and (ii) from and after the Fifth Amendment Effective Date, the fees set forth in the second paragraph of the Fee Letter on the payment dates set forth therein. (i) If (i) on or prior to the one year anniversary of the Closing Date (in the(b) case of Original Initial Term Loans) or (ii) prior to the date that is six months after the Third Amendment Effective Date (in the case of Tranche B Term Loans), the Borrower makes an optional prepayment or mandatory prepayment pursuant to Subsection 4.4(e)(ii)(A) of all or a portion of such Initial Term Loans in an amount equal to the Net Cash Proceeds received by the Borrower or any Restricted Subsidiary from its incurrence of new Indebtedness under first lien secured bank financing in a Repricing Transaction with respect to such Initial Term Loans, the Borrower shall pay to the Administrative Agent, for the ratable account of each applicable Lender, a prepayment premium of 1.0% of the aggregate principal amount of such Initial Term Loans being prepaid. If, (i) on or prior to the one year anniversary of the Closing Date (in the case of Original Initial Term Loans) or (ii) prior to the date that is six months after the Third Amendment Effective Date (in the case of Tranche B Term Loans), any Lender is replaced pursuant to Subsection 11.1(g) in connection with any amendment of this Agreement (including in connection with any refinancing transaction permitted under Subsection 11.6(g) to replace such Initial Term Loans) that results in a Repricing Transaction, such Lender (and not any Person who replaces such Lender pursuant to Subsection 2.10(e) or 11.1(g)) shall receive a fee equal to 1.0% of the principal amount of such Initial Term Loans of such Lender assigned to a replacement Lender pursuant to Subsection 2.10(e) or 11.1(g). (ii) If, prior to the date that is six months after the Fifth Amendment Effective Date, the Borrower makes an optional prepayment or mandatory prepayment pursuant to Subsection 4.4(e)(ii)(A) of all or a portion of the Tranche C Term Loans in an amount equal to the Net Cash Proceeds received by the Borrower or any Restricted Subsidiary from its incurrence of new Indebtedness under first lien secured bank financing in a Tranche C Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each applicable Lender, a prepayment premium of 1.0% of the aggregate principal amount of such Tranche C Term Loans being prepaid. If, prior to the date that is six months after the Fifth Amendment Effective Date, any Tranche C Term Lender is replaced pursuant to Subsection 11.1(g) in connection with any amendment of this Agreement (including in connection with any refinancing transaction permitted under Subsection 11.6(g) to replace the Tranche C Term Loans) that results in a Tranche C Repricing Transaction, such Tranche C Term Lender (and not any Person who replaces such Tranche C Term Lender pursuant to Subsection 2.10(e) or 11.1(g)) shall receive a fee equal to 1.0% of the principal amount of the Tranche C Term Loans of such Tranche C Term Lender assigned to a replacement Tranche C Term Lender pursuant to Subsection 2.10(e) or 11.1(g). The Borrower agrees to pay, or cause to be paid, to the Administrative Agent,(c) for the account of each Lender, a commitment fee for the period from and including the first day of the applicable Revolving Commitment Period to the applicable Maturity Date, computed at the Applicable Commitment Fee Percentage on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last Business Day of each Fiscal Quarter, and on the applicable Maturity Date, or such earlier date as the Revolving Commitments shall terminate as provided 161 herein, commencing on September 28, 2018. For purposes of calculating the commitment fee under this Subsection 4.5(c), the Dollar Equivalent of any Revolving Loans, undrawn Letters of Credit and unreimbursed drawings under Letters of Credit for purposes of determining Available Revolving Commitments as of any date shall be determined using the Spot Rate of Exchange as of the most recent applicable Revaluation Date. Computation of Interest and Fees. (a) Interest (other than interest based4.6 on the Base Rate, the Canadian Prime Rate, the BA Rate or the LIBOR Rate for Eurodollar Loans denominated in SterlingTerm CORRA Reference Rate), the L/C Facing Fee and the commitment fees payable pursuant to Subsection 4.5(c) shall be calculated on the basis of a 360-day year for the actual days elapsed; and interest based on the Base Rate, the Canadian Prime Rate, the BA Rate or the LIBOR Rate for Eurodollar Loans denominated in SterlingTerm CORRA Reference Rate shall be calculated on the basis of a 365-day year (or 366-day year, as the case may be) for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the affected Lenders of each determination of a Term SOFR Rate, Term CORRA Rate or an Adjusted LIBOREURIBOR Rate. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate or the Statutory Reserves shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the affected Lenders of the effective date and the amount of each such change in interest rate. Each determination of an interest rate by the Administrative Agent pursuant(b) to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower or any Lender, deliver to the Borrower or such Lender a statement showing in reasonable detail the calculations used by the Administrative Agent in determining any interest rate pursuant to Subsection 4.1, excluding any LIBOR Rate which is based upon the Reuters Monitor Money Rates Service page and any ABR Loan which is based upon the Alternate Base Rate or Canadian Prime Rate. Upon the request of the Administrative Agent, each Reference Bank(c) (whether or not currently a Lender hereunder) agrees that, if such Reference Bank is currently providing quotes for deposits in Dollars and/or any Designated Foreign Currency to leading banks in the London interbank market, it will promptly (and no later than the Business Day following any such request) supply the Administrative Agent with the rate quoted by such Reference Bank to leading banks in the London interbank market two Business Days before the first day of the relevant Interest Period for deposits in any Designated Foreign Currency, as applicable, of a duration equal to the duration of such Interest Period. The Borrower agrees to keep confidential the rate quoted by any Reference Bank and provided to it or the Administrative Agent pursuant to this Subsection 4.6(c); provided, that such rates may be disclosed (i) to the Sponsor, CD&R, Golden Gate, Kenner, the other Investors, the Borrower, any Restricted Subsidiary and to their respective officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis, (ii) if the applicable Reference Bank consents to such proposed disclosure (such consent not to be unreasonably withheld) or (iii) to the extent necessary in connection with the exercise of any remedy or enforcement of any rights. Inability to Determine Interest Rate.4.7 162 If the Administrative Agent shall have determined (which determination(a) shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, (x) prior to the first day of any Interest Period, adequate and reasonable means do not exist for ascertaining (i) the Term SOFR Rate with respect to any Term SOFR Rate Loan for such Interest Period (the “Affected Term SOFR Rate”), or (ii) the Adjusted LIBOREurodollar Rate with respect to any Eurodollar Loan for such Interest Period (the “Affected Eurodollar Rate”) or (iii) the BA Rate with respect to any BA Equivalent Loan for such interest period (the “Affected BA Rate”) or (y) at any time, that adequate and reasonable means do not exist for ascertaining the Daily Simple SOFR Rate with respect to any Daily Simple SOFR Rate Loan for the period that such Loan is outstanding (the “Affected Daily Simple SOFR Rate”), in each case, the Administrative Agent shall give facsimile or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (a) any Term SOFR Rate Loans the rate of interest applicable to which is based on the Affected Term SOFR Rate requested to be made on the first day of such Interest Period shall be made as ABR Loans and any Daily Simple SOFR Rate Loans the rate of interest applicable to which is based on the Affected Daily Simple SOFR Rate shall be made as ABR Loans, (b) any BA EquivalentEurodollar Loans denominated in Canadian Dollars the rate of interest applicable to which is based on the Affected BAEurodollar Rate requested to be made on the first day of such Interest Period shall be made as Canadian Prime Rate Loans, (c) any Eurodollar Loans to be made in a Designated Foreign Currency (other than Canadian Dollars) the rate of interest applicable to which is based on the Affected Eurodollar Rate requested to be made on the first day of such Interest Period, shall not be required to be made hereunder in suchbe made as Central Bank Rate Loans in the applicable Designated Foreign Currency and, upon receipt of such notice, the Borrower may at its option revoke the pending request for such Eurodollar Loans or convert such request into a request for ABR Loans to be made in Dollars or Canadian Prime Rate Loans to be made in Canadian Dollars, (d) any Loans that were to have been converted on the first day of such Interest Period to or continued as Term SOFR Rate Loans the rate of interest applicable to which is based upon the Affected Term SOFR Rate shall be converted to or continued as ABR Loans and any Loans that were to have been converted on the first day of such Interest Period to or continued as Daily Simple SOFR Rate Loans the rate of interest applicable to which is based upon the Affected Daily Simple SOFR Rate shall be converted to or continued as ABR Loans, (e) any Loans that were to have been converted on the first day of such Interest Period to or continued as BA RateEurodollar Loans denominated in Canadian Dollars the rate of interest applicable to which is based upon the Affected BAEurodollar Rate shall be converted to or continued as Canadian Prime Rate Loans, (f) any Eurodollar Loans denominated in Euro that were to have been continued as Eurodollar Loans the rate of interest applicable to which is based upon the Affected Eurodollar Rate shall (at the option of the Borrower) remain outstanding, and shall bear interest at an alternate rate which reflects, as to each Lender, such Lender’s cost of funding such Eurodollar Loans (which rate, if less than zero, shall be deemed zero for purposes of this Agreement), as reasonably determined by the Administrative Agent, plus the Applicable Margin hereunder and (g) any outstanding Eurodollar Loans denominated in Sterling that were to have been continued as Eurodollar Loansa Designated Foreign Currency (other than Canadian Dollars), the rate of interest applicable to which is based upon the Affected Eurodollar Rate shall (at the option of the Borrower) remain outstanding, and shall bear interest at an alternate rate which reflects, as to each Lender, such Lender’s cost of funding such Eurodollar Loans (which rate, if less than zero, shall be deemed zero for purposes of this Agreement), as reasonably 163 determined by the Administrative Agent, plus the Applicable Margin hereunder, shall be converted to or continued as Central Bank Rate Loans in the applicable Designated Foreign Currency. Until such notice has been withdrawn by the Administrative Agent, no further Daily Simple SOFR Rate Loans, Term SOFR Rate Loans, or Eurodollar Loans or BA Equivalent Loans the rate of interest applicable to which is based upon the Affected Daily Simple SOFR Rate, Affected Term SOFR Rate, or Affected Eurodollar Rate or Affected BA Rate shall be made or continued as such, nor shall the Borrower have the right to convert ABR Loans to Daily Simple SOFR Rate Loans, or Term SOFR Rate Loans or Eurodollar Loans or Canadian Prime Rate Loans to BA EquivalentEurodollar Loans denominated in Canadian Dollars, the rate of interest applicable to which is based upon the Affected Daily Simple SOFR Rate, Affected Term SOFR Rate, Affected Eurodollar Rate or the applicable Affected BAEurodollar Rate. In connection with the use, implementation or administration of Term SOFR(b) Rate, Daily Simple SOFR Rate or, SOFR, the Term CORRA Rate or the Term CORRA Reference Rate, the Administrative Agent will have the right to make the Benchmark Replacement Conforming Changes from time to time with the consent of the Borrower and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments adopting or implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Benchmark Replacement Conforming Changes. Pro Rata Treatment and Payments. 4.8 Except as expressly otherwise provided herein (including in Subsection(a) 11.6(m)), each borrowing of Revolving Loans (other than Swing Line Loans) by the Borrower from the Lenders hereunder shall be made, each payment (except as provided in Subsection 4.14(a)) by the Borrower on account of any commitment fee in respect of the Revolving Commitments hereunder and any reduction (except as provided in Subsection 2.8, 2.10, 2.11, 4.13(d) or 11.1(g)) of the Revolving Commitments of the Lenders shall be allocated by the Administrative Agent, pro rata according to the respective Revolving Commitment Percentages of the Lenders (other than payments in respect of any difference in the Applicable Commitment Fee Percentages in respect of any Tranche); provided that at the request of the Borrower, in lieu of such application on a pro rata basis among all Revolving Commitments, such reduction may be applied to any Revolving Commitments so long as the Maturity Date of such Revolving Commitments precedes the Maturity Date of each other Tranche of Revolving Commitments then outstanding or, in the event more than one Tranche of Revolving Commitments shall have an identical Maturity Date that precedes the Maturity Date of each other Tranche of Revolving Commitments then outstanding, to such Tranches on a pro rata basis. Except as expressly otherwise provided herein, each payment (including each prepayment, but excluding payments made pursuant to Subsection 2.8, 2.9, 2.10, 2.11, 4.5(b), 4.9, 4.10, 4.11, 4.12, 4.13(d), 4.14, 11.1(g) or 11.6) by the Borrower on account of principal of and interest on account of any Loans of a given Tranche (other than (v) payments in respect of any difference in the Applicable Margin, Term SOFR Rate, Daily Simple SOFR Rate, Term CORRA Rate, Adjusted EURIBOR Rate or Alternate Base Rate in respect of any Tranche, (w) any payments pursuant to Subsection 4.4(e) to the extent declined by any Lender in accordance with Subsection 4.4(h), (x) any payments pursuant to Subsection 4.4(l) which shall be allocated as set forth in Subsection 4.4(l), 164 (y) any prepayments pursuant to Subsection 11.6(h)(i)(2) and (z) any payment accompanying a termination of Revolving Commitments pursuant to the provisos to the first sentence of this Subsection 4.8(a) which shall be applied to the Revolving Loans outstanding under the Tranches under which Revolving Commitments are being terminated) shall be allocated by the Administrative Agent pro rata according to the respective outstanding principal amounts of such Loans of such Tranche then held by the respective Lenders; provided that a Lender may, at its option, and if agreed by the Borrower, exchange such Lender’s portion of a Term Loan to be prepaid for Rollover Indebtedness, in lieu of such Lender’s pro rata portion of such prepayment, pursuant to the last sentence of Subsection 4.4(g). All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees, Reimbursement Obligations or otherwise, shall be made without set-off or counterclaim and shall be made on or prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 P.M., New York City time), on the due date thereof to the Administrative Agent for the account of the Lenders holding the relevant Loans, the L/C Participants, the Lenders, the Administrative Agent, or the Other Representatives, as the case may be, at the Administrative Agent’s office specified in Subsection 11.2, in Dollars or, in the case of Loans outstanding in any Designated Foreign Currency and L/C Obligations in any Designated Foreign Currency, such Designated Foreign Currency and, whether in Dollars or any Designated Foreign Currency, in immediately available funds. Any pro rata calculations required to be made pursuant to this Subsection 4.8(a) in respect to any Revolving Loan denominated in a Designated Foreign Currency shall be made on a Dollar Equivalent basis. Payments received by the Administrative Agent after such time shall be deemed to have been received on the next Business Day. The Administrative Agent shall distribute such payments to such L/C Participants, Lenders or Other Representatives, as the case may be, if any such payment is received prior to 2:00 P.M., New York City time, on a Business Day, in like funds as received prior to the end of such Business Day and otherwise the Administrative Agent shall distribute such payment to such Lenders or Other Representatives, as the case may be, on the next succeeding Business Day. If any payment hereunder (other than payments on the Term SOFR Rate Loans, or Eurodollar Loans or BA Equivalent Loans) becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Term SOFR Rate Loan, or Eurodollar Loan or BA Equivalent Loan becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. This Subsection 4.8(a) may be amended in accordance with Subsection 11.1(d) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new Tranches added pursuant to Subsections 2.8, 2.10, 2.11 and 11.1(h), as applicable, or pursuant to any other credit or letter of credit facility added pursuant to Subsection 2.8 or 11.1(e). Unless the Administrative Agent shall have been notified in writing by any(b) Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the 165 Administrative Agent may, in reliance upon such assumption, make available to the Borrower in respect of such borrowing a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent on demand, such amount with interest thereon at a rate equal to (i) for amounts denominated in Dollars, the daily average Federal Funds Effective Rate, and (ii) for amounts denominated in a Designated Foreign Currency, the rate customary in such Designated Foreign Currency for settlement of similar interbank obligations as determined by the Administrative Agent, in each case for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Subsection 4.8(b) shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, (x) the Administrative Agent shall notify the Borrower of the failure of such Lender to make such amount available to the Administrative Agent and the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder on demand from the Borrower; provided that the foregoing notice and recovery provisions shall not apply to the funding of Initial Term Loans and Initial Revolving Loans on the Closing Date and (y) then the Borrower may, without waiving or limiting any rights or remedies it may have against such Lender hereunder or under applicable law or otherwise, borrow a like amount on an unsecured basis from any commercial bank for a period ending on the date upon which such Lender does in fact make such borrowing available. Illegality. Notwithstanding any other provision herein, if the adoption of4.9 or any change in any Requirement of Law or in the interpretation or application thereof in each case occurring after the Closing Date shall make it unlawful for any Lender to make or maintain any Term SOFR Rate Loans, or Eurodollar Loans or BA Equivalent Loans as contemplated by this Agreement (“Affected Loans”), (a) such Lender shall promptly give written notice of such circumstances to the Borrower and the Administrative Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make Affected Loans, continue Affected Loans as such and convert an ABR Loan or Canadian Prime Rate Loan to an Affected Loan shall forthwith be cancelled and, until such time as it shall no longer be unlawful for such Lender to make or maintain such Affected Loans, such Lender shall then have a commitment only to make an ABR Loan or Canadian Prime Rate Loan, as applicable, when an Affected Loan is requested, (c) such Lender’s Loans then outstanding as Affected Loans, if any, shall be converted automatically to ABR Loans or Canadian Prime Rate Loans, as applicable, on the respective last days of the then current Interest Periods with respect to such Affected Loans or within such earlier period as required by law and (d) such Lender’s then outstanding Affected Loans, if any, not converted to ABR Loans or Canadian Prime Rate Loans pursuant to clause (c) of this Subsection 4.9 shall, at the option of the Borrower (i) be prepaid with accrued interest thereon on the last day of the then current Interest Period with respect thereto (or such earlier date as may be required by any such Requirement of Law) or (ii) bear interest at an alternate rate which reflects such Lender’s cost of funding such Loans (which rate, if less than zero, shall be deemed zero for purposes of this Agreement), as reasonably determined by the Administrative Agent, plus the Applicable Margin hereunder. If any such conversion or prepayment of an Affected Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Subsection 4.12. 166 Requirements of Law. (a) If the adoption of or any change in any4.10 Requirement of Law or in the interpretation or application thereof applicable to any Lender or any Issuing Bank, or compliance by any Lender or any Issuing Bank with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Closing Date (or, if later, the date on which such Lender becomes a Lender or such Issuing Bank becomes an Issuing Bank): shall subject such Lender or such Issuing Bank to any Tax of any kind(i) whatsoever with respect to any Letter of Credit, any Letter of Credit Request, any Term SOFR Rate Loans, or Eurodollar Loans or any BA Equivalent Loans made or maintained by it or its obligation to make or maintain Term SOFR Rate Loans, or Eurodollar Loans or BA Equivalent Loans, or change the basis of taxation of payments to such Lender in respect thereof, in each case, except for Non-Excluded Taxes, Taxes imposed by FATCA and Taxes measured by or imposed upon net income, or franchise Taxes, or Taxes measured by or imposed upon overall capital or net worth, or branch Taxes (in the case of such capital, net worth or branch Taxes, imposed in lieu of such net income Tax), of such Lender, such Issuing Bank or its applicable lending office, branch, or any affiliate thereof; shall impose, modify or hold applicable any reserve, special deposit,(ii) compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the LIBORAdjusted EURIBOR Rate, Term SOFR Rate or BATerm CORRA Rate, as applicable, hereunder; or shall impose on such Lender or such Issuing Bank any other condition(iii) (excluding any Tax of any kind whatsoever); and the result of any of the foregoing is to increase the cost to such Lender or such Issuing Bank, by an amount which such Lender or such Issuing Bank deems to be material, of making, converting into, continuing or maintaining Term SOFR Rate Loans, or Eurodollar Loans or BA Equivalent Loans or issuing or participating in Letters of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Borrower from such Lender, through the Administrative Agent in accordance herewith, the Borrower shall promptly pay such Lender or such Issuing Bank, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable with respect to such Term SOFR Rate Loans, Eurodollar Loans, BA Equivalent Loans or Letters of Credit; provided that, in any such case, the Borrower may elect to convert the Term SOFR Rate Loans, or Eurodollar Loans or BA Equivalent Loans made by such Lender hereunder to ABR Loans or Canadian Prime Rate Loans, as applicable, by giving the Administrative Agent at least one Business Day’s (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) notice of such election, in which case the Borrower shall promptly pay to such Lender, upon demand, without duplication, amounts theretofore required to be paid to such Lender pursuant to this Subsection 4.10(a) and such amounts, if any, as may be required pursuant to Subsection 4.12. If any Lender or Issuing Bank becomes entitled to claim any additional amounts pursuant to this Subsection 4.10(a), it shall provide prompt notice thereof to the Borrower, through the Administrative Agent, certifying (x) that one of the events described in 167 this clause (a) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any additional amounts payable pursuant to this Subsection 4.10(a) submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Subsection 4.10(a), the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Subsection 4.10(a) (i) for any amounts incurred more than six months prior to the date that such Lender or such Issuing Bank notifies the Borrower of such Lender’s or such Issuing Bank’s intention to claim compensation therefor or (ii) for any amounts, if such Lender or Issuing Bank is applying this provision to the Borrower in a manner that is inconsistent with its application of “increased cost” or other similar provisions under other syndicated credit agreements to similarly situated borrowers. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder. If any Lender or any Issuing Bank shall have determined that the adoption of(b) or any change in any Requirement of Law regarding capital adequacy or liquidity or in the interpretation or application thereof or compliance by such Lender or such Issuing Bank or any corporation controlling such Lender or such Issuing Bank with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority, in each case, made subsequent to the Closing Date, does or shall have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s or such corporation’s capital as a consequence of such Lender’s or such Issuing Bank’s obligations hereunder to a level below that which such Lender or such Issuing Bank or such corporation could have achieved but for such change or compliance (taking into consideration such Lender’s or such Issuing Bank’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender or such Issuing Bank to be material, then from time to time, within ten Business Days after submission by such Lender or such Issuing Bank to the Borrower (through the Administrative Agent) of a written request therefor certifying (x) that one of the events described in this clause (b) has occurred and describing in reasonable detail the nature of such event, (y) as to the reduction of the rate of return on capital resulting from such event and (z) as to the additional amount or amounts demanded by such Lender or such Issuing Bank or corporation and a reasonably detailed explanation of the calculation thereof, the Borrower shall pay to such Lender or such Issuing Bank such additional amount or amounts as will compensate such Lender or such Issuing Bank or corporation for such reduction. Such a certificate as to any additional amounts payable pursuant to this Subsection 4.10(b) submitted by such Lender or such Issuing Bank, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Subsection 4.10(b), the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Subsection 4.10(b) (i) for any amounts incurred more than six months prior to the date that such Lender or such Issuing Bank notifies the Borrower of such Lender’s or such Issuing Bank’s intention to claim compensation therefor or (ii) for any amounts, if such Lender or such Issuing Bank is applying this provision to the Borrower in a manner that is inconsistent with its application of “increased cost” or other similar provisions under other syndicated credit agreements to similarly situated borrowers. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder. 168 Notwithstanding anything herein to the contrary, the Dodd Frank Wall Street(c) Reform and Consumer Protection Act, and all requests, rules, regulations, guidelines and directives promulgated thereunder or issued in connection therewith, and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, in each case shall be deemed to have been enacted, adopted or issued, as applicable, subsequent to the Closing Date for all purposes herein. Taxes. (a) Except as provided below in this Subsection 4.11 or as4.11 required by law (which for purposes of this Subsection 4.11 shall include FATCA), all payments made by the Borrower or the Agents under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of any Taxes; provided that if any Non-Excluded Taxes are required to be withheld from any amounts payable by the Borrower to any Agent or any Lender hereunder or under any Notes, the amounts so payable by the Borrower shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower shall be entitled to deduct and withhold, and the Borrower shall not be required to indemnify for, any Non-Excluded Taxes, and any such amounts payable by the Borrower to or for the account of any Agent or Lender shall not be increased (x) if such Agent or Lender fails to comply with the requirements of clause (b), (c), (d) or (e) of this Subsection 4.11 or with the requirements of Subsection 4.13, or (y) with respect to any Non-Excluded Taxes imposed in connection with the payment of any fees paid under this Agreement unless such Non-Excluded Taxes are imposed as a result of a Change in Law, or (z) with respect to any Non-Excluded Taxes imposed by the United States or any state or political subdivision thereof, unless such Non-Excluded Taxes are imposed as a result of a change in treaty, law or regulation that occurred after such Agent became an Agent hereunder or such Lender became a Lender hereunder (or, if such Agent or Lender is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes, after the relevant beneficiary or member of such Agent or Lender became such a beneficiary or member, if later) (any such change, at such time, a “Change in Law”). Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the respective Lender or Agent, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate Governmental Authority in accordance with applicable law or the Borrower fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent, the Lenders and the Agents for any incremental Taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this Subsection 4.11 shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder. Each Agent and each Lender that is not a United States Person shall:(b) (1) on or before the date of any payment by the Borrower under this(i) Agreement or any Notes to, or for the account of, such Agent or Lender, deliver to the 169 Borrower and the Administrative Agent (A) two accurate and complete original signed Internal Revenue Service Forms W-8BEN-E (certifying that it is a resident of the applicable country within the meaning of the income tax treaty between the United States and that country) or Forms W-8ECI, or successor applicable form, as the case may be, in each case certifying that it is entitled to receive all payments under this Agreement and any Notes without deduction or withholding of any U.S. federal income taxes, and (B) such other forms, documentation or certifications, as the case may be, certifying that it is entitled to an exemption from United States backup withholding tax with respect to payments under this Agreement and any Notes; deliver to the Borrower and the Administrative Agent two further(2) accurate and complete original signed forms or certifications provided in Subsection 4.11(b)(i)(1) on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form or certificate previously delivered by it to the Borrower; obtain such extensions of time for filing and completing such(3) forms or certifications as may reasonably be requested by the Borrower or the Administrative Agent; and deliver, to the extent legally entitled to do so, upon reasonable(4) request by the Borrower, to the Borrower and the Administrative Agent such other forms as may be reasonably required in order to establish the legal entitlement of such Agent or such Lender to an exemption from, or reduction of, withholding with respect to payments under this Agreement and any Notes, provided that, in determining the reasonableness of a request under this clause (4), such Lender shall be entitled to consider the cost (to the extent unreimbursed by any Loan Party) which would be imposed on such Lender of complying with such request; or in the case of any such Lender that is not a “bank” within the meaning of(ii) Section 881(c)(3)(A) of the Code and is claiming the so-called “portfolio interest exemption”, represent to the Borrower and the Administrative Agent that it is(1) not (A) a bank within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code; on or before the date of any payment by the Borrower under this(2) Agreement or any Notes to, or for the account of, such Lender, deliver to the Borrower and the Administrative Agent, (A) two certificates substantially in the form of Exhibit D hereto (any such certificate a “U.S. Tax Compliance Certificate”) and (B) two accurate and complete original signed Internal Revenue Service Forms W-8BEN-E, or successor applicable form, certifying to such 170 Lender’s legal entitlement at the date of such form to an exemption from U.S. withholding tax under the provisions of Section 871(h) or Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes and (C) such other forms, documentation or certifications, as the case may be certifying that it is entitled to an exemption from United States backup withholding tax with respect to payments under this Agreement and any Notes (and shall also deliver to the Borrower and the Administrative Agent two further accurate and complete original signed forms or certificates on or before the date it expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently provided form or certificate and, if necessary, obtain any extensions of time reasonably requested by the Borrower or the Administrative Agent for filing and completing such forms or certificates); and deliver, to the extent legally entitled to do so, upon reasonable(3) request by the Borrower, to the Borrower and the Administrative Agent such other forms as may be reasonably required in order to establish the legal entitlement of such Lender to an exemption from, or reduction of, withholding with respect to payments under this Agreement and any Notes, provided that, in determining the reasonableness of a request under this clause (3), such Lender shall be entitled to consider the cost (to the extent unreimbursed by the Borrower) which would be imposed on such Lender of complying with such request; or in the case of any such Agent or Lender that is a non-U.S. intermediary or(iii) flow-through entity for U.S. federal income tax purposes, on or before the date of any payment by the Borrower under this(1) Agreement or any Notes to, or for the account of, such Agent or Lender, deliver to the Borrower and the Administrative Agent two accurate and complete original signed Internal Revenue Service Forms W-8IMY, or successor applicable form, and, if any beneficiary or member of such Agent or such Lender is claiming the so-called “portfolio interest exemption”, (I) represent to the Borrower and the Administrative Agent that such Agent or such Lender is not (A) a bank within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (II) also deliver to the Borrower and the Administrative Agent two U.S. Tax Compliance Certificates certifying to such Agent’s or such Lender’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes; and with respect to each beneficiary or member of such Agent(A) or Lender that is not claiming the so-called “portfolio interest exemption”, also deliver to the Borrower and the Administrative Agent (I) two accurate and complete original signed Internal Revenue Service Forms W-8BEN-E (certifying that such beneficiary or member is a resident of the applicable country within the meaning of the income tax treaty between the United 171

States and that country), Forms W-8ECI or Forms W-9, or successor applicable form, as the case may be, in each case so that each such beneficiary or member is entitled to receive all payments under this Agreement and any Notes without deduction or withholding of any U.S. federal income taxes and (II) such other forms, documentation or certifications, as the case may be, certifying that each such beneficiary or member is entitled to an exemption from United States backup withholding tax with respect to all payments under this Agreement and any Notes; and with respect to each beneficiary or member of such Lender(B) that is claiming the so-called “portfolio interest exemption”, (I) represent to the Borrower and the Administrative Agent that such beneficiary or member is not (1) a bank within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (II) also deliver to the Borrower and the Administrative Agent two U.S. Tax Compliance Certificates from each beneficiary or member and two accurate and complete original signed Internal Revenue Service Forms W-8BEN-E, or successor applicable form, certifying to such beneficiary’s or member’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 871(h) or Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes, and (III) also deliver to the Borrower and the Administrative Agent such other forms, documentation or certifications, as the case may be, certifying that it is entitled to an exemption from United States backup withholding tax with respect to payments under this Agreement and any Notes; deliver to the Borrower and the Administrative Agent two further(2) accurate and complete original signed forms, certificates or certifications referred to above on or before the date any such form, certificate or certification expires or becomes obsolete, or any beneficiary or member changes, and after the occurrence of any event requiring a change in the most recently provided form, certificate or certification and obtain such extensions of time reasonably requested by the Borrower or the Administrative Agent for filing and completing such forms, certificates or certifications; and deliver, to the extent legally entitled to do so, upon reasonable(3) request by the Borrower, to the Borrower and the Administrative Agent such other forms as may be reasonably required in order to establish the legal entitlement of such Agent or Lender (or beneficiary or member) to an exemption from, or reduction of, withholding with respect to payments under this Agreement and any Notes, provided that in determining the reasonableness of a request under this clause (3) such Agent or Lender shall be entitled to consider the cost (to the extent 172 unreimbursed by the Borrower) which would be imposed on such Agent or Lender (or beneficiary or member) of complying with such request; unless, in any such case (other than with respect to United States backup withholding tax), there has been a Change in Law which renders all such forms inapplicable or which would prevent such Agent or such Lender (or such beneficiary or member) from duly completing and delivering any such form with respect to it and such Agent or such Lender so advises the Borrower and the Administrative Agent. Each Lender and each Agent, in each case that is a United States Person,(c) shall, on or before the date of any payment by the Borrower under this Agreement or any Notes to such Lender or Agent, deliver to the Borrower and the Administrative Agent two accurate and complete original signed Internal Revenue Service Forms W-9, or successor applicable form, certifying that such Lender or Agent is a United States Person and that such Lender or Agent is entitled to complete exemption from United States backup withholding tax. Notwithstanding the foregoing, if the Administrative Agent is not a United(d) States Person, on or before the date of any payment by the Borrower under this Agreement or any Notes to the Administrative Agent, the Administrative Agent shall: deliver to the Borrower (A) two accurate and complete original signed(i) Internal Revenue Service Forms W-8ECI, or successor applicable form, with respect to any amounts payable to the Administrative Agent for its own account, (B) two accurate and complete original signed Internal Revenue Service Forms W-8IMY, or successor applicable form, with respect to any amounts payable to the Administrative Agent for the account of others, certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a U.S. person with respect to such payments (and the Borrower and the Administrative Agent agree to so treat the Administrative Agent as a U.S. person with respect to such payments as contemplated by U.S. Treasury Regulation § 1.1441-1(b)(2)(iv)) and (C) such other forms or certifications as may be sufficient under applicable law to establish that the Administrative Agent is entitled to receive any payment by the Borrower under this Agreement or any Notes (whether for its own account or for the account of others) without deduction or withholding of any U.S. federal income taxes; deliver to the Borrower two further accurate and complete original signed(ii) forms or certifications provided in Subsection 4.11(d)(i) on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form or certificate previously delivered by it to the Borrower; and obtain such extensions of time for filing and completing such forms or(iii) certifications as may reasonably be requested by the Borrower or the Administrative Agent; 173 unless in any such case (other than with respect to United States backup withholding tax) there has been a Change in Law which renders all such forms inapplicable or which would prevent the Administrative Agent from duly completing and delivering any such form with respect to it and the Administrative Agent so advises the Borrower. If a payment made to an Agent or a Lender under any Loan Document would(e) be subject to U.S. federal withholding tax imposed by FATCA if such Agent or such Lender were to fail to comply with the applicable reporting requirements of FATCA, such Agent or such Lender shall deliver to the Administrative Agent and the Borrower, at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Agent or the Borrower, such documentation prescribed by applicable law and such additional documentation reasonably requested by the Administrative Agent or the Borrower as may be necessary for the Administrative Agent and the Borrower to comply with their respective obligations (including any applicable reporting requirements) under FATCA, to determine whether such Agent or such Lender has complied with such Agent’s or such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. For the avoidance of doubt, the Borrower and the Administrative Agent shall be permitted to withhold any Taxes imposed by FATCA. For purposes of this Subsection 4.11 and for purposes of Subsection 4.13, the(f) term “Lender” includes any Issuing Bank. Indemnity. The Borrower agrees to indemnify each Lender in respect of4.12 Extensions of Credit made, or requested to be made, to the Borrower, and to hold each such Lender harmless from any loss or expense which such Lender may sustain or incur (other than through such Lender’s bad faith, gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable decision) as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Term SOFR Rate Loans, or Eurodollar Loans or BA Equivalent Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment or conversion of Term SOFR Rate Loans, or Eurodollar Loans or BA Equivalent Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a payment or prepayment of Term SOFR Rate Loans, or Eurodollar Loans or BA Equivalent Loans or the conversion of Term SOFR Rate Loans, or Eurodollar Loans or BA Equivalent Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or converted, or not so borrowed, converted or continued, for the period from the date of such prepayment or conversion or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Term SOFR Rate Loans, or Eurodollar Loans or BA Equivalent Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. If any Lender becomes entitled to claim any amounts under the indemnity contained in this Subsection 4.12, it shall provide prompt notice 174 thereof to the Borrower, through the Administrative Agent, certifying (x) that one of the events described in clause (a), (b) or (c) has occurred and describing in reasonable detail the nature of such event, (y) as to the loss or expense sustained or incurred by such Lender as a consequence thereof and (z) as to the amount for which such Lender seeks indemnification hereunder and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any indemnification pursuant to this Subsection 4.12 submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within five Business Days after receipt thereof. This covenant shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder. Certain Rules Relating to the Payment of Additional Amounts. (a) Upon4.13 the request, and at the expense of the Borrower, each Lender and Agent to which the Borrower is required to pay any additional amount pursuant to Subsection 4.10 or 4.11, and any Participant in respect of whose participation such payment is required, shall reasonably afford the Borrower the opportunity to contest, and reasonably cooperate with the Borrower in contesting, the imposition of any Non-Excluded Tax giving rise to such payment; provided that (i) such Lender or Agent shall not be required to afford the Borrower the opportunity to so contest unless the Borrower shall have confirmed in writing to such Lender or Agent its obligation to pay such amounts pursuant to this Agreement and (ii) the Borrower shall reimburse such Lender or Agent for its reasonable attorneys’ and accountants’ fees and disbursements incurred in so cooperating with the Borrower in contesting the imposition of such Non-Excluded Tax; provided, however, that notwithstanding the foregoing no Lender or Agent shall be required to afford the Borrower the opportunity to contest, or cooperate with the Borrower in contesting, the imposition of any Non-Excluded Taxes, if such Lender or Agent in its sole discretion in good faith determines that to do so would have an adverse effect on it. If a Lender changes its applicable lending office (other than (i) pursuant to(b) clause (c) below or (ii) after an Event of Default under Subsection 9.1(a) or (f) has occurred and is continuing) and the effect of such change, as of the date of such change, would be to cause the Borrower to become obligated to pay any additional amount under Subsection 4.10 or 4.11, the Borrower shall not be obligated to pay such additional amount. If a condition or an event occurs which would, or would upon the passage of(c) time or giving of notice, result in the payment of any additional amount to any Lender or Agent by the Borrower pursuant to Subsection 4.10 or 4.11 or result in Affected Loans or commitments to make Affected Loans being automatically converted to ABR Loans, Canadian Prime Rate Loans or Loans bearing an alternate rate of interest or commitments to make ABR Loans, Canadian Prime Rate Loans or Loans bearing an alternate rate of interest, as the case may be, pursuant to Subsection 4.9, such Lender or Agent shall promptly notify the Borrower and the Administrative Agent and shall take such steps as may reasonably be available to it to mitigate the effects of such condition or event (which shall include efforts to rebook the Loans and Commitments held by such Lender at another lending office, or through another branch or an affiliate, of such Lender); provided that such Lender or Agent shall not be required to take any step that, in its reasonable judgment, would be materially disadvantageous to its business or operations or would require it to incur additional costs (unless the Borrower agrees to reimburse such Lender or Agent for the reasonable incremental out-of-pocket costs thereof). 175

If the Borrower shall become obligated to pay additional amounts pursuant to(d) Subsection 4.10 or 4.11 and any affected Lender shall not have promptly taken steps necessary to avoid the need for payments under Subsection 4.10 or 4.11 or if Affected Loans or commitments to make Affected Loans are automatically converted to ABR Loans, Canadian Prime Rate Loans or Loans bearing an alternate rate of interest or commitments to make ABR Loans, Canadian Prime Rate Loans or Loans bearing an alternate rate of interest, as the case may be, under Subsection 4.9 and any affected Lender shall not have promptly taken steps necessary to avoid the need for such conversion under Subsection 4.9, the Borrower shall have the right, for so long as such obligation remains, (i) with the assistance of the Administrative Agent to seek one or more substitute Lenders reasonably satisfactory to the Administrative Agent and the Borrower to purchase the affected Loan or Commitment, in whole or in part, at an aggregate price no less than such Loan’s or Commitment’s principal amount plus accrued interest, and assume the affected obligations under this Agreement, or (ii) so long as no Event of Default under Subsection 9.1(a) or (f) then exists or will exist immediately after giving effect to the respective prepayment, upon notice to the Administrative Agent to prepay the affected Loan, in whole or in part, subject to Subsection 4.12, without premium or penalty. In the case of the substitution of a Lender, then, the Borrower, the Administrative Agent, the affected Lender, and any substitute Lender shall execute and deliver an appropriately completed Assignment and Acceptance pursuant to Subsection 11.6(b) to effect the assignment of rights to, and the assumption of obligations by, the substitute Lender; provided that any fees required to be paid by Subsection 11.6(b) in connection with such assignment shall be paid by the Borrower or the substitute Lender. In the case of a prepayment of an affected Loan, the amount specified in the notice shall be due and payable on the date specified therein, together with any accrued interest to such date on the amount prepaid. In the case of each of the substitution of a Lender and of the prepayment of an affected Loan, the Borrower shall first pay the affected Lender any additional amounts owing under Subsections 4.10 and 4.11 (as well as any commitment fees and other amounts then due and owing to such Lender, including any amounts under this Subsection 4.13) prior to such substitution or prepayment. In the case of the substitution of a Lender pursuant to this Subsection 4.13(d), if the Lender being replaced does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the assignee Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Borrower owing to such replaced Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender and/or the Borrower to such Lender being replaced, then the Lender being replaced shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Lender. If any Agent or any Lender receives a refund directly attributable to Taxes for(e) which the Borrower has made additional payments pursuant to Subsection 4.10(a) or 4.11(a), such Agent or such Lender, as the case may be, shall promptly pay such refund (together with any interest with respect thereto received from the relevant taxing authority, but net of any reasonable cost incurred in connection therewith) to the Borrower; provided, however, that the Borrower agrees promptly to return such refund (together with any interest with respect thereto due to the relevant taxing authority) (free of all Non-Excluded Taxes) to such Agent or the 176 applicable Lender, as the case may be, upon receipt of a notice that such refund is required to be repaid to the relevant taxing authority. The obligations of any Agent, Lender or Participant under this Subsection(f) 4.13 shall survive the termination of this Agreement and the payment of the Term Loans and all amounts payable hereunder. Defaulting Lenders. Notwithstanding anything contained in this4.14 Agreement to the contrary, if any Revolving Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Revolving Lender is a Defaulting Lender: no commitment fee shall accrue for the account of a Defaulting Lender so(a) long as such Lender shall be a Defaulting Lender (except to the extent it is payable to the applicable Issuing Bank pursuant to clause (d)(v) below); in determining the Required Lenders, Required Majority in Interest(b) Lenders or Required Revolving Lenders, any Lender that at the time is a Defaulting Lender (and the Loans and/or Revolving Commitment of such Defaulting Lender) shall be excluded and disregarded; the Borrower shall have the right, at its sole expense and effort (i) to seek(c) one or more Persons reasonably satisfactory to the Administrative Agent and the Borrower to each become a substitute Revolving Lender and assume all or part of the Commitment of any Defaulting Lender and the Borrower, the Administrative Agent and any such substitute Revolving Lender shall execute and deliver, and such Defaulting Lender shall thereupon be deemed to have executed and delivered, an appropriately completed Assignment and Acceptance to effect such substitution or (ii) so long as no Event of Default under Subsection 9.1(a) or 9.1(f) then exists or will exist immediately after giving effect to the respective prepayment, upon notice to the Administrative Agent, to prepay the Loans and, at the Borrower’s option, terminate the Commitments of such Defaulting Lender, in whole or in part, without premium or penalty; if any Swing Line Exposure exists or any L/C Obligations exist at the time(d) a Revolving Lender becomes a Defaulting Lender then: all or any part of such Swing Line Exposure and L/C Obligations(i) shall be re-allocated among the Non-Defaulting Lenders in accordance with their respective Revolving Commitment Percentages but only to the extent the sum of all Non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s Swing Line Exposure and L/C Obligations does not exceed the total of all Non-Defaulting Lenders’ Revolving Commitments; if the reallocation described in clause (i) above cannot, or can only(ii) partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Defaulting Lender’s Swing Line Exposure and (y) second, cash collateralize such Defaulting Lender’s L/C Obligations (after giving effect to any partial reallocation pursuant to clause 177 (i) above) on terms reasonably satisfactory to the applicable Issuing Bank for so long as such L/C Obligations are outstanding; if any portion of such Defaulting Lender’s L/C Obligations is cash(iii) collateralized pursuant to clause (ii) above, the Borrower shall not be required to pay the L/C Facing Fee for participation with respect to such portion of such Defaulting Lender’s L/C Obligations so long as it is cash collateralized; if any portion of such Defaulting Lender’s L/C Obligations is(iv) reallocated to the Non-Defaulting Lenders pursuant to clause (i) above, then the letter of credit commission with respect to such portion shall be allocated among the Non-Defaulting Lenders in accordance with their Revolving Commitment Percentages; or if any portion of such Defaulting Lender’s L/C Obligations is(v) neither cash collateralized nor reallocated pursuant to this Subsection 4.14(d), then, without prejudice to any rights or remedies of any Issuing Bank or any Revolving Lender hereunder, the commitment fee that otherwise would have been payable to such Defaulting Lender (with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such L/C Obligations) and the letter of credit commission payable with respect to such Defaulting Lender’s L/C Obligations shall be payable to the applicable Issuing Bank until such L/C Obligations are cash collateralized and/or reallocated; so long as any Revolving Lender is a Defaulting Lender, the Swing Line(e) Lender shall not be required to fund any Swing Line Loan and the Issuing Banks shall not be required to issue, amend, extend or increase any Letter of Credit, unless they are respectively satisfied that the related exposure will be 100% covered by the Revolving Commitments of the Non-Defaulting Lenders and/or cash collateralized on terms reasonably satisfactory to the applicable Issuing Bank, and participations in any such newly issued or increased Letter of Credit or newly made Swing Line Loan shall be allocated among Non-Defaulting Lenders in accordance with their respective Revolving Commitment Percentages (and Defaulting Lenders shall not participate therein); any amount payable to such Defaulting Lender hereunder (whether on(f) account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Subsection 11.7) may, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated non-interest bearing account and, subject to any applicable Requirements of Law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuing Banks or Swing Line Lender hereunder, (iii) third, to the funding of any Loan or the funding or cash collateralization of any participation in any Swing Line Loan or Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iv) fourth, if so determined by the 178 Administrative Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to the Borrower or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or Reimbursement Obligations in respect of L/C Disbursements in respect of which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Subsection 6.2 are satisfied, such payment shall be applied solely to prepay the Loans of, and Reimbursement Obligations owed to, all Non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or Reimbursement Obligations owed to, any Defaulting Lender; and In the event that the Administrative Agent, the Borrower, each applicable(g) Issuing Bank or the Swing Line Lender, as the case may be, each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swing Line Exposure and L/C Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par (together with any break funding incurred by the Lenders as a result of such purchase) such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Commitment Percentage. The rights and remedies against a Defaulting Lender under this Subsection 4.14 are in addition to other rights and remedies that the Borrower, the Administrative Agent, the Issuing Banks, the Swing Line Lender and the Non-Defaulting Lenders may have against such Defaulting Lender. The arrangements permitted or required by this Subsection 4.14 shall be permitted under this Agreement, notwithstanding any limitation on Liens or the pro rata sharing provisions or otherwise. SECTION 5 Representations and Warranties To induce the Administrative Agent and each Lender to make the Extensions of Credit requested to be made by it on the Closing Date and on each other date thereafter on which an Extension of Credit is made, the Borrower with respect to itself and its Restricted Subsidiaries, hereby represents and warrants, on the Closing Date, in each case after giving effect to the Transactions (solely to the extent required to be true and correct for such Extension of Credit pursuant to Subsection 6.1), and on every other date thereafter on which an Extension of Credit is made (solely to the extent required to be true and correct for such Extension of Credit pursuant to Subsection 6.2), to the Administrative Agent and each Lender that: Financial Condition. (a) (i) The audited consolidated balance sheets of Ply5.1 Gem Holdings as of December 31, 2017 and December 31, 2016 and related consolidated statements of operations, stockholder’s equity and cash flows of Ply Gem Holdings for the fiscal 179 years ended December 31, 2017, December 31, 2016 and December 31, 2015 reported on by and accompanied by unqualified reports from KPMG LLP, present fairly, in all material respects, the financial condition as at such dates, and the statements of operations, stockholder’s equity and cash flows of Ply Gem Holdings for the periods then ended, of Ply Gem Holdings and (ii) (x) the audited consolidated balance sheets of Atrium Corporation as of December 31, 2017 and December 31, 2016 and the related consolidated statements of operations, stockholder’s deficit and cash flows of Atrium Corporation for the fiscal years ended December 31, 2017 and December 31, 2016 and (y) the audited consolidated balance sheets of Atrium Corporation as of December 31, 2016 and December 31, 2015 and the related consolidated statements of operations, stockholder’s deficit and cash flows of Atrium Corporation for the fiscal years ended December 31, 2016 and December 31, 2015, in each case reported on by and accompanied by unqualified reports from Grant Thornton LLP, present fairly, in all material respects, the financial condition as at such dates, and the statements of operations, stockholder’s deficit and cash flows of Atrium Corporation for the periods then ended, of Atrium Corporation. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except as approved by a Responsible Officer, and disclosed in any such schedules and notes). As of the Closing Date, except as set forth in the financial statements referred(b) to in Subsection 5.1(a), there are no liabilities of any Loan Party of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which would reasonably be expected to result in a Material Adverse Effect. The unaudited pro forma consolidated balance sheet and related unaudited(c) pro forma consolidated statement of operations of the Borrower and its Subsidiaries as of and for the 12-month period ending December 31, 2017, adjusted to give effect (as if such events had occurred on such date for purposes of the balance sheet and at the beginning of such period, for purposes of the statement of operations), to the consummation of the Transactions, and the Extensions of Credit hereunder on the Closing Date, were prepared from the historical financial statements of Ply Gem Holdings and Atrium Corporation and were prepared in good faith, based on assumptions that were believed by management to be reasonable at the time of preparation thereof. The Projections have been prepared by management of the Borrower in good(d) faith based upon assumptions believed by management to be reasonable at the time of preparation thereof (it being understood that such Projections, and the assumptions on which they were based, may or may not prove to be correct). No Change; Solvent. Since the Closing Date, there has been no5.2 development or event relating to or affecting any Loan Party which has had or would be reasonably expected to have a Material Adverse Effect (after giving effect to (i) the consummation of the Transactions, (ii) the making of the Extensions of Credit to be made on the Closing Date and the application of the proceeds thereof as contemplated hereby, and (iii) the payment of actual or estimated fees, expenses, financing costs and tax payments related to the Transactions contemplated hereby). As of the Closing Date, after giving effect to the consummation of the Transactions to be consummated on the Closing Date and after giving effect to the effectiveness of the Atlas Merger, the Atlas Contribution and the repayment of 180 certain existing Indebtedness of the Atrium Business on the Business Day immediately following the Closing Date, the Borrower, together with its Subsidiaries on a consolidated basis, is Solvent. Corporate Existence; Compliance with Law. Each of the Loan Parties (a)5.3 is duly organized, validly existing and (to the extent applicable in the relevant jurisdiction) in good standing under the laws of the jurisdiction of its incorporation or formation, except (other than with respect to the Borrower), to the extent that the failure to be organized, existing and (to the extent applicable) in good standing would not reasonably be expected to have a Material Adverse Effect, (b) has the legal right to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that the failure to have such legal right would not be reasonably expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation or limited liability company and (to the extent applicable in the relevant jurisdiction) in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and (to the extent applicable) in good standing would not be reasonably expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, be reasonably expected to have a Material Adverse Effect. Corporate Power; Authorization; Enforceable Obligations. Each Loan5.4 Party has the corporate or other organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain Extensions of Credit hereunder, and each such Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the Extensions of Credit to it, if any, on the terms and conditions of this Agreement and any Notes. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Loan Party in connection with the execution, delivery, performance, validity or enforceability of the Loan Documents to which it is a party or, in the case of the Borrower, with the Extensions of Credit to it, if any, hereunder, except for (a) consents, authorizations, notices and filings described in Schedule 5.4, all of which have been obtained or made prior to the Closing Date, (b) filings to perfect the Liens created by the Security Documents and (c) consents, authorizations, notices and filings which the failure to obtain or make would not reasonably be expected to have a Material Adverse Effect. This Agreement has been duly executed and delivered by the Borrower, and each other Loan Document to which any Loan Party is a party will be duly executed and delivered on behalf of such Loan Party. This Agreement constitutes a legal, valid and binding obligation of the Borrower and each other Loan Document to which any Loan Party is a party when executed and delivered will constitute a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, in each case except as enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). 181 No Legal Bar. The execution, delivery and performance of the Loan5.5 Documents by any of the Loan Parties, the Extensions of Credit hereunder and the use of the proceeds thereof (a) will not violate any Requirement of Law or Contractual Obligation of such Loan Party in any respect that would reasonably be expected to have a Material Adverse Effect, (b) will not result in, or require the creation or imposition of any Lien (other than Liens securing the Cash Flow Facilities Obligations or otherwise permitted hereby) on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation and (c) will not violate any provision of the Organizational Documents of such Loan Party or any of the Restricted Subsidiaries, except (other than with respect to the Borrower) as would not reasonably be expected to have a Material Adverse Effect. No Material Litigation. No litigation, investigation or proceeding by or5.6 before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Restricted Subsidiaries or against any of their respective properties or revenues, (a) except as described on Schedule 5.6, which is so pending or threatened at any time on or prior to the Closing Date and relates to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) which would be reasonably expected to have a Material Adverse Effect. No Default. Neither the Borrower nor any of its Restricted Subsidiaries is5.7 in default under or with respect to any of its Contractual Obligations in any respect which would be reasonably expected to have a Material Adverse Effect. Since the Closing Date, no Default or Event of Default has occurred and is continuing. Ownership of Property; Liens. Each of the Borrower and its Restricted5.8 Subsidiaries has good title in fee simple to, or a valid leasehold interest in, all its material real property located in the United States of America, and good title to, or a valid leasehold interest in, all its other material property located in the United States of America, except those for which the failure to have such good title or such leasehold interest would not be reasonably expected to have a Material Adverse Effect, and none of such real or other property is subject to any Lien, except for Liens permitted hereby (including Permitted Liens). Schedule 5.8 sets forth all Mortgaged Fee Properties as of the Closing Date. Intellectual Property. The Borrower and each of its Restricted Subsidiaries5.9 owns beneficially, or has the legal right to use, all United States and foreign patents, patent applications, trademarks, trademark applications, trade names, copyrights, and rights in know-how and trade secrets necessary for each of them to conduct its business as currently conducted (the “Intellectual Property”) except for those for which the failure to own or have such legal right to use would not be reasonably expected to have a Material Adverse Effect. Except as provided on Schedule 5.9, to the knowledge of the Borrower, (1) no claim has been asserted and is pending by any Person against the Borrower or any of its Restricted Subsidiaries challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property and (2) the use of such Intellectual Property by the Borrower and its Restricted Subsidiaries does not infringe on the rights of any Person, except (in each case under the preceding clauses (1) and (2)) for such claims and infringements which in the aggregate, would not be reasonably expected to have a Material Adverse Effect. 182 Taxes. To the knowledge of the Borrower, (1) the Borrower and each of5.10 its Restricted Subsidiaries has filed or caused to be filed all material tax returns which are required to be filed by it and has paid (a) all Taxes shown to be due and payable on such returns and (b) all Taxes shown to be due and payable on any assessments of which it has received notice made against it or any of its property (including the Mortgaged Fee Properties) and all other Taxes imposed on it or any of its property by any Governmental Authority; and (2) no tax Liens have been filed (except for Liens for Taxes not yet due and payable), and no claim is being asserted in writing, with respect to any such Taxes (in each case under the preceding clauses (1) and (2) other than in respect of any such (i) Taxes with respect to which the failure to pay, in the aggregate, would not have a Material Adverse Effect or (ii) Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Restricted Subsidiaries, as the case may be). Federal Regulations. No part of the proceeds of any Extensions of Credit5.11 will be used for any purpose which violates the provisions of the Regulations of the Board, including Regulation T, Regulation U or Regulation X of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, referred to in said Regulation U. ERISA. (a) During the five year period prior to each date as of which this5.12 representation is made, or deemed made, with respect to any Plan, none of the following events or conditions, either individually or in the aggregate, has resulted or is reasonably likely to result in a Material Adverse Effect: (i) a Reportable Event, (ii) a failure to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA), (iii) any noncompliance with the applicable provisions of ERISA or the Code, (iv) a termination of a Single Employer Plan (other than a standard termination pursuant to Section 4041(b) of ERISA), (v) a Lien on the property of the Borrower or its Restricted Subsidiaries in favor of the PBGC or a Plan, (vi) a complete or partial withdrawal from any Multiemployer Plan by the Borrower or any Commonly Controlled Entity, (vii) the Insolvency of any Multiemployer Plan or (viii) any transactions that resulted or could reasonably be expected to result in any liability to the Borrower or any Commonly Controlled Entity under Section 4069 of ERISA or Section 4212(c) of ERISA. With respect to any Foreign Plan, none of the following events or conditions(b) exists and is continuing that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect: (i) substantial non-compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders, (ii) failure to be maintained, where required, in good standing with applicable regulatory authorities, (iii) any obligation of the Borrower or its Restricted Subsidiaries in connection with the termination or partial termination of, or withdrawal from, any Foreign Plan, (iv) any Lien on the property of the Borrower or its Restricted Subsidiaries in favor of a Governmental Authority as a result of any action or inaction regarding a Foreign Plan, (v) for each Foreign Plan which is a funded or insured plan, failure to be funded or insured on an ongoing basis to the extent required by applicable non-U.S. law (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities, if applicable), (vi) any 183 facts that, to the best knowledge of the Borrower or any of its Restricted Subsidiaries, exist that would reasonably be expected to give rise to a dispute and any pending or threatened disputes that, to the best knowledge of the Borrower or any of its Restricted Subsidiaries, would reasonably be expected to result in a material liability to the Borrower or any of its Restricted Subsidiaries concerning the assets of any Foreign Plan (other than individual claims for the payment of benefits) and (vii) failure to make all contributions in a timely manner to the extent required by applicable non-U.S. law. Collateral. Upon execution and delivery thereof by the parties thereto, the5.13 Guarantee and Collateral Agreement and the Mortgages (if any) will be effective to create (to the extent described therein) in favor of the Collateral Agent for the benefit of the Secured Parties, a valid and enforceable security interest in or liens on the Collateral described therein, except as to enforcement, as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. When (a) all Filings (as defined in the Guarantee and Collateral Agreement) have been completed, (b) all applicable Instruments, Chattel Paper and Documents (each as described in the Guarantee and Collateral Agreement) constituting Collateral a security interest in which is perfected by possession have been delivered to, and/or are in the continued possession of, the Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable (or their respective agents appointed for purposes of perfection), in accordance with the applicable ABL/Cash Flow Intercreditor Agreement, Junior Lien Intercreditor Agreement or Other Intercreditor Agreement, (c) all Deposit Accounts and Pledged Stock (each as defined in the Guarantee and Collateral Agreement) a security interest in which is required by the Security Documents to be perfected by “control” (as described in the Uniform Commercial Code as in effect in each applicable jurisdiction (in the case of Deposit Accounts) and the State of New York (in the case of Pledged Stock) from time to time) are under the “control” of the Collateral Agent, the Administrative Agent, the applicable Collateral Representative or any Additional Agent, as applicable (or their respective agents appointed for purposes of perfection), in accordance with the applicable ABL/Cash Flow Intercreditor Agreement, Junior Lien Intercreditor Agreement or Other Intercreditor Agreement and (d) the Mortgages (if any) have been duly recorded in the proper recorders’ offices or appropriate public records and the mortgage recording fees and taxes in respect thereof, if any, are paid and the formal requirements of state or local law applicable to the recording of real property mortgages generally have been complied with, the security interests and liens granted pursuant to the Guarantee and Collateral Agreement and the Mortgages (if any) shall constitute (to the extent described therein and with respect to the Mortgages (if any), only as relates to the real property security interests and liens granted pursuant thereto) a perfected security interest in (to the extent intended to be created thereby and required to be perfected under the Loan Documents), all right, title and interest of each pledgor or mortgagor (as applicable) party thereto in the Collateral described therein (excluding Commercial Tort Claims, as defined in the Guarantee and Collateral Agreement, other than such Commercial Tort Claims set forth on Schedule 6 thereto (if any)) with respect to such pledgor or mortgagor (as applicable). Notwithstanding any other provision of this Agreement, capitalized terms that are used in this Subsection 5.13 and not defined in this Agreement are so used as defined in the applicable Security Document. 184 Investment Company Act; Other Regulations. The Borrower is not5.14 required to be registered as an “investment company”, or a company “controlled” by an entity required to be registered as an “investment company”, within the meaning of the Investment Company Act. The Borrower is not subject to regulation under any federal or state statute or regulation (other than Regulation X of the Board) which limits its ability to incur Indebtedness as contemplated hereby. Subsidiaries. Schedule 5.15 sets forth all the Subsidiaries of the Borrower5.15 at the Closing Date (after giving effect to the Transactions), the jurisdiction of their organization and the direct or indirect ownership interest of the Borrower therein. Purpose of Loans. The proceeds of Term Loans shall be used by the5.16 Borrower (i) in the case of the Original Initial Term Loans, to effect, in part, the Transactions, and to pay certain fees, premiums and expenses relating thereto, (ii) in the case of the Tranche B Term Loans, to repay the Original Initial Term Loans (other than Exchanged Tranche B Term Loans), to prepay, redeem, repurchase or retire Senior Notes, to pay fees, costs and expenses relating thereto and/or to finance the working capital, capital expenditures, business requirements of the Borrower and its Subsidiaries and for other purposes not prohibited by this Agreement, (iii) in the case of the Tranche C Term Loans, to effect, in part, the Fifth Amendment Transactions, to pay certain fees, premiums and expenses relating thereto, to finance the working capital, capital expenditures, business requirements of the Borrower and its Subsidiaries and for other purposes not prohibited by this Agreement and (iv) in the case of all other Term Loans, to finance the working capital, capital expenditures, business requirements of the Borrower and its Subsidiaries and for other purposes not prohibited by this Agreement. The proceeds of the Revolving Loans may be used by the Borrower on or after the Closing Date to pay amounts owing to effect the Transactions, to replace, backstop or cash collateralize letters of credit issued prior to, and outstanding on, the Closing Date under any facilities no longer available to the Ply Gem Business or the Atrium Business, to finance the working capital and business requirements of, and for Capital Expenditures and for other purposes of, the Borrower and its Subsidiaries not prohibited by this Agreement; provided that no more than $25,000,000 of (at the Borrower’s option) Initial Revolving Loans and/or ABL Facility Loans (exclusive of Letter of Credit or Letter of Credit (as defined in the Senior ABL Agreement) usage) may be used on the Closing Date, plus such additional amount of Initial Revolving Loans and/or ABL Facility Loans, which may be drawn on the Closing Date (i) to fund “flex” OID under the Facilities, (ii) for ordinary course working capital purposes (including to refinance any indebtedness incurred for working capital purposes) and (iii) to fund any purchase price adjustments in accordance with the terms of the Pisces Acquisition Agreement or the Atlas Acquisition Agreement. Environmental Matters. Except as disclosed on Schedule 5.17 or as would5.17 not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: The Borrower and its Restricted Subsidiaries: (i) are, and within the(a) period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current operations or for any property owned, leased, or otherwise operated by any of them; and (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits. 185 Materials of Environmental Concern have not been transported, disposed(b) of, emitted, discharged, or otherwise released, to, at or from any real property presently or, to the knowledge of the Borrower or any of its Restricted Subsidiaries, formerly owned, leased or operated by the Borrower or any of its Restricted Subsidiaries or at any other location, which would reasonably be expected to (i) give rise to liability or other Environmental Costs of the Borrower or any of its Restricted Subsidiaries under any applicable Environmental Law, or (ii) interfere with the planned or continued operations of the Borrower and its Restricted Subsidiaries or (iii) impair the fair saleable value of any Mortgaged Fee Properties. There is no judicial, administrative, or arbitral proceeding (including any(c) notice of violation or alleged violation) under any Environmental Law to which the Borrower or any of its Restricted Subsidiaries is, or to the knowledge of the Borrower or any of its Restricted Subsidiaries is reasonably likely to be, named as a party that is pending or, to the knowledge of the Borrower or any of its Restricted Subsidiaries, threatened. Neither the Borrower nor any of its Restricted Subsidiaries has received(d) any written request for information, or been notified that it is a potentially responsible party, under the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or received any other written request for information from any Governmental Authority with respect to any Materials of Environmental Concern. Neither the Borrower nor any of its Restricted Subsidiaries has entered(e) into or agreed to any consent decree, order, or settlement or other agreement, nor is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum, relating to compliance with or liability under any Environmental Law. No Material Misstatements. The written information (including the5.18 Confidential Information Memorandum), reports, financial statements, exhibits and schedules furnished by or on behalf of the Borrower to the Administrative Agent, the Other Representatives and the Lenders on or prior to the Closing Date in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, did not contain as of the Closing Date any material misstatement of fact and did not omit to state as of the Closing Date any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading in their presentation of the Borrower and its Restricted Subsidiaries taken as a whole. It is understood that (a) no representation or warranty is made concerning the forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions, and the assumptions on which they were based or concerning any information of a general economic nature or general information about the Borrower’s and its Subsidiaries’ industry, contained in any such information, reports, financial statements, exhibits or schedules, except that, in the case of such forecasts, estimates, pro forma information, projections and statements, as of the date such forecasts, estimates, pro forma information, projections and statements were generated, (i) such forecasts, estimates, pro forma information, projections and statements were based on the good faith assumptions of the 186 management of the Borrower and (ii) such assumptions were believed by such management to be reasonable and (b) such forecasts, estimates, pro forma information, projections and statements, and the assumptions on which they were based, may or may not prove to be correct. Labor Matters. There are no strikes pending or, to the knowledge of the5.19 Borrower, reasonably expected to be commenced against the Borrower or any of its Restricted Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The hours worked and payments made to employees of the Borrower and each of its Restricted Subsidiaries have not been in violation of any applicable laws, rules or regulations, except where such violations would not reasonably be expected to have a Material Adverse Effect. Insurance. Schedule 5.20 sets forth a complete and correct listing, as of5.20 the date that is two Business Days prior to the Closing Date, of all insurance that is (a) maintained by the Loan Parties (other than Holdings) and (b) material to the business and operations of the Borrower and its Restricted Subsidiaries taken as a whole, with the amounts insured (and any deductibles) set forth therein. Anti-Terrorism. To the extent applicable, except as would not reasonably5.21 be expected to have a Material Adverse Effect, Holdings, the Borrower and each Restricted Subsidiary is in compliance with (a) the PATRIOT Act, (b) the Trading with the Enemy Act, as amended and (c) any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), U.S. Department of State, United Nations Security Council, European Union or Her Majesty’s Treasury (collectively, “Sanctions”) and any other enabling legislation or executive order relating thereto. Neither any Loan Party nor, except as would not reasonably be expected to have a Material Adverse Effect, (i) any Restricted Subsidiary that is not a Loan Party or (ii) to the knowledge of the Borrower, any director, officer or employee of Holdings, the Borrower or any Restricted Subsidiary, is the target of any Sanctions. None of Holdings, the Borrower or any Restricted Subsidiary will knowingly use the proceeds of the Loans or Letters of Credit for the purpose of funding or financing any activities or business of or with any Person, or in any country or territory, that at the time of such funding or financing is restricted under Sanctions. SECTION 6 Conditions Precedent Conditions to Initial Extension of Credit. This Agreement, including the6.1 agreement of each Lender to make the initial Extension of Credit requested to be made by it, shall become effective on the date on which the following conditions precedent shall have been satisfied or waived: Loan Documents. The Administrative Agent shall have received (or, in(a) the case of certain Loan Parties, shall receive substantially concurrently with the satisfaction of the other conditions precedent set forth in this Subsection 6.1) the following Loan Documents, executed and delivered as required below: 187 this Agreement, executed and delivered by the Borrower;(i) ABL/Cash Flow Intercreditor Agreement, acknowledged by each(ii) Loan Party required to be a signatory thereto; and the Guarantee and Collateral Agreement, executed and delivered(iii) by each Loan Party required to be a signatory thereto; provided that, clause (iii) above notwithstanding, but without limiting the requirements set forth in Subsections 6.1(g) and (h), to the extent that a valid security interest in the Collateral covered by the Guarantee and Collateral Agreement (to the extent and with priority contemplated thereby) is not provided on the Closing Date and to the extent Holdings and the Borrower and its Subsidiaries have used commercially reasonable efforts to provide such Collateral, the provisions of clause (iii) above shall be deemed to have been satisfied and the Loan Parties shall be required to provide such Collateral in accordance with the provisions set forth in Subsections 7.13 and 7.14 if, and only if, each Loan Party shall have executed and delivered the Guarantee and Collateral Agreement to the Administrative Agent and the Administrative Agent shall have a perfected security interest in all Collateral of the type for which perfection may be accomplished by filing a UCC financing statement and shall have possession of all certificated Capital Stock of the Borrower and of its Domestic Subsidiaries (to the extent constituting Collateral) together with undated stock powers executed in blank (provided that certificated Capital Stock of Ply Gem Holdings and its Subsidiaries will only be required to be delivered on the Closing Date to the extent received from Ply Gem Holdings, so long as the Borrower has used commercially reasonable efforts to obtain them on the Closing Date). Pisces Acquisition Agreement and Atlas Acquisition Agreement. (i) The(b) Pisces Merger shall have been or, substantially concurrently with the initial funding pursuant to the Debt Financing, shall be, consummated in all material respects in accordance with the terms of the Pisces Acquisition Agreement, without giving effect to any modifications, amendments, express waivers or express consents thereunder by the Borrower that are materially adverse to the Lenders without the consent of the Lead Arrangers (such consent not to be unreasonably withheld, conditioned or delayed and provided that the Lead Arrangers shall be deemed to have consented to such modification, amendment, waiver or consent unless they shall object thereto within three Business Days after receipt of written notice of such modification, amendment, waiver or consent) (it being understood and agreed that (A) any change in the purchase price shall not be deemed to be materially adverse to the Lenders but (x) any resulting reduction in cash uses shall be allocated (I) first, to a reduction in the Equity Contribution to 21% of the pro forma capitalization of the Borrower after giving effect to the Transactions (as calculated in accordance with the definition of the term “Equity Contribution”) and (II) second, (1) 79% to a ratable reduction of the Initial Term Loan Facility and the aggregate principal amount of the Senior Notes (which reduction in the Senior Notes, together with any reduction in the Senior Notes pursuant to Subsection 6.1(b)(ii)(A)(x)(II)(1), shall not result in an aggregate principal amount of the Senior Notes of less than $250,000,000 unless reduced to $0 (followed by a reduction of only the Initial Term Loan Facility)) and (2) 21% to a reduction in the Equity Contribution and (y) any increase in purchase price 188 (excluding, for the avoidance of doubt, any purchase price adjustments in accordance with the terms of the Pisces Acquisition Agreement) shall be funded (at the Borrower’s option) with the proceeds of an equity contribution, Initial Revolving Loans and/or ABL Facility Loans and (B) any modification, amendment, express waiver or express consent to the definition of “Company Material Adverse Effect” in the Pisces Acquisition Agreement shall be deemed to be materially adverse to the Lenders; provided that the Lead Arrangers shall be deemed to have consented to such modification, amendment, express waiver or express consent unless they shall object thereto within three Business Days after receipt of written notice of such modification, amendment, express consent or express waiver and (ii) the transactions which upon the consummation thereof will result in the Atlas Acquisition shall have been or, substantially concurrently with the initial funding pursuant to the Debt Financing, shall be, consummated in all material respects in accordance with the terms of the Atlas Acquisition Agreement, without giving effect to any modifications, amendments, express waivers or express consents thereunder by the Borrower that are materially adverse to the Lenders without the consent of the Lead Arrangers (such consent not to be unreasonably withheld, conditioned or delayed and provided that the Lead Arrangers shall be deemed to have consented to such modification, amendment, waiver or consent unless they shall object thereto within three Business Days after receipt of written notice of such modification, amendment, waiver or consent) (it being understood and agreed that (A) any change in the purchase price shall not be deemed to be materially adverse to the Lenders but (x) any resulting reduction in cash uses shall be allocated (I) first, to a reduction in the Equity Contribution to 21% of the pro forma capitalization of the Borrower after giving effect to the Transactions (as calculated in accordance with the definition of the term “Equity Contribution”) and (II) second, (1) 79% to a ratable reduction of the Initial Term Loan Facility and the aggregate principal amount of the Senior Notes (which reduction in the Senior Notes, together with any reduction in the Senior Notes pursuant to Subsection 6.1(b)(i)(A)(x)(II)(1), shall not result in an aggregate principal amount of the Senior Notes of less than $250,000,000 unless reduced to $0 (followed by a reduction of only the Initial Term Loan Facility)) and (2) 21% to a reduction in the Equity Contribution and (y) any increase in purchase price (excluding, for the avoidance of doubt, any purchase price adjustments in accordance with the terms of the Atlas Acquisition Agreement) shall be funded (at the Borrower’s option) with the proceeds of an equity contribution, Initial Revolving Loans and/or ABL Facility Loans and (B) any modification, amendment, express waiver or express consent to the definition of “Material Adverse Effect” in the Atlas Acquisition Agreement shall be deemed to be materially adverse to the Lenders; provided that the Lead Arrangers shall be deemed to have consented to such modification, amendment, express waiver or express consent unless they shall object thereto within three Business Days after receipt of written notice of such modification, amendment, express consent or express waiver. Equity Contribution. The Equity Contribution shall have been, or(c) substantially concurrently with the initial funding pursuant to the Debt Financing shall be, consummated, which to the extent including equity interests other than common equity interests of Holdings or the Borrower shall be on terms and conditions and pursuant to documentation reasonably satisfactory to the Lead Arrangers to the extent material to the interests of the Lenders. 189 Financial Information. The Committed Lenders shall have received (I) (i)(d) the audited consolidated balance sheets of Ply Gem Holdings as of December 31, 2017 and December 31, 2016 and related consolidated statements of operations, stockholder’s equity and cash flows of Ply Gem Holdings for the fiscal years ended December 31, 2017, December 31, 2016 and December 31, 2015 and (ii) (x) the audited consolidated balance sheets of Atrium Corporation as of December 31, 2017 and December 31, 2016 and the related consolidated statements of operations, stockholder’s deficit and cash flows of Atrium Corporation for the fiscal years ended December 31, 2017 and December 31, 2016 and (y) the audited consolidated balance sheets of Atrium Corporation as of December 31, 2016 and December 31, 2015 and the related consolidated statements of operations, stockholder’s deficit and cash flows of Atrium Corporation for the fiscal years ended December 31, 2016 and December 31, 2015 and (II) the unaudited pro forma consolidated balance sheet and a related unaudited pro forma consolidated statement of operations of the Borrower as of and for the 12-month period ending on December 31, 2017, adjusted to give effect (as if such events had occurred on such date for purposes of the balance sheet and at the beginning of such period, for purposes of the statement of operations) to the consummation of the Transactions, and the Extensions of Credit hereunder on the Closing Date, which need not be prepared in compliance with Regulation S-X under the Securities Act or include adjustments for purchase accounting, in each case to the extent customary for senior secured bank financing transactions of this type. Legal Opinions. The Administrative Agent shall have received the(e) following executed legal opinions, each in form and substance reasonably satisfactory to the Administrative Agent: executed legal opinion of Debevoise & Plimpton LLP, counsel to(i) the Borrower and the other Loan Parties; executed legal opinions of Morris, Nichols, Arsht & Tunnell LLP,(ii) special Delaware counsel to certain of the Loan Parties; executed legal opinions of Lathrop Gage LLP, special California(iii) and Missouri counsel to certain of the Loan Parties; executed legal opinion of Marshall & Melhorn, LLC, special Ohio(iv) counsel to certain of the Loan Parties; executed legal opinion of Adams and Reese LLP, special Texas(v) counsel to certain of the Loan Parties; and executed legal opinion of Dinsmore & Shohl LLP, special West(vi) Virginia counsel to certain of the Loan Parties. Officer’s Certificate. The Administrative Agent shall have received a(f) certificate from the Borrower, dated the Closing Date, substantially in the form of Exhibit G hereto. 190 Perfected Liens. The Collateral Agent shall have obtained a valid security(g) interest in the Collateral covered by the Guarantee and Collateral Agreement (to the extent and with the priority contemplated therein and in the ABL/Cash Flow Intercreditor Agreement); and all documents, instruments, filings and recordations reasonably necessary in connection with the perfection and, in the case of the filings with the United States Patent and Trademark Office and the United States Copyright Office, protection of such security interests shall have been executed and delivered or made, or shall be delivered or made substantially concurrently with the initial funding pursuant to the Debt Financing under the Loan Documents pursuant to arrangements reasonably satisfactory to the Administrative Agent or, in the case of UCC filings, written authorization to make such UCC filings shall have been delivered to the Collateral Agent, and none of such Collateral shall be subject to any other pledges, security interests or mortgages except for Permitted Liens or pledges, security interests or mortgages to be released on the Closing Date; provided that with respect to any such Collateral the security interest in which may not be perfected by filing of a UCC financing statement or by possession of certificated Capital Stock of the Borrower or its Domestic Subsidiaries (to the extent constituting Collateral) (provided that certificated Capital Stock of Ply Gem Holdings and its Subsidiaries will only be required to be delivered on the Closing Date to the extent received from Ply Gem Holdings, so long as the Borrower has used commercially reasonable efforts to obtain them on the Closing Date), if perfection of the Collateral Agent’s security interest in such Collateral may not be accomplished on or before the Closing Date after the applicable Loan Party’s commercially reasonable efforts to do so, then delivery of documents and instruments for perfection of such security interest shall not constitute a condition precedent to the initial borrowings hereunder if the applicable Loan Party agrees to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be reasonably necessary to perfect such security interests in accordance with Subsections 7.13 and 7.14 and otherwise pursuant to arrangements to be mutually agreed by the applicable Loan Party and the Administrative Agent acting reasonably, but in no event later than the 91st day after the Closing Date (unless otherwise agreed by the Administrative Agent in its sole discretion) (and, in the case of real property and the Mortgages, no later than the 181st day after the Closing Date, unless otherwise agreed by the Administrative Agent in its sole discretion). Pledged Stock; Stock Powers. The Collateral Agent shall have received(h) the certificates, if any, representing the Pledged Stock under (and as defined in) the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof; provided that such Pledged Stock and related stock powers of Ply Gem Holdings and its Subsidiaries will only be required to be delivered on the Closing Date to the extent received from Ply Gem Holdings, so long as the Borrower has used commercially reasonable efforts to obtain them on the Closing Date; provided, further, that with respect to any such Pledged Stock other than Capital Stock of the Borrower and its Domestic Subsidiaries (to the extent constituting Collateral), if delivery of such Pledged Stock and related stock powers to the Collateral Agent may not be accomplished on or before the Closing Date after the applicable Loan Party’s commercially reasonable efforts to do so, then delivery of such Pledged Stock and related stock powers shall not constitute a condition precedent to the initial borrowings hereunder if the applicable Loan Party 191 agrees to deliver or cause to be delivered such Pledged Stock and related stock powers in accordance with Subsections 7.13 and 7.14 and otherwise pursuant to arrangements to be mutually agreed by the applicable Loan Party and the Administrative Agent acting reasonably, but in no event later than the 91st day after the Closing Date (unless otherwise agreed by the Administrative Agent in its sole discretion). Lien Searches. The Collateral Agent shall have received customary lien(i) searches in the United States reasonably requested by it at least 30 calendar days prior to the Closing Date; provided that if delivery of such lien searches to the Collateral Agent may not be accomplished on or before the Closing Date after the Borrower’s commercially reasonable efforts to do so, then delivery of such lien searches shall not constitute a condition precedent to the initial borrowings hereunder if the Borrower agrees to deliver or cause to be delivered such lien searches in accordance with Subsection 7.13 and otherwise pursuant to arrangements to be mutually agreed by the Borrower and the Administrative Agent acting reasonably, but in no event later than the 91st day after the Closing Date (unless otherwise agreed by the Administrative Agent in its sole discretion). Fees. The Committed Lenders, the Lead Arrangers, the Agents and the(j) Lenders, respectively, shall have received all fees related to the Transactions payable to them to the extent due (which may be offset against the proceeds of the Facilities). Secretary’s Certificate. The Administrative Agent shall have received a(k) certificate from the Borrower and, substantially concurrently with the satisfaction of the other conditions precedent set forth in this Subsection 6.1, each other Loan Party, dated the Closing Date, substantially in the form of Exhibit F hereto, with appropriate insertions and attachments of resolutions or other actions, evidence of incumbency and the signature of authorized signatories and Organizational Documents, executed by a Responsible Officer and the Secretary or any Assistant Secretary or other authorized representative of such Loan Party. No Closing Date Material Adverse Effect. (i) Since January 31, 2018,(l) there has not occurred any Closing Date Material Adverse Effect and (ii) since January 31, 2018, there has not been any “Material Adverse Effect” (as defined in the Atlas Acquisition Agreement). Solvency. The Administrative Agent shall have received a certificate of(m) the chief financial officer or treasurer (or other comparable officer) of the Ply Gem Business certifying the Solvency, after giving effect to the Transactions and after giving effect to the effectiveness of the Atlas Merger, the Atlas Contribution and the repayment of certain existing Indebtedness of the Atrium Business on the Business Day immediately following the Closing Date, of the Borrower and its Subsidiaries on a consolidated basis in substantially the form of Exhibit H hereto. Patriot Act. The Administrative Agent and the Committed Lenders shall(n) have received at least three Business Days prior to the Closing Date all documentation and other information about the Loan Parties mutually agreed to be required by U.S. 192 regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, that has been reasonably requested in writing at least ten Business Days prior to the Closing Date. Pisces Acquisition Agreement and Atlas Acquisition Agreement(o) Conditions; Specified Representations. (i) (x) The condition in Section 6.3(a) of the Pisces Acquisition Agreement (but only with respect to the representations that are material to the interests of the Lenders, and only to the extent that Borrower (or any of its Affiliates party to the Pisces Acquisition Agreement) has the right to terminate its obligations under the Pisces Acquisition Agreement (or otherwise decline to consummate the Pisces Merger) without liability to the Borrower or any of its Affiliates as a result of a breach of such representations in the Pisces Acquisition Agreement) shall have been satisfied and (y) the condition in Section 2.6(b)(ii) of the Atlas Acquisition Agreement (but only with respect to the representations that are material to the interests of the Lenders, and only to the extent that Borrower (or any of its Affiliates party to the Atlas Acquisition Agreement) has the right to terminate its obligations under the Atlas Acquisition Agreement (or otherwise decline to consummate the Atlas Acquisition) without liability to the Borrower or any of its Affiliates as a result of a breach of such representations in the Atlas Acquisition Agreement) shall have been satisfied and (ii) the Specified Representations shall, except to the extent they relate to a particular date, be true and correct in all material respects on and as of such date as if made on and as of such date. Borrowing Notice. With respect to the initial Extensions of Credit, the(p) Administrative Agent shall have received a notice of such Borrowing as required by Subsection 2.3 (and, Subsection 2.4, with respect to Initial Revolving Loans (if any)). Outstanding Indebtedness. Substantially concurrently with the initial(q) funding pursuant to the Debt Financing, all commitments and amounts outstanding (other than contingent obligations) under (i) the Credit Agreement, dated as of January 30, 2014, among Ply Gem Holdings, Ply Gem Industries, the lenders from time to time party thereto and Credit Suisse AG, as administrative agent and collateral agent, as the same may be amended, restated, amended and restated, refinanced, supplemented or otherwise modified from time to time, (ii) the Second Amended and Restated Credit Agreement, dated as of November 5, 2015, among Ply Gem Holdings, Ply Gem Industries, Gienow Canada Inc., Mitten Inc., the subsidiary borrowers from time to time party thereto, the lenders from time to time party thereto, UBS AG, Stamford Branch, as U.S. Administrative Agent, as U.S. Collateral Agent, as U.S. Swing Line Lender and a U.S. L/C Issuer, Wells Fargo Capital Finance, LLC, as Co-Collateral Agent, Wells Fargo Bank, National Association, as a U.S. L/C Issuer, UBS AG Canada Branch, as Canadian Administrative Agent, as Canadian Collateral Agent, as Canadian Swing Line Lender and as a Canadian L/C Issuer, Credit Suisse AG Cayman Islands Branch, as a U.S. L/C Issuer, Credit Suisse AG, Toronto Branch, as a Canadian L/C Issuer, UBS Securities LLC, as Joint Lead Arranger and Joint Bookrunner, and Wells Fargo Capital Finance, LLC, as Syndication Agent, Joint Lead Arranger and Joint Bookrunner, as the same may be amended, restated, amended and restated, refinanced, supplemented or otherwise modified from time to time, and (iii) the Indenture, dated as of January 30, 2014, among 193 Ply Gem Industries, the guarantors from time to time party thereto and Wells Fargo Bank, National Association, as trustee, as amended by the First Supplemental Indenture, dated as of October 3, 2014, and as the same may be further amended, supplemented or otherwise modified from time to time, shall in each case have been repaid, redeemed, defeased, terminated or otherwise discharged (or irrevocable notice for the repayment, redemption, defeasance, termination or discharge thereof has been given). The making of the initial Extensions of Credit by the Lenders hereunder shall conclusively be deemed to constitute an acknowledgement by the Administrative Agent and each Lender that each of the conditions precedent set forth in this Subsection 6.1 shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by such Person. Conditions to Each Extension of Credit After the Closing Date. The6.2 agreement of each Lender to make any Extension of Credit requested to be made by it on any date after the Closing Date (including each Swing Line Loan made after the Closing Date) is subject to the satisfaction or waiver of the following conditions precedent: Notice. With respect to any Loan, the Administrative Agent shall have(a) received a duly executed notice of borrowing, and, with respect to the issuance of any Letter of Credit, the applicable Issuing Bank shall have received a duly executed Letter of Credit Request. Representations and Warranties. Each of the representations and(b) warranties made by any Loan Party pursuant to this Agreement or any other Loan Document (or in any amendment, modification or supplement hereto or thereto) to which it is a party, and each of the representations and warranties contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this Agreement or any other Loan Document shall, except to the extent that they relate to a particular date, be true and correct in all material respects on and as of such date as if made on and as of such date. No Default. No Default or Event of Default shall have occurred and be(c) continuing on such date or after giving effect to the Extensions of Credit requested to be made on such date. Each Extension of Credit by or on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such borrowing that the conditions contained in this Subsection 6.2 have been satisfied (excluding, for the avoidance of doubt, the initial Extensions of Credit hereunder). SECTION 7 Affirmative Covenants The Borrower hereby agrees that, from and after the Closing Date and so long as the Revolving Commitments remain in effect, and thereafter until payment in full of the Loans, 194 all Reimbursement Obligations and all other Cash Flow Facilities Obligations then due and owing to any Lender or any Agent hereunder and termination or expiration of all Letters of Credit (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to the applicable Issuing Bank), the Borrower shall and shall (except in the case of delivery of financial information, reports and notices) cause each of its Restricted Subsidiaries to: Financial Statements. Furnish to the Administrative Agent for delivery to7.1 each Lender (and the Administrative Agent agrees to make and so deliver such copies): as soon as available, but in any event not later than the fifth Business Day(a) after (i) the 135th day following the end of the fiscal year of Neptune ending October 28, 2018 (or such longer period as would be permitted by the SEC if Neptune were then subject to SEC reporting requirements as a non-accelerated filer), a copy of the consolidated balance sheet of Neptune as at the end of such year and the related consolidated statements of operations, stockholders’ equity and cash flows for such year, and (ii) commencing with the fiscal year ending December 31, 2019, the 120th day following the end of each fiscal year of the Borrower (or, in each case, such longer period as would be permitted by the SEC if the Borrower were then subject to SEC reporting requirements as a non-accelerated filer), a copy of the consolidated balance sheet of the Borrower as at the end of such year and the related consolidated statements of operations, stockholders’ equity and cash flows for such year, setting forth, commencing with the financial statements for the fiscal year ending December 31, 2019, in each case, in comparative form the figures for and as of the end of the previous year (which, for purposes of the financial statements for the fiscal year ending December 31, 2019, such financial statements in comparative form will consist of (x) the financial statements of Neptune for the fiscal year ending October 28, 2018 and (y) the financial statements of Neptune for the transition period from October 29, 2018 through December 31, 2018 (it being understood that, with respect to financial information of the Borrower (as defined prior to giving effect to the Panther Closing Date) included in the financial statements of Neptune for the transition period from October 29, 2018 through December 31, 2018, the financial statements of Neptune for the transition period from October 29, 2018 through December 31, 2018 may only include the financial information of the Borrower (as defined prior to giving effect to the Panther Closing Date) for the period from the Panther Closing Date through December 31, 2018)), reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit (provided that such report may contain a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, if such qualification or exception is related solely to (i) an upcoming Maturity Date hereunder or an upcoming “maturity date” under the Senior ABL Facility, Senior Notes or any other Indebtedness Incurred in compliance with this Agreement (or, for purposes of the financial statements of Neptune for the fiscal year ending October 28, 2018, an upcoming maturity or termination date under the Neptune ABL Credit Agreement or the Neptune Term Loan Credit Agreement and any other Indebtedness Incurred in compliance with the Neptune ABL Credit Agreement or the Neptune Term Loan Credit Agreement), (ii) any potential inability to satisfy any financial maintenance covenant included in this Agreement, the Senior ABL Agreement or any other Indebtedness of the Borrower or its Subsidiaries on a future date in a future period (or, for purposes of the financial statements of Neptune for 195 the fiscal year ending October 28, 2018, any potential inability to satisfy any financial maintenance covenant included in either of the Neptune ABL Credit Agreement, the Neptune Term Loan Credit Agreement or any other Indebtedness of Neptune or its Subsidiaries on a future date in a future period) or (iii) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary), by KPMG LLP, Ernst & Young LLP or other independent certified public accountants of nationally recognized standing (it being agreed that the furnishing of (x) the Borrower’s, Neptune’s or any Parent Entity’s annual report on Form 10-K for such year, as filed with the SEC, or (y) the financial statements of any Parent Entity, will, in each case, satisfy the Borrower’s or Neptune’s, as applicable, obligation under this Subsection 7.1(a) with respect to such year, including with respect to the requirement that such financial statements be reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, so long as the report included in such Form 10-K or accompanying such financial statements, as applicable, does not contain any “going concern” or like qualification or exception (other than a “going concern” or like qualification or exception with respect to (i) an upcoming Maturity Date hereunder or an upcoming “maturity date” under the Senior ABL Facility, the Senior Notes or any other Indebtedness Incurred in compliance with this Agreement (or, for purposes of the financial statements of Neptune for the fiscal year ending October 28, 2018, an upcoming maturity or termination date under the Neptune ABL Credit Agreement or the Neptune Term Loan Credit Agreement and any other Indebtedness Incurred in compliance with the Neptune ABL Credit Agreement or the Neptune Term Loan Credit Agreement), (ii) any potential inability to satisfy any financial maintenance covenant included in this Agreement, the Senior ABL Agreement or any other Indebtedness of the Borrower or its Subsidiaries on a future date in a future period (or, for purposes of the financial statements of Neptune for the fiscal year ending October 28, 2018, any potential inability to satisfy any financial maintenance covenant included in either of the Neptune ABL Credit Agreement, the Neptune Term Loan Credit Agreement or any other Indebtedness of Neptune or its Subsidiaries on a future date in a future period) or (iii) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary)), together with a management’s discussion and analysis of financial information (which need not be prepared in accordance with Item 303 of Regulation S-K of the Securities Act, and which may be in a form substantially similar to (1) the management’s discussion and analysis of consolidated financial information with respect to Ply Gem Holdings included in the offering memorandum for the Senior Notes or (2) the management’s discussion and analysis of financial condition and results of operations with respect to Neptune as previously filed with the SEC); as soon as available, but in any event not later than the fifth Business Day(b) following (i) the 105th day following the end of the quarterly period ending March 31, 2018 (or such longer period as would be permitted by the SEC if the Borrower were then subject to SEC reporting requirements as a non-accelerated filer), (x) the unaudited consolidated balance sheet and related statements of operations and cash flows of Atrium Corporation and its consolidated subsidiaries for such quarterly period and (y) the unaudited consolidated balance sheet and related statements of operations and cash flows of Ply Gem Holdings and its consolidated subsidiaries for such quarterly period, (ii) the 90th day following the end of each of the quarterly periods ending June 30, 2018 and 196 September 29, 2018 (or such longer period as would be permitted by the SEC if the Borrower were then subject to SEC reporting requirements as a non-accelerated filer), the unaudited consolidated balance sheet of the Borrower as at the end of such quarter and the related unaudited consolidated statements of operations and cash flows of the Borrower for such quarter and the portion of the fiscal year through the end of such quarter, (iii) the 60th day following December 31, 2018 (or such longer period as would be permitted by the SEC if Neptune were then subject to SEC reporting requirements as a non-accelerated filer), the unaudited consolidated balance sheet and related statements of operations and cash flows of Neptune and its consolidated subsidiaries for the transition period from October 29, 2018 through December 31, 2018 (it being understood that, with respect to financial information of the Borrower (as defined prior to giving effect to the Panther Closing Date) included in the unaudited consolidated balance sheet and related statements of operations and cash flows of Neptune and its consolidated subsidiaries for the transition period from October 29, 2018 through December 31, 2018, the unaudited consolidated balance sheet and related statements of operations and cash flows of Neptune and its consolidated subsidiaries for the transition period from October 29, 2018 through December 31, 2018 may only include the financial information of the Borrower (as defined prior to giving effect to the Panther Closing Date) for the period from the Panther Closing Date through December 31, 2018) and (iv) the 60th day following the end of each of the first three quarterly periods of each fiscal year of the Borrower (or such longer period as would be permitted by the SEC if the Borrower were then subject to SEC reporting requirements as a non-accelerated filer) commencing, in the case of this clause (iv), with the Fiscal Quarter ending March 30, 2019, the unaudited consolidated balance sheet of the Borrower as at the end of such quarter and the related unaudited consolidated statements of operations and cash flows of the Borrower for such quarter and the portion of the fiscal year through the end of such quarter, setting forth commencing with the financial statements for the Fiscal Quarter ending September 28, 2019, in comparative form the figures for and as of the corresponding periods of the previous year (which, for purposes of the financial statements for the Fiscal Quarter ending September 28, 2019, such financial statements in comparative form will consist of the financial statements of Neptune for the fiscal quarter ending July 29, 2018), in each case certified by a Responsible Officer of the Borrower as being fairly stated in all material respects (subject to normal year-end audit and other adjustments) (it being agreed that the furnishing of (x) the Borrower’s or any Parent Entity’s quarterly report on Form 10-Q for such quarter or the transition report on Form 10-QT for such period, as filed with the SEC, or (y) the financial statements of any Parent Entity will, in each case, satisfy the Borrower’s or Neptune’s, as applicable, obligations under this Subsection 7.1(b) with respect to such quarter), together with a management’s discussion and analysis of financial information (which need not be prepared in accordance with Item 303 of Regulation S-K of the Securities Act, and which may be in a form substantially consistent with (1) the management’s discussion and analysis of consolidated financial information with respect to Ply Gem Holdings included in the offering memorandum for the Senior Notes or (2) the management’s discussion and analysis of financial condition and results of operations with respect to Neptune as previously filed with the SEC); to the extent applicable, concurrently with any delivery of consolidated(c) financial statements referred to in Subsections 7.1(a) and (b) above, related unaudited 197 condensed consolidating financial statements and appropriate reconciliations reflecting the material adjustments necessary (as determined by the Borrower in good faith, which determination shall be conclusive) to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements; and commencing with the financial statements for the Fiscal Quarter ending(d) June 30, 2018, all such financial statements delivered pursuant to Subsection 7.1(a) or (b) to (and, in the case of any financial statements delivered pursuant to Subsection 7.1(b), shall be certified by a Responsible Officer of the Borrower to) fairly present in all material respects the financial condition of the Borrower and, if applicable the applicable Parent Entity and, its Subsidiaries in conformity with GAAP and to be (and, in the case of any financial statements delivered pursuant to Subsection 7.1(b) shall be certified by a Responsible Officer of the Borrower as being) in reasonable detail and prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods that began on or after the Closing Date (except as disclosed therein, and except, in the case of any financial statements delivered pursuant to Subsection 7.1(b), for the absence of certain notes). Notwithstanding anything in clauses (a) or (b) of this Subsection 7.1 to the contrary, except as expressly required with respect to Unrestricted Subsidiaries in clause (c) above, in no event shall any annual or quarterly financial statements delivered pursuant to clauses (a) or (b) of this Subsection 7.1 be required to (x) include any segment reporting, reporting with respect to non-consolidated subsidiaries, separate consolidating financial information with respect to the Borrower, any Subsidiary Guarantor or any other Affiliate of the Borrower, or any segment reporting, reporting with respect to non-consolidated subsidiaries, separate financial statements or information for the Borrower, any Subsidiary Guarantor or any Affiliate of the Borrower, (y) comply with Section 302, Section 404 and Section 906 of the Sarbanes Oxley Act of 2002, as amended, or related items 307, 308 and 308T of Regulation S-K under the Securities Act or (z) comply with Rule 3-03(e), Rule 3-05, Rule 3-09, Rule 3-10 and Rule 3-16 of Regulation S-X under the Securities Act. Certificates; Other Information. Furnish to the Administrative Agent for7.2 delivery to each Lender (and the Administrative Agent agrees to make and so deliver such copies): commencing with the financial statements for the Fiscal Quarter ending(a) June 30, 2018, concurrently with the delivery of the financial statements and reports referred to in Subsections 7.1(a) (other than the financial statements and reports set forth in clause (i) thereof) and 7.1(b), a certificate signed by a Responsible Officer of the Borrower in substantially the form of Exhibit U or such other form as may be agreed between the Borrower and the Administrative Agent (a “Compliance Certificate”) (i) stating that, to the best of such Responsible Officer’s knowledge, each of the Borrower and its Restricted Subsidiaries during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement or the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default, except, in each case, as specified in such certificate, (ii) 198 commencing with the delivery of the Compliance Certificate for the Fiscal Quarter ending September 29, 2018, setting forth a reasonably detailed calculation of the Consolidated Secured Leverage Ratio for the Most Recent Four Quarter Period (whether or not the financial covenant in Subsection 8.10 is required to be tested) and (iii) commencing with the delivery of the Compliance Certificate for the fiscal year ended December 31, 2019, if (A) delivered with the financial statements required by Subsection 7.1(a) and (B) the Consolidated Secured Leverage Ratio as of the last day of the immediately preceding fiscal year was greater than or equal to 4.25:1.00, set forth in reasonable detail the amount of (and the calculations required to establish the amount of) Excess Cash Flow for the respective fiscal year covered by such financial statements; within five Business Days after the same are filed, copies of all financial(b) statements and periodic reports which the Borrower may file with the SEC or any successor or analogous Governmental Authority; within five Business Days after the same are filed, copies of all registration(c) statements and any amendments and exhibits thereto, which the Borrower may file with the SEC or any successor or analogous Governmental Authority; subject to the last sentence of Subsection 7.6, promptly, such additional(d) financial and other information regarding the Loan Parties as any Agent or the Required Lenders through the Administrative Agent may from time to time reasonably request; and promptly upon reasonable request from the Administrative Agent(e) calculations of Consolidated EBITDA and other Fixed GAAP Terms as reasonably requested by the Administrative Agent promptly following receipt of a written notice from the Borrower electing to change the Fixed GAAP Date, which calculations shall show the calculations of the respective Fixed GAAP Terms both before and after giving effect to the change in the Fixed GAAP Date and identify the material change(s) in GAAP giving rise to the change in such calculations. Documents required to be delivered pursuant to Subsection 7.1(a), 7.1(b), 7.1(c), 7.2(a), 7.2(b), 7.2(c), 7.2(d) or 7.2(e) may at the Borrower’s option be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s (or any Parent Entity’s) website on the Internet at the website address listed on Schedule 7.2 (or such other website address as the Borrower may specify by written notice to the Administrative Agent from time to time); or (ii) on which such documents are posted on the Borrower’s (or any Parent Entity’s) behalf on an Internet or intranet website to which each Lender and the Administrative Agent have access (whether a commercial, third-party website (including any website maintained by the SEC) or whether sponsored by the Administrative Agent). Following the electronic delivery of any such documents by posting such documents to a website in accordance with the preceding sentence (other than the posting by the Borrower of any such documents on any website maintained for or sponsored by the Administrative Agent), the Borrower shall promptly provide the Administrative Agent notice of such delivery (which notice may be by facsimile or electronic mail) and the electronic location at which such documents may be accessed; provided 199 that, in the absence of bad faith, the failure to provide such prompt notice shall not constitute a Default hereunder. Payment of Taxes. Pay, discharge or otherwise satisfy at or before7.3 maturity or before they become delinquent, as the case may be, all taxes except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings diligently conducted and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or any of its Restricted Subsidiaries, as the case may be, or except to the extent that failure to do so, in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Conduct of Business and Maintenance of Existence; Compliance with7.4 Contractual Obligations and Requirements of Law. Preserve, renew and keep in full force and effect its existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole, except as otherwise permitted pursuant to Subsection 8.4 or 8.7, provided that the Borrower and its Restricted Subsidiaries shall not be required to maintain any such rights, privileges or franchises and the Borrower’s Restricted Subsidiaries shall not be required to maintain such existence, if the failure to do so would not reasonably be expected to have a Material Adverse Effect; and comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith, in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Maintenance of Property; Insurance. (a) (i) Keep all property necessary in7.5 the business of the Borrower and its Restricted Subsidiaries, taken as a whole, in good working order and condition, except where failure to do so would not reasonably be expected to have a Material Adverse Effect; (ii) use commercially reasonable efforts to maintain with financially sound and reputable insurance companies (or any Captive Insurance Subsidiary) insurance on, or self-insure, all property material to the business of the Borrower and its Restricted Subsidiaries, taken as a whole, in at least such amounts and against at least such risks (but including in any event public liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business; (iii) furnish to the Administrative Agent, upon written request, information in reasonable detail as to the insurance carried; (iv) use commercially reasonable efforts to maintain property and liability policies that provide that in the event of any cancellation thereof during the term of the policy, either by the insured or by the insurance company, the insurance company shall provide to the secured party at least 30 days prior written notice thereof, or in the case of cancellation for non-payment of premium, ten days prior written notice thereof; (v) in the event of any material change in any of the property or liability policies referenced in the preceding clause (iv), use commercially reasonable efforts to provide the Administrative Agent with at least 30 days’ prior written notice thereof; and (vi) use commercially reasonable efforts to ensure that, subject to the ABL/Cash Flow Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement, at all times the Collateral Agent, the applicable Collateral Representative or any Additional Agent, in accordance with the applicable ABL/Cash Flow Intercreditor Agreement, Junior Lien Intercreditor Agreement or Other Intercreditor Agreement, for the benefit of the applicable Secured Parties, shall be named as an additional insured with respect to liability policies maintained by the Borrower and each Subsidiary Guarantor and the Collateral Agent for the 200 benefit of the Secured Parties, shall be named as loss payee with respect to the property insurance maintained by the Borrower and each Subsidiary Guarantor; provided that, unless an Event of Default shall have occurred and be continuing, (A) the Collateral Agent shall turn over to the Borrower any amounts received by it as an additional insured or loss payee under any property insurance maintained by the Borrower and its Subsidiaries, (B) the Collateral Agent agrees that the Borrower and/or its applicable Subsidiary shall have the sole right to adjust or settle any claims under such insurance and (C) all proceeds from a Recovery Event shall be paid to the Borrower. With respect to each property of the Loan Parties subject to a Mortgage:(b) [Reserved].(i) The applicable Loan Party promptly shall comply with and(ii) conform to all requirements of the insurers applicable to such party or to such property or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of such property, except for such non-compliance or non-conformity as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. If the Borrower is in default of its obligations to insure or deliver(iii) any such prepaid policy or policies, the result of which would reasonably be expected to have a Material Adverse Effect, then the Administrative Agent, at its option upon ten days’ written notice to the Borrower, may effect such insurance from year to year at rates substantially similar to the rate at which the Borrower or any Restricted Subsidiary had insured such property, and pay the premium or premiums therefor, and the Borrower shall pay to the Administrative Agent on demand such premium or premiums so paid by the Administrative Agent with interest from the time of payment at a rate per annum equal to 2.00%. If such property, or any part thereof, shall be destroyed or damaged(iv) and the reasonably estimated cost thereof would exceed $15,000,000, the Borrower shall give prompt notice thereof to the Administrative Agent. All insurance proceeds paid or payable in connection with any damage or casualty to any property shall be applied in the manner specified in the proviso to Subsection 7.5(a). Inspection of Property; Books and Records; Discussions. In the case of7.6 the Borrower, keep proper books and records in a manner to allow financial statements to be prepared in conformity with GAAP consistently applied in respect of all material financial transactions and matters involving the material assets and business of the Borrower and its Restricted Subsidiaries, taken as a whole; and permit representatives of the Administrative Agent to visit and inspect any of its properties and examine and, to the extent reasonable, make abstracts from any of its books and records and to discuss the business, operations, properties and financial and other condition of the Borrower and its Restricted Subsidiaries with officers of the Borrower and its Restricted Subsidiaries and with its independent certified public accountants, in each case at any reasonable time, upon reasonable notice; provided that (a) except during the 201 continuation of an Event of Default, only one such visit per year shall be at the Borrower’s expense, and (b) during the continuation of an Event of Default, the Administrative Agent or its representatives may do any of the foregoing at the Borrower’s expense; provided, further, that representatives of the Borrower may be present during any such visits, discussions and inspections. Notwithstanding anything to the contrary in Subsection 7.2(d) or in this Subsection 7.6, none of the Borrower or any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or the Lenders (or their respective representatives) is prohibited by Requirement of Law or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product. Notices. Promptly give notice to the Administrative Agent and each7.7 Lender of: as soon as possible after a Responsible Officer of the Borrower knows(a) thereof, the occurrence of any Default or Event of Default; as soon as possible after a Responsible Officer of the Borrower knows(b) thereof, any default or event of default under any Contractual Obligation of the Borrower or any of its Restricted Subsidiaries, other than as previously disclosed in writing to the Lenders, which would reasonably be expected to have a Material Adverse Effect; as soon as possible after a Responsible Officer of the Borrower knows(c) thereof, the occurrence of (i) any default or event of default under the Senior ABL Agreement, (ii) any default or event of default under the Senior Notes Indenture or (iii) any payment default under any Additional Obligations Documents or under any agreement or document governing other Indebtedness, in each case under this clause (c) relating to Indebtedness in an aggregate principal amount equal to or greater than $75,000,000; as soon as possible after a Responsible Officer of the Borrower knows(d) thereof, any litigation, investigation or proceeding affecting the Borrower or any of its Restricted Subsidiaries that would reasonably be expected to have a Material Adverse Effect; the following events, as soon as possible and in any event within 30 days(e) after a Responsible Officer of the Borrower knows thereof: (i) the occurrence or expected occurrence of any Reportable Event (or similar event) with respect to any Single Employer Plan (or Foreign Plan), a failure to make any required contribution to a Single Employer Plan, Multiemployer Plan or Foreign Plan, the creation of any Lien on the property of the Borrower or its Restricted Subsidiaries in favor of the PBGC, a Plan or a Foreign Plan or any withdrawal from, or the full or partial termination or Insolvency of, any Multiemployer Plan or Foreign Plan; or (ii) the institution of proceedings or the taking of any other formal action by the PBGC or the Borrower or any of its Restricted Subsidiaries or any Commonly Controlled Entity or any Multiemployer Plan which would reasonably be expected to result in the withdrawal from, or the termination or Insolvency 202 of, any Single Employer Plan, Multiemployer Plan or Foreign Plan; provided, however, that no such notice will be required under clause (i) or (ii) above unless the event giving rise to such notice, when aggregated with all other such events under clause (i) or (ii) above, would be reasonably expected to result in a Material Adverse Effect; as soon as possible after a Responsible Officer of the Borrower knows(f) thereof, (i) any release or discharge by the Borrower or any of its Restricted Subsidiaries of any Materials of Environmental Concern required to be reported under applicable Environmental Laws to any Governmental Authority, unless the Borrower reasonably determines that the total Environmental Costs arising out of such release or discharge would not reasonably be expected to have a Material Adverse Effect, (ii) any condition, circumstance, occurrence or event not previously disclosed in writing to the Administrative Agent that would reasonably be expected to result in liability or expense under applicable Environmental Laws, unless the Borrower reasonably determines that the total Environmental Costs arising out of such condition, circumstance, occurrence or event would not reasonably be expected to have a Material Adverse Effect, or would not reasonably be expected to result in the imposition of any lien or other material restriction on the title, ownership or transferability of any facilities and properties owned, leased or operated by the Borrower or any of its Restricted Subsidiaries that would reasonably be expected to result in a Material Adverse Effect and (iii) any proposed action to be taken by the Borrower or any of its Restricted Subsidiaries that would reasonably be expected to subject the Borrower or any of its Restricted Subsidiaries to any material additional or different requirements or liabilities under Environmental Laws, unless the Borrower reasonably determines that the total Environmental Costs arising out of such proposed action would not reasonably be expected to have a Material Adverse Effect; and as soon as possible after a Responsible Officer of the Borrower knows(g) thereof, any loss, damage, or destruction to a significant portion of the Collateral, whether or not covered by insurance. Each notice pursuant to this Subsection 7.7 shall be accompanied by a statement of a Responsible Officer of the Borrower (and, if applicable, the relevant Restricted Subsidiary) setting forth details of the occurrence referred to therein and stating what action the Borrower (or, if applicable, the relevant Restricted Subsidiary) proposes to take with respect thereto. Environmental Laws. (a) (i) Comply substantially with, and require7.8 substantial compliance by all tenants, subtenants, contractors, and invitees with, all applicable Environmental Laws; (ii) obtain, comply substantially with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned; and (iii) require that all tenants, subtenants, contractors, and invitees obtain, comply substantially with and maintain any and all Environmental Permits necessary for their operations as conducted and as planned, with respect to any property leased or subleased from, or operated by the Borrower or its Restricted Subsidiaries. For purposes of this Subsection 7.8(a), noncompliance shall not constitute a breach of this covenant, provided that, upon learning of any actual or suspected noncompliance, the Borrower and any such affected Restricted Subsidiary shall promptly undertake and diligently pursue reasonable efforts, if any, to achieve compliance, and provided, 203 further, that in any case such noncompliance would not reasonably be expected to have a Material Adverse Effect. Promptly comply, in all material respects, with all orders and directives of all(b) Governmental Authorities regarding Environmental Laws, other than such orders or directives (i) as to which the failure to comply would not reasonably be expected to result in a Material Adverse Effect or (ii) as to which: (x) appropriate reserves have been established in accordance with GAAP; (y) an appeal or other appropriate contest is or has been timely and properly taken and is being diligently pursued in good faith; and (z) if the effectiveness of such order or directive has not been stayed, the failure to comply with such order or directive during the pendency of such appeal or contest would not reasonably be expected to have a Material Adverse Effect. After-Acquired Real Property and Fixtures; Subsidiaries.7.9 With respect to any owned real property or fixtures thereon located in the(a) United States of America, in each case (x) with a purchase price or a fair market value (as determined in good faith by the Borrower, which determination shall be conclusive) at the time of acquisition of at least $15,000,000 and (y) is not located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable agency, in accordance with the Flood Insurance Laws, in which any Loan Party (other than Holdings) acquires ownership rights at any time after the Closing Date (or owned by any Subsidiary that becomes a Loan Party after the Closing Date), promptly notify the Collateral Agent of such acquisition. Any such applicable Loan Party shall, within 180 days following written request by the Collateral Agent (or such longer period as the Collateral Agent may reasonably agree), grant to the Collateral Agent for the benefit of the Secured Parties, a Lien of record on all such owned real property and fixtures pursuant to a Mortgage or otherwise, upon terms reasonably satisfactory in form and substance to the Collateral Agent and in accordance with any applicable requirements of any Governmental Authority (including any required appraisals of such property under FIRREA and flood determinations under the Flood Insurance Laws); provided that (i) nothing in this Subsection 7.9 shall defer or impair the attachment or perfection of any security interest in any Collateral covered by any of the Security Documents which would attach or be perfected pursuant to the terms thereof without action by the Borrower, any of its Restricted Subsidiaries or any other Person and (ii) no such Lien shall be required to be granted as contemplated by this Subsection 7.9 on any owned real property or fixtures the acquisition of which is, or is to be, within 180 days of such acquisition, financed or refinanced, in whole or in part through the incurrence of Indebtedness, until such Indebtedness is repaid in full (and not refinanced) or, as the case may be, the Borrower determines not to proceed with such financing or refinancing; provided further, that the Borrower shall only be obligated to execute and deliver, or cause to be executed and delivered, to the Collateral Agent any relevant Mortgage and shall not be responsible for recording such Mortgage in the event that the Collateral Agent shall fail to do so after such Mortgage and any other related deliverables required to be delivered to the Collateral Agent in connection with such filing pursuant to the terms of this Agreement have been executed and delivered. In connection with any such grant to the Collateral Agent, for the benefit of the Secured Parties, of a Lien of record on any such real property pursuant to a Mortgage or otherwise in accordance with this Subsection 7.9, the Borrower or such Restricted Subsidiary shall deliver or cause to be delivered to the Collateral Agent corresponding UCC 204 fixture filings (if applicable) and any surveys (or survey updates to the extent sufficient to obtain survey coverage under the title policy), appraisals required under applicable law (including any required appraisals of such property under FIRREA), title insurance policies, local law enforceability legal opinions and other documents in connection with such grant of such Lien obtained by it in connection with the acquisition of such ownership rights in such real property or as the Collateral Agent shall reasonably request (in light of the value of such real property and the cost and availability of such UCC fixture filings, surveys (or survey updates), appraisals, title insurance policies, local law enforceability legal opinions and other documents and whether the delivery of such UCC fixture filings, surveys (or survey updates), appraisals, title insurance policies, legal opinions and other documents would be customary in connection with such grant of such Lien in similar circumstances). With respect to any Domestic Subsidiary that is a Wholly Owned Subsidiary(b) (other than an Excluded Subsidiary) (i) created or acquired subsequent to the Closing Date by the Borrower or any of its Domestic Subsidiaries that are Wholly Owned Subsidiaries (other than an Excluded Subsidiary), (ii) being designated as a Restricted Subsidiary, (iii) ceasing to be an Immaterial Subsidiary or other Excluded Subsidiary as provided in the applicable definition thereof after the expiry of any applicable period referred to in such definition or (iv) that becomes a Domestic Subsidiary as a result of a Permitted Investment or a transaction pursuant to, and permitted by, Subsection 8.2 or 8.7 (other than an Excluded Subsidiary), promptly notify the Administrative Agent of such occurrence and, if the Administrative Agent or the Required Lenders so request, promptly (i) cause the Loan Party that is required to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest (as and to the extent provided in the Guarantee and Collateral Agreement) in the Capital Stock of such new Domestic Subsidiary owned directly by the Borrower or any of its Domestic Subsidiaries that are Wholly Owned Subsidiaries (other than Excluded Subsidiaries) to execute and deliver a Supplemental Agreement (as defined in the Guarantee and Collateral Agreement) pursuant to Section 9.15 of the Guarantee and Collateral Agreement, (ii) deliver to the Collateral Agent, the applicable Collateral Representative or any Additional Agent, in accordance with the applicable ABL/Cash Flow Intercreditor Agreement, Junior Lien Intercreditor Agreement or Other Intercreditor Agreement, the certificates (if any) representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the parent of such new Domestic Subsidiary, and (iii) cause such new Domestic Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take all actions reasonably deemed by the Collateral Agent to be necessary or advisable to cause the Lien created by the Guarantee and Collateral Agreement in such new Domestic Subsidiary’s Collateral to be duly perfected in accordance with all applicable Requirements of Law (as and to the extent provided in the Guarantee and Collateral Agreement), including the filing of financing statements in such jurisdictions as may be reasonably requested by the Collateral Agent. In addition, the Borrower may cause any Subsidiary that is not required to become a Subsidiary Guarantor to become a Subsidiary Guarantor by executing and delivering a Subsidiary Guaranty. With respect to any Foreign Subsidiary created or acquired subsequent to the(c) Closing Date by the Borrower or any of its Domestic Subsidiaries that are Wholly Owned Subsidiaries (in each case, other than any Excluded Subsidiary), the Capital Stock of which is owned directly by the Borrower or a Domestic Subsidiary that is a Wholly Owned Subsidiary (other than an Excluded Subsidiary), promptly notify the Administrative Agent of such 205 occurrence and if the Administrative Agent or the Required Lenders so request, promptly (i) cause the Loan Party that is required to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest (as and to the extent provided in the Guarantee and Collateral Agreement) in the Capital Stock of such new Subsidiary that is directly owned by the Borrower or any Domestic Subsidiary that is a Wholly Owned Subsidiary (other than an Excluded Subsidiary) to execute and deliver a Supplemental Agreement (as defined in the Guarantee and Collateral Agreement) pursuant to Section 9.15 of the Guarantee and Collateral Agreement and (ii) to the extent reasonably deemed advisable by the Collateral Agent, deliver to the Collateral Agent, the applicable Collateral Representative or any Additional Agent, in accordance with the applicable ABL/Cash Flow Intercreditor Agreement, Junior Lien Intercreditor Agreement or Other Intercreditor Agreement, the certificates, if any, representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the relevant parent of such new Subsidiary and take such other action as may be reasonably deemed by the Collateral Agent to be necessary or desirable to perfect the Collateral Agent’s security interest therein (in each case as and to the extent required by the Guarantee and Collateral Agreement); provided that in either case in no event shall more than 65.0% of each series of Capital Stock of any Foreign Subsidiary be required to be so pledged. At its own expense, execute, acknowledge and deliver, or cause the(d) execution, acknowledgement and delivery of, and thereafter register, file or record in an appropriate governmental office, any document or instrument reasonably deemed by the Collateral Agent to be necessary or desirable for the creation, perfection and priority and the continuation of the validity, perfection and priority of the foregoing Liens or any other Liens created pursuant to the Security Documents (to the extent the Collateral Agent determines, in its reasonable discretion, that such action is required to ensure the perfection or the enforceability as against third parties of its security interest in such Collateral) in each case in accordance with, and to the extent required by, the Guarantee and Collateral Agreement. Notwithstanding anything to the contrary in this Agreement, (A) the(e) foregoing requirements shall be subject to the terms of the ABL/Cash Flow Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement and, in the event of any conflict with such terms, the terms of the ABL/Cash Flow Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement, as applicable, shall control, (B) no security interest or lien is or will be granted pursuant to any Loan Document or otherwise in any right, title or interest of any of Holdings, the Borrower or any of its Subsidiaries in, and “Collateral” shall not include, any Excluded Asset, (C) no Loan Party or any Affiliate thereof shall be required to take any action in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction in order to create any security interests in assets located or titled outside of the U.S. or to perfect any security interests (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction), (D) to the extent not automatically perfected by filings under the Uniform Commercial Code of each applicable jurisdiction, no Loan Party shall be required to take any actions in order to perfect any security interests granted with respect to any assets specifically requiring perfection through control (including cash, cash equivalents, deposit accounts, securities accounts, but excluding Capital Stock required to be delivered pursuant to Subsections 7.9(b) and (c) above), and (E) nothing in this Subsection 7.9 shall require that Holdings, the Borrower or any Subsidiary grant a Lien with respect to any property or assets in which such 206 Person acquires ownership rights to the extent that the Borrower and the Administrative Agent reasonably determine that the costs or other consequences to Topco or any of its Subsidiaries of the granting of such a Lien is excessive in view of the benefits that would be obtained by the Secured Parties. Notwithstanding any provision of this Subsection 7.9 or Subsection 7.13 or(f) 7.14 to the contrary, prior to the Discharge of ABL Collateral Obligations, (i) the requirements of this Subsection 7.9 and of Subsections 7.13 and 7.14 to deliver any ABL Priority Collateral to the Agent shall be deemed satisfied by the delivery of such ABL Priority Collateral to the ABL Agent or the ABL Collateral Representative (as defined in the ABL/Cash Flow Intercreditor Agreement or the equivalent term in any Other Intercreditor Agreement), (ii) the Borrower shall, and shall cause each Restricted Subsidiary to, comply with the requirements of this Subsection 7.9 and Subsections 7.13 and 7.14 with respect to the Obligations hereunder as they relate to any ABL Priority Collateral only to the same extent that the Borrower and such Restricted Subsidiaries are required to comply with provisions analogous to this Subsection 7.9 or Subsection 7.13 or 7.14 under the ABL Credit Agreement or the documentation governing any other ABL Collateral Obligation and (iii) the ABL Agent or the ABL Collateral Representative (as defined in the ABL/Cash Flow Intercreditor Agreement or the equivalent term in any Other Intercreditor Agreement) shall have sole discretion (in consultation with the Borrower, if applicable) with respect to any determination concerning ABL Priority Collateral as to which the Agent would have authority to exercise under this Subsection 7.9 or Subsection 7.13 or 7.14. Use of Proceeds. Use the proceeds of Loans only for the purposes set7.10 forth in Subsection 5.16. Commercially Reasonable Efforts to Maintain Ratings. At all times, the7.11 Borrower shall use commercially reasonable efforts to maintain ratings (but not any particular rating) of the Initial Term Loans and a corporate rating (but not any particular rating) and corporate family rating (but not any particular rating), as applicable, for the Borrower by each of S&P and Moody’s. Accounting Changes. The Borrower will, for financial reporting purposes,7.12 except as otherwise set forth in clause (ii) of the definition of “Fiscal Quarter”, cause the Borrower’s and each of its Subsidiaries’ fiscal years to end on December 31st of each calendar year; provided that the Borrower may, upon written notice to the Administrative Agent, change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting. Post-Closing Security Perfection. The Borrower agrees to deliver or cause7.13 to be delivered such documents and instruments, and take or cause to be taken such other actions as may be reasonably necessary to provide the perfected security interests described in the provisos to Subsection 6.1(a), Subsection 6.1(g) and Subsection 6.1(h) that are not so provided on the Closing Date, and in any event to provide such perfected security interests and to satisfy such other conditions within the applicable time periods set forth on Schedule 7.13, as such time periods may be extended by the Administrative Agent, in its sole discretion. The Borrower 207 agrees to deliver or cause to be delivered such lien searches described in the proviso to Subsection 6.1(i) that are not so provided on the Closing Date within the applicable time periods set forth on Schedule 7.13, as such time periods may be extended by the Administrative Agent, in its sole discretion. Notwithstanding any other provision of this Subsection 7.13, Subsection 7.9 or 7.14, of Schedule 7.13 or of any Security Document, (x) the Borrower shall not be obligated to take, or cause to be taken, any action that is dependent on an action that the Administrative Agent or the Collateral Agent, as the case may be, has failed to take, for so long as the Administrative Agent or the Collateral Agent has failed to take such action and (y) the Borrower shall only be obligated to execute and deliver, or cause to be executed and delivered, to the Collateral Agent any relevant Mortgage and shall not be responsible for recording such Mortgage in the event that the Collateral Agent shall fail to do so after such Mortgage and any other related deliverables required to be delivered to the Collateral Agent in connection with such filing pursuant to the terms of this Agreement have been executed and delivered. Post-Closing Matters. Promptly following the effectiveness of the Atlas7.14 Merger and the Atlas Contribution, (x) cause each of Atrium Corporation and its Subsidiaries that is a Domestic Subsidiary and a Wholly Owned Subsidiary (other than an Excluded Subsidiary) of the Borrower (collectively, the “Atrium Guarantor Entities”) (i) to become a party to the Guarantee and Collateral Agreement (provided that, to the extent that a valid security interest in the Collateral covered by the Guarantee and Collateral Agreement (to the extent and with priority contemplated therein) is not provided on the date that such Atrium Guarantor Entity becomes a party to the Guarantee and Collateral Agreement pursuant to this clause (i) and to the extent Holdings and the Borrower and its Subsidiaries have used commercially reasonable efforts to provide such Collateral, the provisions of this clause (i) shall be deemed to have been satisfied, (ii) deliver to the Collateral Agent, the applicable Collateral Representative or any Additional Agent, in accordance with the applicable ABL/Cash Flow Intercreditor Agreement, Junior Lien Intercreditor Agreement or Other Intercreditor Agreement, the certificates (if any) representing the Capital Stock of such Atrium Guarantor Entity, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the parent of such Atrium Guarantor Entity (provided that such Capital Stock and related stock powers of such Atrium Guarantor Entity will only be required to be delivered on the date that such Atrium Guarantor Entity becomes a party to the Guarantee and Collateral Agreement pursuant to clause (i) above to the extent received by the Borrower from Atrium Corporation, so long as the Borrower has used commercially reasonable efforts to obtain them on such date; provided, further, that if delivery of such Capital Stock and related stock powers to the Collateral Agent may not be accomplished on or before the date that such Atrium Guarantor Entity becomes a party to the Guarantee and Collateral Agreement pursuant to clause (i) above after such Atrium Guarantor Entity’s commercially reasonable efforts to do so, then the failure by such Atrium Guarantor Entity to deliver such Capital Stock and related stock powers shall not constitute a default of the covenant contained in this Subsection 7.14 if such Atrium Guarantor Entity agrees to deliver or cause to be delivered such Capital Stock and related stock powers pursuant to arrangements to be mutually agreed by the applicable Atrium Guarantor Entity and the Administrative Agent acting reasonably, but in no event later than the 91st day after the Closing Date (unless otherwise agreed by the Administrative Agent in its sole discretion)) and (iii) to take all actions reasonably deemed by the Collateral Agent to be necessary or advisable to cause the Lien created by the Guarantee and Collateral Agreement in such Atrium Guarantor Entity’s Collateral to be duly perfected in accordance with all applicable Requirements of Law (as and to the extent provided in the 208 Guarantee and Collateral Agreement), including the filing of financing statements in such jurisdictions as may be reasonably requested by the Collateral Agent (provided that with respect to any such Collateral the security interest in which may not be perfected by filing of a UCC financing statement or by possession of certificated Capital Stock of such Atrium Guarantor Entity (to the extent constituting Collateral), if perfection of the Collateral Agent’s security interest in such Collateral may not be accomplished on or before on the date that such Atrium Guarantor Entity becomes a party to the Guarantee and Collateral Agreement pursuant to clause (i) above after such Atrium Guarantor Entity’s commercially reasonable efforts to do so, then the failure by such Atrium Guarantor Entity to deliver documents and instruments for perfection of such security interest shall not constitute a default of the covenant contained in this Subsection 7.14 if such Atrium Guarantor Entity agrees to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be reasonably necessary to perfect such security interests pursuant to arrangements to be mutually agreed by such Atrium Guarantor Entity and the Administrative Agent acting reasonably, but in no event later than the 91st day after the Closing Date (unless otherwise agreed by the Administrative Agent in its sole discretion) (and, in the case of real property and the Mortgages, no later than the 181st day after the Closing Date, unless otherwise agreed by the Administrative Agent in its sole discretion)), (y) provide to the Administrative Agent opinions of counsel with respect to each of the Atrium Guarantor Entities that becomes party to the Guarantee and Collateral Agreement pursuant to the preceding clause (x)(i) from each relevant firm of counsel set forth in Subsection 6.1(e), each in form and substance reasonably satisfactory to the Administrative Agent and (z) cause to be repaid, redeemed, defeased, terminated or otherwise discharged (or irrevocable notice for the repayment, redemption, defeasance, termination or discharge thereof to be given) all commitments and amounts outstanding (other than contingent obligations) under (i) the Loan Agreement, dated as of December 27, 2016, among Atrium W&D, the subsidiary borrowers from time to time party thereto, the lenders from time to time party thereto and Bank of America, N.A., as agent, as the same may be amended, restated, amended and restated, refinanced, supplemented or otherwise modified from time to time, (ii) the Indenture, dated of April 17, 2014, among Atrium W&D, the guarantors from time to time party thereto and U.S. Bank National Association, as trustee and as notes collateral agent, as amended by the First Supplemental Indenture, dated as of June 13, 2014, and as the same may be further amended, supplemented or otherwise modified from time to time, and (iii) the Note Purchase Agreement, dated as of April 30, 2010, among Atrium Corporation, Atrium W&D, the subsidiary guarantors party from time to time party thereto and GGC Unlevered Credit Opportunities, LLC, as the same may be amended, restated, amended and restated, refinanced, supplemented or otherwise modified from time to time. SECTION 8 Negative Covenants The Borrower hereby agrees that, from and after the Closing Date and so long as the Revolving Commitments remain in effect, and thereafter, until payment in full of the Loans, all Reimbursement Obligations and all other Cash Flow Facilities Obligations then due and owing to any Lender or any Agent hereunder and termination or expiration of all Letters of Credit (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to the applicable Issuing Bank): 209 Limitation on Indebtedness. (a) The Borrower will not, and will not8.1 permit any Restricted Subsidiary to, Incur any Indebtedness; provided, however, that the Borrower or any Restricted Subsidiary may Incur Indebtedness if on the date of the Incurrence of such Indebtedness, after giving effect to the Incurrence thereof (or, at the Borrower’s option, on the date of the initial borrowing of such Indebtedness or entry into the definitive agreement providing the commitment to fund such Indebtedness after giving pro forma effect to the Incurrence of the entire committed amount, in which case such committed amount may thereafter be borrowed and reborrowed in whole or in part, from time to time, without further compliance with this proviso), the Consolidated Coverage Ratio would be equal to or greater than 2.00:1.00; provided, further, that the aggregate principal amount of Indebtedness that may be Incurred pursuant to this Subsection 8.1(a), by Restricted Subsidiaries that are not Subsidiary Guarantors or Escrow Subsidiaries shall not exceed the greater of $250,000,000 and 65.00% of Four Quarter Consolidated EBITDA at any time outstanding. Notwithstanding the foregoing Subsection 8.1(a), the Borrower and its(b) Restricted Subsidiaries may Incur the following Indebtedness: (I) Indebtedness Incurred by the Borrower, a Guarantor, an Escrow(i) Subsidiary or (with respect to clause (b) below) a Canadian Subsidiary (a) pursuant to this Agreement and the other Loan Documents, (b) pursuant to the Senior ABL Facility, (c) constituting Additional Obligations (and Refinancing Indebtedness in respect thereof), (d) constituting Rollover Indebtedness (and Refinancing Indebtedness in respect thereof), (e) in respect of Permitted Debt Exchange Notes Incurred pursuant to a Permitted Debt Exchange in accordance with Subsection 2.9 and any Refinancing Indebtedness in respect thereof and (f) pursuant to any Letter of Credit Facility (and any Refinancing Indebtedness in respect thereof), in a maximum principal amount for all such Indebtedness at any time outstanding not exceeding in the aggregate an amount equal to the sum of (A) $1,870,000,000, plus (B) the greater of (x) $760,000,000 and (y) an amount equal to (but not less than zero) (1) the Borrowing Base less (2) the aggregate principal amount of Indebtedness Incurred by Special Purpose Entities that are Domestic Subsidiaries and then outstanding pursuant to Subsection 8.1(b)(ix), less (3) the aggregate principal amount of Indebtedness Incurred by any Foreign Subsidiaries and then outstanding pursuant to Subsection 8.1(b)(xv)(ii), plus (C) without duplication of incremental amounts included in the definition of “Refinancing Indebtedness”, in the event of any refinancing of any such Indebtedness (including with Specified Refinancing Indebtedness), the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) Incurred or payable in connection with such refinancing, and (II) Indebtedness Incurred by the Borrower, a Guarantor, an Escrow Subsidiary or (with respect to clause (b) below) a Canadian Subsidiary (a) pursuant to this Agreement and the other Loan Documents, (b) pursuant to the Senior ABL Facility, (c) constituting Additional Obligations, (d) constituting Rollover Indebtedness, (e) in respect of Permitted Debt Exchange Notes Incurred pursuant to a Permitted Debt Exchange in accordance with Subsection 2.9 and (f) pursuant to any Letter of Credit Facility, in an aggregate principal amount for all such Indebtedness outstanding after giving effect to such Incurrence not in excess of the Maximum Incremental Facilities Amount (for purposes of determining the amount outstanding pursuant to clause (i) of the definition of “Maximum Incremental Facilities Amount”, 210 treating (x) any then unused portion of Incremental Revolving Commitments or Supplemental Revolving Commitments made available in reliance on such clause as outstanding Indebtedness and (y) Refinancing Indebtedness and Permitted Debt Exchange Notes Incurred pursuant to this Subsection 8.1(b)(i)(II) in respect of Indebtedness Incurred in reliance on clause (i) of the definition of “Maximum Incremental Facilities Amount” (and Refinancing Indebtedness and Permitted Debt Exchange Notes Incurred pursuant to this Subsection 8.1(b)(i)(II) in respect of such Refinancing Indebtedness and/or Permitted Debt Exchange Notes) as outstanding pursuant to such clause), together with Refinancing Indebtedness in respect of the Indebtedness described in subclauses (a), (b), (c), (d), (e) and (f) of this clause (II), plus, without duplication of incremental amounts included in the definition of “Refinancing Indebtedness”, in the event of any refinancing of such Indebtedness (including with Specified Refinancing Indebtedness), the aggregate amount of all fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) Incurred or payable in connection with such refinancing; Indebtedness (A) of any Restricted Subsidiary to the Borrower, or (B) of(ii) the Borrower or any Restricted Subsidiary to any Restricted Subsidiary; provided that in the case of this Subsection 8.1(b)(ii), any subsequent issuance or transfer of any Capital Stock of such Restricted Subsidiary to which such Indebtedness is owed, or other event, that results in such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of such Indebtedness (except to the Borrower or a Restricted Subsidiary) will be deemed, in each case, an Incurrence of such Indebtedness by the issuer thereof not permitted by this Subsection 8.1(b)(ii); Indebtedness represented by (A) the Senior Notes, (B) any Indebtedness(iii) (other than the Indebtedness pursuant to this Agreement and the other Loan Documents described in Subsection 8.1(b)(i)) outstanding (or Incurred pursuant to any commitment outstanding) on the Closing Date and set forth on Schedule 8.1 and (C) any Refinancing Indebtedness Incurred in respect of any Indebtedness (or unutilized commitments) described in this Subsection 8.1(b)(iii) or Subsection 8.1(a); Purchase Money Obligations, Financing Lease Obligations, and in each(iv) case any Refinancing Indebtedness with respect thereto; provided that the aggregate principal amount of such Purchase Money Obligations Incurred to finance the acquisition of Capital Stock of any Person, at any time outstanding pursuant to this clause shall not exceed an amount equal to the greater of $100,000,000 and 26.50% of Four Quarter Consolidated EBITDA; Indebtedness (A) supported by a letter of credit issued in compliance with(v) this Subsection 8.1 in a principal amount not exceeding the face amount of such letter of credit or (B) consisting of accommodation guarantees for the benefit of trade creditors of the Borrower or any of its Restricted Subsidiaries; (A) Guarantees by the Borrower or any Restricted Subsidiary of(vi) Indebtedness or any other obligation or liability of the Borrower or any Restricted Subsidiary (other than any Indebtedness Incurred by the Borrower or such Restricted 211

Subsidiary, as the case may be, in violation of this Subsection 8.1), or (B) without limiting Subsection 8.6, Indebtedness of the Borrower or any Restricted Subsidiary arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Borrower or any Restricted Subsidiary (other than any Indebtedness Incurred by the Borrower or such Restricted Subsidiary, as the case may be, in violation of this Subsection 8.1); Indebtedness of the Borrower or any Restricted Subsidiary (A) arising(vii) from the honoring of a check, draft or similar instrument of such Person drawn against insufficient funds in the ordinary course of business, or (B) consisting of guarantees, indemnities, obligations in respect of earn-outs or other purchase price adjustments, or similar obligations, Incurred in connection with the acquisition or disposition of any business, assets or Person; Indebtedness of the Borrower or any Restricted Subsidiary in respect of(viii) (A) letters of credit, bankers’ acceptances or other similar instruments or obligations issued, or relating to liabilities or obligations incurred, in the ordinary course of business (including those issued to governmental entities in connection with self-insurance under applicable workers’ compensation statutes), (B) completion guarantees, surety, judgment, appeal or performance bonds, or other similar bonds, instruments or obligations, provided, or relating to liabilities or obligations incurred, in the ordinary course of business, (C) Hedging Obligations, entered into for bona fide hedging purposes, (D) Management Guarantees or Management Indebtedness, (E) the financing of insurance premiums in the ordinary course of business, (F) take-or-pay obligations under supply arrangements incurred in the ordinary course of business, (G) netting, overdraft protection and other arrangements arising under standard business terms of any bank at which the Borrower or any Restricted Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement, (H) Junior Capital in an aggregate principal amount at any time outstanding not to exceed the greater of $140,000,000 and 37.00% of Four Quarter Consolidated EBITDA or (I) Bank Products Obligations; Indebtedness (A) of a Special Purpose Subsidiary secured by a Lien on all(ix) or part of the assets disposed of in, or otherwise Incurred in connection with, a Financing Disposition or (B) otherwise Incurred in connection with a Special Purpose Financing; provided that (1) such Indebtedness is not recourse to the Borrower or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings); (2) in the event such Indebtedness shall become recourse to the Borrower or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), such Indebtedness will be deemed to be, and must be classified by the Borrower as, Incurred at such time (or at the time initially Incurred) under one or more of the other provisions of this Subsection 8.1 for so long as such Indebtedness shall be so recourse; and (3) in the event that at any time thereafter such Indebtedness shall comply with the provisions of the preceding subclause (1), the Borrower may classify such Indebtedness in whole or in part as Incurred under this Subsection 8.1(b)(ix); 212 Indebtedness of (A) the Borrower or any Restricted Subsidiary Incurred to(x) finance or refinance, or otherwise Incurred in connection with, any acquisition of assets (including Capital Stock), business or Person, or any merger or consolidation of any Person with or into the Borrower or any Restricted Subsidiary; or (B) any Person that is acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary (including Indebtedness thereof Incurred in connection with any such acquisition, merger or consolidation); provided that on the date of such acquisition, merger or consolidation, after giving effect thereto, either (1) the Borrower would have a Consolidated Total Leverage Ratio equal to or less than 6.30:1.00, (2) the Consolidated Total Leverage Ratio of the Borrower would equal or be less than the Consolidated Total Leverage Ratio of the Borrower immediately prior to giving effect thereto, (3) the Borrower could Incur at least $1.00 of additional Indebtedness pursuant to Subsection 8.1(a) or (4) the Consolidated Coverage Ratio of the Borrower would equal or be greater than the Consolidated Coverage Ratio of the Borrower immediately prior to giving effect thereto; provided, further, that if, at the Borrower’s option, on the date of the initial borrowing of such Indebtedness or entry into the definitive agreement providing the commitment to fund such Indebtedness, pro forma effect is given to the Incurrence of the entire committed amount of such Indebtedness, such committed amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this clause (x); and any Refinancing Indebtedness with respect to any such Indebtedness; Contribution Indebtedness and any Refinancing Indebtedness with respect(xi) thereto; Indebtedness issuable upon the conversion or exchange of shares of(xii) Disqualified Stock issued in accordance with Subsection 8.1(a), and any Refinancing Indebtedness with respect thereto; Indebtedness of the Borrower or any Restricted Subsidiary in an aggregate(xiii) principal amount at any time outstanding not exceeding an amount equal to the greater of $250,000,000 and 66.00% of Four Quarter Consolidated EBITDA; Indebtedness of the Borrower or any Restricted Subsidiary Incurred as(xiv) consideration in connection with or otherwise to finance any acquisition of assets (including Capital Stock), business or Person, or any merger or consolidation of any Person with or into the Borrower or any Restricted Subsidiary, and any Refinancing Indebtedness with respect thereto, in an aggregate principal amount at any time outstanding not exceeding an amount equal to the greater of $90,000,000 and 24.00% of Four Quarter Consolidated EBITDA; Indebtedness of any Foreign Subsidiary in an aggregate principal amount(xv) at any time outstanding not exceeding an amount equal to the sum of (i) the greater of $130,000,000 and 35.00% of Four Quarter Consolidated EBITDA and (ii) an amount equal to (but not less than zero) (A) the Foreign Borrowing Base less (B) the aggregate principal amount of Indebtedness Incurred by Special Purpose Subsidiaries that are Foreign Subsidiaries and then outstanding pursuant to clause (ix) of this paragraph (b), 213 less (C) the aggregate principal amount of Indebtedness Incurred and then outstanding pursuant to Subsection 8.1(b)(i)(I)(1) in excess of the Domestic Borrowing Base, plus (D) in the event of any refinancing of any Indebtedness Incurred under this clause (xv), the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) Incurred or payable in connection with such refinancing; and Indebtedness of the Borrower or any Restricted Subsidiary in an aggregate(xvi) principal amount not greater than the aggregate amount of Restricted Payments which could be made at the time of such Incurrence pursuant to Subsection 8.2(b)(v) or (b)(vi); and any Refinancing Indebtedness with respect thereto; provided that the Incurrence of Indebtedness in reliance on amounts available for making Restricted Payments pursuant to any of the foregoing clauses of Subsection 8.2 shall reduce the amount available under any such applicable clause by an amount equal to the outstanding principal amount of such Indebtedness. For purposes of determining compliance with, and the outstanding principal(c) amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Subsection 8.1, (i) any other obligation of the obligor on such Indebtedness (or of any other Person who could have Incurred such Indebtedness under this Subsection 8.1) arising under any Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness; (ii) in the event that Indebtedness Incurred pursuant to Subsection 8.1(b) meets the criteria of more than one of the types of Indebtedness described in Subsection 8.1(b), the Borrower, in its sole discretion, shall classify such item of Indebtedness and may include the amount and type of such Indebtedness in one or more of the clauses or subclauses of Subsection 8.1(b) (including in part under one such clause or subclause and in part under another such clause or subclause); provided that (if the Borrower shall so determine) any Indebtedness Incurred pursuant to (x) Subsection 8.1(b)(iv), (b)(viii)(H), (b)(xiii), (b)(xiv) or (b)(xv) shall cease to be deemed Incurred or outstanding for purposes of such clause or subclause but shall be deemed Incurred for the purposes of Subsection 8.1(a) from and after the first date on which the Borrower or any Restricted Subsidiary could have Incurred such Indebtedness under Subsection 8.1(a) without reliance on such clause or subclause and (y) the Cash Capped Incremental Facility shall cease to be deemed Incurred or outstanding for purposes of such definition but shall be deemed Incurred for the purposes of the Ratio Incremental Facility from and after the first date on which the Borrower could have Incurred such Indebtedness under the Ratio Incremental Facility without reliance on such provision; (iii) in the event that Indebtedness could be Incurred in part under Subsection 8.1(a), the Borrower, in its sole discretion, may classify a portion of such Indebtedness as having been Incurred under Subsection 8.1(a) and the remainder of such Indebtedness as having been Incurred under Subsection 8.1(b); (iv) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP; (v) the principal amount of Indebtedness outstanding under any clause or subclause of Subsection 8.1, including for purposes of any determination of the “Maximum Incremental Facilities Amount”, shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness; (vi) if any commitments in respect of revolving or deferred draw Indebtedness are 214 established in reliance on any provision of Subsection 8.1(b) measured by reference to a percentage of Four Quarter Consolidated EBITDA after giving pro forma effect to the Incurrence of the entire committed amount, such amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, irrespective of whether or not such Incurrence would cause such percentage of Four Quarter Consolidated EBITDA to be exceeded; (vii) if any Indebtedness is Incurred to refinance Indebtedness (or unutilized commitments in respect of Indebtedness) initially Incurred (or established) (or, to refinance Indebtedness Incurred (or commitments established)) to refinance Indebtedness initially Incurred (or commitments initially established) in reliance on any provision of Subsection 8.1(b) measured by reference to a percentage of Four Quarter Consolidated EBITDA at the time of Incurrence, and such refinancing would cause such percentage of Four Quarter Consolidated EBITDA to be exceeded if calculated based on the percentage of Four Quarter Consolidated EBITDA on the date of such refinancing, such percentage of Four Quarter Consolidated EBITDA shall not be deemed to be exceeded (and such refinancing Indebtedness shall be deemed permitted) so long as the principal amount of such refinancing Indebtedness does not exceed an amount equal to the principal amount of such Indebtedness being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) Incurred or payable in connection with such refinancing; and (viii) if any Indebtedness is Incurred to refinance Indebtedness initially Incurred (or, Indebtedness Incurred to refinance Indebtedness initially Incurred) in reliance on any provision of Subsection 8.1(b) measured by a dollar amount, such dollar amount shall not be deemed to be exceeded (and such refinancing Indebtedness shall be deemed permitted) to the extent the principal amount of such newly Incurred Indebtedness does not exceed an amount equal to the principal amount of such Indebtedness being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) Incurred or payable in connection with such refinancing. Notwithstanding anything herein to the contrary, Indebtedness Incurred by the Borrower on the Closing Date under this Agreement or the Senior ABL Agreement, shall be classified as Incurred under Subsection 8.1(b), and not under Subsection 8.1(a), and may not later be reclassified. For purposes of determining compliance with any provision of Subsection(d) 8.1(b) (or any category of Permitted Liens described in the definition thereof) measured by a dollar amount or by reference to a percentage of Four Quarter Consolidated EBITDA, in each case, for the Incurrence of Indebtedness or Liens securing Indebtedness denominated in a foreign currency, the dollar equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving or deferred draw Indebtedness; provided that (x) the dollar equivalent principal amount of any such Indebtedness outstanding on the Closing Date shall be calculated based on the relevant currency exchange rate in effect on the Closing Date, (y) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency (or in a different currency from such Indebtedness so being Incurred), and such refinancing would cause the applicable provision of paragraph (b) above (or category of Permitted Liens) measured by a dollar amount or by reference to a percentage of Four Quarter Consolidated EBITDA to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such provision of Subsection 8.1(b) (or category of Permitted Liens) measured by a dollar amount or by reference to a percentage of Four Quarter Consolidated EBITDA shall be deemed not to have 215 been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount (whichever is higher) of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) Incurred or payable in connection with such refinancing and (z) the dollar equivalent principal amount of Indebtedness denominated in a foreign currency and Incurred pursuant to this Agreement or any Senior ABL Facility shall be calculated based on the relevant currency exchange rate in effect on, at the Borrower’s option, (A) the Closing Date, (B) any date on which any of the respective commitments under this Agreement or the applicable Senior ABL Facility shall be reallocated between or among facilities or subfacilities hereunder or thereunder, or on which such rate is otherwise calculated for any purpose thereunder or (C) the date of such Incurrence. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing. Limitation on Restricted Payments. (a) The Borrower shall not, and shall8.2 not permit any Restricted Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any such payment in connection with any merger or consolidation to which the Borrower is a party) except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (y) dividends or distributions payable to the Borrower or any Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to other holders of its Capital Stock on no more than a pro rata basis, measured by value), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Borrower held by Persons other than the Borrower or a Restricted Subsidiary (other than any acquisition of Capital Stock deemed to occur upon the exercise of options if such Capital Stock represents a portion of the exercise price thereof), (iii) voluntarily purchase, repurchase, redeem, defease or otherwise voluntarily acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Junior Debt (other than a purchase, repurchase, redemption, defeasance or other acquisition or retirement for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement) or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, repurchase, redemption, defeasance, other acquisition or retirement or Investment being herein referred to as a “Restricted Payment”), if at the time the Borrower or such Restricted Subsidiary makes such Restricted Payment after giving effect thereto: an Event of Default under Subsection 9.1(a), (c), (e), (f), (h), (i), (j) or (k),(1) or another Event of Default known to the Borrower shall have occurred and be continuing (or would result therefrom); [reserved]; or(2) the aggregate amount of such Restricted Payment and all other Restricted(3) Payments (the amount so expended, if other than in cash, to be as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced 216 by a resolution of the Board of Directors) declared or made subsequent to the Closing Date and then outstanding would exceed, without duplication, the sum of: 50.0% of the Consolidated Net Income accrued during the(A) period (treated as one accounting period) beginning on the first day of the Fiscal Quarter of the Borrower in which the Closing Date occurs to the end of the most recent Fiscal Quarter of the Borrower ending prior to the date of such Restricted Payment for which consolidated financial statements of the Borrower are available (or, in case such Consolidated Net Income shall be a negative number, 100.0% of such negative number); the aggregate Net Cash Proceeds and the fair value (as(B) determined in good faith by the Borrower, which determination shall be conclusive) of property or assets received (x) by the Borrower as capital contributions to the Borrower after the Closing Date or from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock) after the Closing Date (other than Excluded Contributions, Contribution Amounts and Cure Amounts) or (y) by the Borrower or any Restricted Subsidiary from the Incurrence by the Borrower or any Restricted Subsidiary after the Closing Date of Indebtedness that shall have been converted into or exchanged for Capital Stock of the Borrower (other than Disqualified Stock) or Capital Stock of any Parent Entity, plus the amount of any cash and the fair value (as determined in good faith by the Borrower, which determination shall be conclusive) of any property or assets, received by the Borrower or any Restricted Subsidiary upon such conversion or exchange; (i) the aggregate amount of cash and the fair value (as(C) determined in good faith by the Borrower, which determination shall be conclusive) of any property or assets received from dividends, distributions, interest payments, return of capital, repayments of Investments or other transfers of assets to the Borrower or any Restricted Subsidiary from any Unrestricted Subsidiary, including dividends or other distributions related to dividends or other distributions made pursuant to Subsection 8.2(b)(ix), plus (ii) the aggregate amount resulting from the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of “Investment”); and in the case of any disposition or repayment of any(D) Investment constituting a Restricted Payment (without duplication of any amount deducted in calculating the amount of Investments at any time outstanding included in the amount of Restricted Payments), the aggregate amount of cash and the fair value (as determined in good faith by the Borrower, which determination shall be conclusive) of any property or assets received by the Borrower or a Restricted Subsidiary with respect to all such dispositions and repayments. 217 The provisions of Subsection 8.2(a) do not prohibit any of the following(b) (each, a “Permitted Payment”): (x) any purchase, redemption, repurchase, defeasance or other acquisition(i) or retirement of Capital Stock of the Borrower (“Treasury Capital Stock”) or any Junior Debt made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the issuance or sale of, Capital Stock of the Borrower (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary) (“Refunding Capital Stock”) or a capital contribution to the Borrower, in each case other than Excluded Contributions, Contribution Amounts and Cure Amounts; provided that the Net Cash Proceeds from such issuance, sale or capital contribution shall be excluded in subsequent calculations under Subsection 8.2(a)(3)(B); and (y) if immediately prior to such acquisition or retirement of such Treasury Capital Stock, dividends thereon were permitted pursuant to Subsection 8.2(b)(xi), dividends on such Refunding Capital Stock in an aggregate amount per annum not exceeding the aggregate amount per annum of dividends so permitted on such Treasury Capital Stock; any dividend paid or redemption made within 60 days after the date of(ii) declaration thereof or of the giving of notice thereof, as applicable, if at such date of declaration or the giving of such notice, such dividend or redemption would have complied with this Subsection 8.2; Investments or other Restricted Payments (x) in an aggregate amount(iii) outstanding at any time not to exceed the amount of Excluded Contributions or (y) without duplication of clause (x), in an amount equal to the lesser of (A) the Net Available Cash from an Asset Disposition in respect of property or assets acquired after the Closing Date, if and to the extent the acquisition of such property or assets was financed with Excluded Contributions and (B) an amount equal to the amount of Excluded Contributions applied to finance such acquisitions of property or assets; loans, advances, dividends or distributions by the Borrower to any Parent(iv) Entity (whether made directly or indirectly) to permit any Parent Entity to repurchase or otherwise acquire its Capital Stock (including any options, warrants or other rights in respect thereof), or payments by the Borrower to repurchase or otherwise acquire Capital Stock of any Parent Entity or the Borrower (including any options, warrants or other rights in respect thereof), in each case from current or former Management Investors (including any repurchase or acquisition by reason of the Borrower or any Parent Entity retaining any Capital Stock, option, warrant or other right in respect of tax withholding obligations, and any related payment in respect of any such obligation), such payments, loans, advances, dividends or distributions not to exceed an amount (net of repayments of any such loans or advances) equal to (x) (1) $35,000,000, plus (2) $35,000,000 multiplied by the number of calendar years that have commenced since the Closing Date, plus (y) the Net Cash Proceeds received by the Borrower since the Closing Date from, or as a capital contribution from, the issuance or sale to Management Investors of Capital Stock (including any options, warrants or other rights in respect thereof), to the extent such Net Cash Proceeds are not included in any calculation under Subsection 8.2(a)(3)(B)(x), plus 218 (z) the cash proceeds of key man life insurance policies received by the Borrower or any Restricted Subsidiary (or by any Parent Entity and contributed to the Borrower) since the Closing Date to the extent such cash proceeds are not included in any calculation under Subsection 8.2(a)(3)(A); provided that any cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary by any current or former Management Investor in connection with any repurchase or other acquisition of Capital Stock (including any options, warrants or other rights in respect thereof) from any Management Investor shall not constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement; Restricted Payments following a Qualified IPO in an amount not to exceed(v) in any fiscal year of the Borrower the greater of (x) 6.0% of the aggregate gross proceeds received by the Borrower (whether directly, or indirectly through a contribution to common equity capital) in or from such Qualified IPO and (y) 6.0% of Market Capitalization; Restricted Payments (including loans or advances) in an aggregate amount(vi) outstanding at any time not to exceed an amount (net of repayments of any such loans or advances) equal to the sum of (x) the greater of $100,000,000 and 26.50% of Four Quarter Consolidated EBITDA plus (y) the aggregate amount of all Declined Amounts plus (z) the aggregate amount of all Leverage Excess Proceeds; loans, advances, dividends, distributions or other payments by the(vii) Borrower or any Restricted Subsidiary to any Parent Entity or Investor Partnership (A) to satisfy or permit any Parent Entity to satisfy obligations under the Transaction Agreements, (B) pursuant to the Tax Sharing Agreement or (C) to pay or permit any Parent Entity or Investor Partnership to pay (but without duplication) any Parent Expenses or any Related Taxes; payments by the Borrower, or loans, advances, dividends or distributions(viii) by the Borrower to any Parent Entity to make payments, to holders of Capital Stock of the Borrower or any Parent Entity in lieu of issuance of fractional shares of such Capital Stock; dividends or other distributions of, or Investments paid for or made with,(ix) Capital Stock, Indebtedness or other securities of Unrestricted Subsidiaries; any Restricted Payment pursuant to or in connection with the Transactions(x) (including any payments contemplated by the Ply Gem Tax Receivable Agreement); (A) dividends on any Designated Preferred Stock of the Borrower issued(xi) after the Closing Date; provided that at the time of such issuance and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio would be equal to or greater than 2.00:1.00, (B) loans, advances, dividends or distributions to any Parent Entity to permit dividends on any Designated Preferred Stock of any Parent Entity issued after the Closing Date if the net proceeds of the issuance of such Designated Preferred Stock have been contributed to the Borrower or any of its Restricted Subsidiaries; provided that 219 the aggregate amount of all loans, advances, dividends or distributions paid pursuant to this subclause (B) shall not exceed the net proceeds of such issuance of Designated Preferred Stock received by or contributed to the Borrower or any of its Restricted Subsidiaries, or (C) any dividend on Refunding Capital Stock of the Borrower that is Preferred Stock; provided that at the time of the declaration of such dividend and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio would be equal to or greater than 2.00:1.00; distributions or payments of Special Purpose Financing Fees;(xii) the declaration and payment of dividends to holders of any class or series(xiii) of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, Incurred in accordance with the terms of Subsection 8.1; any purchase, redemption, repurchase, defeasance or other acquisition or(xiv) retirement of any Junior Debt (u) made by exchange for, or out of the proceeds of the Incurrence of, (1) Refinancing Indebtedness Incurred in compliance with Subsection 8.1 or (2) new Indebtedness of the Borrower, or a Restricted Subsidiary, as the case may be, Incurred in compliance with Subsection 8.1, so long as such new Indebtedness satisfies all requirements for “Refinancing Indebtedness” set forth in the definition thereof applicable to a refinancing of such Junior Debt, (v) from Net Available Cash or an equivalent amount to the extent permitted by Subsection 8.4, (w) from declined amounts as contemplated by Subsection 4.4(h), (x) following the occurrence of a Change of Control (or other similar event described therein as a “change of control”), but only if the Borrower shall have complied with Subsection 8.8(a) prior to purchasing, redeeming, repurchasing, defeasing, acquiring, retiring or repaying such Junior Debt, (y) constituting Acquired Indebtedness or (z) in an aggregate amount at any time not exceeding an amount equal to the greater of $70,000,000 and 20.00% of Four Quarter Consolidated EBITDA; Investments in Unrestricted Subsidiaries in an aggregate amount(xv) outstanding at any time not exceeding an amount equal to the greater of $110,000,000 and 30.00% of Four Quarter Consolidated EBITDA; (x) any Restricted Payments of the type described in clauses (i) or (ii) of(xvi) the definition thereof contained in Subsection 8.2(a); provided that on a pro forma basis after giving effect to such Restricted Payment the Consolidated Total Leverage Ratio would be equal to or less than 5.25:1.00 and (y) any Restricted Payments of the type described in clauses (iii) or (iv) of the definition thereof contained in Subsection 8.2(a); provided that on a pro forma basis after giving effect to such Restricted Payment the Consolidated Total Leverage Ratio would be equal to or less than 5.50:1.00; and Restricted Payments in cash to pay or permit any Parent Entity to pay any(xvii) amounts payable in respect of guarantees, indemnities, obligations in respect of earn-outs or other purchase price adjustments, or similar obligations, incurred in connection with the acquisition or disposition of any business, assets or Person, as long as such business, assets or Person have been acquired by or disposed of by the Borrower or a Restricted 220 Subsidiary, or such business, assets or Person (or in the case of a disposition, the Net Available Cash thereof) have been contributed to the Borrower or a Restricted Subsidiary; provided that (A) in the case of Subsections 8.2(b)(ii) and (viii), the net amount of any such Permitted Payment shall be included in subsequent calculations of the amount of Restricted Payments, (B) in all cases other than pursuant to clause (A) immediately above, the net amount of any such Permitted Payment shall be excluded in subsequent calculations of the amount of Restricted Payments and (C) solely with respect to Subsection 8.2(b)(vi), Subsection 8.2(b)(xvi)(x) and, solely with respect to Restricted Payments of the type described in clause (iii) of the definition thereof contained in Subsection 8.2(a), Subsection 8.2(b)(xvi)(y), no Event of Default under Subsection 9.1(a), (c), (e), (f), (h), (i), (j) or (k) or other Event of Default known to the Borrower shall have occurred and be continuing at the time of any such Permitted Payment after giving effect thereto. The amount of any Investment or other Restricted Payment, if other than in cash, shall be determined in good faith by the Borrower, which determination shall be conclusive. The Borrower, in its sole discretion, may classify any Investment or other Restricted Payment as being made in part under one of the provisions of this Subsection 8.2 (or, in the case of any Investment, the clauses or subclauses of Permitted Investments) and in part under one or more other such provisions (or, as applicable, such clauses or subclauses). Notwithstanding any other provision of this Agreement, this Agreement shall not restrict any redemption or other payment by the Borrower or any Restricted Subsidiary made as a mandatory principal redemption or other payment in respect of Junior Debt pursuant to an “AHYDO saver” provision of any agreement or instrument in respect of Junior Debt, and the Borrower’s determination in good faith (which determination shall be conclusive) of the amount of any such “AHYDO saver” mandatory principal redemption or other payment shall be conclusive and binding for all purposes under this Agreement. Limitation on Restrictive Agreements. The Borrower will not, and will8.3 not permit any Restricted Subsidiary to, create or otherwise cause to exist or become effective any consensual encumbrance or restriction on (i) the ability of the Borrower or any of its Restricted Subsidiaries (other than any Foreign Subsidiaries or any Excluded Subsidiaries) to create, incur, assume or suffer to exist any Lien in favor of the Lenders in respect of obligations and liabilities under this Agreement or any other Loan Documents upon any of its property, assets or revenues constituting Cash Flow Priority Collateral as and to the extent contemplated by this Agreement and the other Loan Documents, whether now owned or hereafter acquired or (ii) the ability of any Restricted Subsidiary to (x) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Borrower, (y) make any loans or advances to the Borrower or (z) transfer any of its property or assets to the Borrower (provided that dividend or liquidation priority between classes of Capital Stock, or subordination of any obligation (including the application of any remedy bars thereto) to any other obligation, will not be deemed to constitute such an encumbrance or restriction), except any encumbrance or restriction: pursuant to an agreement or instrument in effect at or entered into on the(a) Closing Date, this Agreement and the other Loan Documents, the ABL Facility Documents, the Senior Notes Documents, the ABL/Cash Flow Intercreditor Agreement and, on and after the execution and delivery thereof, any Junior Lien Intercreditor 221 Agreement, any Other Intercreditor Agreement, any Intercreditor Agreement Supplement, any Permitted Debt Exchange Notes (and any related documents) and any Additional Obligations Documents; pursuant to any agreement or instrument of a Person, or relating to(b) Indebtedness or Capital Stock of a Person, which Person is acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary, or which agreement or instrument is assumed by the Borrower or any Restricted Subsidiary in connection with an acquisition of assets from such Person or any other transaction entered into in connection with any such acquisition, merger or consolidation, as in effect at the time of such acquisition, merger, consolidation or transaction (except to the extent that such Indebtedness was incurred to finance, or otherwise in connection with, such acquisition, merger, consolidation or transaction); provided that for purposes of this Subsection 8.3(b), if a Person other than the Borrower is the Successor Borrower with respect thereto, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed, as the case may be, by the Borrower or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Borrower; pursuant to an agreement or instrument (a “Refinancing Agreement”)(c) effecting a refinancing of Indebtedness Incurred or outstanding pursuant or relating to, or that otherwise extends, renews, refunds, refinances or replaces, any agreement or instrument referred to in Subsection 8.3(a) or (b) or this Subsection 8.3(c) (an “Initial Agreement”) or that is, or is contained in, any amendment, supplement or other modification to an Initial Agreement or Refinancing Agreement (an “Amendment”); provided, however, that the encumbrances and restrictions contained in any such Refinancing Agreement or Amendment taken as a whole are not materially less favorable to the Lenders than encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement or Amendment relates (as determined in good faith by the Borrower, which determination shall be conclusive); (i) pursuant to any agreement or instrument that restricts in a customary(d) manner (as determined by the Borrower in good faith, which determination shall be conclusive) the assignment or transfer thereof, or the subletting, assignment or transfer of any property or asset subject thereto, (ii) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Borrower or any Restricted Subsidiary not otherwise prohibited by this Agreement, (iii) contained in mortgages, pledges or other security agreements securing Indebtedness or other obligations of the Borrower or a Restricted Subsidiary to the extent restricting the transfer of the property or assets subject thereto, (iv) pursuant to customary provisions (as determined by the Borrower in good faith, which determination shall be conclusive) restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Borrower or any Restricted Subsidiary, (v) pursuant to Purchase Money Obligations that impose encumbrances or restrictions on the property or assets so acquired, (vi) on cash or other deposits or net worth or inventory imposed by customers or suppliers under agreements entered into in the ordinary course of business, (vii) pursuant to customary provisions (as determined by the Borrower in good faith, which 222 determination shall be conclusive) contained in agreements and instruments entered into in the ordinary course of business (including but not limited to leases and licenses) or in joint venture and other similar agreements or in shareholder, partnership, limited liability company and other similar agreements in respect of non-wholly owned Restricted Subsidiaries, (viii) that arises or is agreed to in the ordinary course of business and does not detract from the value of property or assets of the Borrower or any Restricted Subsidiary in any manner material to the Borrower or such Restricted Subsidiary, (ix) pursuant to Hedging Obligations or Bank Products Obligations or (x) that arises under the terms of documentation governing any factoring agreement or any similar arrangements that in the good faith determination of the Borrower, which determination shall be conclusive, are necessary or appropriate to effect such factoring agreement or similar arrangements; with respect to any agreement for the direct or indirect disposition of(e) Capital Stock, property or assets of any Person, imposing restrictions with respect to such Person, Capital Stock, property or assets pending the closing of such sale or disposition; by reason of any applicable law, rule, regulation or order, or required by(f) any regulatory authority having jurisdiction over the Borrower or any Restricted Subsidiary or any of their businesses, including any such law, rule, regulation, order or requirement applicable in connection with such Restricted Subsidiary’s status (or the status of any Subsidiary of such Restricted Subsidiary) as a Captive Insurance Subsidiary; pursuant to an agreement or instrument (i) relating to any Indebtedness(g) permitted to be Incurred subsequent to the Closing Date pursuant to Subsection 8.1 (x) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Lenders than the encumbrances and restrictions contained in the Initial Agreements (as determined in good faith by the Borrower, which determination shall be conclusive), or (y) if such encumbrance or restriction is not materially more disadvantageous to the Lenders than is customary in comparable financings (as determined in good faith by the Borrower, which determination shall be conclusive) and either (1) the Borrower determines in good faith, which determination shall be conclusive, that such encumbrance or restriction will not materially affect the Borrower’s ability to create and maintain the Liens on the Cash Flow Priority Collateral pursuant to the Security Documents and make principal or interest payments on the Loans or (2) such encumbrance or restriction applies only if a default occurs under a circumstance described in Subsection 9.1(f) or in respect of a payment or financial covenant relating to such Indebtedness, (ii) relating to any sale of receivables by or Indebtedness of a Foreign Subsidiary or (iii) relating to Indebtedness of or a Financing Disposition by or to or in favor of any Special Purpose Entity; any agreement relating to intercreditor arrangements and related rights and(h) obligations, to or by which the Lenders and/or the Administrative Agent, the Collateral Agent or any other agent, trustee or representative on their behalf may be party or bound at any time or from time to time, and any agreement providing that in the event that a Lien is granted for the benefit of the Lenders another Person shall also receive a Lien, which Lien is permitted by Subsection 8.6; or 223 any agreement governing or relating to Indebtedness and/or other(i) obligations and liabilities secured by a Lien permitted by Subsection 8.6 (in which case any restriction shall only be effective against the assets subject to such Lien, except as may be otherwise permitted under this Subsection 8.3). Limitation on Sales of Assets and Subsidiary Stock. (a) The Borrower8.4 will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless: the Borrower or such Restricted Subsidiary receives consideration(i) (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value (as of the date on which a legally binding commitment for such Asset Disposition was entered into) of the shares and assets subject to such Asset Disposition, as such fair market value may be determined in good faith by the Borrower, whose determination shall be conclusive (including as to the value of all non-cash consideration); in the case of any Asset Disposition (or series of related Asset(ii) Dispositions) having a fair market value (as determined in good faith by the Borrower, whose determination shall be conclusive, as of the date on which a legally binding commitment for such Asset Disposition was entered into) of $75,000,000 or more, at least 75.0% of the consideration therefor (excluding, in the case of an Asset Disposition (or series of related Asset Dispositions), any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, that are not Indebtedness) received by the Borrower or such Restricted Subsidiary for such Asset Disposition, together with all other Asset Dispositions since the Closing Date (on a cumulative basis) received by the Borrower or any Restricted Subsidiary, is in the form of cash; and either (x) if the Borrower or such Restricted Subsidiary elects, to the(iii) extent such Asset Disposition or Recovery Event is an Asset Disposition or Recovery Event of assets that constitute ABL Priority Collateral, to purchase, redeem, repay or prepay, to the extent the Borrower or any Restricted Subsidiary is required by the terms thereof, Indebtedness under the Senior ABL Facility or (in the case of letters of credit, bankers’ acceptances or other similar instruments issued thereunder) cash collateralize any such Indebtedness within the time period required by such Indebtedness after the later of the date of such Asset Disposition or Recovery Event, as the case may be, and the date of receipt of such Net Available Cash or (y) to the extent required by Subsection 8.4(b), the Net Available Cash from such Asset Disposition (such amount, the “Net Available Cash Amount”) is applied by the Borrower (or any Restricted Subsidiary, as the case may be) as provided therein. In the event that on or after the Closing Date the Borrower or any Restricted(b) Subsidiary shall make an Asset Disposition or a Recovery Event in respect of Collateral shall occur, subject to Subsection 8.4(a), an amount equal to 100.0% of the Net Available Cash from such Asset Disposition or Recovery Event shall be applied by the Borrower (or any Restricted Subsidiary, as the case may be) as follows: 224 first, to the extent the Borrower or such Restricted Subsidiary elects (by(i) delivery of an officer’s certificate by a Responsible Officer to the Administrative Agent) to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with an amount equal to Net Available Cash received by the Borrower or another Restricted Subsidiary) within (x) 540 days after the later of the date of such Asset Disposition or Recovery Event, as the case may be, and the date of receipt of such Net Available Cash (such period the “Reinvestment Period”) or, (y) if such investment in Additional Assets is a project authorized by the Board of Directors that will take longer than such 540 days to complete and is subject to a binding written commitment entered into during the Reinvestment Period, an additional 180 days after the last day of the Reinvestment Period (it being understood and agreed that if no such investment is made within the Reinvestment Period as extended by this clause (y), the Borrower shall make the prepayments required by Subsection 8.4(b)(ii) within ten Business Days after the earlier to occur of (I) the last day of such Reinvestment Period as extended by this clause (y) and (II) the date the Borrower elects not to pursue such investment); second, (1) if no application of Net Available Cash election is made(ii) pursuant to the preceding clause (i) with respect to such Asset Disposition or Recovery Event or (2) if such election is made to the extent of the balance of such Net Available Cash or equivalent amount after application in accordance with Subsection 8.4(b)(i), within ten Business Days after the end of the Reinvestment Period specified in clause (i) above (as extended pursuant to clause (y) of such clause (i)) (x) to the extent such Asset Disposition or Recovery Event is an Asset Disposition or Recovery Event of assets that constitute Collateral, to purchase, redeem, repay, prepay, make an offer to prepay or repurchase, or deliver a notice of redemption, in accordance with Subsection 4.4(e)(i) (subject to Subsection 4.4(h)) or the agreements or instruments governing the relevant Indebtedness described in clause (B) below (subject to any provision under such agreement or instrument analogous to Subsection 4.4(h)), as applicable, (A) the Term Loans and (B) to the extent the Borrower or any Restricted Subsidiary is required by the terms thereof any Pari Passu Indebtedness on no more than a pro rata basis with the Term Loans and (y) to the extent such Asset Disposition is an Asset Disposition of assets that do not constitute Collateral, to purchase, redeem, repay, prepay, make an offer to prepay or repurchase, or deliver a notice of redemption, in accordance with Subsection 4.4(e)(i) (subject to Subsection 4.4(h)) or the agreements or instruments governing any relevant Indebtedness permitted under Subsection 8.1 (subject to any provision under such agreement or instrument analogous to Subsection 4.4(h)), as applicable, (A) the Term Loans and (B) to the extent the Borrower or any Restricted Subsidiary is required by the terms thereof, any other Indebtedness (other than Indebtedness subordinated in right of payment to the Cash Flow Facilities Obligations) on no more than a pro rata basis with the Term Loans; and third, to the extent of the balance of such Net Available Cash Amount or(iii) equivalent amount after application in accordance with Subsections 8.4(b)(i) and (ii) above (including an amount equal to the amount of any prepayment otherwise contemplated by clause (ii) above in connection with such Asset Disposition or Recovery Event that is declined by any Lender), to fund (to the extent consistent with any other 225 applicable provision of this Agreement) any general corporate purpose (including but not limited to the repurchase, repayment or other acquisition or retirement of any Junior Debt or the making of other Restricted Payments); provided, however, that (1) in connection with any prepayment, repayment, purchase or redemption of Indebtedness pursuant to clause (ii) above, the Borrower or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid, purchased or redeemed; (2) the Borrower (or any Restricted Subsidiary, as the case may be) may elect to invest in Additional Assets prior to receiving the Net Available Cash attributable to any given Asset Disposition (provided that, such investment shall be made no earlier than the earliest of notice of the relevant Asset Disposition to the Administrative Agent, execution of a definitive agreement for the relevant Asset Disposition, and consummation of the relevant Asset Disposition) and deem the amount so invested to be applied pursuant to and in accordance with Subsection 8.4(b)(i) above with respect to such Asset Disposition; and (3) the percentage first set forth above in this Subsection 8.4(b) shall be reduced to (x) 50.0% if the Consolidated Total Leverage Ratio at the time of such Asset Disposition (or, at the Borrower’s option, on the date a legally binding commitment for such Asset Disposition is entered into) or Recovery Event would be less than or equal to 5.00:1.00 and (y) 0.0% if the Consolidated Total Leverage Ratio at the time of such Asset Disposition (or, at the Borrower’s option, on the date a legally binding commitment for such Asset Disposition is entered into) or Recovery Event would be less than or equal to 4.50:1.00, in each case, after giving pro forma effect thereto and to any application of Net Available Cash as set forth herein (any Net Available Cash in respect of such Asset Dispositions not required to be applied in accordance with this Subsection 8.4(b) as a result of the application of this proviso shall collectively constitute “Leverage Excess Proceeds”). Notwithstanding the foregoing provisions of this Subsection 8.4, the(c) Borrower and the Restricted Subsidiaries shall not be required to apply any Net Available Cash or equivalent amount in accordance with this Subsection 8.4 except to the extent that (x) the aggregate Net Available Cash from all Asset Dispositions and Recovery Events in respect of Collateral or equivalent amount that is not applied in accordance with this Subsection 8.4 (excluding all Leverage Excess Proceeds) exceeds $50,000,000, in which case the Borrower and the Restricted Subsidiaries shall apply all of such Net Available Cash from such Asset Dispositions and Recovery Events or equivalent amount from such Asset Dispositions in excess of this $50,000,000 threshold in accordance with Subsection 8.4(b) or (y) the terms of any Pari Passu Indebtedness would require Net Available Cash or the equivalent amount from such Asset Dispositions and Recovery Events to be applied to purchase, redeem, repay or prepay such Indebtedness prior to reaching such $50,000,000 threshold. For the purposes of Subsection 8.4(a)(ii), the following are deemed to be(d) cash: (1) Temporary Cash Investments and Cash Equivalents, (2) the assumption of Indebtedness of the Borrower (other than Disqualified Stock of the Borrower) or any Restricted Subsidiary and the release of the Borrower or such Restricted Subsidiary from all liability on payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (3) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Borrower and each other Restricted Subsidiary 226 are released from any Guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (4) securities received by the Borrower or any Restricted Subsidiary from the transferee that are converted by the Borrower or such Restricted Subsidiary into cash within 180 days, (5) consideration consisting of Indebtedness of the Borrower or any Restricted Subsidiary, (6) Additional Assets, and (7) any Designated Noncash Consideration received by the Borrower or any of its Restricted Subsidiaries in an Asset Disposition having an aggregate fair market value (as determined by the Borrower in good faith, which determination shall be conclusive), taken together with all other Designated Noncash Consideration received pursuant to this clause (7), not to exceed an aggregate amount at any time outstanding equal to the greater of $110,000,000 and 30.00% of Four Quarter Consolidated EBITDA (with the fair market value (as determined by the Borrower in good faith, which determination shall be conclusive) of each item of Designated Noncash Consideration being measured on the date a legally binding commitment for such Asset Disposition (or, if later, for the payment of such item) was entered into and without giving effect to subsequent changes in value). Limitations on Transactions with Affiliates. (a) The Borrower will not,8.5 and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Borrower (an “Affiliate Transaction”) involving aggregate consideration in excess of $35,000,000 unless (i) the terms of such Affiliate Transaction are not materially less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time in a transaction with a Person who is not such an Affiliate and (ii) if such Affiliate Transaction involves aggregate consideration in excess of $70,000,000 the terms of such Affiliate Transaction have been approved by a majority of the Board of Directors. For purposes of this Subsection 8.5(a), any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in this Subsection 8.5(a) if (x) such Affiliate Transaction is approved by a majority of the Disinterested Directors or (y) in the event there are no Disinterested Directors, a fairness opinion is provided by a nationally recognized appraisal or investment banking firm with respect to such Affiliate Transaction. The provisions of Subsection 8.5(a) will not apply to:(b) any Restricted Payment Transaction,(i) (1) the entering into, maintaining or performance of any employment or(ii) consulting contract, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or any other similar arrangement for or with any current or former management member, employee, officer or director or consultant of or to the Borrower, any Restricted Subsidiary or any Parent Entity heretofore or hereafter entered into in the ordinary course of business, including vacation, health, insurance, deferred compensation, severance, retirement, savings or other similar plans, programs or arrangements, (2) payments, compensation, performance of indemnification or contribution obligations, the making or cancellation of loans in the ordinary course of business to any such management members, employees, officers, directors or consultants, (3) any issuance, grant or award of stock, options, other equity related interests or other securities, to any such management members, employees, officers, directors or 227 consultants, (4) the payment of reasonable fees to directors of the Borrower or any of its Subsidiaries or any Parent Entity (as determined in good faith by the Borrower, such Subsidiary or such Parent Entity, which determination shall be conclusive) or (5) Management Advances and payments in respect thereof (or in reimbursement of any expenses referred to in the definition of such term), any transaction between or among any of the Borrower, one or more(iii) Restricted Subsidiaries, or one or more Special Purpose Entities, any transaction arising out of agreements or instruments in existence on(iv) the Closing Date and set forth on Schedule 8.5 (other than the Tax Sharing Agreement and any Transaction Agreements referred to in Subsection 8.5(b)(vii)), or any amendment, supplement, waiver or other modification thereto (so long as such amendment, supplement, waiver or other modification is not disadvantageous in any material respect in the good faith judgment of the Borrower, whose determination shall be conclusive, to the Lenders when taken as a whole as compared to the applicable agreement or instrument as in effect on the Closing Date), and any payments made pursuant thereto, any transaction in the ordinary course of business on terms that are fair to(v) the Borrower and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or senior management of the Borrower, or are not materially less favorable to the Borrower or the relevant Restricted Subsidiary than those that could be obtained at the time in a transaction with a Person who is not an Affiliate of the Borrower, any transaction in the ordinary course of business, or approved by a(vi) majority of the Board of Directors, between the Borrower or any Restricted Subsidiary and any Affiliate of the Borrower controlled by the Borrower that is a joint venture or similar entity, (1) the execution, delivery and performance of any obligations under the(vii) Tax Sharing Agreement and any Transaction Agreement, and (2) payments to CD&R, Golden Gate, Kenner or any of their respective Affiliates (x) for any consulting services pursuant to the CD&R Expense Reimbursement Agreement, the GGC Expense Reimbursement Agreement or as may be approved by a majority of the Disinterested Directors, (y) in connection with any acquisition, disposition, merger, recapitalization or similar transactions, which payments are made pursuant to the Transaction Agreements or are approved by a majority of the Board of Directors in good faith, which determination shall be conclusive, and (z) of all out-of-pocket expenses incurred in connection with such services or activities, the Transactions, all transactions in connection therewith (including but(viii) not limited to the financing thereof), and all fees and expenses paid or payable in connection with the Transactions, including the fees and out-of-pocket expenses of CD&R, Golden Gate, Kenner and their respective Affiliates, 228 any issuance or sale of Capital Stock (other than Disqualified Stock) of the(ix) Borrower or Junior Capital or any capital contribution to the Borrower, (i) any investment by any CD&R Investor, GGC Investor or Kenner(x) Investor in securities or loans of the Borrower or any of its Restricted Subsidiaries (and payment of out-of-pocket expenses incurred by any CD&R, GGC Investor or Kenner Investor in connection therewith) so long as such investments are being offered generally to investors (other than CD&R Investors, GGC Investors and Kenner Investors) on the same or more favorable terms and (ii) payments to any CD&R Investor, GGC Investor or Kenner Investor in respect of securities or loans of the Borrower or any of its Restricted Subsidiaries contemplated in the foregoing subclause (i) or that were acquired from Persons other than the Borrower and its Restricted Subsidiaries, in each case, in accordance with the terms of such securities or loans, and the pledge of Capital Stock, Indebtedness or other securities of any(xi) Unrestricted Subsidiary or joint venture to lenders to support the Indebtedness or other obligations of such Unrestricted Subsidiary or joint venture, respectively, owed to such lenders. Limitation on Liens. The Borrower shall not, and shall not permit any8.6 Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien (other than Permitted Liens) on any of its property or assets (including Capital Stock of any other Person), whether owned on the Closing Date or thereafter acquired, securing any Indebtedness (the “Initial Lien”) unless, in the case of Initial Liens on any asset or property other than Collateral, the Cash Flow Facilities Obligations are equally and ratably secured with (or on a senior basis to, in the case such Initial Lien secures any Junior Debt) the obligations secured by such Initial Lien for so long as such obligations are so secured. Any such Lien created in favor of the Cash Flow Facilities Obligations pursuant to the preceding sentence requiring an equal and ratable (or senior, as applicable) Lien for the benefit of the Cash Flow Facilities Obligations will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates, (ii) in the case of any such Lien in favor of any Subsidiary Guaranty, the termination and discharge of such Subsidiary Guaranty in accordance with the terms thereof, hereof and of the ABL/Cash Flow Intercreditor Agreement, any Junior Lien Intercreditor Agreement and any Other Intercreditor Agreement, in each case, to the extent applicable, or (iii) any sale, exchange or transfer (other than a transfer constituting a transfer of all or substantially all of the assets of the Borrower that is governed by the provisions of Subsection 8.7) to any Person not an Affiliate of the Borrower of the property or assets secured by such Initial Lien, or of all of the Capital Stock held by the Borrower or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Initial Lien. Limitation on Fundamental Changes. (a) The Borrower will not8.7 consolidate with or merge with or into, or convey, lease or otherwise transfer all or substantially all its assets to, any Person (including pursuant to a Division), unless: the resulting, surviving or transferee Person (the “Successor Borrower”)(i) will be a Person organized and existing under the laws of the United States of America, 229 any State thereof or the District of Columbia and the Successor Borrower (if not the Borrower) will expressly assume all the obligations of the Borrower under this Agreement and the Loan Documents to which it is a party by executing and delivering to the Administrative Agent a joinder or one or more other documents or instruments in form reasonably satisfactory to the Administrative Agent; immediately after giving effect to such transaction (and treating any(ii) Indebtedness that becomes an obligation of the Successor Borrower or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Borrower or such Restricted Subsidiary at the time of such transaction), no Default will have occurred and be continuing; immediately after giving effect to such transaction, either (A) the(iii) Borrower (or, if applicable, the Successor Borrower with respect thereto) could Incur at least $1.00 of additional Indebtedness pursuant to Subsection 8.1(a) or (B) the Consolidated Coverage Ratio of the Borrower (or, if applicable, the Successor Borrower with respect thereto) would equal or exceed the Consolidated Coverage Ratio of the Borrower immediately prior to giving effect to such transaction; each Subsidiary Guarantor (other than (x) any Subsidiary Guarantor that(iv) will be released from its obligations under its Subsidiary Guaranty in connection with such transaction and (y) any party to any such consolidation or merger) shall have delivered a joinder or other document or instrument in form reasonably satisfactory to the Administrative Agent, confirming its Subsidiary Guaranty (other than any Subsidiary Guaranty that will be discharged or terminated in connection with such transaction); each Subsidiary Guarantor (other than (x) any Subsidiary that will be(v) released from its grant or pledge of Collateral under the Guarantee and Collateral Agreement in connection with such transaction and (y) any party to any such consolidation or merger) shall have by a supplement to the Guarantee and Collateral Agreement or another document or instrument affirmed that its obligations thereunder shall apply to its Guarantee as reaffirmed pursuant to clause (iv) above; each grantor or mortgagor of a Mortgaged Fee Property (other than (x) any(vi) Subsidiary that will be released from its grant or pledge of Collateral under the Guarantee and Collateral Agreement in connection with such transaction and (y) any party to any such consolidation or merger) shall have affirmed that its obligations under the applicable Mortgage shall apply to its Guarantee as reaffirmed pursuant to clause (iv) above; and the Borrower will have delivered to the Administrative Agent a certificate(vii) signed by a Responsible Officer and a legal opinion, each to the effect that such consolidation, merger or transfer complies with the provisions described in this Subsection 8.7(a); provided that (x) in giving such opinion such counsel may rely on such certificate of a Responsible Officer as to compliance with the foregoing clauses (ii) and (iii) of this Subsection 8.7(a) and as to any matters of fact, and (y) no such legal opinion will be required for a consolidation, merger or transfer described in Subsection 8.7(d). 230 Any Indebtedness that becomes an obligation of the Borrower (or, if(b) applicable, any Successor Borrower with respect thereto) or any Restricted Subsidiary (or that is deemed to be Incurred by any Restricted Subsidiary that becomes a Restricted Subsidiary) as a result of any such transaction undertaken in compliance with this Subsection 8.7, and any Refinancing Indebtedness with respect thereto, shall be deemed to have been Incurred in compliance with Subsection 8.1. Upon any transaction involving the Borrower in accordance with Subsection(c) 8.7(a) in which the Borrower is not the Successor Borrower, the Successor Borrower will succeed to, and be substituted for, and may exercise every right and power of, the Borrower under the Loan Documents, and shall become the “Borrower” for all purposes of the Loan Documents, and thereafter the predecessor Borrower shall be relieved of all obligations and covenants under the Loan Documents, and shall cease to constitute the “Borrower” for all purposes of the Loan Documents, except that the predecessor Borrower in the case of a lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Term Loans. Clauses (ii) and (iii) of Subsection 8.7(a) will not apply to any transaction in(d) which (I) the Borrower consolidates or merges with or into or transfers all or substantially all its properties and assets to (x) an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing the Borrower in another jurisdiction or changing its legal structure to a corporation, limited liability company or other entity or (y) a Restricted Subsidiary of the Borrower so long as all assets of the Borrower and the Restricted Subsidiaries immediately prior to such transaction (other than Capital Stock of such Restricted Subsidiary) are owned by such Restricted Subsidiary and its Restricted Subsidiaries immediately after the consummation thereof or (II) an Escrow Subsidiary merges with and into the Borrower. Subsection 8.7(a) will not apply to (i) any transaction in which any Restricted Subsidiary consolidates with, merges into or transfers all or part of its assets to the Borrower or (ii) the Transactions. Change of Control; Limitation on Amendments. The Borrower shall not8.8 and shall not permit any of its Restricted Subsidiaries to, directly or indirectly: In the event of the occurrence of a Change of Control, repurchase or repay(a) any Indebtedness then outstanding pursuant to any Junior Debt or any portion thereof, unless the Borrower shall have, at its option, (i) made payment in full of the Loans (and shall have terminated the Revolving Commitments) and any other amounts then due and owing to any Lender or the Administrative Agent hereunder and under any Note or (ii) made an offer (a “Change of Control Offer”) to pay the Term Loans and the Revolving Loans (and to terminate the related Revolving Commitments and cancel, backstop or cash collateralize on terms satisfactory to each Issuing Bank any Letters of Credit issued by it) and any amounts then due and owing to each Lender and the Administrative Agent hereunder and under any Note and shall have made payment in full thereof to (and terminated any related applicable commitment of) each such Lender or the Administrative Agent which has accepted such offer (and to the extent the Outstanding Amount of Revolving Loans and all L/C Obligations would exceed the remaining Revolving Commitments (such excess amount, the “Overdrawn Amount”), provide to the Administrative Agent for the benefit of the applicable Issuing Bank cash collateral in an 231 amount equal to 101% of such Overdrawn Amount). Upon the Borrower making payment in full of the Loans and terminating the Revolving Commitments as provided in clause (i) of this Subsection 8.8(a), or making a Change of Control Offer in accordance with clause (ii) of this Subsection 8.8(a) (whether or not in connection with any repayment or repurchase of Indebtedness outstanding pursuant to Junior Debt), any Event of Default arising under Subsection 9.1(k) by reason of such Change of Control shall be deemed not to have occurred or be continuing. (1) Amend, supplement, waive or otherwise modify any of the provisions(b) of any Senior Notes Documents in a manner that shortens the maturity date of the Senior Notes to a date prior to the Tranche C Term Loan Maturity Date or provides for a shorter weighted average life to maturity than the weighted average life to maturity of the Tranche C Term Loans at such time and (2) if an Event of Default under Subsection 9.1(a) or (f) is continuing, amend, supplement, waive or otherwise modify any of the provisions of any indenture, instrument or agreement evidencing Subordinated Obligations or Guarantor Subordinated Obligations in a manner that (i) changes the subordination provisions of such Indebtedness or (ii) shortens the maturity date of such Indebtedness to a date prior to the Tranche C Term Loan Maturity Date or provides for a shorter weighted average life to maturity than the remaining weighted average life to maturity of the Tranche C Term Loans; provided that, notwithstanding the foregoing, the provisions of this Subsection 8.8(b) shall not restrict or prohibit any refinancing of Indebtedness (in whole or in part) permitted pursuant to Subsection 8.1. Amend, supplement, waive or otherwise modify the terms of any(c) Permitted Debt Exchange Notes, any Additional Obligations or any Refinancing Indebtedness in respect of the foregoing or any indenture or agreement pursuant to which such Permitted Debt Exchange Notes, Additional Obligations or Refinancing Indebtedness have been issued or incurred in any manner inconsistent with the requirements of the definition of “Refinancing Indebtedness”, assuming for purposes of this Subsection 8.8(c) that such amendment, supplement, waiver or modification, mutatis mutandis, is a refinancing of such Additional Obligations, Permitted Debt Exchange Notes or Refinancing Indebtedness, as applicable. Limitation on Lines of Business. The Borrower shall not, and shall not8.9 permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any business, either directly or through any Restricted Subsidiary, except for those businesses of the same general type as those in which the Borrower and its Restricted Subsidiaries are engaged in on the Closing Date or which are reasonably related thereto and any business related thereto. Financial Covenant. Commencing with the Fiscal Quarter ending8.10 September 29, 2018, if the outstanding amount of Revolving Loans and Swing Line Loans and drawings under Letters of Credit which have not then been reimbursed as of the end of any Fiscal Quarter of the Borrower exceeds 35% of the aggregate amount of all Revolving Commitments, the Borrower shall not permit the Consolidated Secured Leverage Ratio for the Most Recent Four Quarter Period ending as of the end of such Fiscal Quarter to exceed 7.75:1.00. 232 SECTION 9 Events of Default Events of Default. Any of the following from and after the Closing Date9.1 shall constitute an event of default: The Borrower shall fail to pay any principal of any Loan when due in(a) accordance with the terms hereof (whether at stated maturity, by mandatory prepayment or otherwise); or the Borrower shall fail to pay any interest on any Loan or on any L/C Obligation, or any other amount payable hereunder, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or Any representation or warranty made or deemed made by any Loan Party(b) herein or in any other Loan Document (or in any amendment, modification or supplement hereto or thereto) or which is contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made, and for the failure of any representation or warranty that is capable of being cured (as determined in good faith by the Borrower, which determination shall be conclusive), such default shall continue unremedied for a period of 30 days after the earlier of (A) the date on which a Responsible Officer of the Borrower becomes aware of such failure and (B) the date on which written notice thereof shall have been given to the Borrower by the Administrative Agent or the Required Lenders; provided that the failure of any representation or warranty (other than the representations and warranties referenced in Subsection 6.1(o)(ii) and the representation contained in the Officer’s Certificate delivered pursuant to Subsection 6.1(f) with respect to the satisfaction of the conditions set forth in Subsection 6.1(o)(i)) to be true and correct on the Closing Date will not constitute an Event of Default hereunder or under any other Loan Document, including for the purposes of exercising any remedy under Subsection 9.2 of this Agreement or for the purpose of determining any right to exercise enforcement rights under any Loan Document; provided, further, that, in the case of any Event of Default resulting from a failure of any representation or warranty with respect to the financial covenant contained in Subsection 8.10, including with respect to the calculation thereof contained in any Compliance Certificate (a “Financial Covenant Representation Event of Default”), such default shall not constitute a default with respect to any Term Loans unless and until the Revolving Loans have been declared due and payable and the Revolving Commitments have been terminated by the Required Revolving Lenders pursuant to Subsection 9.2 and such acceleration or termination has not been rescinded; provided however that if (x) Required Revolving Lenders irrevocably rescind such acceleration and termination in a writing delivered to the Administrative Agent within 20 Business Days after such acceleration and termination and (y) Required Lenders (including the Term Loan Lenders) have not accelerated the Loans, the Financial Covenant Representation Event of Default shall automatically cease to constitute an Event of Default with respect to the Term Loans from and after such date; or 233 Any Loan Party shall default in the payment, observance or performance(c) of any term, covenant or agreement contained in Section 8 (subject to, in the case of the financial covenant contained in Subsection 8.10, the cure rights in Subsection 9.3); provided that, in the case of any Event of Default under Subsection 8.10 (a “Financial Covenant Event of Default”), such default shall not constitute a default with respect to any Term Loans unless and until the Revolving Loans have been declared due and payable and the Revolving Commitments have been terminated by the Required Revolving Lenders pursuant to Subsection 9.2 and such acceleration or termination has not been rescinded; provided, however, that if (x) Required Revolving Lenders irrevocably rescind such acceleration and termination in a writing delivered to the Administrative Agent within 20 Business Days after such acceleration and termination and (y) Required Lenders (including the Term Loan Lenders) have not accelerated the Loans, the Financial Covenant Event of Default shall automatically cease to constitute an Event of Default with respect to the Term Loans from and after such date; or Any Loan Party shall default in the observance or performance of any(d) other agreement contained in this Agreement or any other Loan Document (other than as provided in clauses (a) through (c) of this Subsection 9.1), and such default shall continue unremedied for a period of, in the case of a default with respect to failure to deliver financial statements under Subsection 7.1 or related certificates under Subsection 7.2, 180 days, and in the case of any other default, 30 days, in each case after the earlier of (A) the date on which a Responsible Officer of the Borrower becomes aware of such failure and (B) the date on which written notice thereof shall have been given to the Borrower by the Administrative Agent or the Required Lenders; or Any Loan Party or any of its Restricted Subsidiaries shall (i) default in (x)(e) any payment of principal of or interest on any Indebtedness (excluding Indebtedness hereunder) in excess of $75,000,000 or (y) in the payment of any Guarantee Obligation in respect of Indebtedness in excess of $75,000,000, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (excluding Indebtedness hereunder) or Guarantee Obligation referred to in clause (i) above or contained in any instrument or agreement evidencing, securing or relating thereto (other than a failure to provide notice of a default or an event of default under such instrument or agreement or default in the observance of or compliance with any financial maintenance covenant), or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice or lapse of time if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable (an “Acceleration”; and the term “Accelerated” shall have a correlative meaning), and such time shall have lapsed and, if any notice (a “Default Notice”) shall be required to commence a grace period or declare the occurrence of an event of default before notice of Acceleration may be delivered, such Default Notice shall have been given and (in the case of the preceding clause (i) or (ii)) such default, event or condition shall not have been remedied or waived by or on behalf of the holder 234 or holders of such Indebtedness or Guarantee Obligation (provided that the preceding clause (ii) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder or (y) any termination event or similar event pursuant to the terms of any Hedge Agreement); or (iii) in the case of any Indebtedness or Guarantee Obligations referred to in clause (i) above containing or otherwise requiring observance or compliance with any financial maintenance covenant, default in the observance of or compliance with such financial maintenance covenant such that such Indebtedness or Guarantee Obligation shall have been Accelerated and such Acceleration shall not have been rescinded; or If (i) the Borrower or any Material Subsidiary of the Borrower shall(f) commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts (excluding, in each case, the solvent liquidation or reorganization of any Foreign Subsidiary of the Borrower that is not a Loan Party), or (B) seeking appointment of a receiver, interim receiver, receivers, receiver and manager, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any Material Subsidiary of the Borrower shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any Material Subsidiary of the Borrower any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged, unstayed or unbonded for a period of 90 days; or (iii) there shall be commenced against the Borrower or any Material Subsidiary of the Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed or bonded pending appeal within 90 days from the entry thereof; or (iv) the Borrower or any Material Subsidiary of the Borrower shall take any corporate or other similar organizational action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any Material Subsidiary of the Borrower shall be generally unable to, or shall admit in writing its general inability to, pay its debts as they become due; or (i) Any Person shall engage in any “prohibited transaction” (as defined in(g) Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any failure to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of either of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is in the reasonable opinion of 235 the Administrative Agent likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA other than a standard termination pursuant to Section 4041(b) of ERISA, (v) either of the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Administrative Agent is reasonably likely to, incur any liability in connection with a withdrawal from, or the Insolvency of, a Multiemployer Plan, or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, would be reasonably expected to result in a Material Adverse Effect; or One or more judgments or decrees shall be entered against the Borrower or(h) any of its Restricted Subsidiaries involving in the aggregate at any time a liability (net of any insurance or indemnity payments actually received in respect thereof prior to or within 90 days from the entry thereof, or to be received in respect thereof in the event of any appeal thereof shall be unsuccessful, or that the Borrower has determined there exists reasonable evidence that such amount will be reimbursed by the insurer or indemnifying party and such amount is not denied by the applicable insurer or indemnifying party in writing within 180 days and is reimbursed within 365 days of the date of such evidence) of $75,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 90 days from the entry thereof; or (i) The Guarantee and Collateral Agreement shall, or any other Security(i) Document covering a significant portion of the Collateral shall (at any time after its execution, delivery and effectiveness) cease for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof), or any Loan Party which is a party to any such Security Document shall so assert in writing or (ii) the Lien created by any of the Security Documents shall cease to be perfected and enforceable in accordance with its terms or of the same effect as to perfection and priority purported to be created thereby with respect to any significant portion of the Collateral (other than in connection with any termination of such Lien in respect of any Collateral as permitted hereby or by any Security Document) and such failure of such Lien to be perfected and enforceable with such priority shall have continued unremedied for a period of 20 days; or Any Loan Party shall assert in writing that the ABL/Cash Flow(j) Intercreditor Agreement, any Junior Lien Intercreditor Agreement (after execution and delivery thereof) or any Other Intercreditor Agreement (after execution and delivery thereof) shall have ceased for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof) or shall knowingly contest, or knowingly support any other Person in any action that seeks to contest, the validity or effectiveness of any such intercreditor agreement (other than pursuant to the terms hereof or thereof); or Subject to the Borrower’s option to make a payment in full of all of the(k) Loans and to terminate the Revolving Commitments, or to make a Change of Control Offer, each in accordance with Subsection 8.8(a) (whether or not in connection with any repayment or repurchase of Indebtedness outstanding pursuant to any Junior Debt), a Change of Control shall have occurred. 236 Remedies Upon an Event of Default. (a) If any Event of Default occurs9.2 and is continuing, then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of Subsection 9.1(f) with respect to the Borrower, automatically the Commitments, if any, shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to the applicable Issuing Bank)) shall immediately become due and payable, and (B) if such event is any other Event of Default, with the consent of the Required Lenders (or, if a Financial Covenant Event of Default occurs and is continuing, at the request of, or with the consent of the Required Revolving Lenders only, and without limiting Subsection 9.1(c), only with respect to the Revolving Loans, Revolving Commitments, Swing Line Commitments, Swing Line Loans, any Letter of Credit and L/C Obligations), the Administrative Agent may, or upon the request of the Required Lenders or the Required Revolving Lenders, as the case may be, the Administrative Agent shall, by notice to the Borrower, declare the Commitments to be terminated forthwith, whereupon the Commitments, if any, shall immediately terminate, and/or declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section 9, to the maximum extent(b) permitted by applicable law, presentment, demand, protest and all other notices of any kind are hereby expressly waived. Borrower’s Right to Cure.9.3 Notwithstanding anything to the contrary otherwise contained in this Section(a) 9, in the event of any Financial Covenant Event of Default and upon the receipt of a Specified Equity Contribution within the time period specified, and subject to the satisfaction of the other conditions with respect to Specified Equity Contribution set forth in the definition thereof, Consolidated EBITDA shall be increased with respect to such applicable Fiscal Quarter and any four Fiscal Quarter period that contains such Fiscal Quarter by the amount of such Specified Equity Contribution (the “Cure Amount”), solely for the purpose of measuring compliance with Subsection 8.10. If, after giving effect to the foregoing pro forma adjustment (without giving effect to any repayment of any Indebtedness with any portion of the Cure Amount or any portion of the Cure Amount on the balance sheet of the Borrower and its Restricted Subsidiaries, in each case, with respect to such Fiscal Quarter only (except, for each Fiscal Quarter other than the Fiscal Quarter in respect of which such Specified Equity Contribution is made, to the extent applied for the prepayment of Term Loans pursuant to Subsection 4.4(a), 4.4(l) or 11.6(h))), the Borrower and its Restricted Subsidiaries shall then be in compliance with the requirements of Subsection 8.10, they shall be deemed to have been in compliance therewith as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default hereunder that had occurred shall be deemed cured for the purposes of this Agreement. The parties hereby acknowledge that notwithstanding any other provision in(b) this Agreement to the contrary, (i) the Cure Amount received pursuant to the occurrence of any 237 Specified Equity Contribution shall be disregarded for purposes of calculating Consolidated EBITDA in any determination of any financial ratio-based conditions, pricing or basket under Section 8 (other than as applicable to Subsection 8.10) and (ii) no Lender or Issuing Bank shall be required to make any Extension of Credit hereunder, if a Financial Covenant Event of Default has occurred and is continuing during the 20 Business Day period during which a Specified Equity Contribution may be made (as provided in the definition of Specified Equity Contribution), unless and until the Cure Amount is actually received. SECTION 10 The Agents and the Other Representatives Appointment. (a) Each Lender hereby irrevocably designates and10.1 appoints the Agents as the agents of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to or required of such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agents and the Other Representatives shall not have any duties or responsibilities, except, in the case of the Administrative Agent and the Collateral Agent, those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent or the Other Representatives. Each of the Agents may perform any of their respective duties under this(b) Agreement, the other Loan Documents and any other instruments and agreements referred to herein or therein by or through its respective officers, directors, agents, employees or affiliates, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent (it being understood and agreed, for avoidance of doubt and without limiting the generality of the foregoing, that the Administrative Agent and the Collateral Agent may perform any of their respective duties under the Security Documents by or through one or more of their respective affiliates). Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 10 shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent. Except for Subsections 10.5, 10.8(a), (b), (c) and (e) and (to the extent of the(c) Borrower’s rights thereunder and the conditions included therein) 10.9, the provisions of this Section 10 are solely for the benefit of the Agents and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. The Administrative Agent and Affiliates. Each person serving as an Agent10.2 hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender 238 and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each person serving as an Agent hereunder in its individual capacity. Such person and its affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holdings, the Borrower or any Subsidiary or other Affiliate thereof as if such person were not an Agent hereunder and without any duty to account therefor to the Lenders. Action by an Agent. In performing its functions and duties under this10.3 Agreement, (a) each Agent shall act solely as an agent for the Lenders and, as applicable, the other Secured Parties, and (b) no Agent assumes any (and shall not be deemed to have assumed any) relationship of agency or trust with or for the Borrower or any of its Subsidiaries. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact (including the Collateral Agent in the case of the Administrative Agent), and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact or counsel selected by it with reasonable care. Exculpatory Provisions. (a) No Agent shall have any duties or obligations10.4 except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent: shall be subject to any fiduciary or other implied duties, regardless of(i) whether a Default has occurred and is continuing; shall have any duty to take any discretionary action or exercise any(ii) discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Requirement of Law; and shall, except as expressly set forth herein and in the other Loan(iii) Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the person serving as such Agent or any of its affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it (x) with the(b) consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Subsection 9.2 or Subsection 11.1, as applicable) or (y) in the absence of its own bad faith, gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until written notice describing such Default is given to such Agent by the Borrower or a Lender. 239

No Agent shall be responsible for or have any duty to ascertain or inquire(c) into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report, statement, agreement or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents or (v) the satisfaction of any condition set forth in Section 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term as used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties. Each party to this Agreement acknowledges and agrees that the(d) Administrative Agent may use an outside service provider for the tracking of all UCC financing statements required to be filed pursuant to the Loan Documents and notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that any such service provider will be deemed to be acting at the request and on behalf of the Borrower and the other Loan Parties. No Agent shall be liable for any action taken or not taken by any such service provider. Acknowledgement and Representations by Lenders. Each Lender10.5 expressly acknowledges that none of the Agents or the Other Representatives nor any of their officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by any Agent or any Other Representative hereafter taken, including any review of the affairs of the Borrower or any other Loan Party, shall be deemed to constitute any representation or warranty by such Agent or such Other Representative to any Lender. Each Lender further represents and warrants to the Agents, the Other Representatives and each of the Loan Parties that it has had the opportunity to review the Confidential Information Memorandum and each other document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof. Each Lender represents to the Agents, the Other Representatives and each of the Loan Parties that, independently and without reliance upon any Agent, the Other Representatives or any other Lender, and based on such documents and information as it has deemed appropriate, it has made and will make, its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of Holdings and the Borrower and the other Loan Parties, it has made its own decision to make its Loans hereunder and enter into this Agreement and it will make its own decisions in taking or not taking any action under this Agreement and the other Loan Documents and, except as expressly provided in this Agreement, neither the Agents nor any Other Representative shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or 240 times thereafter. Each Lender (other than, in the case of clause (i), an Affiliated Lender, any Parent Entity (other than Holdings) or any Unrestricted Subsidiary) represents to each other party hereto that (i) it is a bank, savings and loan association or other similar savings institution, insurance company, investment fund or company or other financial institution which makes or acquires commercial loans in the ordinary course of its business and that it is participating hereunder as a Lender for such commercial purposes and (ii) it has the knowledge and experience to be and is capable of evaluating the merits and risks of being a Lender hereunder. Each Lender acknowledges and agrees to comply with the provisions of Subsection 11.6 applicable to the Lenders hereunder. If the Administrative Agent, in its sole discretion, determines in good faith with respect to all or any portion of any distribution of funds made hereunder by, or on behalf of, the Administrative Agent to any Lender, Swing Line Lender, Issuing Bank, Participant or other Secured Party (x) that such distribution has been made in error, whether such error is known to the recipient of such distribution or not, or (y) that the recipient of such distribution is not otherwise entitled to receive such distribution under the provisions of this Agreement at such time and in such amount from the Administrative Agent (any such distribution, an “Erroneous Distribution”), then the relevant Lender, Swing Line Lender, Issuing Bank, Participant or other Secured Party shall forthwith on demand repay an amount equal to the Erroneous Distribution, together with interest thereon (calculated using the Base Rate) in respect of each day from and including the date such Erroneous Distribution was made, to the Administrative Agent in same day funds. Any good faith determination by the Administrative Agent, in its sole discretion, that all or a portion of any distribution to a Lender, Swing Line Lender, Issuing Bank, Participant or other Secured Party was an Erroneous Distribution shall be conclusive absent manifest error. Each Lender, Swing Line Lender, Issuing Bank, Participant or other Secured Party that receives an Erroneous Distribution waives any defense of discharge for value and any other claim of entitlement to, or in respect of, such Erroneous Distribution. Notwithstanding anything to the contrary herein or in any other Loan Document, (x) without limiting Subsection 10.6, neither the Borrower nor any other Loan Party shall have any obligations or liabilities directly or indirectly arising out of this Subsection 10.5 in respect of any Erroneous Distribution and (y) nothing in this Subsection 10.5 shall limit any party’s right of subrogation. Indemnity; Reimbursement by Lenders. (a) To the extent that the10.6 Borrower or any other Loan Party for any reason fails to indefeasibly pay any amount required under Subsection 11.5 to be paid by it to the Administrative Agent (or any sub-agent thereof), or the Collateral Agent (or any sub-agent thereof), the Swing Line Lender, the Issuing Banks or any Related Party of any of the foregoing (other than through such Agent’s, Swing Line Lender’s, Issuing Bank’s or Related Party’s bad faith, gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable decision), each Lender severally agrees to pay ratably according to their respective Term Credit Percentages or Revolving Commitment Percentages, as the case may be, on the date on which the applicable unreimbursed expense or indemnity payment is sought under this Subsection 10.6 such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided that (i) the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Collateral Agent (or any sub-agent thereof), the Swing Line Lender or the 241 Issuing Banks in their capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), the Swing Line Lender or the Issuing Banks in connection with such capacity and (ii) such indemnity for the Swing Line Lender or the Issuing Banks shall not include losses incurred by the Swing Line Lender or the Issuing Banks due to one or more Lenders defaulting in their obligations to purchase participations of Swing Line Exposure under Subsections 2.7(d) or 2.7(e) or L/C Obligations under Subsection 2.6(d) (it being understood that this proviso shall not affect the Swing Line Lender’s or any Issuing Bank’s rights against any Defaulting Lender). The obligations of the Lenders under this Subsection 10.6 are subject to the provisions of Subsection 4.8. Any Agent shall be fully justified in failing or refusing to take any action(b) hereunder and under any other Loan Document (except actions expressly required to be taken by it hereunder or under the Loan Documents) unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action. All amounts due under this Subsection 10.6 shall be payable not later than(c) three Business Days after demand therefor. The agreements in this Subsection 10.6 shall survive the payment of the Loans and all other amounts payable hereunder. Right to Request and Act on Instructions. (a) Each Agent may at any time10.7 request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents an Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, the requesting Agent shall be absolutely entitled as between itself and the Lenders to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Lender for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of an Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of the Required Lenders (or such other applicable portion of the Lenders), an Agent shall have no obligation to any Lender to take any action if it believes, in good faith, that such action would violate applicable law or exposes an Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Subsection 10.6. Each Agent shall be entitled to rely upon, and shall not incur any liability for(b) relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the 242 Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall be entitled to rely upon the advice of any such counsel, accountants or experts and shall not be liable for any action taken or not taken by it in accordance with such advice. Collateral Matters. (a) Each Lender authorizes and directs the10.8 Administrative Agent and the Collateral Agent to enter into (x) the Security Documents, the ABL/Cash Flow Intercreditor Agreement, any Junior Lien Intercreditor Agreement and any Other Intercreditor Agreement for the benefit of the Lenders and the other Secured Parties, (y) any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to the Security Documents, the ABL/Cash Flow Intercreditor Agreement, any Junior Lien Intercreditor Agreement and any Other Intercreditor Agreement or other intercreditor agreements in connection with the incurrence by any Loan Party or any Subsidiary thereof of Additional Indebtedness (each an “Intercreditor Agreement Supplement”) to permit such Additional Indebtedness to be secured by a valid, perfected lien (with such priority as may be designated by the Borrower or relevant Subsidiary, to the extent such priority is permitted by the Loan Documents) and (z) any Incremental Commitment Amendment as provided in Subsection 2.8 together with any escrow agreement entered into in connection therewith, any Increase Supplement as provided in Subsection 2.8, any Lender Joinder Agreement as provided in Subsection 2.8, any agreement required in connection with a Permitted Debt Exchange Offer pursuant to Subsection 2.9, any Extension Amendment as provided in Subsection 2.10 and any Specified Refinancing Amendment as provided in Subsection 2.11. Each Lender hereby agrees, and each holder of any Note or participant in Letters of Credit by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Administrative Agent, Collateral Agent or the Required Lenders in accordance with the provisions of this Agreement, the Security Documents, the ABL/Cash Flow Intercreditor Agreement, any Junior Lien Intercreditor Agreement, any Other Intercreditor Agreement, any Intercreditor Agreement Supplement, any Incremental Commitment Amendment and any escrow agreement entered into in connection therewith, any Increase Supplement, any Lender Joinder Agreement or any agreement required in connection with a Permitted Debt Exchange Offer or any Extension Amendment or any Specified Refinancing Amendment and the exercise by the Agents or the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Each Lender appoints and authorizes the Collateral Agent to act as the agent of such Lender under this Agreement and the other Loan Documents (and, in its capacity as Collateral Agent, to hold the benefit of any security interest created by the Security Documents and/or any asset and proceeds of any asset paid to, held by or received or recovered by it under or in connection with the Loan Documents on trust for itself and the other Lenders according to its and their respective interests and upon the terms and conditions set out in the relevant Loan Documents). The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time, to take any action with respect to any applicable Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any 243

Collateral for the Loans unless instructed to do so by the Collateral Agent, it being understood and agreed that such rights and remedies may be exercised only by the Collateral Agent. The Collateral Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any guarantee by any Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents. The Lenders hereby authorize each Agent, in each case at its option and in its(b) discretion, (A) to release any Lien granted to or held by such Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Cash Flow Facilities Obligations under the Loan Documents at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby that are then due and unpaid, (ii) constituting property being sold or otherwise disposed of (to Persons other than a Loan Party) upon the sale or other disposition thereof, (iii) owned by any Subsidiary Guarantor that is or becomes an Excluded Subsidiary or ceases to be a Restricted Subsidiary of the Borrower or constituting Capital Stock or other equity interests of an Excluded Subsidiary, (iv) if approved, authorized or ratified in writing by the Required Lenders (or such greater amount, to the extent required by Subsection 11.1) or (v) as otherwise may be expressly provided in the relevant Security Documents, (B) to enter into any intercreditor agreement (including the ABL/Cash Flow Intercreditor Agreement, a Junior Lien Intercreditor Agreement and any Other Intercreditor Agreement) on behalf of, and binding with respect to, the Lenders and their interest in designated assets, to give effect to any Special Purpose Financing, including to clarify the respective rights of all parties in and to designated assets, (C) at the written request of the Borrower to subordinate any Lien (or to confirm the absence of any Lien) on any Excluded Assets or any other property granted to or held by such Agent, as the case may be under any Loan Document to the holder of any Permitted Lien (other than Permitted Liens securing the Obligations under the Loan Documents or that are required by the express terms of this Agreement to be pari passu with or junior to the Liens on the Collateral securing the Cash Flow Facilities Obligations pursuant to the ABL/Cash Flow Intercreditor Agreement, a Junior Lien Intercreditor Agreement or an Other Intercreditor Agreement), (D) to release any Subsidiary Guarantor from its Obligations under any Loan Documents to which it is a party if such Person ceases to be a Restricted Subsidiary of the Borrower or is or becomes an Excluded Subsidiary and (E) to release any Lien granted to or held by such Agent upon any ABL Priority Collateral to the extent required pursuant to the terms of the ABL/Cash Flow Intercreditor Agreement or any Other Intercreditor Agreement. Upon request by any Agent, at any time, the Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement will confirm in writing any Agent’s authority to release particular types or items of Collateral pursuant to this Subsection 10.8. The Lenders hereby authorize the Administrative Agent and the Collateral(c) Agent, as the case may be, in each case at its option and in its discretion, to enter into any amendment, amendment and restatement, restatement, waiver, supplement or modification, and to make or consent to any filings or to take any other actions, in each case as contemplated by Subsection 11.17. Upon request by any Agent, at any time, the Required Lenders will confirm in 244 writing the Administrative Agent’s and the Collateral Agent’s authority under this Subsection 10.8(c). No Agent shall have any obligation whatsoever to the Lenders to assure that(d) the Collateral exists or is owned by Holdings, the Borrower or any of its Restricted Subsidiaries or is cared for, protected or insured or that the Liens granted to any Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agents in this Subsection 10.8 or in any of the Security Documents, it being understood and agreed by the Lenders that in respect of the Collateral, or any act, omission or event related thereto, each Agent may act in any manner it may deem appropriate, in its sole discretion, given such Agent’s own interest in the Collateral as a Lender and that no Agent shall have any duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct. Notwithstanding any provision herein to the contrary, any Security Document(e) may be amended (or amended and restated), restated, waived, supplemented or modified as contemplated by and in accordance with either Subsection 11.1 or 11.17, as applicable, with the written consent of the Agent party thereto and the Loan Party party thereto. The Collateral Agent may, and hereby does, appoint the Administrative(f) Agent as its agent for the purposes of holding any Collateral and/or perfecting the Collateral Agent’s security interest therein and for the purpose of taking such other action with respect to the collateral as such Agents may from time to time agree. Successor Agent. Subject to the appointment of a successor as set forth10.9 herein, (i) the Administrative Agent or the Collateral Agent may be removed by the Borrower or the Required Lenders if the Administrative Agent, the Collateral Agent, or a controlling affiliate of the Administrative Agent or the Collateral Agent is a Defaulting Lender and (ii) the Administrative Agent and the Collateral Agent may resign as Administrative Agent or Collateral Agent, respectively, in each case upon ten days’ notice to the Administrative Agent, the Lenders and the Borrower, as applicable. If the Administrative Agent or the Collateral Agent shall be removed by the Borrower or the Required Lenders pursuant to clause (i) above or if the Administrative Agent or the Collateral Agent shall resign as Administrative Agent or Collateral Agent, as applicable, under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which such successor agent shall be subject to approval by the Borrower; provided that such approval by the Borrower in connection with the appointment of any successor Administrative Agent shall only be required so long as no Event of Default under Subsection 9.1(a) or (f) has occurred and is continuing; provided further, that the Borrower shall not unreasonably withhold its approval of any successor Administrative Agent if such successor is an Approved Commercial Bank. Upon the successful appointment of a successor agent, such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or the Collateral Agent, as applicable, and the term “Administrative Agent” or “Collateral Agent”, as applicable, shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Administrative Agent or Collateral Agent, as applicable, shall be terminated, without 245 any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Loans or issuers of Letters of Credit. After any retiring Agent’s resignation or removal as Agent, the provisions of this Section 10 (including this Subsection 10.9) shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. [Reserved].10.10 Withholding Tax. To the extent required by any applicable law, each10.11 Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax, and in no event shall such Agent be required to be responsible for or pay any additional amount with respect to any such withholding. If the Internal Revenue Service or any other Governmental Authority asserts a claim that any Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify such Agent of a change in circumstances which rendered the exemption from or reduction of withholding tax ineffective or for any other reason, without limiting the provisions of Subsection 4.11(a) or 4.12, such Lender shall indemnify such Agent fully for all amounts paid, directly or indirectly, by such Agent as tax or otherwise, including any penalties or interest and together with any expenses incurred and shall make payable in respect thereof within 30 days after demand therefor. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or such issuing lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Subsection 10.11. The agreements in this Subsection 10.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Cash Flow Facilities Obligations. Other Representatives. None of the entities identified as joint bookrunners10.12 and joint lead arrangers pursuant to the definition of Other Representative contained herein, shall have any duties or responsibilities hereunder or under any other Loan Document in its capacity as such. Without limiting the foregoing, no Other Representative shall have nor be deemed to have a fiduciary relationship with any Lender. At any time that any Lender serving as an Other Representative shall have transferred to any other Person (other than any of its affiliates) all of its interests in the Loans and in the Commitments, such Lender shall be deemed to have concurrently resigned as such Other Representative. Administrative Agent May File Proofs of Claim. In case of the pendency10.13 of any Bankruptcy Proceeding or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) is hereby authorized by the Lenders, by intervention in such proceeding or otherwise: 246 to file and prove a claim for the whole amount of the principal and interest(a) owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Subsections 4.5 and 11.5) allowed in such judicial proceeding; to collect and receive any monies or other property payable or deliverable(b) on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Subsections 4.5 and 11.5. Application of Proceeds. The Lenders, the Administrative Agent and the10.14 Collateral Agent agree, as among such parties, as follows: subject to the terms of the ABL/Cash Flow Intercreditor Agreement, any Junior Lien Intercreditor Agreement, any Other Intercreditor Agreement or any Intercreditor Agreement Supplement, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Administrative Agent, the Collateral Agent or any Lender on account of amounts then due and outstanding under any of the Loan Documents (the “Collection Amounts”) shall, except as otherwise expressly provided herein, be applied as follows: first, to pay all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees to the extent provided herein) due and owing hereunder of the Administrative Agent and the Collateral Agent in connection with enforcing the rights of the Agents and the Lenders under the Loan Documents (including all expenses of sale or other realization of or in respect of the Collateral and any sums advanced to the Collateral Agent or to preserve its security interest in the Collateral), second, to pay all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees to the extent provided herein) due and owing hereunder of each of the Lenders in connection with enforcing such Lender’s rights under the Loan Documents, third, to pay interest on Loans and L/C Obligations then outstanding; fourth, to pay principal of Loans then outstanding and obligations under Interest Rate Agreements, Currency Agreements, Commodities Agreements, Bank Products Agreements and Management Guarantees permitted hereunder and secured by the Guarantee and Collateral Agreement, ratably among the applicable Secured Parties in proportion to the respective amounts described in this clause “fourth” payable to them, and fifth, to pay the surplus, if any, to whomever may be lawfully entitled to receive such surplus. To the extent any amounts available for distribution pursuant to clause “third” or “fourth” above are insufficient to pay all obligations described therein in full, such moneys shall be allocated pro rata among the applicable Secured Parties in proportion to the respective amounts described in the applicable clause at such time. This Subsection 10.14 may be amended (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into any such amendment) to the extent necessary to reflect 247 differing amounts payable, and priorities of payments, to Lenders participating in any new classes or tranches of loans added pursuant to Subsections 2.8, 2.10 and 2.11, as applicable. Notwithstanding the foregoing, Excluded Obligations (as defined in the Guarantee and Collateral Agreement) with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets and such Excluded Obligations shall be disregarded in any application of Collection Amounts pursuant to the preceding paragraph. Certain ERISA Matters.10.15 Each Lender (x) represents and warrants, as of the date such Person became a(a) Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true: such Lender is not using “plan assets” (within the meaning of(i) the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments, the transaction exemption set forth in one or more PTEs, such(ii) as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith, (A) such Lender is an investment fund managed by a(iii) “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or 248 such other representation, warranty and covenant as may be(iv) agreed in writing between the Administrative Agent, in its sole discretion, and such Lender. In addition, (I) unless sub-clause (i) in the immediately preceding clause (a)(b) is true with respect to a Lender or (II) if such sub-clause (i) is not true with respect to a Lender and such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that: none of the Administrative Agent, the Lead Arrangers or any of(i) their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto), the Person making the investment decision on behalf of such(ii) Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21, as amended from time to time) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50,000,000, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E), the Person making the investment decision on behalf of such(iii) Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations), the Person making the investment decision on behalf of such(iv) Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and no fee or other compensation is being paid directly to the(v) Administrative Agent, the Lead Arrangers or any of their respective Affiliates for 249 investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement. The Administrative Agent and the Lead Arrangers hereby inform the Lenders(c) that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing. SECTION 11 Miscellaneous Amendments and Waivers. (a) Neither this Agreement nor any other11.1 Loan Document, nor any terms hereof or thereof, may be amended, supplemented, modified or waived except in accordance with the provisions of this Subsection 11.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (x) enter into with the respective Loan Parties hereto or thereto, as the case may be, written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or to the other Loan Documents or changing, in any manner the rights or obligations of the Lenders or the Loan Parties hereunder or thereunder or (y) waive at any Loan Party’s request, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that amendments pursuant to Subsections 11.1(a)(vii), (a)(viii), (a)(ix), (a)(x), (d) and (f) may be effected without the consent of the Required Lenders to the extent provided therein; provided, further, that no such waiver and no such amendment, supplement or modification shall: (A) reduce or forgive the amount or extend the scheduled date of maturity(i) of any Loan or Reimbursement Obligation hereunder or of any scheduled installment thereof (including extending any Maturity Date), (B) reduce the stated rate of any interest, commission or fee payable hereunder (other than as a result of any waiver of the applicability of any post-default increase in interest rates), (C) extend the scheduled date of any payment of any Lenders’ Loans or Reimbursement Obligation hereunder, (D) increase the Commitment of such Lender (other than with respect to any Commitment increase pursuant to Subsection 2.8 in respect of which such Lender has agreed to be an Incremental Lender or increase of Commitments with respect to Specified Refinancing 250 Revolving Commitments that such Lender has agreed to provide as a Specified Refinancing Lender pursuant to a Specified Refinancing Amendment entered into pursuant to Subsection 2.11); it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall constitute an increase of any Commitment of such Lender or (E) change the currency in which any Loan is payable, in each case without the consent of each Lender directly and adversely affected thereby (it being understood that amendments to, or waivers or modifications of any conditions precedent, representations, warranties, covenants, Defaults or Events of Default or of a mandatory repayment of the Loans of all Lenders shall not constitute an extension of the scheduled date of maturity, any scheduled installment, or the scheduled date of payment of the Loans of any Lender); amend, modify or waive any provision of this Subsection 11.1(a) or reduce(ii) the percentage specified in the definition of “Required Lenders”, or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents (other than pursuant to Subsection 8.7 or 11.6(a)), in each case without the written consent of all the Lenders; release Guarantors accounting for all or substantially all of the value of the(iii) Guarantee of the Cash Flow Facilities Obligations pursuant to the Guarantee and Collateral Agreement, or, in the aggregate (in a single transaction or a series of related transactions), all or substantially all of the Cash Flow Priority Collateral without the consent of all of the Lenders, except as expressly permitted hereby or by any Security Document (as such documents are in effect on the Closing Date or, if later, the date of execution and delivery thereof in accordance with the terms hereof); require any Lender to make Loans having an Interest Period of longer than(iv) six months or shorter than one month without the consent of such Lender; amend, modify or waive any provision of Section 10 without the written(v) consent of the then Agents; amend, modify or waive any provision of Subsection 10.1(a), 10.4 or(vi) 10.12 without the written consent of any Other Representative directly and adversely affected thereby; (A) amend or otherwise modify Subsection 8.10, (B) waive or consent to(vii) any Default or Event of Default resulting from a breach of Subsection 8.10, (C) amend or otherwise modify Subsection 6.2 solely with respect to any Extension of Credit under the Revolving Facility, (D) waive any representation made or deemed made in connection with any Extension of Credit under the Revolving Facility, (E) amend or otherwise modify Subsection 9.3 or the definition of “Specified Equity Contribution” or (F) waive or consent to any Default or Event of Default relating solely to the Revolving Loans and Revolving Commitments (including Defaults and Events of Default relating to the foregoing clauses (A) through (D)), in each case without the written consent of the Required Revolving Lenders; provided, however, that the amendments, modifications, 251 waivers and consents described in this clause (vii) shall not require the consent of any Lenders other than the Required Revolving Lenders; reduce the percentage specified in the definition of “Required Revolving(viii) Lenders” without the written consent of all the Revolving Lenders; amend, modify or waive any provision of the Swing Line Note (if any) or(ix) Subsection 2.7 without the written consent of the Swing Line Lender and each other Lender, if any, which holds, or is required to purchase, a participation in any Swing Line Loan pursuant to Subsection 2.7(d); or amend, modify or waive the provisions of any Letter of Credit or any L/C(x) Obligation without the written consent of the applicable Issuing Bank with respect thereto and each directly and adversely affected Lender; provided further that, notwithstanding and in addition to the foregoing, and in addition to Liens on the Collateral that the Collateral Agent is authorized to release pursuant to Subsection 10.8(b), the Collateral Agent may, in its discretion, release the Lien on Collateral valued in the aggregate not in excess of $25,000,000 in any fiscal year without the consent of any Lender. Any waiver and any amendment, supplement or modification pursuant to this(b) Subsection 11.1 shall apply to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, each of the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Notwithstanding any provision herein to the contrary, (x) no Defaulting(c) Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder or under any of the Loan Documents, except to the extent the consent of such Lender would be required under clause (i) in the further proviso to the second sentence of Subsection 11.1(a) and (y) no Disqualified Party shall have any right to approve or disapprove any amendment, waiver or consent hereunder or under any of the Loan Documents. Notwithstanding any provision herein to the contrary, this Agreement and the(d) other Loan Documents may be amended, supplemented or modified (i) to cure any ambiguity, mistake, omission, defect or inconsistency with the consent of the Borrower and the Administrative Agent, (ii) in accordance with Subsection 2.8 to incorporate the terms of any Incremental Commitments (including to add a new revolving facility or letter of credit facility under this Agreement with respect to any Incremental Revolving Commitment or Incremental Letter of Credit Commitment or to add an escrow arrangement) with the written consent of the Borrower and Lenders providing such Incremental Commitments, (iii) in accordance with Subsection 2.10 to effectuate an Extension with the written consent of the Borrower and the Extending Lenders, (iv) in accordance with Subsection 2.11 to incorporate the terms of any Specified Refinancing Facilities with the consent of the Borrower and the applicable Specified Refinancing Lenders, (v) in accordance with Subsection 7.12, to change the financial reporting 252 convention, (vi) with the consent of the Borrower and the Administrative Agent (in each case such consent not to be unreasonably withheld, conditioned or delayed), in the event any mandatory prepayment or redemption provision in respect of the Net Available Cash of Asset Dispositions or Recovery Events or from Excess Cash Flow included or to be included in any Incremental Commitment Amendment or any Indebtedness constituting Additional Obligations or that would constitute Additional Obligations would result in Incremental Term Loans or Additional Obligations, as applicable, being prepaid or redeemed on a more than ratable basis with the Term Loans in respect of the Net Available Cash from any such Asset Disposition or Recovery Event or Excess Cash Flow prepayment to the extent such Net Available Cash or Excess Cash Flow are required to be applied to repay Term Loans hereunder pursuant to Subsection 4.4(e), to provide for mandatory prepayments of the Initial Term Loans such that, after giving effect thereto, the prepayments made in respect of such Incremental Term Loans or Additional Obligations, as applicable, are not on more than a ratable basis, (vii) to waive, amend or modify this Agreement or any other Loan Document in a manner that by its terms affects the rights or duties under this Agreement or any other Loan Document of Lenders holding Loans or Commitments of a particular Tranche (but not the Lenders holding Loans or Commitments of any other Tranche), by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the Lenders with respect to such Tranche that would be required to consent thereto under this Subsection 11.1 if such Lenders were the only Lenders hereunder at the time and (viii) to implement any changes contemplated by the definition of “LIBOR Rate”, “SOFR”, “Daily Simple SOFR Rate”, “EURIBOR Screen Rate”, “Term CORRA Rate”, “Term SOFR Rate” or “Benchmark Replacement Conforming Changes” in Subsection 1.1 hereof with the consent of the Borrower and the Administrative Agent. Without limiting the generality of the foregoing, any provision of this Agreement and the other Loan Documents, including Subsection 4.4, 4.8 or 10.14 hereof, may be amended, supplemented, modified or waived as set forth in the immediately preceding sentence pursuant to any Incremental Commitment Amendment, any Extension Amendment or any Specified Refinancing Amendment, as the case may be, to provide for non-pro rata borrowings and payments of any amounts hereunder as between any Tranches, including the Term Loans, Revolving Commitments, Revolving Loans, any Incremental Commitments or Incremental Loans, any Extended Tranche and any Specified Refinancing Tranche, or to provide for the inclusion, as appropriate, of the Lenders of any Extended Tranche, Specified Refinancing Tranche, Incremental Commitments or Incremental Loans in any required vote or action of the Required Lenders, the Required Revolving Lenders, the Required Majority in Interest Lenders or of the Lenders of each Tranche hereunder. The Administrative Agent hereby agrees (if requested by the Borrower) to execute any amendment, supplement, modification or waiver referred to in this clause (d) or an acknowledgement thereof. Notwithstanding any provision herein to the contrary, this Agreement may be(e) amended (or deemed amended) or amended and restated with the written consent of the Required Lenders, the Administrative Agent and the Borrower (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the existing Facilities and the accrued interest and fees in respect thereof, (y) to include, as appropriate, the Lenders holding such credit facilities in any required vote or action of the Required Lenders, the Required Revolving Lenders 253 or of the Lenders of each Facility hereunder and (z) to provide class protection for any additional credit facilities. Notwithstanding any provision herein to the contrary, any Security Document(f) may be amended (or amended and restated), restated, waived, supplemented or modified as contemplated by Subsection 11.17 with the written consent of the Agent party thereto and the Loan Party party thereto. If, in connection with any proposed change, waiver, discharge or termination(g) of or to any of the provisions of this Agreement and/or any other Loan Document as contemplated by Subsection 11.1(a), the consent of each Lender, each Revolving Lender or each affected Lender, as applicable, is required and either (x) the consent of the Required Lenders, the Required Revolving Lenders or the Required Majority in Interest Lenders, as applicable, at such time is obtained or (y) the consent of the Required Lenders, the Required Revolving Lenders or the Required Majority in Interest Lenders, as applicable, at such time is not obtained, but, in each case under clause (x) or (y), the consent of one or more of such other Lenders whose consent is required is not obtained (each such Lender, a “Non-Consenting Lender”) then the Borrower may, on notice to, in the case of clause (x), the Administrative Agent and any relevant Non-Consenting Lender, or, in the case of clause (y), the Administrative Agent and every Non-Consenting Lender, (A) replace such Non-Consenting Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Subsection 11.6 (with the assignment fee and any other costs and expenses to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to the applicable change, waiver, discharge or termination of this Agreement and/or the other Loan Documents; and provided, further, that all obligations of the Borrower owing to such Non-Consenting Lender relating to the Loans, Commitments and participations so assigned shall be paid in full by the assignee Lender (or, at its option, by the Borrower) to such Non-Consenting Lender concurrently with such Assignment and Acceptance, in each case, for the avoidance of doubt, in an amount not in excess of the amount of such obligations, as applicable, or (B) so long as no Event of Default under Subsection 9.1(a) or (f) then exists or will exist immediately after giving effect to the respective prepayment, prepay the Loans and, if applicable, terminate the Revolving Commitments of such Non-Consenting Lender, in whole or in part, subject to Subsection 4.12, without premium or penalty. In connection with any such replacement under this Subsection 11.1(g), if a Non-Consenting Lender that was provided notice as set forth in the previous sentence does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Borrower owing to such Non-Consenting Lender relating to the Loans, Commitments and participations so assigned shall be paid in full by the assignee Lender to such Non-Consenting Lender, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Non-Consenting Lender, and the Administrative Agent shall record such assignment in the Register. 254 Notwithstanding anything to the contrary herein, at any time and from time to(h) time, upon notice to the Administrative Agent (who shall promptly notify the applicable Lenders) specifying in reasonable detail the proposed terms thereof, the Borrower may make one or more loan modification offers to all the Lenders of any Facility that would, if and to the extent accepted by any such Lender, (a) change the Applicable Margin and/or fees payable with respect to the Loans and/or Commitments under such Facility (in each case solely with respect to the Loans and Commitments of accepting Lenders in respect of which an acceptance is delivered) and (b) treat the Loans and/or Commitments so modified as a new “Facility” and a new “Tranche” for all purposes under this Agreement; provided that (i) such loan modification offer is made to each Lender under the applicable Facility on the same terms and subject to the same procedures as are applicable to all other Lenders under such Facility (which procedures in any case shall be reasonably satisfactory to the Administrative Agent) and (ii) no loan modification shall affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent, without its prior written consent. In connection with any amendment to this Agreement that addresses (a) a(i) Repricing Transaction of the Initial Term Loans or (b) a “repricing transaction” of any other Tranche of Term Loans (as if the definition “Repricing Transaction” applied to such Tranche of Term Loans) (each such amendment, a “Permitted Repricing Amendment”), so long as such amendment by its terms only affects the rights or duties under this Agreement or any other Loan Document of Lenders holding such Loans or Commitments of such Tranche of Term Loans (but not the Lenders holding Loans or Commitments of any other Tranche), only the consent of the requisite percentage in interest (assuming for such determination, such Tranche is the only outstanding Tranche hereunder) of (x) the Lenders holding such Tranche of Term Loans that will continue as a Lender in respect of such Tranche following such Permitted Repricing Amendment and (y) any increasing Lender or Additional Incremental Lender that provides Supplemental Term Loan Commitments to such Tranche of Term Loans substantially concurrently with such Permitted Repricing Amendment, shall be required. Notices. (a) All notices, requests, and demands to or upon the respective11.2 parties hereto to be effective shall be in writing (including facsimile or electronic mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of facsimile notice or electronic mail, when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day), or, in the case of delivery by a nationally recognized overnight courier, when received, addressed as follows in the case of the Borrower, the Administrative Agent and the Collateral Agent, and as set forth in Schedules A, A-1 and A-2 in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Loans: The Borrower: Cornerstone Building Brands, Inc. 5020 Weston Parkway Cary, NC 27513 255

Attention: Mimi Siracusa Facsimile: (281) 897-7379 Telephone: (713) 557-9765 Email: mimi.siracusa@cornerstone-bb.com With copies (which shall not constitute notice) to: Debevoise & Plimpton LLP 66 Hudson Boulevard New York, New York 10001 Attention: Jeffrey E. Ross; Brett M. Novick Facsimile: (212) 909-7465 Telephone: (212) 909-6006000 Email: jeross@debevoise.com; bmnovick@debevoise.com The Administrative Agent/the Collateral Agent: Deutsche Bank AG New York Branch One Columbus Circle, 9th Floor New York, New York 10019 Attention: Alexandra Costello Email: alexandra.costello@db.com LDCM.AgencyServicing@db.com With copies (which shall not constitute notice) to: Cahill Gordon & Reindel LLP 32 Old Slip New York, New York 10005 Attention: Stephen Harper Telephone: (212) 701-3599 Email: sharper@cahill.com provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Subsection 4.2, 4.4 or 4.8 shall not be effective until received. Without in any way limiting the obligation of any Loan Party and its(b) Subsidiaries to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may prior to receipt of written confirmation act without liability upon the basis of such telephonic notice, believed by the Administrative Agent in good faith to be from a Responsible Officer of a Loan Party. Loan Documents may be transmitted and/or signed by facsimile or other(c) electronic means (e.g., a “pdf” or “tiff”). The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually signed originals and shall be binding on each Loan Party, each Agent and each Lender. The 256 Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile or other electronic document or signature. Notices and other communications to the Lenders hereunder may be(d) delivered or furnished by electronic communication (including electronic mail and Internet or intranet websites). Notices or communications posted to an Internet or intranet website shall be deemed received upon the posting thereof. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”(e) NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANT THE ACCURACY OR COMPLETENESS OF MATERIALS AND/OR INFORMATION PROVIDED BY OR ON BEHALF OF THE BORROWER HEREUNDER (THE “BORROWER MATERIALS”) OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. Each Lender may change its address, email, facsimile or telephone number(f) for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. All telephonic notices to and other telephonic communications with the(g) Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording. No Waiver; Cumulative Remedies. No failure to exercise and no delay in11.3 exercising, on the part of any Agent, any Lender or any Loan Party, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. Survival of Representations and Warranties. All representations and11.4 warranties made hereunder and in the other Loan Documents (or in any amendment, modification or supplement hereto or thereto) and in any certificate delivered pursuant hereto or such other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loans hereunder. Payment of Expenses and Taxes. The Borrower agrees (a) to pay or11.5 reimburse the Agents and the Other Representatives for (1) all their reasonable and documented out-of-pocket costs and expenses incurred in connection with (i) the syndication of the Facilities and the development, preparation, execution and delivery of, and any amendment, supplement or 257 modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, (ii) the consummation and administration of the transactions (including the syndication of the Initial Term Loan Commitments) contemplated hereby and thereby and (iii) efforts to monitor the Loans and verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral in accordance with the terms of the Loan Documents, and (2) the reasonable and documented fees and disbursements of one firm of counsel, solely in its capacity as counsel to the Administrative Agent, and such other special or local counsel, consultants, advisors, appraisers and auditors whose retention (other than during the continuance of an Event of Default) is approved by the Borrower, (b) to pay or reimburse each Lender, each Issuing Bank, each Lead Arranger and the Agents for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including the fees and disbursements of counsel to the Agents (limited to one firm of counsel for the Agents and, if necessary, one firm of local counsel in each appropriate jurisdiction, in each case for the Agents), (c) to pay, indemnify or reimburse each Lender, each Issuing Bank, each Lead Arranger and the Agents for, and hold each Lender, each Issuing Bank, each Lead Arranger and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, any stamp, documentary, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution, delivery or enforcement of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify or reimburse each Lender, each Issuing Bank, each Lead Arranger, each Agent (and any sub-agent thereof) and each Related Party of any of the foregoing Persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (in the case of fees and disbursements of counsel, limited to one firm of counsel for all Indemnitees and, if necessary, one firm of local counsel in each appropriate jurisdiction, in each case for all Indemnitees (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter, after receipt of the Borrower’s consent (which shall not be unreasonably withheld), retains its own counsel, of another firm of counsel for such affected Indemnitee)) arising out of or relating to any actual or prospective claim, litigation, investigation or proceeding, whether based on contract, tort or any other theory, brought by a third party or by the Borrower or any other Loan Party and regardless of whether any Indemnitee is a party thereto, with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or Letters of Credit (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower or any of its Restricted Subsidiaries or any of the property of the Borrower or any of its Restricted Subsidiaries (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided that the Borrower shall not have any obligation hereunder to any Lead Arranger, any Other Representative, any Agent (or any sub-agent thereof), any Issuing Bank or 258 any Lender (or any Related Party of any such Lead Arranger, Other Representative, Agent (or any sub-agent thereof), Issuing Bank or Lender) with respect to Indemnified Liabilities arising from (i) the gross negligence, bad faith or willful misconduct of such Lead Arranger, Other Representative, Agent (or any sub-agent thereof), Issuing Bank or Lender (or any Related Party of such Lead Arranger, Other Representative, Agent (or any sub-agent thereof), Issuing Bank or Lender), as the case may be, as determined by a court of competent jurisdiction in a final and non-appealable decision, (ii) a material breach of the Loan Documents by such Lead Arranger, Other Representative, Agent (or any sub-agent thereof), Issuing Bank or Lender (or any Related Party of such Lead Arranger, Other Representative, Agent (or any sub-agent thereof), Issuing Bank or Lender), as the case may be, as determined by a court of competent jurisdiction in a final and non-appealable decision or (iii) claims against such Indemnitee or any Related Party brought by any other Indemnitee that do not involve claims against any Lead Arranger or Agent in its capacity as such. Neither the Borrower nor any Indemnitee shall be liable for any indirect, special, punitive or consequential damages hereunder; provided that nothing contained in this sentence shall limit the Borrower’s indemnity or reimbursement obligations under this Subsection 11.5 to the extent such indirect, special, punitive or consequential damages are included in any third party claim in connection with which such Indemnitee is entitled to indemnification hereunder. All amounts due under this Subsection 11.5 shall be payable not later than 30 days after written demand therefor. Statements reflecting amounts payable by the Loan Parties pursuant to this Subsection 11.5 shall be submitted to the address of the Borrower set forth in Subsection 11.2, or to such other Person or address as may be hereafter designated by the Borrower in a notice to the Administrative Agent. Notwithstanding the foregoing, except as provided in Subsections 11.5(b) and (c) above, the Borrower shall have no obligation under this Subsection 11.5 to any Indemnitee with respect to any tax, levy, impost, duty, charge, fee, deduction or withholding imposed, levied, collected, withheld or assessed by any Governmental Authority. The agreements in this Subsection 11.5 shall survive repayment of the Loans and all other amounts payable hereunder. Successors and Assigns; Participations and Assignments. (a) The11.6 provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) other than in accordance with Subsection 8.7, the Borrower shall not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with Subsection 2.10(e), Subsection 4.13(d), Subsection 4.14(c), Subsection 11.1(g) or this Subsection 11.6. (i) Subject to the conditions set forth in Subsection 11.6(b)(ii) below, any(b) Lender other than a Conduit Lender may, in the ordinary course of business and in accordance with applicable law, assign (other than to a Disqualified Party or any natural person) to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including its Commitments and/or Loans, pursuant to an Assignment and Acceptance) with the prior written consent of: the Borrower (in the case of an assignment of (i) Revolving(A) Commitments to an Approved Commercial Bank or (ii) of Term Loans, in 259

each case, such consent not to be unreasonably withheld); provided that no consent of the Borrower shall be required for an assignment (x) of Term Loans to a Lender, an Affiliate of a Lender or an Approved Fund; provided that if any Lender assigns all or a portion of its rights and obligations with respect to the Term Loans under this Agreement to one of its Affiliates in connection with or in contemplation of the sale or other disposition of its interest in such Affiliate, the Borrower’s prior written consent shall be required for such assignment, and (y) if an Event of Default under Subsection 9.1(a) or (f) with respect to the Borrower has occurred and is continuing, to any other Person; the Administrative Agent (such consent not to be(B) unreasonably withheld); provided that no consent of the Administrative Agent shall be required for an assignment to a Lender or an Affiliate of a Lender or an Approved Fund; and in the case of an assignment of Revolving Commitments,(C) any Issuing Bank and the Swing Line Lender (in the case of an assignment of Revolving Commitments to an Approved Commercial Bank, such consent not to be unreasonably withheld). Assignments shall be subject to the following additional conditions:(ii) except in the case of an assignment to a Lender, an Affiliate(A) of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans (or, in the case of Revolving Loans denominated in a Designated Foreign Currency, the Dollar Equivalent of the amount of such Loans) of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be in an amount of an integral multiple of not less than (x) $1,000,000 in the case of Term Loans and (y) $5,000,000 in the case of Revolving Loans and Revolving Commitments, in each case unless the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default under Subsection 9.1(a) or (f) with respect to the Borrower has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any; the parties to each assignment shall execute and deliver to(B) the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (unless waived by the Administrative Agent in any given case); provided that for concurrent assignments to two or more Approved Funds such assignment fee shall 260 only be required to be paid once in respect of and at the time of such assignments; the Assignee, if it shall not be a Lender, shall deliver to the(C) Administrative Agent an administrative questionnaire; any assignment of Incremental Commitments or Loans to(D) an Affiliated Lender shall also be subject to the requirements of Subsections 11.6(h) and (i); and any Loans or Commitments acquired by the Borrower or(E) any Restricted Subsidiary shall be retired and cancelled promptly upon acquisition thereof. For the purposes of this Subsection 11.6, the term “Approved Fund” has the following meaning: “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender. Notwithstanding the foregoing, no Lender shall be permitted to make assignments under this Agreement to any Disqualified Party, except to the extent the Borrower has consented to such assignment in writing and any such assignment and Disqualified Party shall be subject to the provisions of Subsection 11.6(m), except to the extent the Borrower has otherwise expressly consented in writing. Subject to acceptance and recording thereof pursuant to clause (b)(iv)(iii) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and bound by any related obligations under) Subsections 4.10, 4.11, 4.12, 4.13 and 11.5, and bound by its continuing obligations under Subsection 11.6(m), Subsection 11.16 and, in the case of each Reference Bank, Subsection 4.6(c)). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with Subsection 2.10(e), Subsection 4.13(d), Subsection 4.14(c), Subsection 11.1(g) or this Subsection 11.6 shall, to the extent it would comply with Subsection 11.6(c), be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Subsection 11.6 (and any attempted assignment, transfer or participation which does not comply with this Subsection 11.6 shall be null and void). The Borrower hereby designates the Administrative Agent, and the(iv) Administrative Agent agrees, to serve as the Borrower’s non-fiduciary agent, solely for 261 purposes of this Subsection 11.6, to maintain at one of its offices in New York, New York, a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and interest and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower (and, solely with respect to entries applicable to such Lender, any Lender), at any reasonable time and from time to time upon reasonable prior notice. Notwithstanding the foregoing, in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender nor shall the Administrative Agent be obligated to monitor the aggregate amount of Term Loans or Incremental Term Loans held by Affiliated Lenders. Upon request by the Administrative Agent, the Borrower shall use commercially reasonable efforts to (i) promptly (and in any case, not less than five Business Days (or shorter period as agreed to by the Administrative Agent) prior to the proposed effective date of any amendment, consent or waiver pursuant to Subsection 11.1) provide to the Administrative Agent, a list of, to the Borrower’s knowledge, all Affiliated Lenders holding Loans or Commitments at the time of such notice and (ii) not less than five Business Days (or shorter period as agreed to by the Administrative Agent) prior to the proposed effective date of any amendment, consent or waiver pursuant to Subsection 11.1, provide to the Administrative Agent, a list of, to the Borrower’s knowledge, all Affiliated Debt Funds holding Loans or Commitments at the time of such notice. Each Lender that sells a participation shall, acting for itself and, solely for(v) this purpose, as non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans, Commitments or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary (x) to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or (y) for the Borrower to enforce its rights hereunder. The entries in the Participant Register shall be conclusive absent manifest error, and a Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Upon its receipt of a duly completed Assignment and Acceptance executed(vi) by an assigning Lender (unless such assignment is being made in accordance with Subsection 2.10(e), Subsection 4.13(d), Subsection 4.14(c), Subsection 11.1(g), Subsection 11.6(f) or Subsection 11.6(m)(iv) in which case the effectiveness of such Assignment and Acceptance shall not require execution by the assigning Lender) and an 262 Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this Subsection 11.6(b) and any written consent to such assignment required by this Subsection 11.6(b), the Administrative Agent shall accept such Assignment and Acceptance, record the information contained therein in the Register and give prompt notice of such assignment and recordation to the Borrower. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (vi). On or prior to the effective date of any assignment pursuant to this(vii) Subsection 11.6(b), the assigning Lender shall surrender to the Administrative Agent any outstanding Notes held by it evidencing the Loans or Commitments, as applicable, which are being assigned. Any Notes surrendered by the assigning Lender shall be returned by the Administrative Agent to the Borrower marked “cancelled.” Notwithstanding the foregoing provisions of this Subsection 11.6(b) or any other provision of this Agreement, if the Borrower shall have consented thereto in writing in its sole discretion, the Administrative Agent shall have the right, but not the obligation, to effectuate assignments of Loans, Incremental Commitments, Initial Term Loan Commitments and Revolving Commitments via an electronic settlement system acceptable to Administrative Agent and the Borrower as designated in writing from time to time to the Lenders by Administrative Agent (the “Settlement Service”). At any time when the Administrative Agent elects, in its sole discretion, to implement such Settlement Service, each such assignment shall be effected by the assigning Lender and proposed Assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be subject to the prior written approval of the Borrower and shall be consistent with the other provisions of this Subsection 11.6(b). Each assigning Lender and proposed Assignee shall comply with the requirements of the Settlement Service in connection with effecting any assignment of Loans and Commitments pursuant to the Settlement Service. Assignments and assumptions of Loans and Commitments shall be effected by the provisions otherwise set forth herein until the Administrative Agent notifies the Lenders of the Settlement Service as set forth herein. The Borrower may withdraw its consent to the use of the Settlement Service at any time upon notice to the Administrative Agent, and thereafter assignments and assumptions of the Loans and Commitments shall be effected by the provisions otherwise set forth herein. Notwithstanding the foregoing, it is understood and agreed that the Administrative Agent shall have the right, but not the obligation, to effectuate assignments of Loans and Commitments via the ClearPar electronic settlement system pursuant to procedures consistent with this Subsection 11.6(b), including execution and delivery of the Assignment and Acceptance (it being understood that such execution and delivery may be by way of electronic signature) by the parties to the assignment. Furthermore, no Assignee, which as of the date of any assignment to it pursuant to this Subsection 11.6(b) would be entitled to receive any greater payment under Subsection 4.10, 4.11, 4.12 or 11.5 than the assigning Lender would have been entitled to receive as of such date under such Subsections with respect to the rights assigned shall notwithstanding anything to the contrary in this Agreement be entitled to receive such 263 greater payments unless the assignment was made after an Event of Default under Subsection 9.1(a) or (f) has occurred and is continuing or the Borrower has expressly consented in writing to waive the benefit of this provision at the time of such assignment. (i) Any Lender other than a Conduit Lender may, in the ordinary course of(c) its business and in accordance with applicable law, without the consent of the Borrower or the Administrative Agent, sell participations (other than to any Disqualified Party or a natural person) to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Initial Term Loan Commitments, Incremental Commitments, Extended Commitments, Revolving Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, (D) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (E) prior to selling any participation in any Revolving Commitments, such Lender shall have provided the Borrower with not less than five Business Days’ advance notice of such sale and (F) in the case of any participation to a Permitted Affiliated Assignee, such participation shall be governed by the provisions of Subsection 11.6(h)(ii) to the same extent as if each reference therein to an assignment of a Loan were to a participation of a Loan and the references to Affiliated Lender were to such Permitted Affiliated Assignee in its capacity as a participant. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, supplement, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, supplement, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to clause (i) or (iii) of the second proviso to the second sentence of Subsection 11.1(a) and (2) directly affects such Participant. Subject to Subsection 11.6(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of (and shall have the related obligations under) Subsections 4.10, 4.11, 4.12, 4.13 and 11.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Subsection 11.6(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Subsection 11.7(b) as though it were a Lender, provided that such Participant shall be subject to Subsection 11.7(a) as though it were a Lender. Notwithstanding the foregoing, no Lender shall be permitted to sell or maintain a participation under this Agreement to or with any Disqualified Party and any participation to a Person that is or at any time becomes a Disqualified Party shall be null and void, except to the extent the Borrower has expressly consented to such participation in writing; provided that if any such participation by a Lender is subject to a sub-participation by such Disqualified Party to a Person that is not a Disqualified Party or natural person, and such sub-participation if made as a participation directly by such Lender would comply with Subsection 11.6, such sub-participant shall have the right to assume all of the rights and obligations of such Disqualified Party under such participation and thereby become a Participant hereunder in substitution for such Disqualified Party (it being understood that such sub-participant shall, prior to the effectiveness of such assumption, provide to such Lender that sold or maintained such participation all documentation and information as is reasonably required by such Lender pursuant to “know your customer” and anti-money laundering rules and 264 regulations and execute and deliver an appropriate assumption agreement to effect such substitution on terms and conditions mutually agreed between such sub-participant and such Lender, and such Disqualified Party shall thereupon be deemed to have executed and delivered such assumption agreement). Any such participation and Disqualified Party not permitted prior to the foregoing sentence shall be subject to the provisions of Subsection 11.6(m), except to the extent the Borrower has otherwise expressly consented in writing. Any attempted participation which does not comply with Subsection 11.6 shall be null and void. No Loan Party shall be obligated to make any greater payment under(ii) Subsection 4.10, 4.11 or 11.5 than it would have been obligated to make in the absence of any participation, unless the sale of such participation is made with the prior written consent of the Borrower and the Borrower expressly waives the benefit of this provision at the time of such participation. Any Participant that is not incorporated under the laws of the United States of America or a state thereof shall not be entitled to the benefits of Subsection 4.11 unless such Participant complies with Subsection 4.11(b) and provides the forms and certificates referenced therein to the Lender that granted such participation. Any Lender, without the consent of the Borrower or the Administrative(d) Agent, may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or central bank of a member state of the European Union, and this Subsection 11.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute (by foreclosure or otherwise) any such pledgee or Assignee for such Lender as a party hereto. No assignment or participation made or purported to be made to any(e) Assignee or Participant shall be effective without the prior written consent of the Borrower if it would require the Borrower to make any filing with any Governmental Authority or qualify any Loan or Note under the laws of any jurisdiction, and the Borrower shall be entitled to request and receive such information and assurances as it may reasonably request from any Lender or any Assignee or Participant to determine whether any such filing or qualification is required or whether any assignment or participation is otherwise in accordance with applicable law. Notwithstanding the foregoing, any Conduit Lender may assign any or all of(f) the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Subsection 11.6(b). The Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any domestic or foreign bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state, federal or provincial bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance. Each such indemnifying Lender shall pay in full any claim received from the Borrower pursuant to this Subsection 11.6(f) within 30 Business Days of 265 receipt of a certificate from a Responsible Officer of the Borrower specifying in reasonable detail the cause and amount of the loss, cost, damage or expense in respect of which the claim is being asserted, which certificate shall be conclusive absent manifest error. Without limiting the indemnification obligations of any indemnifying Lender pursuant to this Subsection 11.6(f), in the event that the indemnifying Lender fails timely to compensate the Borrower for such claim, any Loans held by the relevant Conduit Lender shall, if requested by the Borrower, be assigned promptly to the Lender that administers the Conduit Lender and the designation of such Conduit Lender shall be void. If the Borrower wishes to replace the Loans under any Facility with ones(g) having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ (or such shorter period as agreed to by the Administrative Agent in its reasonable discretion) advance notice to the Lenders under such Facility, instead of prepaying the Loans to be replaced, to (i) require the Lenders under such Facility to assign such Loans to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Subsection 11.1. Pursuant to any such assignment, all Loans to be replaced shall be purchased at par (allocated among the Lenders under such Facility in the same manner as would be required if such Loans were being optionally prepaid by the Borrower), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Subsection 4.12. By receiving such purchase price, the Lenders under such Facility shall automatically be deemed to have assigned the Loans under such Facility pursuant to the terms of the form of the Assignment and Acceptance, the Administrative Agent shall record such assignment in the Register and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this clause (g) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement. (i) Notwithstanding anything to the contrary contained herein, (x) any(h) Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Loans or Commitments to any Parent Entity, the Borrower, any Subsidiary or an Affiliated Lender and (y) any Parent Entity, the Borrower and any Subsidiary may, from time to time, purchase or prepay Loans, in each case, on a non-pro rata basis through (1) Dutch auction procedures open to all applicable Lenders on a pro rata basis in accordance with customary procedures to be agreed between the Borrower and the Administrative Agent (or other applicable agent managing such auction); provided that (A) any such Dutch auction by the Borrower or its Subsidiaries shall be made in accordance with Subsection 4.4(l) and (B) any such Dutch auction by any Parent Entity shall be made on terms substantially similar to Subsection 4.4(l) or on other terms to be agreed between such Parent Entity and the Administrative Agent (or other applicable agent managing such auction) or (2) open market purchases; provided further that: such Affiliated Lender and such other Lender shall execute and(1) deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit K hereto (an “Affiliated Lender Assignment and Assumption”) and the Administrative Agent shall record such assignment in the Register; at the time of such assignment after giving effect to such(2) assignment, (x) the aggregate principal amount of all Term Loans held (or 266 participated in) by Affiliated Lenders that are not Affiliated Debt Funds shall not exceed 25.0% of the aggregate principal amount of all Term Loans outstanding under this Agreement and (y) the aggregate amount of all Revolving Commitments held by Affiliated Lenders that are not Affiliated Debt Funds shall not exceed 25.0% of the aggregate amount of all Revolving Commitments outstanding under this Agreement; and (x) any such Loans or Commitments acquired by the Borrower or a(3) Restricted Subsidiary shall be retired or cancelled promptly upon the acquisition thereof and (y) any such Term Loans acquired by an Affiliated Lender may, with the consent of the Borrower, be contributed to the Borrower, whether through a Parent Entity or otherwise, and exchanged for debt or equity securities of the Borrower or such Parent Entity that are otherwise permitted to be issued at such time pursuant to the terms of this Agreement, so long as any Term Loans so acquired by the Borrower shall be retired and cancelled promptly upon the acquisition thereof. Notwithstanding anything to the contrary in this Agreement, no Affiliated(ii) Lender that is not an Affiliated Debt Fund shall have any right to (A) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Loan Parties are not invited, (B) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives or (C) receive advice of counsel to the Administrative Agent, the Collateral Agent or any other Lender or challenge their attorney client privilege. Notwithstanding anything in Subsection 11.1 or the definitions of(iii) “Required Lenders”, “Required Revolving Lenders” and “Required Majority in Interest Lenders” to the contrary, for purposes of determining whether the Required Lenders, the Required Revolving Lenders or the Required Majority in Interest Lenders, as applicable, have (A) consented (or not consented) to any amendment or waiver of any provision of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, an Affiliated Lender that is not an Affiliated Debt Fund shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not such Affiliated Lenders; provided that, (I) to the extent Lenders are being compensated by the Borrower for consenting to an amendment, modification, waiver or any other action, each Affiliated Lender who has been deemed to have voted its Loans in accordance with this Subsection 11.6(h)(iii) shall be entitled to be compensated on the same basis as each consenting Lender as if it had voted all of its Loans in favor of the applicable amendment, modification, waiver or other action); and (II) no amendment, modification, waiver, consent or other action with respect to any Loan Document shall deprive such Affiliated Lender of its ratable share of any payments of 267

Loans of any class to which such Affiliated Lender is entitled under the Loan Documents without such Affiliated Lender providing its consent; provided, further, that such Affiliated Lender shall have the right to approve any amendment, modification, waiver or consent that (x) disproportionately and adversely affects such Affiliated Lender in its capacity as a Lender or affects such Affiliated Lender differently in its capacity as a Lender than other Lenders or (y) is of the type described in Subsections 11.1(a)(i) through (x) (other than subclause (v) and (vi)); and in furtherance of the foregoing, (x) the Affiliated Lender agrees to execute and deliver to the Administrative Agent any instrument reasonably requested by the Administrative Agent to evidence the voting of its interest as a Lender in accordance with the provisions of this Subsection 11.6(h)(iii); provided that if the Affiliated Lender fails to promptly execute such instrument such failure shall in no way prejudice any of the Administrative Agent’s rights under this Subsection 11.6(h)(iii) and (y) the Administrative Agent is hereby appointed (such appointment being coupled with an interest) by such Affiliated Lender as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this Subsection 11.6(h)(iii). Each Affiliated Lender that is not an Affiliated Debt Fund, solely in its(iv) capacity as a Lender, hereby agrees, and each Affiliated Lender Assignment and Assumption agreement shall provide a confirmation that, if any of Holdings, the Borrower or any Restricted Subsidiary shall be subject to any voluntary or involuntary bankruptcy, reorganization, insolvency or liquidation proceeding (each, a “Bankruptcy Proceeding”), (i) such Affiliated Lender shall not take any step or action in such Bankruptcy Proceeding to object to, impede, or delay the exercise of any right or the taking of any action by the Administrative Agent (or the taking of any action by a third party that is supported by the Administrative Agent) in relation to such Affiliated Lender’s claim with respect to its Term Loans (“Claim”) (including objecting to any debtor in possession financing, use of cash collateral, grant of adequate protection, sale or disposition, compromise, or plan of reorganization) so long as such Affiliated Lender in its capacity as a Lender is treated in connection with such exercise or action on the same or better terms as the other Lenders and (ii) (with respect to any matter requiring the vote of Lenders during the pendency of a Bankruptcy Proceeding (including voting on any plan of reorganization), the Term Loans held by such Affiliated Lender (and any Claim with respect thereto) shall be deemed to be voted in accordance with Subsection 11.6(h)(iii) above so long as such Affiliated Lender in its capacity as a Lender is treated in connection with the exercise of such right or taking of such action on the same or better terms as other Lenders. For the avoidance of doubt, the Lenders and each Affiliated Lender that is not an Affiliated Debt Fund agree and acknowledge that the provisions set forth in this Subsection 11.6(h)(iv) and the related provisions set forth in each Affiliated Lender Assignment and Assumption constitute a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the United States Bankruptcy Code, and, as such, it is their intention that this Subsection 11.6(h)(iv) would be enforceable for all purposes in any case where Holdings, the Borrower or any Restricted Subsidiary has filed for protection under any law relating to bankruptcy, 268 insolvency or reorganization or relief of debtors applicable to Holdings, the Borrower or such Restricted Subsidiary, as applicable. Each Affiliated Lender that is not an Affiliated Debt Fund hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender (solely in respect of Loans, Commitments and participations therein and not in respect of any other claim or status such Affiliated Lender may otherwise have), from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this Subsection 11.6(h)(iv). Each Lender making an assignment to, or taking an assignment from, an(v) Affiliated Lender acknowledges and agrees that in connection with such assignment, (1) such Affiliated Lender then may have, and later may come into possession of Excluded Information, (2) such Lender has independently and, without reliance on the Affiliated Lender, Holdings, the Borrower, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, has made its own analysis and determination to enter into such assignment notwithstanding such Lender’s lack of knowledge of the Excluded Information and (3) none of Holdings, the Borrower, its Subsidiaries, the Administrative Agent, or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against Holdings, the Borrower, its Subsidiaries, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information. Each Lender entering into such an assignment further acknowledges that the Excluded Information may not be available to the Administrative Agent or the other Lenders. Notwithstanding anything to the contrary in this Agreement, Subsection 11.1(i) or the definitions of “Required Lenders”, “Required Revolving Lenders” and “Required Majority in Interest Lenders” (x) with respect to any assignment or participation to or by an Affiliated Debt Fund, such assignment or participation shall be made pursuant to an open market purchase and (y) for purposes of determining whether the Required Lenders, the Required Revolving Lenders or the Required Majority in Interest Lenders, as applicable, have (i) consented (or not consented) to any amendment, supplement, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Administrative Agent, Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Loans and/or Commitments held by Affiliated Debt Funds may not account for more than 49.9% of the Loans and/or Commitments of consenting Lenders included in determining whether the Required Lenders, the Required Revolving Lenders or the Required Majority in Interest Lenders, as applicable, have consented to any action pursuant to Subsection 11.1. Notwithstanding the foregoing provisions of this Subsection 11.6, nothing in(j) this Subsection 11.6 is intended to or should be construed to limit the Borrower’s right to prepay the Loans as provided hereunder, including under Subsection 4.4. 269 [Reserved].(k) [Reserved].(l) (i) Notwithstanding anything contained in this Agreement or any other Loan(m) Document to the contrary, if any Lender or Participant at any time is or becomes a Disqualified Party, then for so long as such Lender or Participant shall be a Disqualified Party, the provisions of this Subsection 11.6(m) shall apply with respect to such Disqualified Party unless the Borrower shall have otherwise expressly consented in writing in its sole discretion (and regardless of whether the Borrower shall have consented to any assignment or participation to such Lender or Participant). Any Disqualified Party shall be bound by the provisions of, but shall not(ii) have any rights or remedies or be a beneficiary (whether as a Lender, a Participant or otherwise) under or with respect to, this Agreement or any other Loan Document. Without limiting the foregoing, a Disqualified Party (1) shall not be entitled to and shall have no right to receive any payment in respect of principal (other than with respect to payments of principal on the Maturity Date for the applicable Tranche), interest, fees, costs, expenses or any other amount under or in respect of any Loan Document, including but not limited to pursuant to Subsection 2.2, 2.6(c), 4.1, 4.4, 4.5, 4.8, 4.10, 4.11, 4.12, 11.5, 11.6(c) or 11.7 of this Agreement, Subsection 9.4 of the Guarantee and Collateral Agreement or any similar provision of any other Loan Document, and (2) shall be deemed not to be (w) a Secured Party (as defined in the Guarantee and Collateral Agreement or any other applicable Security Document) under or in respect of any Loan Document, (x) a Cash Flow Secured Party (as defined in the ABL/Cash Flow Intercreditor Agreement) under or in respect of the ABL/Cash Flow Intercreditor Agreement, (y) an Original Senior Lien Creditor (as defined in any Junior Lien Intercreditor Agreement) under or in respect of such Junior Lien Intercreditor Agreement or (z) the analogous party under or in respect of any Other Intercreditor Agreement. No fees or interest shall accrue for the account of a Disqualified Party (except solely for interest payable to a permitted assignee thereof following an assignment to such assignee (1) pursuant to and as expressly provided in Subsection 11.6(b) and (2) pursuant to and as expressly provided in Subsection 11.6(m)(iv) below). No Disqualified Party shall have any right to approve, disapprove or(iii) consent to any amendment, supplement, waiver or modification of this Agreement or any other Loan Document or any term hereof or thereof. In determining whether the requisite Lender or Lenders have consented to any such amendment, supplement, waiver or modification, and in determining the Required Lenders, the Required Revolving Lenders or the Required Majority in Interest Lenders for any purpose under or in respect of any Loan Document, any Lender that is a Disqualified Party (and the Loans, Commitments and/or interests in L/C Obligations of such Disqualified Party) shall be excluded and disregarded. Each such amendment, supplement, waiver or modification shall be binding and effective as to each Disqualified Party. The Borrower shall have the right (A) at the sole expense of any Lender(iv) that is a Disqualified Party and/or the Person that assigned its Commitments and/or Loans 270 to such Disqualified Party, to seek to replace or terminate such Disqualified Party as a Lender by causing such Lender to (and such Lender shall be obligated to) assign any or all of its Commitments and/or Loans and its rights and obligations under this Agreement to one or more assignees (which may, at the Borrower’s sole option, be or include any Parent Entity, the Borrower or any Subsidiary); provided that (1) the Administrative Agent shall not have any obligation to the Borrower to find such a replacement Lender, (2) the Borrower shall not have any obligation to such Disqualified Party or any other Person to find such a replacement Lender or accept or consent to any such assignment to itself or any other Person and (3) the assignee (or, at its option, the Borrower) shall pay to such Disqualified Party concurrently with such assignment an amount (which payment shall be deemed payment in full) equal to the lesser of (x) the face principal amount of the Loans so assigned, (y) the amount that such Disqualified Party paid to acquire such Commitments and/or Loans, and (z) the most recently available quoted price for such Commitments and/or Loans (as determined by the Borrower in good faith, which determination shall be conclusive, the “Trading Price”), in each case without interest thereon (it being understood that if the effective date of such assignment is not an Interest Payment Date, such assignee shall be entitled to receive on the next succeeding Interest Payment Date interest on the principal amount of the Loans so assigned that has accrued and is unpaid from the Interest Payment Date last preceding such effective date (except as may be otherwise agreed between such assignee and the Borrower)), or (B) to prepay any Loans held by such Disqualified Party, in whole or in part, by paying an amount (which payment shall be deemed payment in full) equal to the lesser of (x) the face principal amount of the Loans so prepaid, (y) the amount that such Disqualified Party paid to acquire such Loans, and (z) the Trading Price for such Loans (in each case without interest thereon), and if applicable, terminate the Commitments of such Disqualified Party, in whole or in part. In connection with any such replacement, (1) if the Disqualified Party does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary or appropriate (in the good faith determination of the Administrative Agent or the Borrower, which determination shall be conclusive) to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which the Disqualified Party shall be paid by the assignee Lender (or, at its option, the Borrower) the amount required pursuant to this Subsection 11.6(m)(iv)(B), then such Disqualified Party shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Disqualified Party, and the Administrative Agent shall record such assignment in the Register, (2) each Lender (whether or not then a party hereto) agrees to disclose to the Borrower the amount that the applicable Disqualified Party paid to acquire Commitments and/or Loans from such Lender and (3) each Lender that is a Disqualified Party agrees to disclose to the Borrower the amount it paid to acquire the Commitments and/or Loans held by it. No Disqualified Party (whether as a Lender, a Participant or otherwise)(v) shall have any right to (A) receive any information or material made available to any Lender or the Administrative Agent hereunder or under any other Loan Document, (B) 271 have access to any Internet or intranet website to which any of the Lenders and the Administrative Agent have access (whether a commercial, third-party or other website or whether sponsored by the Administrative Agent, the Borrower or otherwise), (C) attend (including by telephone) or otherwise participate in any meeting or discussions (or portions thereof) among or with any of the Borrower, the Administrative Agent and/or one or more Lenders, (D) receive any information or material prepared by the Borrower, the Administrative Agent and/or one or more Lenders or (E) receive advice of counsel to the Administrative Agent, the Collateral Agent or any other Lender or challenge their attorney client privilege. Any Disqualified Party shall not solicit or seek to obtain any such information or material. If at any time any Disqualified Party receives or possesses any such information or material, such Disqualified Party shall (1) notify the Borrower as soon as possible that such information or material has become known to it or came into its possession, (2) immediately return to the Borrower or, at the option of the Borrower, destroy (and confirm to the Borrower such destruction) such information or material, together with any notes, analyses, compilations, forecasts, studies or other documents related thereto which it or its advisors prepared and (3) keep such information or material confidential and shall not utilize such information or material for any purpose. Each Lender (whether or not then a party hereto) agrees to notify the Borrower as soon as possible if it becomes aware that (x) it made an assignment to or has a participation with a Disqualified Party or (y) any such Disqualified Party has received any such information of materials. The rights and remedies of the Borrower provided herein are cumulative(vi) and are not exclusive of any other rights and remedies provided to the Borrower at law or in equity, and the Borrower shall be entitled to pursue any remedy available to it against any Lender that has (or has purported to have) made an assignment or sold or maintained a participation to or with a Disqualified Party or against any Disqualified Party. In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any prospective assignee pursuant to Subsection 11.6(b) is a Disqualified Party or have any liability with respect to or arising out of any assignment or participation of Loans by the Lenders or disclosure of confidential information by the Lenders, in each case, to any Disqualified Party; provided that, unless the Borrower has consented to an assignment to an applicable Disqualified Party, this sentence shall not relieve the Administrative Agent of any liability arising from the bad faith, gross negligence or willful misconduct of the Administrative Agent (as determined by a court of competent jurisdiction in a final and non-appealable decision). Notwithstanding any other provision of this Agreement, any other Loan(vii) Document, any Assignment and Acceptance or any other document, the provisions of this Subsection 11.6(m) shall apply and survive with respect to each Lender, Participant and Disqualified Party notwithstanding that any such Person may have ceased to be a Lender or Participant (or any purported participation to any such Disqualified Party shall be void) hereunder or this Agreement may have been terminated. Adjustments; Set-off; Calculations; Computations. (a) If any Lender (a11.7 “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by 272 set-off, pursuant to events or proceedings of the nature referred to in Subsection 9.1(f), or otherwise (except pursuant to Subsection 2.8, 2.9, 2.10, 2.11, 4.4, 4.5(b), 4.9, 4.10, 4.11, 4.12, 4.13(d), 4.14, 11.1(g) or 11.6)), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans owing to it, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders an interest (by participation, assignment or otherwise) in such portion of each such other Lender’s Loans owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. In addition to any rights and remedies of the Lenders provided by law, each(b) Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon the occurrence of an Event of Default under Subsection 9.1(a) to set-off and appropriate and apply against any amount then due and payable under Subsection 9.1(a) by the Borrower any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. Judgment. (a) If, for the purpose of obtaining or enforcing judgment11.8 against any Loan Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Subsection 11.8 referred to as the “Judgment Currency”) an amount due under any Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding the date of actual payment of the amount due, in the case of any proceeding in the courts of any other jurisdiction that will give effect to such conversion being made on such date, or the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Subsection 11.8 being hereinafter in this Subsection 11.8 referred to as the “Judgment Conversion Date”). If, in the case of any proceeding in the court of any jurisdiction referred to in(b) Subsection 11.8(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Loan Party shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from any Loan Party under this Subsection 11.8(b) 273 shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents. The term “rate of exchange” in this Subsection 11.8 means the rate of(c) exchange at which the Administrative Agent, on the relevant date at or about 12:00 noon, New York City time, would be prepared to sell, in accordance with its normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency. Counterparts. This Agreement may be executed by one or more of the11.9 parties to this Agreement on any number of separate counterparts (including by facsimile and other electronic transmission), and all of such counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be delivered to the Borrower and the Administrative Agent. Severability. Any provision of this Agreement which is prohibited or11.10 unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Integration. This Agreement and the other Loan Documents represent the11.11 entire agreement of each of the Loan Parties party hereto, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any of the Loan Parties party hereto, the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents. Governing Law. THIS AGREEMENT AND ANY NOTES AND THE11.12 RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably11.13 and unconditionally: submits for itself and its property in any legal action or proceeding relating(a) to this Agreement and the other Loan Documents to which it is a party to the exclusive general jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court”, and together with the New York Supreme Court, the “New York Courts”) and appellate courts from either of them; provided that nothing in this Agreement shall be deemed or operate to preclude (i) any Agent from bringing suit or taking other legal action in any other jurisdiction to realize on 274 the Collateral or any other security for the Cash Flow Facilities Obligations (in which case any party shall be entitled to assert any claim or defense, including any claim or defense that this Subsection 11.13 would otherwise require to be asserted in a legal action or proceeding in a New York Court), or to enforce a judgment or other court order in favor of the Administrative Agent or the Collateral Agent, (ii) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment, (iii) if all such New York Courts decline jurisdiction over any Person, or decline (or in the case of the Federal District Court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction and (iv) in the event a legal action or proceeding is brought against any party hereto or involving any of its assets or property in another court (without any collusive assistance by such party or any of its Subsidiaries or Affiliates), such party from asserting a claim or defense (including any claim or defense that this Subsection 11.13(a) would otherwise require to be asserted in a legal proceeding in a New York Court) in any such action or proceeding; consents that any such action or proceeding may be brought in such courts(b) and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same; agrees that service of process in any such action or proceeding may be(c) effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, the applicable Lender or the Administrative Agent, as the case may be, at the address specified in Subsection 11.2 or at such other address of which the Administrative Agent, any such Lender and the Borrower shall have been notified pursuant thereto; agrees that nothing herein shall affect the right to effect service of process(d) in any other manner permitted by law or (subject to clause (a) above) shall limit the right to sue in any other jurisdiction; and waives, to the maximum extent not prohibited by law, any right it may(e) have to claim or recover in any legal action or proceeding referred to in this Subsection 11.13 any consequential or punitive damages. Acknowledgements. The Borrower hereby acknowledges that:11.14 it has been advised by counsel in the negotiation, execution and delivery of(a) this Agreement and the other Loan Documents; neither any Agent nor any Other Representative or Lender has any(b) fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on the one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; 275 no joint venture is created hereby or by the other Loan Documents or(c) otherwise exists by virtue of the transactions contemplated hereby and thereby among the Lenders or among the Borrower and the Lenders; and each Agent, each Lender and their Affiliates may have economic interests(d) that conflict with those of the Loan Parties, their stockholders and/or their Affiliates. Waiver of Jury Trial. EACH OF THE BORROWER, THE AGENTS11.15 AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN. Confidentiality. (a) Each Agent, each Other Representative and each11.16 Lender agrees to keep confidential any information (a) provided to it by or on behalf of Holdings or the Borrower or any of their respective Subsidiaries pursuant to or in connection with the Loan Documents or (b) obtained by such Lender based on a review of the books and records of Holdings or the Borrower or any of their respective Subsidiaries; provided that nothing herein shall prevent any Lender from disclosing any such information (i) to any Agent, any Other Representative or any other Lender, (ii) to any Transferee, or prospective Transferee or any creditor or any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations which agrees to comply with the provisions of this Subsection 11.16 pursuant to a written instrument (or electronically recorded agreement from any Person listed above in this clause (ii), in respect to any electronic information (whether posted or otherwise distributed on any Platform)) for the benefit of the Borrower (it being understood that each relevant Lender shall be solely responsible for obtaining such instrument (or such electronically recorded agreement)), (iii) to its Affiliates and the employees, officers, partners, directors, agents, attorneys, accountants and other professional advisors of it and its Affiliates, provided that such Lender shall inform each such Person of the agreement under this Subsection 11.16 and take reasonable actions to cause compliance by any such Person referred to in this clause (iii) with this agreement (including, where appropriate, to cause any such Person to acknowledge its agreement to be bound by the agreement under this Subsection 11.16), (iv) upon the request or demand of any Governmental Authority having jurisdiction over such Lender or its affiliates or to the extent required in response to any order of any court or other Governmental Authority or as shall otherwise be required pursuant to any Requirement of Law, provided that, other than with respect to any disclosure to any bank regulatory authority, such Lender shall, unless prohibited by any Requirement of Law, notify the Borrower of any disclosure pursuant to this clause (iv) as far in advance as is reasonably practicable under such circumstances, (v) which has been publicly disclosed other than in breach of this Agreement, (vi) in connection with the exercise of any remedy hereunder, under any Loan Document or under any Interest Rate Agreement, (vii) in connection with periodic regulatory examinations and reviews conducted by the National Association of Insurance Commissioners or any Governmental Authority having jurisdiction over such Lender or its affiliates (to the extent applicable), (viii) in connection with any litigation to which such Lender (or, with respect to any Interest Rate Agreement, any Affiliate of any Lender party thereto) may be a party subject to the proviso in clause (iv) above, and (ix) if, prior to such information having been so provided or obtained, such information was already in an Agent’s or a Lender’s possession on a 276 non-confidential basis without a duty of confidentiality to the Borrower or any of its Subsidiaries being violated. Notwithstanding any other provision of this Agreement, any other Loan Document or any Assignment and Acceptance, the provisions of this Subsection 11.16 shall survive with respect to each Agent and Lender until the second anniversary of such Agent or Lender ceasing to be an Agent or a Lender, respectively. In addition, the Administrative Agent may provide information regarding the Facilities to service providers providing administrative and ministerial services solely in connection with the syndication and administration of the Facilities on a confidential basis; provided that, except with respect to information which has been publicly disclosed other than in breach of this Agreement, the Administrative Agent shall inform each such Person of the agreement under this Subsection 11.16 and take reasonable actions to cause compliance by any such Person with this agreement (including, where appropriate, to cause any such Person to acknowledge its agreement to be bound by the agreement under this Subsection 11.16). Each Lender acknowledges that any such information referred to in(b) Subsection 11.16(a), and any information (including requests for waivers and amendments) furnished by the Borrower or any of its Subsidiaries or the Administrative Agent pursuant to or in connection with this Agreement and the other Loan Documents, may include material non-public information concerning the Borrower or any of its Subsidiaries, the other Loan Parties and their respective Affiliates or their respective securities. Each Lender represents and confirms that such Lender has developed compliance procedures regarding the use of material non-public information; that such Lender will handle such material non-public information in accordance with those procedures and applicable law, including United States federal and state securities laws; and that such Lender has identified to the Administrative Agent a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law. Incremental Indebtedness; Additional Indebtedness. In connection with11.17 the Incurrence by any Loan Party or any Subsidiary thereof of any Incremental Indebtedness, Specified Refinancing Indebtedness or Additional Indebtedness, each of the Administrative Agent and the Collateral Agent agrees to execute and deliver the ABL/Cash Flow Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement or any Intercreditor Agreement Supplement and amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Security Document (including but not limited to any Mortgages and UCC fixture filings, and to make or consent to any filings) or take any other actions in connection therewith, as may be reasonably deemed by the Borrower to be necessary or reasonably desirable for any Lien on the assets of any Loan Party permitted to secure such Incremental Indebtedness, Specified Refinancing Indebtedness or Additional Indebtedness to become a valid, perfected lien (with such priority as may be designated by the relevant Loan Party or Subsidiary, to the extent such priority is permitted by the Loan Documents) pursuant to the Security Document being so amended, amended and restated, restated, waived, supplemented or otherwise modified or otherwise. USA PATRIOT Act Notice. Each Lender hereby notifies the Borrower11.18 that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies each Loan Party, which information includes the name of each Loan 277 Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act, and the Borrower agrees to provide such information from time to time to any Lender. Electronic Execution of Assignments and Certain Other Documents. The11.19 words “execution”, “signed”, “signature”, and words of like import in any Assignment and Acceptance or Affiliated Lender Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Reinstatement. This Agreement shall remain in full force and effect and11.20 continue to be effective should any petition or other proceeding be filed by or against any Loan Party for liquidation or reorganization, should any Loan Party become insolvent or make an assignment for the benefit of any creditor or creditors or should an interim receiver, receiver, receiver and manager or trustee be appointed for all or any significant part of any Loan Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the obligations of the Borrower under the Loan Documents, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the obligations, whether as a fraudulent preference, reviewable transaction or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the obligations of the Borrower hereunder shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned. Acknowledgement and Consent to Bail-In of Affected Financial11.21 Institutions. Notwithstanding anything to the contrary herein or in any other Loan Document, the Borrower, each Lender and the Administrative Agent (each, an “Acknowledging Party”) acknowledges that any liability of any Lender that is an Affected Financial Institution arising hereunder or under any other Loan Document, to the extent such liability is unsecured and solely relates to the Loans and not to any other Person, including any other party hereto or any other Loan Document (and not to any other obligations), to such Acknowledging Party (all such liabilities, other than any Excluded Liability, the “Covered Liabilities”) may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: the application of any Write-Down and Conversion Powers to any(a) Covered Liability arising hereunder or under any other Loan Document which may be payable to it by any Lender party hereto that is an Affected Financial Institution; and the effects of any Bail-In Action on any such Covered Liability, including,(b) if applicable: 278 a reduction in full or in part or cancellation of any such Covered(i) Liability; a conversion of all, or a portion of, such Covered Liability into(ii) shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such Covered Liability under this Agreement or any other Loan Document; or the variation of the terms of such Covered Liability in connection(iii) with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority. Notwithstanding anything to the contrary herein, nothing contained in this Subsection 11.21 shall modify or otherwise alter the rights or obligations under this Agreement or any other Loan Document of any Person party hereto (other than an Acknowledging Party to the extent set forth in this Subsection 11.21) or with respect to any liability that is not a Covered Liability. 11.22 Recognition of U.S. Special Resolution Regime. In the event that any Lender that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Lender of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States. In the event that any Lender that is a Covered Entity or a BHC Act Affiliate of such Lender becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Lender are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States. [SIGNATURE PAGES FOLLOW] 279